Exhibit 10.1

EXCUTION VERSION

CUSIP: 29267YAM4

J.P.Morgan

CREDIT AGREEMENT

Dated as of December 17, 2018

among

ENERGIZER GAMMA ACQUISITION, INC.,

as Initial Borrower

(expected to be merged with and into Energizer Holdings, Inc.

upon the consummation of the Acquisition

with Energizer Holdings, Inc. being the surviving entity)

THE INSTITUTIONS FROM TIME TO TIME

PARTIES HERETO AS LENDERS

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

BARCLAYS BANK PLC,

as Syndication Agent

and

BANK OF AMERICA, N.A.

MUFG BANK, LTD.,

CITIBANK, N.A.,

STANDARD CHARTERED BANK

and

TD SECURITIES (USA) LLC,

as Co-Documentation Agents

JPMORGAN CHASE BANK, N.A.,

BARCLAYS BANK PLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

CITIBANK, N.A.

and

MUFG BANK, LTD.,

as Joint Lead Arrangers and Joint Bookrunners

i

ARTICLE 15

Counterparts	153

ARTICLE 16

USA Patriot Act	153

v

EXHIBITS

EXHIBIT A	–	[Reserved]
EXHIBIT B	–	Form of Borrowing/Election Notice
EXHIBIT C	–	Form of Request for Letter of Credit
EXHIBIT D	–	Form of Assignment and Assumption
EXHIBIT E-1	–	Form of Increasing Lender Supplement
EXHIBIT E-2	–	Form of Augmenting Lender Supplement
EXHIBIT F	–	Form of Officer’s Certificate
EXHIBIT G	–	Form of Compliance Certificate
EXHIBIT H	–	Form of Perfection Certificate
EXHIBIT I	–	Form of Supplemental Perfection Certificate
EXHIBIT J	–	Form of Guarantee and Collateral Agreement
EXHIBIT K-1-4	–	Form of U.S. Tax Compliance Certificates
EXHIBIT L	–	Form of Limited Release of Liens
EXHIBIT M	–	Form of Solvency Certificate

SCHEDULES

Schedule 2.01	–	Commitments
Schedule 3.01	–	Existing Letters of Credit
Schedule 6.07	–	Litigation; Loss Contingencies
Schedule 6.08	–	Subsidiaries
Schedule 6.18	–	Environmental Matters
Schedule 7.03(a)	–	Indebtedness
Schedule 7.03(b)	–	Liens
Schedule 7.03(d)	–	Investments
Schedule 7.03(i)	–	Transactions with Shareholders and Affiliates
Schedule 7.03(j)	–	Restrictive Agreements

CREDIT AGREEMENT

This Credit Agreement dated as of December 17, 2018 is entered into among ENERGIZER GAMMA ACQUISITION, INC., a Missouri corporation, as Initial Borrower (expected upon the consummation of the Acquisition (as defined below) to be merged with and into Energizer Holdings, Inc., a Missouri corporation (the “Borrower”), with the Borrower being the surviving entity), the institutions from time to time parties hereto as Lenders and JPMORGAN CHASE BANK, N.A., in its capacity as Administrative Agent.

RECITALS

WHEREAS, the Initial Borrower, a wholly owned direct Subsidiary of the Borrower, has been formed by the Borrower for the purpose of acting as an escrow borrower in respect of the Term A Facility and Term B Facility described herein in connection with the Acquisition and has been designated an Unrestricted Subsidiary (under and as defined in the Existing Credit Agreement);

WHEREAS, in connection therewith, the Initial Borrower has requested that the Lenders provide (i) Revolving Loan Commitments hereunder in an initial aggregate principal amount of $400,000,000, (ii) Term Loan A Commitments hereunder in an initial aggregate principal amount of $200,000,000 and (iii) Term Loan B Commitments hereunder in an initial aggregate principal amount of $1,000,000,000; and

WHEREAS, the Initial Borrower, the Lenders and the Administrative Agent have agreed to enter into this Agreement in order to set forth the terms and conditions under which the Lenders will, from time to time, provide the Commitments and make loans and extend other financial accommodations thereunder to or for the benefit of the Initial Borrower and, upon consummation of the Acquisition, the Borrower;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Certain Defined Terms. In addition to the terms defined above, the following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined.

As used in this Agreement:

“Accounting Change” is defined in Section 10.09 hereof.

“Acquired Business” means the business comprised of the Transferred Entities (as defined in the Acquisition Agreement) and the Transferred Assets (as defined in the Acquisition Agreement) acquired by Borrower pursuant to the Acquisition Agreement.

“Acquisition” means the acquisition by the Borrower of the Transferred Entities and the Transferred Assets (as defined in the Acquisition Agreement) and the assumption of the Assumed Liabilities pursuant to the Acquisition Agreement or any other Transaction Document (as defined in the Acquisition Agreement).

“Acquisition Agreement” means that certain Acquisition Agreement dated as of January 15, 2018 between Spectrum Brands Holdings, Inc. and the Borrower, as amended, restated, supplemented or otherwise modified prior to the Escrow Date, or after the Escrow Date in accordance with the terms of this Agreement.

“Administrative Agent” means JPMorgan in its capacity as contractual representative for itself and the Lenders pursuant to Article 11 hereof and any successor Administrative Agent appointed pursuant to Article 11 hereof.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advance” means a borrowing hereunder consisting of the aggregate amount of the several Loans made by the Lenders to the Borrower of the same Class and Type and, in the case of Eurodollar Rate Loans, for the same Interest Period.

“Affected Lender” is defined in Section 2.19 hereof.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of greater than ten percent (10.0%) of any class of voting securities (or other voting interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.

“Aggregate Revolving Loan Commitment” means the aggregate of the Revolving Loan Commitments of all the Revolving Lenders, as may be reduced or increased from time to time pursuant to the terms hereof. The initial Aggregate Revolving Loan Commitment is Four Hundred Million and 00/100 Dollars ($400,000,000.00).

“Aggregate Term Loan A Commitment” means the aggregate of the Term Loan A Commitments of all the Term A Lenders, as may be reduced or increased from time to time pursuant to the terms hereof. The initial Aggregate Term Loan A Commitment is Two Hundred Million and 00/100 Dollars ($200,000,000).

“Aggregate Term Loan B Commitment” means the aggregate of the Term Loan B Commitments of all the Term B Lenders, as may be reduced or increased from time to time pursuant to the terms hereof. The initial Aggregate Term Loan B Commitment is One Billion and 00/100 Dollars ($1,000,000,000.00).

“Agreement” means this Credit Agreement, as it may be amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time.

“All-in Yield” means, as to any Indebtedness, the effective interest rate with respect thereto as reasonably determined by the Administrative Agent in consultation with the Borrower, taking into account the interest rate, margin, original issue discount, upfront fees and “LIBOR floors” or “base rate floors”; provided that (i) original issue discount and upfront fees shall be equated to interest rate assuming a four-year life to maturity of such Indebtedness, (ii) customary arrangement, structuring, underwriting, amendment or commitment fees paid solely to the applicable arrangers or agents with respect to such Indebtedness shall be excluded and (iii) for the purpose of Section 2.05(b)(iii), if the “LIBOR floor” or “base rate floor” for any Incremental Term Loan exceeds 100 basis points or 200 basis points, respectively, such excess shall be equated to interest rate margins for the purpose of this definition.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1.0% and (c) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%, provided that for the purpose of this definition, the Eurodollar Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Eurodollar Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 4.03 hereof, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower and its affiliated companies from time to time concerning or relating to bribery or corruption, including, without limitation, the Foreign Corrupt Practices Act, as amended.

“Applicable Commitment Fee Percentage” means, as at any date of determination, the rate per annum then applicable in the determination of the amount payable under Section 2.14(c)(i) hereof as set forth in the Pricing Schedule.

“Applicable L/C Fee Percentage” means, as at any date of determination, the rate per annum then applicable in the determination of the amount payable under Section 3.08(a) hereof as set forth in the Pricing Schedule.

“Applicable Margin” means, as at any date of determination, (i) with respect to Revolving Loans, the Applicable L/C Fee Percentage and the Applicable Commitment Fee Percentage, the rate per annum then applicable to Advances of any Type at such time as set forth below,

Level	Total Net Leverage Ratio	Applicable Margin for Eurodollar Rate Revolving Loans	Applicable Margin for Floating Rate Revolving Loans	Applicable L/C Fee Percentage	Applicable Commitment Fee
I	≤2.25 to 1.00	1.50%	0.50%	1.50%	0.175%
II	>2.25 to 1.00 and ≤3.00 to 1.00	1.75%	0.75%	1.75%	0.20%
III	>3.00 to 1.00 and ≤3.75 to 1.00	2.00%	1.00%	2.00%	0.25%
IV	>3.75 to 1.00 and ≤5.00 to 1.00	2.25%	1.25%	2.25%	0.30%
V	>5.00 to 1.00	2.50%	1.50%	2.50%	0.50%

(ii) with respect to Term A Loans, the rate per annum then applicable to Advances of any Type at such time as set forth below,

Level	Total Net Leverage Ratio	Applicable Margin for Eurodollar Rate Term A Loans	Applicable Margin for Floating Rate Term A Loans
I	<4.00 to 1.00	2.00%	1.00%
II	>4.00 to 1.00	2.25%	1.25%

and (iii) with respect to Term B Loans, (a) 1.25%, in the case of Floating Rate Loans and (b) 2.25% in the case of Eurodollar Rate Loans.

The Applicable Margin for Term A Loans and Revolving Loans, the Applicable L/C Fee Percentage and the Applicable Commitment Fee Percentage shall be determined in accordance with the applicable table above based on the Borrower’s Total Net Leverage Ratio, as reflected in the then most recent Financial Statements. Adjustments, if any, to the Applicable Margin for Term A Loans and Revolving Loans, the Applicable L/C Fee Percentage or the Applicable Commitment Fee Percentage shall be effective five (5) Business Days after the Administrative Agent has received the applicable Financial Statements. If the Borrower fails to deliver the Financial Statements to the Administrative Agent at the time required pursuant to this Agreement, then the Applicable Margin for Revolving Loans, the Applicable L/C Fee Percentage and the Applicable Commitment Fee Percentage shall be determined based upon Level V and the Applicable Margin for Term A Loans shall be determined based upon Level II, in each case, until five (5) days after such Financial Statements are so delivered. For the period from the Closing Date until the end of the first full fiscal quarter ending after the Closing Date, the Applicable Margin for Revolving Loans, the Applicable L/C Fee Percentage and the Applicable Commitment Fee Percentage shall be based on Level IV, and the Applicable Margin for Term A Loans shall be based on Level II.

“Applicable Parties” is defined in Section 11.04(c).

“Approved Electronic Platform” is defined in Section 11.04(a).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), Citibank, N.A. and MUFG Bank, Ltd., in their respective capacities as the joint lead arrangers and joint bookrunners for the loan transaction evidenced by this Agreement.

“Asset Sale/Casualty Event Percentage” means, as of any date of determination, if the First Lien Net Leverage Ratio as of the last day of the most recent fiscal quarter for which Financial Statements of the Borrower have been delivered (on a pro forma basis after giving effect to such disposition but not to the prepayment of the Loans resulting therefrom and calculated without netting the proceeds of the applicable disposition) is (a) greater than 2.75 to 1.00, 100.0%, (b) is less than or equal to 2.75 to 1.00 but greater than 2.25 to 1.00, 50.0% and (c) is less than or equal to 2.25 to 1.00, 0.0%.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 13.03), and accepted by the Administrative Agent, in the form of Exhibit D or any other form approved by the Administrative Agent.

“Auction” is defined in Section 13.03(g).

“Auction Manager” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Auction pursuant to Section 13.03(g); provided that the Borrower shall not designate the Administrative Agent as the Auction Manager without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Manager); provided, further, that neither the Borrower nor any of its Affiliates may act as the Auction Manager.

“Auction Procedures” means “Dutch auction” procedures reasonably satisfactory to the Administrative Agent.

“Augmenting Lender” is defined in Section 2.05(b).

“Augmenting Lender Supplement” is defined in Section 2.05(b).

“Authorized Officer” means the Chief Executive Officer, the Chief Financial Officer, Vice Chairman, any President, the Chief Accounting Officer, any Executive Vice President, any Senior Vice President, the Treasurer or any other officer designated by the Borrower’s Board of Directors.

“Available Amount” means, as of any date of determination, an amount not less than zero, determined on a cumulative basis equal to, without duplication:

(a) the greater of (i) $60,000,000 and 10.0% of Consolidated EBITDA for the most-recently ended period of four fiscal quarters as of the Closing Date, plus

(b) 50.0% of Consolidated Net Income for the period commencing with the first full fiscal quarter ending after the Closing Date and ending on the applicable date of determination, plus

(c) the cumulative amount of net cash proceeds received by the Borrower (other than from a Restricted Subsidiary) from the sale of Equity Interests of the Borrower after the Closing Date and on or prior to the applicable date of determination (including upon exercise of warrants or options), plus

(d) Declined Proceeds, minus

(e) any amount of the Available Amount used to make Investments pursuant to Section 7.03(d) after the Closing Date and prior to the applicable date of determination, minus

(f) any amount of the Available Amount used to make Restricted Payments pursuant to Section 7.03(j)(ii)(G) after the Closing Date and prior to the applicable date of determination, minus

(g) any amount of the Available Amount used to make payments in respect of Indebtedness pursuant to Section 7.03(h)(ii)(E) after the Closing Date and prior to the date of determination.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule

“Banking Services” means each and any of the following bank services provided to the Borrower or any Restricted Subsidiary by a Cash Management Bank: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services) and (d) any arrangements or services similar to any of the foregoing.

“Banking Services Obligations” means any and all obligations of the Borrower or any Restricted Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services provided by a Cash Management Bank.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan or Foreign Pension Plan) in respect of which the Borrower or any other member of the Controlled Group is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers or, if there is no such board, the managing member of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing or any committee thereof duly authorized to act on behalf thereof.

“Borrower” means Energizer Holdings, Inc., a Missouri corporation, together with its successors and assigns, including a debtor-in-possession on behalf of the Borrower.

“Borrower Refinancing” is defined in Section 5.02(j).

“Borrowing Date” means a date on which an Advance or Swing Line Loan is made hereunder.

“Borrowing/Election Notice” is defined in Section 2.07 hereof.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Loans bearing interest at the Eurodollar Rate, a day (other than a Saturday or Sunday) on which banks are open for business in New York, New York and on which dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes a day (other than a Saturday or Sunday) on which banks are open for business in New York, New York.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP and, for the purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; (ii) domestic and Eurodollar certificates of deposit and time deposits, bankers’ acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations for any such deposits with a term of more than ninety (90) days); (iii) shares of money market, mutual or similar funds having assets in excess of $100,000,000 and at least 95.0% of the investments of which are limited to investment grade securities (i.e., securities rated at least Baa by Moody’s or at least BBB by S&P); and (iv) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-1 (or better) by S&P or P-1 by Moody’s; provided that the maturities of such Cash Equivalents described in the foregoing clauses (i) through (iv) shall not exceed 365 days; (v) repurchase obligations of any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies having a term not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the United States government; (vi) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth, territory, political subdivision, taxing authority or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least BBB by S&P or at least Baa by Moody’s; (vii) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank organized under the laws of the United States, any state thereof or the District of Columbia (which commercial bank shall have a short-term debt rating of A-1 (or better) by S&P or P-1 by Moody’s), or by any foreign bank (which foreign bank shall have a rating of B or better from Thomson BankWatch Global Issuer Rating or, if not rated by Thomson BankWatch Global Issuer

Rating, which foreign bank shall be an institution acceptable to the Administrative Agent), or its branches or agencies; or (viii) shares of money market mutual or similar funds at least 95.0% of the assets of which are invested in the types of investments satisfying the requirements of clauses (i) through (vii) of this definition.

“Cash Management Bank” means any Person that is the Administrative Agent, a Lender or an Affiliate thereof as of the date of this Agreement (in the case of agreements to provide Banking Services entered into on or before the date of this Agreement) or as of the date of entering into an agreement to provide Banking Services to the Borrower or any Restricted Subsidiary.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holdco” means a Domestic Subsidiary with no material assets other than Capital Stock of one or more Foreign Subsidiaries that are CFCs.

“Change in Law” means the occurrence, after the Escrow Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated or issued.

“Change of Control” means an event or series of events by which:

(i) any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of thirty-five percent (35.0%) or more of the voting power of the then outstanding Capital Stock of the Borrower entitled to vote generally in the election of the directors of the Borrower;

(ii) during any period of 12 consecutive calendar months, the Board of Directors of the Borrower shall cease to have as a majority of its members individuals who either:

(a) were directors of the Borrower on the first day of such period, or

(b) were elected or nominated for election to the Board of Directors of the Borrower at the recommendation of or other approval by at least a majority of the directors then still in office at the time of such election or nomination who were directors of the Borrower on the first day of such period, or whose election or nomination for election was so approved;

(iii) other than as a result of a transaction not prohibited under the terms of this Agreement, the Borrower (a) shall cease to own, of record and beneficially, with sole voting and dispositive power, 100.0% of the outstanding shares of Capital Stock of each of the Subsidiary Guarantors or (b) shall cease to have the power, directly or indirectly, to elect all of the members of the Board of Directors of each of the Subsidiary Guarantors; or

(iv) the Borrower consolidates with or merges into another corporation or conveys, transfers or leases all or substantially all of its property to any Person, or any corporation consolidates with or merges into the Borrower, in either event pursuant to a transaction in which the outstanding Capital Stock of the Borrower is reclassified or changed into or exchanged for cash, securities or other property.

“Charge” is defined in Section 10.15.

“Class” when used in reference to (a) any Loan or Advance, refers to whether such Loan, or the Loans comprising such Advance, are Revolving Loans, Term A Loans or Term B Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Loan Commitment, Term Loan A Commitment or Term Loan B Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments.

“Closing Date” the date on which (i) the conditions precedent specified in Section 5.02 are satisfied (or waived in accordance with Section 9.03), (ii) the Term Loans are released from the Escrow Account pursuant to the terms of the Escrow Agreement and (iii) Revolving Loans may be advanced and/or Letters of Credit may be issued hereunder.

“Co-Documentation Agents” means Bank of America, N.A. (and its successors), MUFG Bank, Ltd. (and its successors), Citibank, N.A. (and its successors), Standard Chartered Bank (and its successors) and TD Securities (USA) LLC, each in their respective capacities as co-documentation agent for the loan transactions evidenced by this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are granted or purported to be granted pursuant to the Collateral Documents as security for the Secured Obligations.

“Collateral Agreement” means the Guarantee and Collateral Agreement among the Borrower, the other Loan Parties and the Administrative Agent, substantially in the form of Exhibit J, together with all supplements thereto.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(i) the Administrative Agent shall have received from the Borrower and each Subsidiary Guarantor either (a) a counterpart of the Collateral Agreement, duly executed and delivered on behalf of such Person, or (b) in the case of any Person that becomes a Subsidiary Guarantor after the Closing Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, together with such documents and opinions with respect to such Subsidiary Guarantor as may reasonably be requested by the Administrative Agent;

(ii) all Equity Interests directly owned by any Loan Party shall have been pledged pursuant to, and to the extent required by, the Collateral Agreement and the Administrative Agent shall, to the extent required by the Collateral Agreement, have received certificates or other instruments representing all such certificated Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank; provided, however, that (a) the Loan Parties shall not be required to pledge more than 65% of any Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of any CFC or CFC Holdco or enter into any pledge agreement governed by the laws of any jurisdiction outside the United States with respect thereto and (b) there shall be no requirement to pledge any Equity Interests of a direct or indirect Subsidiary of a CFC Holdco or a Foreign Subsidiary that is a CFC;

(iii) all Indebtedness of the Borrower and any Subsidiary and all Indebtedness of any other Person, in each case that is owing to any Loan Party and in a principal amount of $20,000,000 or more, shall be evidenced by a promissory note and shall have been pledged pursuant to the Collateral Agreement, and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(iv) all documents and instruments, including UCC financing statements and IP Security Agreements, required by the Collateral Documents or this Agreement with the priority required by the Collateral Documents shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

(v) the Administrative Agent shall have received (or shall receive within ninety (90) days after the Closing Date with respect to Mortgaged Properties on the Closing Date) (a) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (b) a policy or policies of title insurance, naming the Administrative Agent as the insured for the benefit of the Credit Parties, issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent insuring the Lien of each such Mortgage as a valid and enforceable Lien on the Mortgaged Property described therein, free of any other Liens except as permitted under Section 7.03(b), together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, (c) prior to the execution and delivery of each Mortgage, a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to the Mortgaged Property encumbered by such Mortgage (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower), and if any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, a copy of, or a certificate as to coverage under, and a declaration page relating to, the flood insurance policies required by Section 7.02(e) and the applicable provisions of the Collateral Documents, each of which shall (v) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (w) identify the addresses of each property located in a special flood hazard area, (x) indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto, (y) provide that to the extent commercially available the insurer will give the Administrative Agent 45 days written notice of cancellation or non-renewal and (z) shall be otherwise in form and substance reasonably satisfactory to the Administrative Agent, (d) such surveys, abstracts, appraisals, legal opinions and other documents as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property; provided that the Administrative Agent shall provide at least forty-five (45) days (or such shorter period as agreed by the Administrative Agent in its reasonable discretion) prior written notice to the Arrangers in advance of providing a Mortgage on any owned real property, and upon confirmation from each Arranger that the flood insurance due diligence required to be conducted by such Arranger has been completed and any other flood insurance requirements applicable to such Arranger have been complied with, in each case under applicable Flood Insurance Laws, the relevant Loan Party may provide such Mortgage (it being understood and agreed that after the effectiveness of such Mortgage, the Borrower shall provide the Administrative Agent with written notice of such Mortgage (and the Administrative Agent shall provide a copy of such written notice to the Lenders));

(vi) the Administrative Agent shall have received a counterpart, duly executed and delivered by the applicable Loan Party and the applicable depositary bank or securities intermediary, as the case may be, of a Control Agreement with respect to (i) each Deposit Account maintained by any Loan Party and (ii) each securities account maintained by any Loan Party with any securities intermediary, in each case, other than Excluded Accounts, within the time periods required by the Collateral Agreement; and

(vii) each Loan Party shall have obtained all material consents and approvals required in connection with the execution and delivery of all Collateral Documents to which it is a party and the performance of its obligations thereunder.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or, subject to the requirements of applicable law, flood insurance, legal opinions, appraisals, surveys or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees of the Obligations by any Restricted Subsidiary, if and for so long as the Administrative Agent, in consultation with the Borrower, determines that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance or flood insurance, legal opinions, appraisals, surveys or other deliverables in respect of such assets, or providing such Guarantees, shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Administrative Agent may in its sole discretion, grant extensions of time for the creation and perfection of security interests in (including delivery of promissory notes as required by clause (iii) above) or the obtaining of title insurance or, subject to the requirements of applicable law, flood insurance, legal opinions, appraisals, surveys or other deliverables with respect to particular assets or the provision of any guarantee by any Subsidiary Guarantor (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiary Guarantors formed or acquired, after the Closing Date) where it determines that such extension is necessary or appropriate.

Notwithstanding the foregoing, to the extent that the Lien on any Collateral required to be granted pursuant to the Collateral Documents (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement, or the delivery of certificates evidencing Equity Interests (other than any such certificated Equity Interests with respect to Subsidiaries of the Acquired Business which will be required to be delivered on the Closing Date only to the extent received from the Acquired Business after Borrower’s use of commercially reasonable efforts to obtain such certificates)) is not provided on the Closing Date after Borrower’s use of commercially reasonable efforts to do so, then the provision of any such perfected security interest shall not constitute a requirement of the Collateral and Guarantee Requirement for purposes of satisfying the condition precedent to the release of the Term Loans from the Escrow Account and the availability of the Revolving Facility on the Closing Date set forth in Section 5.02(c) but shall be required to be provided within 90 days (or such later date as may be agreed by the Administrative Agent in its sole discretion) after the Closing Date. In furtherance of the foregoing, the Administrative Agent and the Borrower shall agree on the Closing Date to a schedule that will list such items required to be delivered following the Closing Date (the “Post-Closing Schedule”) which Post-Closing Schedule shall constitute a Loan Document.

“Collateral Documents” means the Collateral Agreement, each Control Agreement, each Mortgage, each IP Security Agreement and each other document granting or purporting to grant a Lien upon any assets of any Loan Party as security for payment of the Secured Obligations.

“Commission” means the Securities and Exchange Commission of the United States of America and any Person succeeding to the functions thereof.

“Commitment Fee” is defined in Section 2.14(c)(i) hereof.

“Commitments” means the Revolving Loan Commitments, the Term Loan A Commitments and the Term Loan B Commitments.

“Communications” means, collectively, any written notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to Section 14.01(b), including through the Platform.

“Company Competitor” means any competitor of the Borrower and/or any of the Borrower’s Subsidiaries.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Assets” means the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Consolidated Capital Expenditures” means, for any period for the Borrower and its Restricted Subsidiaries, without duplication, all expenditures (whether paid in cash or other consideration and including deferred and accrued liabilities) during such period that, in accordance with GAAP, are or should be included in additions to property, plant and equipment or similar items reflected in the consolidated statement of cash flows for such period; provided that

Consolidated Capital Expenditures shall not include, for purposes hereof, (a) expenditures in connection with any acquisition of a Person or line of business permitted hereunder or (b) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or property.

“Consolidated Current Assets” means, as at any date of determination, the consolidated current assets of the Borrower and its Restricted Subsidiaries that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the consolidated current liabilities of the Borrower and its Restricted Subsidiaries that may properly be classified as current liabilities in conformity with GAAP, excluding, without duplication, the current portion of any Indebtedness or any revolving loans to the extent included therein.

“Consolidated EBITDA” means, for any period, on a consolidated basis for the Borrower and its Restricted Subsidiaries, Consolidated Net Income for such period, plus (a) without duplication and to the extent deducted (and not added back) in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense and, to the extent not included therein, bank and letter of credit fees and the cost of surety bonds in connection with financing activities (including imputed interest expense in respect of Capitalized Lease Obligations and Synthetic Lease Obligations) for such period, (ii) consolidated income tax expense for such period, (iii) depreciation expense for such period, (iv) amortization expense (including amortization of deferred financing fees) for such period, (v) any non-cash charges for such period, including without limitation non-cash stock compensation expense (except any non-cash charges that require accrual of a reserve for anticipated future cash payments for any period), (vi) any losses during such period attributable to early extinguishment of Indebtedness or obligations under any Swap Agreement, (vii) any fees, losses and expenses paid or premiums and penalties incurred during such period in connection with (a) the Transactions, the Existing Credit Agreement, this Agreement or the Senior Notes, in the case of this clause (a) paid or incurred on or prior to the Closing Date or prior to the end of the first full fiscal quarter ending after the Closing Date and (b) the issuance or incurrence of Indebtedness or Equity Interests, Permitted Acquisitions (whether or not consummated), other Investments consisting of acquisitions or assets or equity constituting a business unit, line of business, division or entity (whether or not consummated) and permitted asset sales (whether or not consummated), other than asset sales effected in the ordinary course of business, (viii) any net after-tax extraordinary, unusual or nonrecurring losses, costs, charges or expenses during such period; provided that the aggregate cash portion of such losses, costs, charges and expenses added back pursuant to this clause (viii) shall not exceed $25,000,000 during any period of four consecutive fiscal quarters, (ix) any restructuring, business optimization costs, charges or reserves (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives), fees of restructuring or business optimization consultants, integration and non-recurring severance, relocation costs, one-time compensation charges, consolidation, transition, integration or other similar charges and expenses, contract termination costs, excess pension charges, system establishment charges, start-up or closure or transition costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to curtailments or modifications to pension and post-retirement employee benefit plans and litigation settlements or losses outside the ordinary course of business), and (x) any net cost savings, operating expense reductions and synergies projected by the Borrower to result from actions taken during such period that (a) are reasonably expected to be realized within twenty four (24) months of the applicable action as set forth in reasonable detail on a certificate of an Authorized Officer delivered to the Administrative Agent, (b) are calculated on a basis consistent with GAAP and are, in each case, reasonably identifiable, factually supportable, and expected to have a continuing impact on the operations of the Borrower and its Restricted Subsidiaries, net of the amount of actual benefits realized prior to or during such period from such actions; provided that the aggregate amount added back pursuant to this clause (a)(x) may not exceed 25.0% for any four fiscal quarter period of Consolidated EBITDA for such period (prior to giving effect to any increase pursuant to this clause (a)(x)) and minus (b) without duplication (i) to the extent not deducted in determining such Consolidated Net Income, all cash payments made during such period on account of non-cash charges that were or would have been added to Consolidated Net Income in such period or in a previous period and pursuant to clause (v) above and (ii) to the extent included in determining such Consolidated Net Income, (A) any net after-tax extraordinary, unusual or nonrecurring gains and all non-cash items of income (other than normal accruals in the ordinary course of business) for such period and (B) any gains for such period attributable to early extinguishment of Indebtedness or obligations under any Swap Agreement, all determined on a consolidated basis in accordance with GAAP; provided that Consolidated EBITDA shall be calculated so as to exclude the effect of any gain or loss that represents after-tax gains or losses attributable to any sale, transfer or other disposition of assets by the Borrower or any Restricted Subsidiary, other than dispositions in the ordinary course of business; provided that the Consolidated EBITDA for any Person or assets comprising a business acquired by the Borrower or any Restricted Subsidiary pursuant to a Material Acquisition (including restructuring charges, operating synergies or other expense reductions and adjustments permitted by Article XI of Regulation S-X promulgated by the Securities and Exchange Commission) during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness of the Borrower or any Restricted Subsidiary in connection therewith incurred as of the first day of such period, with corresponding adjustments to the determination of Consolidated Interest Expense), and provided, further that the Consolidated EBITDA for any entity sold by the Borrower or any Restricted Subsidiary pursuant to a Material Disposition shall be deducted on a pro forma basis for such period (assuming the consummation of such sale or other disposition occurred on the first day of such period).

“Consolidated First Lien Indebtedness” means Consolidated Total Indebtedness as of any date of determination that is secured by a Lien on any asset or property of the Borrower and its Restricted Subsidiaries, which Lien does not rank junior in priority to the Liens securing the Secured Obligations.

“Consolidated Interest Expense” means, for any period for the Borrower and its Restricted Subsidiaries, all interest expense on a consolidated basis determined in accordance with GAAP, but including, in any event, the interest component under Capitalized Leases, Synthetic Lease Obligations and any premiums, fees, discounts, expenses and losses on the sale of accounts receivable (and any amortization thereof) payable by the Borrower or any Restricted Subsidiary. Except as expressly provided otherwise, the applicable period shall be the four consecutive fiscal quarters of the Borrower ending as of the date of determination.

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Person (other than the Borrower) that is not a Restricted Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to the Borrower or, subject to clauses (b) and (c) below, any of the Restricted Subsidiaries during such period, (b) the income of, and any amounts referred to in clause (a) above paid to, any Restricted Subsidiary (other than a Loan Party) to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Restricted Subsidiary is restricted by operation of the terms of its organizational documents or any agreement, instrument, judgment, decree, statute, rule or regulation applicable to such Restricted Subsidiary, (c) the income or loss of, and any amounts referred to in clause (a) above paid to, any Restricted Subsidiary that is not wholly owned by the Borrower to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such Restricted Subsidiary, (d) the cumulative effect of a change in accounting principles and (e) the effects from applying purchase accounting, including applying purchase accounting to inventory, property and equipment, software and other intangible assets and deferred revenue required or permitted by GAAP and related authoritative pronouncements, as a result of any other past or future acquisitions or the amortization or write-off of any amounts thereof.

“Consolidated Net Tangible Assets” means, as of any date of determination thereof, Consolidated Assets of the Borrower and its Restricted Subsidiaries minus (x) the Intangible Assets of the Borrower and its Restricted Subsidiaries and (y) the Consolidated Current Liabilities, in each case, on such date.

“Consolidated Total Indebtedness” means, as of any date of determination, the sum, without duplication, of (a) the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding as of such date, described in clauses (a), (b), (d), (g), (h) and (i) of the definition of Indebtedness, (b) the aggregate amount of Capitalized Lease Obligations and Synthetic Lease Obligations of the Borrower and the Restricted Subsidiaries outstanding as of such date, determined on a consolidated basis, and (c) the aggregate unreimbursed obligations of the Borrower and each Restricted Subsidiary as an account party in respect of letters of credit or letters of guaranty, other than obligations in respect of any letter of credit or letter of guaranty to the extent such letter of credit or letter of guaranty does not support Indebtedness. For the avoidance of doubt, it is understood that obligations (i) under Swap Agreements and Cash Management Obligations and (ii) owed by Unrestricted Subsidiaries, do not constitute Consolidated Total Indebtedness.

“Consolidated Working Capital” means, as of the date of determination, Consolidated Current Assets minus Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period, an amount (which may be positive or negative) equal to Consolidated Working Capital as of the beginning of such period, minus the Consolidated Working Capital as of the end of such period.

“Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos or polychlorinated biphenyls (“PCBs”), and includes but is not limited to these terms as defined in Environmental, Health or Safety Requirements of Law.

“Contractual Obligation”, as applied to any Person, means any provision of any equity or debt securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument, in any case in writing, to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject. Without in any way limiting the foregoing, as used with respect to the Borrower or any of its Subsidiaries, Contractual Obligations shall include, without limitation, the Existing Senior Note Indenture, the Senior USD Note Indenture and the Senior Euro Note Indenture and any instruments, documents or agreements executed or delivered in connection therewith by which the Borrower or such Restricted Subsidiaries are bound.

“Control Agreement” means, with respect to any deposit account or securities account maintained by any Loan Party, a control agreement in form and substance reasonably satisfactory to the Administrative Agent, duly executed and delivered by such Loan Party and the depositary bank or the securities intermediary, as the case may be, with which such account is maintained.

“Controlled Group” means the group consisting of (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower; (ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Code) with the Borrower; and (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

“Credit Agreement Refinancing Indebtedness” is defined in Section 2.22(a).

“Credit Party” means the Administrative Agent, any Issuing Bank, any Swing Line Bank or any other Lender.

“Declined Proceeds” is defined in Section 2.04(b)(v).

“Default” means an event described in Article 8 hereof.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Line Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Line Loans under this

Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event, or (e) has become the subject of a Bail-In Action.

“Deposit Account” is defined in the Collateral Agreement.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Borrower or any of its Restricted Subsidiaries in connection with an asset sale that is so designated as Designated Noncash Consideration pursuant to a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Disqualified Lenders” means certain banks, financial institutions and other institutional lenders and any Company Competitor (or Known Affiliates of Company Competitors) identified in writing to the Arrangers on or prior to January 15, 2018, with such writing posted on the Platform, including that portion of the Platform that is designated for Public Side Lender Representatives, prior to the Escrow Date.

“Disqualified Stock” means any Equity Interests which, by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable), or upon the happening of any event, (a) mature (excluding any maturity as the result of an optional redemption by the issuer thereof) or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are redeemable at the option of the holder thereof, in whole or in part, or require the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the latest Termination Date (determined as of the date of issuance thereof), or (b) are convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) cash, (ii) debt securities or (iii) any Equity Interests referred to in (a) above, in each case at any time prior to the first anniversary of the latest Maturity Date (determined as of the date of issuance thereof). Notwithstanding the foregoing, any Equity Interests that would constitute Disqualified Stock solely because holders of the Equity Interests have the right to require the issuer of such Equity Interests to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Equity Interests provide that the issuer may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption is permitted under the terms of this Agreement.

“Divestiture Process” means the divestments contemplated by Section 6.04(g) of the Acquisition Agreement (as in effect as of November 15, 2018 after giving effect to the amendment and restatement on such date), which shall not include any revenues or other payments under any supply, distribution or licensing contracts entered into pursuant to Section 6.04(h)(ii) of such Acquisition Agreement. It is understood and agreed that the Net Proceeds of the Divestiture Process shall be deemed to (x) include any amount received by or on behalf of the Borrower or any Restricted Subsidiary pursuant to Section 6.04(g)(iii)(ii) of the Acquisition Agreement (as in effect as of November 15, 2018 after giving effect to the amendment and restatement on such date) and (y) without duplication of the definition of “Net Proceeds”, be net of any payment by the Borrower or any Restricted Subsidiary pursuant to Section 6.04(g)(iii)(i) of the Acquisition Agreement (as in effect as of November 15, 2018 after giving effect to the amendment and restatement on such date). If the Divestiture Process should occur and give rise to Net Proceeds prior to the Closing Date, such Net Proceeds shall be deemed to be received on the Closing Date and shall be applied in accordance with Section 2.04(b)(iii) on the Closing Date.

“DOL” means the United States Department of Labor and any Person succeeding to the functions thereof.

“Dollar” and “$” means dollars in the lawful currency of the United States.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than Dollars, at any time for the determination thereof, the amount of Dollars obtained by converting such foreign currency involved in such computation into Dollars at the rate of exchange for the purchase of Dollars with the applicable foreign currency in the London foreign exchange market at or about 11:00 a.m. London time (or New York time, as applicable) on a particular day as displayed by ICE Data Services as the “ask price” at approximately 11:00 A.M. (New York time), or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services, or if such service ceases to be available, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion

“Domestic Subsidiary” means any Subsidiary of the Borrower that is organized under the laws of the United States, any state of the United States or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“ECF Percentage” means, as of the date of determination, (a) if the First Lien Net Leverage Ratio as of the last day of the applicable fiscal year of the Borrower is greater than 2.75 to 1.00, 50.0%, (b) if the First Lien Net Leverage Ratio as of the last day of the applicable fiscal year of the Borrower is less than or equal to 2.75 to 1.00 but greater than 2.25 to 1.00, 25.0% and (c) otherwise, 0.0%.

“Edgewell” means Edgewell Personal Care Company, a Missouri corporation.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Environmental, Health or Safety Requirements of Law” means all applicable foreign, federal, state and local laws (including common law), rules or regulations relating to or addressing pollution or protection of the environment, or protection of worker health or safety, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., in each case including any amendments thereto, any successor statutes, and any regulations promulgated thereunder, and any state or local equivalent thereof.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“Escrow Account” means the Escrow Account (as defined in the Escrow Agreement).

“Escrow Agreement” means that certain Escrow and Control Agreement, dated as of the Escrow Date, among the Initial Borrower, JPMorgan, in its capacity as Administrative Agent hereunder and JPMorgan, as escrow agent and bank.

“Escrow Date” means the date on which the conditions specified in Section 5.01 are satisfied (or waived in accordance with Section 9.03) and the Term Loans are funded into the Escrow Account.

“Escrow Period” means the period from the funding of the Term Loans on the Escrow Date through the release of the proceeds of such Term Loans from the Escrow Account on the Closing Date or the repayment of the Term Loans without the occurrence of the Closing Date.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Base Rate” means, with respect to any Advance of Eurodollar Rate Loans for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the Eurodollar Base Rate shall be the Interpolated Rate provided, further, that the Eurodollar Base Rate shall at no time be less than 0.00%.

“Eurodollar Rate” means, with respect to any Advance of Eurodollar Rate Loans for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1.0%) equal to (i) (a) the Eurodollar Base Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate plus (ii) the then Applicable Margin.

“Eurodollar Rate Loan” means a Loan, or portion thereof, which bears interest at the Eurodollar Rate.

“Excess Cash Flow” means, for any fiscal year of the Borrower, the excess of (a) the sum, without duplication, of (i) Consolidated EBITDA for such fiscal year and (ii) the Consolidated Working Capital Adjustment for such fiscal year (if positive) and minus (b) the sum, without duplication, of (i) the amount of any income taxes payable in cash by the Borrower and its Restricted Subsidiaries with respect to such fiscal year, (ii) Consolidated Interest Expense payable in cash for such fiscal year, (iii) Consolidated Capital Expenditures made in cash during such fiscal year except to the extent financed with the proceeds of Indebtedness, (iv) permanent repayments of Indebtedness (other than repayments (x) of Revolving Loans, Swing Line Loans and other revolving Indebtedness except to the extent there is an equivalent permanent reduction of commitments thereunder or (y) from the proceeds of other Indebtedness made in cash by the Borrower or any of its Restricted Subsidiaries during such fiscal year), (v) the Consolidated Working Capital Adjustment for such fiscal year (if negative), (vi) the sum of, in each case, to the extent paid in cash and added back in the calculation of Consolidated EBITDA for such fiscal year, all fees, costs, losses, expenses, charges, proceeds or other amounts identified in clauses (a)(v), (vi),(vii), (viii), (ix) and (x) of the definition thereof, (vii) except to the extent funded with the proceeds of Indebtedness, the aggregate amount of Investments made in cash pursuant to clauses (xv), (xvi) and (xvii) of Section 7.03(d) during such period and the aggregate amount of Restricted Payments made in cash pursuant to clauses (i)(B), (i)(C), (i)(D), (i)(E), (i)(F), (i)(G) and (i)(H) of Section 7.03(h) during such period and (viii) all other non-cash items increasing Consolidated EBITDA for such fiscal year.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Excluded Account” means any deposit account or securities account of a Loan Party of the type described in the definition of “Excluded Accounts” in the Collateral Agreement.

“Excluded Subsidiary” means (i) any Subsidiary that is not a wholly owned Subsidiary of the Borrower, (ii) any Foreign Subsidiary, (iii) any Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC and (iv) any CFC Holdco, (v) any Subsidiary that is prohibited or restricted by applicable law, regulation or by any Contractual Obligation existing on the Escrow Date or on the date such Person becomes a Subsidiary (as long as such Contractual Obligation was not entered into in contemplation of such Person becoming a Subsidiary) from providing a Guarantee of the Obligations or if such Guarantee would require governmental (including regulatory) consent, approval, license or authorization unless such consent, approval, license or authorization has been received, (vi) any Subsidiary that is a not-for-profit organization, (vii) any Unrestricted Subsidiary, (viii) any Restricted Subsidiary that is an Immaterial Subsidiary (unless the Borrower otherwise elects), and (ix) any other Restricted Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences of becoming a Subsidiary Guarantor shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 30 of the Collateral Agreement and any other “keepwell, support or other agreement” for the benefit of such Loan Party and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Loan Party, or a grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment resulting from a demand made by Borrower (or the Administrative Agent upon consultation with, or otherwise at the direction of, the Borrower) under Section 2.19) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.05, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.05(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of June 30, 2015 (as amended by Incremental Term Loan Amendment No. 1 dated as of May 24, 2016, Amendment No. 2 to Credit Agreement dated as of July 8, 2016, Refinancing Amendment No. 1 dated as of March 16, 2017 and as further amended, restated, amended and restated, supplemented, extended, refinanced or otherwise modified from time to time) among the Borrower, the lenders from time to time party thereto and JPMorgan, as administrative agent and collateral agent.

“Existing Letters of Credit” means (x) the letters of credit set forth on Schedule 3.01 and (y) each letter of credit issued under the Existing Credit Agreement following the Escrow Date and outstanding on the Closing Date. It is understood and agreed that the Borrower shall provide notice to the Administrative Agent on the Closing Date of the existence of the Existing Letters of Credit described in clause (y) in the preceding sentence (if any) together with all the information regarding such Existing Letters of Credit that would have been provided in Schedule 3.01 had such letters of credit been outstanding on the Escrow Date, and the Administrative Agent shall in turn notify the Lenders of the existence of such Existing Letters of Credit.

“Existing Senior Note Indenture” means that certain Note Indenture dated as of June 1, 2015, as amended and supplemented from time to time, among the Borrower, the guarantors from time to time party thereto and the “Trustee” referred to therein, under which the Borrower has issued senior unsecured notes in an original aggregate principal amount of $600,000,000 (the “Existing Senior Notes”).

“Existing Senior Notes” is defined in the definition of “Existing Senior Note Indenture” above.

“Extended Revolving Loans” is defined in the definition of “Extension Permitted Amendments.”

“Extended Revolving Lender” is defined in Section 2.20(a).

“Extended Term Loans” is defined in the definition of “Extension Permitted Amendments.”

“Extending Term Lender” is defined in Section 2.20(a).

“Extension Agreement” means an Extension Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Loan Parties, the Administrative Agent and one or more Extending Term Lenders, effecting an Extension Permitted Amendment and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.20.

“Extension Offer” is defined in Section 2.20(a).

“Extension Permitted Amendment” means each of (i) an amendment to this Agreement and the other Loan Documents, effected in connection with an Extension Offer pursuant to Section 2.20, providing for an extension of the Term Loan A Maturity Date or the Term Loan B Maturity Date applicable to the applicable Extending Term Lenders’ Term A Loans or Term B Loans, as the case may be, of the applicable Extension Request Class (any such Term A Loans or Term B loans with an extended Term Loan A Maturity Date or the Term Loan B Maturity Date, as applicable, being referred to as the “Extended Term Loans”) and, in connection therewith, (a) an increase or decrease in the rate of interest accruing on such Extended Term Loans, (b) a modification of the scheduled amortization applicable to such Extended Term Loans, provided that the Weighted Average Life to Maturity of such Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity (determined at the time of such Extension Offer) of the Term Loans of the applicable Extension Request Class, (c) a modification of voluntary or mandatory prepayments applicable thereto (including prepayment premiums and other restrictions thereon), provided that such requirements may provide that such Extended Term Loans may participate in any mandatory prepayments on a pro rata basis (or on a basis that is less than a pro rata basis) with the Term Loans of the applicable Extension Request Class, but may not provide for mandatory prepayment requirements that are more favorable than those applicable to the Term A Loans or Term B Loans, as applicable, of the applicable Extension Request Class, (d) an increase in the fees payable to, or the inclusion of new fees to be payable to, the Extending Term Lenders in respect of such Extension Offer or their Extended Term Loans and/or (e) an addition of any affirmative or negative covenants applicable to the Borrower and its Restricted Subsidiaries, provided that any such additional covenant with which the Borrower and its Restricted Subsidiaries shall be required to comply prior to the latest Term Loan A Maturity Date or the Term Loan B Maturity Date, as applicable, in effect immediately prior to such Extension Permitted Amendment for the benefit of the Extending Term Lenders providing such Extended Term Loans shall also be for the benefit of all other Lenders and (ii) an amendment to this Agreement and the other Loan Documents, effected in connection with an Extension Offer pursuant to Section 2.20, providing for an extension of the Revolving Loan Termination Date applicable to the Extending Revolving Lenders’ Revolving Loans of the applicable Extension Request Class (any such Revolving Loans with an extended Revolving Loan Maturity Date being referred to as the “Extended Revolving Loans”) and, in connection therewith, (a) an increase or decrease in the rate of interest accruing on such Extended Revolving Loans, (b) an increase in the fees payable to, or the inclusion of new fees to be payable to, the Extending Revolving Lenders in respect of such Extension Offer or their Extended Revolving Loans and/or (c) an addition of any affirmative or negative covenants applicable to the Borrower and its Restricted Subsidiaries, provided that any such additional covenant with which the Borrower and its Restricted Subsidiaries shall be required to comply prior to the latest Revolving Loan Termination Date in effect immediately prior to such Extension Permitted Amendment for the benefit of the Extending Revolving Lenders providing such Extended Revolving Loans shall also be for the benefit of all other Lenders.

“Extension Request Class” is defined in Section 2.20(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the Escrow Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letter” means that certain Amended and Restated Facilities Fee Letter dated as of February 7, 2018 by and among the Borrower, the Arrangers and the Initial Lenders.

“Financial Statements” means the annual or quarterly financial statements of the Borrower delivered pursuant to pursuant to Section 7.01(a)(i) and (ii), as applicable.

“First Lien Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated First Lien Indebtedness as of such date minus cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries to the extent not designated as restricted on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries in accordance with GAAP (but including, in any event cash and Cash Equivalents restricted in favor of the Administrative Agent on behalf of the Credit Parties) up to an aggregate amount of $200,000,000 to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date.

“Floating Rate Loan” means a Loan, or portion thereof, which bears interest by reference to the Alternate Base Rate.

“Flood Insurance Laws” means, collectively, (i) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Competition Laws” means competition and foreign investment laws and regulations of any jurisdiction outside the United States.

“Foreign Employee Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA which is maintained or contributed to for the benefit of the employees of the Borrower or any member of the Controlled Group, but which is not covered by ERISA pursuant to Section 4(b)(4) of ERISA.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Mandatory Prepayment Event” is defined in Section 2.04(b)(vii).

“Foreign Pension Plan” means any employee pension benefit plan (as defined in Section 3(2) of ERISA) which (i) is maintained or contributed to for the benefit of employees of the Borrower or any other member of the Controlled Group, (ii) is not covered by ERISA pursuant to Section 4(b)(4) thereof and (iii) under applicable local law, is required to be funded through a trust or other funding vehicle.

“Foreign Subsidiary” means any Subsidiary of the Borrower, other than a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America, applied in accordance with the consistency requirements thereof.

“Governmental Acts” is defined in Section 3.10(a) hereof.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by the chief financial officer of the Borrower)).

“Hedge Bank” means any Person that is the Administrative Agent, a Lender or any affiliate thereof as of the date of this Agreement (in the case of a Swap Agreement entered into on or before the date of this Agreement) or as of the date of entering into such Swap Agreement.

“Hedging Agreements” means Swap Agreements permitted under Section 7.03(m) that are entered into by the Borrower or any Restricted Subsidiary and any Hedge Bank.

“Hedging Obligations” means any and all obligations of the Borrower or any Restricted Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Hedging Agreements.

“Historical Information” means (i) (A) audited consolidated balance sheets of the Borrower as at the end of each of the two fiscal years immediately preceding, and ended more than 90 days prior to, the Closing Date, and related statements of earnings and comprehensive income (loss), shareholders’ equity and cash flows of the Borrower and accompanying notes to such financial statements for each of the three fiscal years immediately preceding, and ended more than 90 days prior to, the Closing Date and (B) audited combined carve-out balance sheets of the Acquired Business as at the end of each of the two fiscal years immediately preceding, and ended more than 90 days prior to, the Closing Date, and related statements of income, comprehensive income, shareholders’ equity and cash flows of the Acquired Business and accompanying notes to such financial statements for each of the three fiscal years immediately preceding, and ended more than 90 days prior to, the Closing Date; (ii) (A) an unaudited consolidated balance sheet of the Borrower as at the end of, and related statements of earnings and comprehensive income (loss), and cash flows of the Borrower and accompanying notes to such financial statements for, each fiscal quarter (and the corresponding quarter in the prior fiscal year), other than the fourth quarter of the Borrower’s fiscal year, subsequent to the date of the most recent audited financial statements of the Borrower and ended more than 40 days prior to the Closing Date which financial statements under this clause (ii)(A) shall have been prepared in accordance with U.S. GAAP and Regulation S-X, and (B) an unaudited combined carve-out balance sheet of the Acquired Business as at the end of, and related statements of income and comprehensive income, and cash flows of the Acquired Business and accompanying notes to such financial statements for, each fiscal quarter (and the corresponding quarter in the prior fiscal year), other than the fourth quarter of the fiscal year of the Acquired Business, subsequent to the date of the most recent audited financial statements of the Acquired Business and ended more than 40 days prior to the Closing Date which financial statements in the case of this clause (ii)(B) shall have been prepared in accordance with U.S. GAAP and Regulation S-X.

“Immaterial Subsidiary” means, at any date of determination, any Restricted Subsidiary that, at the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have theretofore been most recently delivered pursuant to Section 7.01(a) (or, prior to the first delivery pursuant to Section 7.01(a), Section 5.02(d)(i)) accounted for less than (x) 2.5% of Consolidated Assets at such date and (y) less than 2.5% of the consolidated revenues of the Borrower and its Restricted Subsidiaries for the most recent four fiscal quarter period ending on or prior to such date; provided that, notwithstanding the above, “Immaterial Subsidiary” shall exclude any of the Borrower’s Restricted Subsidiaries designated in writing to the Administrative Agent, by a responsible officer of the Borrower (which the Borrower shall be required to designate (and hereby undertakes to designate) to the extent necessary to ensure that Immaterial Subsidiaries, in the aggregate, accounted for, at the last day of any fiscal quarter of the Borrower for which financial statements have theretofore been most recently delivered pursuant to Section 7.01(a) (or, prior to the first delivery pursuant to Section 7.01(a), Section 5.02(d)(i)) less than 10.0% of Consolidated Assets at such date and less than 10.0% of consolidated revenues of the Borrower and its Restricted Subsidiaries for the four fiscal quarter period ending on such date.

“Impacted Interest Period” is defined in the definition of “Eurodollar Base Rate.”

“Increasing Lender” is defined in Section 2.05(b).

“Increasing Lender Supplement” is defined in Section 2.05(b).

“Incremental Lender” means a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.

“Incremental Term Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant an Incremental Term Loan Amendment and Section 2.05(b), to make Incremental Term Loans hereunder, expressed as an amount representing the maximum principal amount of the Incremental Term Loans to be made by such Lender.

“Incremental Term Loan” means a Loan made by an Incremental Term Lender to the Borrower pursuant to Section 2.05(b).

“Incremental Term Loan Amendment” is defined in Section 2.05(b).

“Incremental Term Maturity Date” means, with respect to Incremental Term Loans, the scheduled date on which such Incremental Term Loans shall become due and payable in full hereunder, as specified in the applicable Incremental Term Loan Amendment.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services

(excluding (i) current accounts payable incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers or employees of the Borrower or any Restricted Subsidiary and (iii) any purchase price adjustment or earnout incurred in connection with an acquisition, except to the extent that the amount payable pursuant to such purchase price adjustment or earnout is, or becomes, reasonably determinable), (e) all Capitalized Lease Obligations and Synthetic Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person (but only to the extent of the lesser of (x) the amount of such Indebtedness and (y) the fair market value of such property, if such Indebtedness has not been assumed by such Person), and (i) all Guarantees by such Person of Indebtedness of others. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor by contract, as a matter of law or otherwise as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Matters” is defined in Section 10.07(b) hereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” is defined in Section 10.07(b) hereof.

“Information” is defined in Section 13.04.

“Initial Borrower” means Energizer Gamma Acquisition, Inc., a Missouri corporation.

“Initial Lender” means each of JPMorgan, Barclays Bank PLC, Bank of America, N.A., Citibank, N.A., MUFG Bank, Ltd., Standard Chartered Bank, Toronto-Dominion Bank, New York Branch and TD Bank, N.A.

“Intangible Assets” means the aggregate amount, for the Borrower and its Restricted Subsidiaries on a consolidated basis, of all assets classified as intangible assets under GAAP, including, without limitation, customer lists, acquired technology, goodwill, computer software, trademarks, patents, copyrights, organization expenses, franchises, licenses, trade names, brand names, mailing lists, catalogs, unamortized debt discount and capitalized research and development costs.

“Intellectual Property” is defined in the Collateral Agreement.

“Interest Period” means, with respect to a Eurodollar Rate Loan, a period of one (1), two (2), three (3) or six (6) months or, to the extent available to all of the Lenders and agreed to between the Borrower and the Administrative Agent (acting on the instructions of all of the Lenders), twelve (12) months, commencing on a Business Day selected by the Borrower on which such an Advance comprised of Eurodollar Rate Loans is made to Borrower pursuant to this Agreement. Such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months (or twelve months) thereafter; provided, however, that if there is no such numerically corresponding day in such next, second, third, sixth (or twelfth) succeeding month, such Interest Period shall end on the last Business Day of such next, second, third, sixth (or twelfth) succeeding month; provided, further that during the Escrow Period, the Interest Period for the Term Loans borrowed on the Escrow Date as Eurodollar Loans shall be deemed to be (1) month, unless the Borrower and the Administrative Agent agree to a shorter interest period, and such interest period is available to all applicable Lenders.

If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” means, with respect to any Person, (i) any purchase or other acquisition by that Person of any Indebtedness, Equity Interests or other securities, or of a beneficial interest in any Indebtedness, Equity Interests or other securities, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business conducted by another Person, and (iii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business.

“IP Security Agreement” is defined in the Collateral Agreement.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank(s)” means (i) each of JPMorgan, Barclays Bank PLC, Bank of America, N.A., Citibank, N.A., MUFG Bank, Ltd. And TD Bank, N.A., in their respective capacities as an issuer of Letters of Credit pursuant to Section 3.01 hereunder with respect to each Letter of Credit issued or deemed issued by it upon the Borrower’s request and (ii) any other Lender reasonably acceptable to the Administrative Agent in consultation with the Borrower, in such Lender’s separate capacity as an issuer of Letters of Credit pursuant to Section 3.01 hereunder with respect to any and all Letters of Credit issued by such Lender in its sole discretion upon the Borrower’s request.

“JPMorgan” means JPMorgan Chase Bank, N.A., in its individual capacity, and its successors.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent between the Administrative Agent and one or more collateral agents or representatives for the holders of Indebtedness that is secured by a Lien on the Collateral ranking junior to the Liens of the Loan Documents.

“Known Affiliates” of any Person means, as to such Person (the “Specified Person”), known affiliates clearly identifiable solely by the similarity of name, but excluding any affiliate that is a bona fide debt fund or investment vehicle that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit or securities in the ordinary course and with respect to which such Specified Person does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.

“L/C Documents” is defined in Section 3.04 hereof.

“L/C Draft” means a draft drawn on an Issuing Bank pursuant to a Letter of Credit.

“L/C Interest” is defined in Section 3.06 hereof.

“L/C Obligations” means, without duplication, an amount equal to the sum of (i) the aggregate of the amount then available for drawing under each of the Letters of Credit, (ii) the face amount of all outstanding L/C Drafts corresponding to the Letters of Credit, which L/C Drafts have been accepted by an Issuing Bank, (iii) the aggregate outstanding amount of all Reimbursement Obligations at such time and (iv) the aggregate face amount of all Letters of Credit requested by the Borrower but not yet issued (unless the request for an unissued Letter of Credit has been denied). The L/C Obligations of any Lender at any time shall be its Pro Rata Share of the total L/C Obligations at such time.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the lending institutions listed on the signature pages of this Agreement or any Increasing Lender Supplement or Augmenting Lender Supplement and, as the context requires, any Issuing Bank, and their respective successors and assigns.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, any office, branch, subsidiary or affiliate of such Lender or the Administrative Agent.

“Letter of Credit” means (i) the standby letters of credit to be issued by an Issuing Bank pursuant to Section 3.01 hereof and (ii) the Existing Letters of Credit.

“Letter of Credit Fronting Sublimit” means, for each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank’s Letter of Credit Fronting Sublimit is set forth on Schedule 2.01, or if an Issuing Bank has entered into an Assignment and Assumption or has otherwise assumed a Letter of Credit Commitment after the Escrow Date, the amount set forth for such Issuing Bank as its Letter of Credit Fronting Sublimit in the Register maintained by the Administrative Agent. The Letter of Credit Fronting Sublimit of an Issuing Bank may be modified from time to time by agreement between such Issuing Bank and, prior to the Closing Date, the Initial Borrower, and after the Closing Date, the Borrower, and notified to the Administrative Agent.

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $35,000,000 and (b) the Aggregate Revolving Loan Commitment.

“LIBO Screen Rate” means, for any day and time, with respect to any Advance of Eurodollar Rate Loans for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Condition Acquisition” means any Permitted Acquisition which the Borrower or one or more of its Subsidiaries has contractually committed to consummate, the terms of which do not condition the Borrower’s or such Subsidiary’s, as applicable, obligation to close such Permitted Acquisition on the availability of third-party financing.

“Loan(s)” means, with respect to a Lender, such Lender’s portion of any Advance made pursuant to Section 2.01 hereof, and in the case of the Swing Line Bank, any Swing Line Loan made pursuant to Section 2.02 hereof, and collectively, all Revolving Loans, Term A Loans, Term B Loans and Swing Line Loans, whether made or continued as or converted to Floating Rate Loans or Eurodollar Rate Loans.

“Loan Documents” means this Agreement, including the schedules and exhibits hereto, the Collateral Agreement, the other Collateral Documents, any Assignment and Assumption, the Escrow Agreement, any Increasing Lender Supplement, any Augmenting Lender Supplement, any Incremental Term Loan Amendment, any promissory notes issued pursuant to Section 2.12, the L/C Documents and all other documents, instruments and agreements executed in connection therewith or contemplated thereby, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Loan Parties” means, collectively, the Borrower and the Subsidiary Guarantors.

“Majority in Interest” when used in reference to Lenders of any Class, means, at any time, Lenders holding outstanding Loans of such Class representing more than 50.0% of all Loans of such Class outstanding at such time.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Material Acquisitions” means an acquisition or similar investment where the aggregate consideration therefor (including Debt assumed by the transferee in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith) exceeds $150,000,000.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of the Borrower and its Restricted Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent, the Issuing Banks or any Lender under the Loan Documents, or of the ability of the Loan Parties to perform their Obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Disposition” means a Disposition where the aggregate consideration therefor (including Debt assumed by the transferee in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith) exceeds $150,000,000.

“Material Indebtedness” means Indebtedness (other than the Loans and Guarantees under the Loan Documents), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means each Subsidiary that is not an Immaterial Subsidiary.

“Maturity Date” means (i) with respect to the Term A Loans, the Term Loan A Maturity Date, (ii) with respect to the Term B Loans, the Term Loan B Maturity Date and (iii) with respect to the Revolving Loans, the Revolving Loan Termination Date.

“Maximum Rate” is defined in Section 10.15.

“MFN Provision” is defined in Section 2.05(b)(iii)(A).

“MNPI” means material information concerning the Borrower, any Subsidiary or any Affiliate of any of the foregoing or their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act. For purposes of this definition, “material information” means information concerning the Borrower, the Subsidiaries or any Affiliate of any of the foregoing, or any of their securities, that would reasonably be expected to be material for purposes of the United States federal and state securities laws.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations. Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgaged Property” means each parcel of real property located in the United States of America owned in fee by a Loan Party, and the improvements thereto, that (together with such improvements) has a fair market value of $20,000,000 or more (a) on the Closing Date, for any real property owned as of the Closing Date, (b) as of the date of acquisition thereof, for any real property acquired by any Loan Party after the Closing Date or (c) as of the date such Subsidiary becomes a Loan Party, with respect to real property owned by a Subsidiary that becomes a Loan Party after the Closing Date.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by either the Borrower or any member of the Controlled Group.

“Net Proceeds” means, with respect to any event, (a) the cash (which term, for purposes of this definition, shall include Cash Equivalents) proceeds (including, in the case of any casualty, condemnation or similar proceeding, insurance, condemnation or similar proceeds) received in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all actual fees and out-of-pocket expenses paid in connection with such event by the Borrower and its Restricted Subsidiaries to Persons that are not Affiliates of the Borrower or any Restricted Subsidiary, (ii) in the case of a sale, transfer, lease or other disposition (including pursuant to a Sale-Leaseback Transaction or a casualty or a condemnation or similar proceeding) of an asset, the amount of all payments required to be made by the Borrower and its Restricted Subsidiaries as a result of such event to repay Indebtedness secured by such asset on a basis prior to the Liens, if any, on such assets securing the Secured Obligations and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and its Restricted Subsidiaries, and the amount of any reserves established by the Borrower and its Restricted Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities (other than any earnout obligations) reasonably estimated to be payable and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by the chief financial officer of the Borrower). For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be received, on the date of such reduction, of cash proceeds in respect of such event.

“Non-Consenting Lender” is defined in Section 9.03(e).

“Non-ERISA Commitments” means:

(i) each pension, medical, dental, life, accident insurance, disability, group insurance, sick leave, profit sharing, deferred compensation, bonus, stock option, stock purchase, retirement, savings, severance, stock ownership, performance, incentive, hospitalization or other insurance, or other welfare, benefit or fringe benefit plan, policy, trust, understanding or arrangement of any kind; and

(ii) each employee collective bargaining agreement and each agreement, understanding or arrangement of any kind, with or for the benefit of any present or prior officer, director, employee or consultant (including, without limitation, each employment, compensation, deferred compensation, severance or consulting agreement or arrangement and any agreement or arrangement associated with a change in ownership of the Borrower or any member of the Controlled Group);

to which the Borrower or any member of the Controlled Group is a party or with respect to which the Borrower or any member of the Controlled Group is or will be required to make any payment other than any Plans.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all Loans, L/C Obligations, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower or any of its Restricted Subsidiaries to the Administrative Agent, any Lender, the Swing Line Bank, the Arrangers, any Affiliate of the Administrative Agent or any Lender, the Issuing Banks or any Indemnitee, of any kind or nature, present or future, arising under this Agreement, the L/C Documents or any other Loan Document (other than Excluded Swap Obligations, but solely with respect to any Loan Party as to which such Swap Obligation is an Excluded Swap Obligation), whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, reasonable attorneys’ fees and disbursements, reasonable paralegals’ fees (and, after the occurrence and during the continuance of a Default, all attorney’s fees and disbursements and paralegals’ fees, whether or not reasonable), and any other sum chargeable to the Borrower or any of its Restricted Subsidiaries under this Agreement or any other Loan Document.

“Odin Acquisition Agreement” means that certain Acquisition Agreement, dated as of November 15, 2018, between the Borrower and Spectrum Brands Holdings, Inc.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Permitted Refinancing Debt” is defined in Section 2.22(a).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than pursuant to an assignment resulting from a demand made by the Borrower (or the Administrative Agent upon consultation with, or otherwise at the direction of, the Borrower) under Section 2.19).

“Outside Date” is defined in Section 2.04(c).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Pari Passu Intercreditor Agreement” means an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent between the Administrative Agent and one or more collateral agents or representatives for the holders of other Indebtedness that is secured by a Lien on the Collateral that is intended to rank pari passu with the Liens of the Loan Documents.

“Participant” is defined in Section 13.02(a) hereof.

“Participant Register” is defined in Section 13.02(b).

“PATRIOT Act” is defined in Article 16.

“Payment Date” means the last Business Day of each March, June, September and December.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“PCAOB” is defined in the definition of “Historical Information”.

“PCB” is defined in the definition of “Contaminant.”

“Perfection Certificate” means a certificate in the form of Exhibit H or any other form approved by the Administrative Agent.

“Permitted Acquisition” means the purchase or other acquisition by the Borrower or any Restricted Subsidiary of Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person if (a) in the case of any purchase or other acquisition of Equity Interests in a Person, such Person will be, upon the consummation of such acquisition a Restricted Subsidiary, in each case including as a result of a merger or consolidation between any Subsidiary and such Person and such Subsidiary and its Subsidiaries will comply (to the extent required under the Collateral and Guarantee Requirement) with the requirements of Section 7.02(k), or (b) in the case of any purchase or other acquisition of other assets, such assets will be owned by the Borrower or a Restricted Subsidiary and become Collateral (to the extent required by the Collateral and Guarantee Requirement); provided that (i) no Default exists or would result therefrom (or in the case of a Limited Condition Acquisition, no Default exists as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into) and (ii) the Investment effected thereby is permitted under Section 7.03(d)(iii).

“Permitted Business” means any business that is reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrower and its Restricted Subsidiaries are engaged in on the Closing Date.

“Permitted Debt” means Indebtedness of the Borrower or a Restricted Subsidiary (including any Guarantee thereof by a Loan Party) so long as (i) no portion of such Indebtedness has a scheduled maturity prior to the final Maturity Date of any Loan or a weighted average life to maturity shorter than the Term B Loans, (ii) except as contemplated by the final proviso to Section 7.03(a)(xii), no Subsidiary of the Borrower that is not a Loan Party is an obligor in respect of such Indebtedness and (iii) the terms and conditions of such Indebtedness (other than interest rates, fees and call protection) are not, taken as a whole, more restrictive than the terms of this Agreement (as determined in good faith by the Borrower).

“Permitted Encumbrances” means:

(i) Liens imposed by law for Taxes (x) that are not yet delinquent or (y) the validity or amount of which is being contested in good faith by appropriate proceedings and for which the Borrower or the applicable Restricted Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP;

(ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 7.03(d);

(iii) pledges and deposits made (a) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and (b) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(iv) pledges and deposits made to secure the performance of bids, trade contracts (other than Indebtedness for borrowed money), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(v) judgment liens in respect of judgments that do not constitute a Default under Section 8.01(g);

(vi) easements, zoning restrictions, rights-of-way, site plan agreements, development agreements, operating agreements, cross-easement agreements, reciprocal easement agreements and encumbrances, applicable laws and municipal ordinances, building codes, covenants, conditions, rights, waivers, reservations, restrictions, encroachments, agreements and other similar matters of fact or record and matters that would be disclosed by a survey or inspection of any real property and exceptions to title on real property that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary or the ordinary operation of such real property;

(vii) customary rights of setoff upon deposits of cash in favor of banks and other depository institutions and Liens of a collecting bank arising under the UCC in respect of payment items in the course of collection;

(viii) Liens arising from precautionary UCC financing statement filings (or similar filings under applicable law) regarding operating leases or consignments;

(ix) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease (other than Capitalized Lease Obligations), license or sublicense or concession agreement permitted by this Agreement;

(x) Liens arising in the ordinary course of business in favor of custom and forwarding agents and similar Persons in respect of imported goods and merchandise in the custody of such Persons;

(xi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xii) Liens or rights of setoff against credit balances of the Borrower or any Restricted Subsidiary with credit card issuers or credit card processors to secure obligations of the Borrower or such Restricted Subsidiary, as the case may be, to any such credit card issuer or credit card processor incurred in the ordinary course of business as a result of fees and chargebacks;

(xiii) other Liens that are contractual rights of setoff;

(xiv) Liens of landlords on fixtures, equipment and movable property located on leased premises and utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character; and

(xv) Liens (including, without limitation and to the extent constituting Liens, negative pledges) on intellectual property arising from intellectual property licenses entered into in the ordinary course of business;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, other than Liens referred to in clause (iii)(b) above securing letters of credit, bank guarantees or similar instruments.

“Permitted Reorganization Transactions” means a series of transactions effected by the Borrower and certain of its Subsidiaries as described in the step plan dated December 13, 2018 entitled Macro Step Plan prepared by Ernst & Young as provided to the Administrative Agent, as such step plan may be modified from time to time, so long as (x) in the case of any such modification that is materially adverse to the Lenders, the Required Lenders approved such modification and (y) in the case of any other modification, the Administrative Agent shall approved such modification.

“Permitted Surviving Debt” is defined in Section 5.02(l).

“Person” means any individual, corporation, firm, enterprise, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company or other entity of any kind, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee benefit plan defined in Section 3(3) of ERISA in respect of which the Borrower or any member of the Controlled Group is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Event” means:

(a) any sale, transfer, lease or other disposition (including pursuant to a Sale-Leaseback Transaction or by way of merger or consolidation) of any asset of the Borrower or any Restricted Subsidiary, including any sale or issuance to a Person other than the Borrower or any Restricted Subsidiary of Equity Interests in any Subsidiary, other than (i) dispositions described in clauses (i) through (vii) and clauses (ix) and (x) of Section 7.03(e) and (ii) other dispositions resulting in aggregate Net Proceeds not exceeding $20,000,000 for any individual transactions or series of related transactions (with the aggregate amount of all such Net Proceeds excluded pursuant to this clause (a)(ii) and clause (b) below not to exceed $100,000,000 during the term of this Agreement);

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Borrower or any Restricted Subsidiary resulting in aggregate Net Proceeds of $20,000,000 or more (with the aggregate amount of all such Net Proceeds excluded pursuant to this clause (b) and clause (a)(ii) above not to exceed $100,000,000 during the term of this Agreement); or

(c) the incurrence by the Borrower or any Restricted Subsidiary of any Indebtedness, other than any Indebtedness permitted to be incurred by Section 7.03(a) other than Refinancing Term Loans.

“Pricing Schedule” means the table included in the definition of “Applicable Margin” herein setting forth the Applicable Margin, the Applicable L/C Fee Percentage and the Applicable Commitment Fee Percentage.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (A) such Lender’s Revolving Loan Commitment, Term Loan A Commitment and Term Loan B Commitment, as applicable, at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) by (B) the Aggregate Revolving Loan Commitment, Aggregate Term Loan A Commitments and Aggregate Term Loan B Commitments, as applicable, at such time; provided, however, if all of the Revolving Loan Commitments, all of the Term Loan A Commitments or all of the Term Loan B Commitments are terminated pursuant to the terms of this Agreement, then “Pro Rata Share” means the percentage obtained by dividing (x) the sum of (A) such Lender’s Revolving Loans, Term A Loans, Term B Loans, Term A Commitments and Term B Commitments as applicable, plus (B) in the case of a Revolving Lender, such Lender’s share of the obligations to purchase participations in Swing Line Loans and Letters of Credit, by (y) the sum of (A) the aggregate outstanding amount of Revolving Loans, Term A Loans and Term B Loans, as applicable, plus (B) in the case of a Revolving Lender, the aggregate outstanding amount of all Swing Line Loans and Letters of Credit; provided, further, that in the case of Section 9.02 when a Defaulting Lender shall exist, “Pro Rata Share” shall mean the percentage of the total Revolving Loan Commitments, total Term Loan A Commitments and total Term Loan B Commitments, as applicable, (disregarding any Defaulting Lender’s Revolving Loan Commitment, Term Loan A Commitment and Term Loan B Commitment) represented by such Lender’s Revolving Loan Commitment, Term Loan A Commitment and Term Loan B Commitment. If the Revolving Loan Commitments have terminated or expired, the Pro Rata Share shall be determined based upon the Revolving Loan Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination. If the Term Loan A Commitments shall be terminated or expired, the Pro Rata Share shall be determined based upon the outstanding Term A Loans at such time, giving effect to any assignments. If the Term Loan B Commitments shall be terminated or expired, the Pro Rata Share shall be determined based upon the outstanding Term B Loans at such time, giving effect to any assignments.

“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

“Purchasers” is defined in Section 13.03(a) hereof.

“PTE” means a prohibited transaction class exemption issued by the DOL, as any such exemption may be amended from time to time.

“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any Issuing Bank, as applicable.

“Refinanced Debt” is defined in Section 2.22(a).

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews, replaces or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness plus any interest, fees or premiums associated therewith, and costs and expenses related thereto; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness; (c) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become pursuant to the terms of the Original Indebtedness) an obligor in respect of such Original Indebtedness and shall constitute an obligation of such Subsidiary only to the extent of their obligations in respect of such Original Indebtedness; and (d) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof).

“Refinancing Revolving Credit Commitment” is defined in Section 2.22(a).

“Refinancing Revolving Loans” is defined in Section 2.22(a).

“Refinancing Term Loan Commitment” is defined in Section 2.22(a).

“Refinancing Term Loans” is defined in Section 2.22(a).

“Register” is defined in Section 13.03(d) hereof.

“Regulation D” means Regulation D of the Board as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board as from time to time in effect and any successor or other regulation or official interpretation of said Board relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying Margin Stock applicable to member banks of the Federal Reserve System.

“Regulatory Conditions” is defined in Section 2.04(c).

“Reimbursement Obligation” is defined in Section 3.07 hereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment.

“Replacement Lender” is defined in Section 2.19 hereof.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and, with respect to a Benefit Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days after such event occurs.

“Repricing Event” means (a) any prepayment or repayment of any Term Loan with the proceeds of any Indebtedness, or any conversion of any Term Loan into any new or replacement tranche of term loans, in each case having an All-in Yield lower than the All-in Yield (excluding for this purpose, upfront fees and original discount on the Term Loans) of such Term Loan at the time of such prepayment or repayment or conversion and (b) any amendment or other modification of this Agreement that, directly or indirectly, reduces the All-in Yield of any Term Loan, in each case other than in connection with a transformative acquisition not permitted hereunder or a Change of Control.

“Required Lenders” means Lenders whose Pro Rata Shares, in the aggregate, are greater than fifty percent (50.0%); provided, however, that, if any Lender shall have become a Defaulting Lender, then for so long as such Lender is a Defaulting Lender, “Required Lenders” means Lenders (excluding all Defaulting Lenders) whose Pro Rata Shares represent greater than fifty percent (50.0%) of the aggregate Pro Rata Shares of such Lenders.

“Required Pro Rata Lenders” means Lenders whose Pro Rata Shares with respect to the Revolving Facility and Term A Facility, in the aggregate, are greater than fifty percent (50.0%); provided, however, that, if any Lender shall have become a Defaulting Lender, then for so long as such Lender is a Defaulting Lender, “Required Pro Rata Lenders” means Lenders (excluding all Defaulting Lenders) whose Pro Rata Shares with respect to the Revolving Facility and Term A Facility represent greater than fifty percent (50.0%) of the aggregate Pro Rata Shares of such Lenders.

“Required Term Lenders” means Term Lenders whose Pro Rata Shares with respect to the Term Facilities, in the aggregate, are greater than fifty percent (50.0%) of the aggregate amount outstanding under the Term Facilities.

“Requirements of Law” means, as to any Person, any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act, the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act, as amended, Foreign Competition Laws, Regulations T, U and X,

ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or permit or environmental, labor, employment, occupational safety or health law, rule or regulation, including Environmental, Health or Safety Requirements of Law.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment or distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, exchange, conversion, cancellation or termination of any Equity Interests in the Borrower or any Restricted Subsidiary; provided that the conversion or exchange of the Borrower’s preferred stock into the Borrower’s common stock shall not constitute a Restricted Payment.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Credit Availability” means, at any particular time, the amount by which the Aggregate Revolving Loan Commitment at such time exceeds the Revolving Credit Obligations outstanding at such time.

“Revolving Credit Obligations” means, at any particular time, the sum of (i) the outstanding principal amount of the Revolving Loans at such time, plus (ii) the outstanding Swing Line Obligations at such time, plus (iii) the outstanding L/C Obligations at such time.

“Revolving Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Loan Commitments at such time.

“Revolving Lender” means at any time, any Lender with an outstanding Revolving Loan or Revolving Loan Commitment at such time.

“Revolving Loan” is defined in Section 2.01 hereof.

“Revolving Loan Commitment” means, for each Revolving Lender, the obligation of such Revolving Lender to make Revolving Loans and to purchase participations in Letters of Credit and to participate in Swing Line Loans not exceeding the amount set forth on Schedule 2.01 to this Agreement opposite its name thereon under the heading “Revolving Loan Commitment” or in the Assignment and Assumption, Increasing Lender Supplement or Augmenting Lender Supplement by which it became a Revolving Lender, as such amount may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Assumption, Increasing Lender Supplement or Augmenting Lender Supplement.

“Revolving Loan Increase” is defined in Section 2.05(b).

“Revolving Loan Termination Date” means the earlier of (a) the fifth anniversary of the Closing Date as such date may be extended pursuant to Section 2.20 and (b) the date of termination in whole of the Aggregate Revolving Loan Commitment pursuant to Section 2.05(a) or Section 9.01 hereof.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor to its rating agency business.

“Sale-Leaseback Transaction” means an arrangement relating to property owned by the Borrower or any Restricted Subsidiary whereby the Borrower or such Restricted Subsidiary sells or transfers such property to any Person and the Borrower or any Restricted Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any comprehensive Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, Her Majesty’s Treasury, or any EU member state, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned 50 percent or more, directly or indirectly, one or more Persons described in (a) above.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Secured Obligations” is defined in the Collateral Agreement.

“Secured Parties” means collectively, the Administrative Agent, the Lenders, each Cash Management Bank, each Hedge Bank, each Issuing Bank and each sub-agent appointed by the Administrative Agent pursuant to Section 11.05.

“Securities Act” means the United States Securities Act of 1933.

“Senior Management Team” means (a) each Authorized Officer, the chief executive officer, secretary and (b) any chief executive officer, president, vice president, chief financial officer, treasurer or secretary of any Subsidiary Guarantor.

“Senior Euro Note Indenture” means that certain Note Indenture dated as of the July 6, 2018, as amended and supplemented from time to time, among Energizer Gamma Acquisition B.V., as issuer, the guarantors from time to time party thereto and the “Trustee” referred to therein, under which Energizer Gamma Acquisition B.V. has issued senior unsecured Euro-denominated notes in an original aggregate principal amount of €650,000,000 (the “Senior Euro Notes”).

“Senior Euro Notes” is defined in the definition of “Senior Euro Note Indenture”.

“Senior Notes” means, collectively, the Senior USD Notes and the Senior Euro Notes.

“Senior Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness as of such date that is secured by a Lien on any asset of the Borrower or any Restricted Subsidiary minus cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries to the extent not designated as restricted on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries in accordance with GAAP (but including, in any event cash and Cash Equivalents restricted in favor of the Administrative Agent on behalf of the Credit Parties) up to an aggregate amount of $200,000,000 to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date.

“Senior USD Note Indenture” means that certain Note Indenture dated as of July 6, 2018, as amended and supplemented from time to time, among the Initial Borrower, as escrow issuer (and from and after the Closing Date, the Borrower, as successor to the Initial Borrower), the guarantors from time to time party thereto and the “Trustee” referred to therein, under which the Initial Borrower has issued senior unsecured U.S. dollar-denominated notes in an original aggregate principal amount of $500,000,000 (the “Senior USD Notes”).

“Senior USD Notes” is defined in the definition of “Senior USD Note Indenture”.

“Separation Obligations” means indemnification obligations of the Borrower and/or its Restricted Subsidiaries in favor of Edgewell and/or its subsidiaries in connection with the Spin Transaction.

“Solvent” means, when used with respect to any Person, that at the time of determination:

(i) the fair value of its assets (both at fair valuation and at present fair saleable value) is equal to or in excess of the total amount of its liabilities, including, without limitation, contingent liabilities;

(ii) it is then able and believes that it will be able to pay its debts as they mature; and

(iii) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

With respect to contingent liabilities (such as litigation and guarantees), such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represent the amount which can be reasonably be expected to become an actual or matured liability.

“Specified Acquisition Agreement Representations” means the representations and warranties made by or with respect to the Battery Companies Equity Interests, Transferred Entities and Transferred Assets (each as defined in the Acquisition Agreement) in the Acquisition Agreement that are material to the interests of the Arrangers or Lenders, in their capacities as such, but only to the extent that the Borrower (or its Affiliates) has the right to terminate its (or their) obligations under the Acquisition Agreement or to decline to consummate the Acquisition (in each case, in accordance with the terms of the Acquisition Agreement) as a result of a breach of such representation or warranty.

“Specified Indebtedness” means the Existing Senior Notes, the Senior Notes, any Permitted Debt that is not secured on a pari passu basis with the Secured Obligations and any Refinancing Indebtedness in respect of any of the foregoing.

“Specified Representations” means the representations and warranties set forth in Sections 6.01 (as it relates to the Loan Parties), 6.02, 6.03(c), 6.03(d) (solely to the extent relating to any indenture or agreement governing debt for borrowed money in an aggregate principal or committed amount in excess of $100,000,000), 6.11, 6.13(a), 6.15, 6.19, 6.21 (subject to the last sentence of Section 5.02, as it relates to the creation, validity and perfection of the security interests in the Collateral), 6.22, 6.24 and 6.25.

“Spin Transaction” means the internal legal reorganization of Borrower separating its personal care and household products businesses and the spin-off of the Borrower and Edgewell’s Subsidiaries in a tax-free distribution to its shareholders as described in the Form 10 originally filed as of February 6, 2015 and amended as of March 25, 2015, May 11, 2015 and May 27, 2015.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Eurodollar Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” of a Person means (i) any corporation more than 50.0% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50.0% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” means a Subsidiary of the Borrower.

“Subsidiary Guarantors” means each Subsidiary of the Borrower that is party to the Collateral Agreement as a guarantor (which shall not include any Excluded Subsidiary), until any such Subsidiary is released as a guarantor under the Collateral Agreement in accordance with the Loan Documents.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations.

“Supplemental Perfection Certificate” means a certificate in the form of Exhibit I or any other form approved by the Administrative Agent.

“Surviving Person” is defined in Section 7.03(c).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any Subsidiary shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Line Bank” means JPMorgan and each other Lender acceptable to the Borrower and the Administrative Agent that agrees to act as a Swing Line Bank, each in its capacity as a lender of Swing Line Loans hereunder.

“Swing Line Commitment” means the commitment of the Swing Line Bank, in its discretion, to make Swing Line Loans up to a maximum principal amount of $10,000,000 at any one time outstanding.

“Swing Line Loan” means a Loan made available to the Borrower by the Swing Line Bank pursuant to Section 2.02 hereof.

“Swing Line Obligations” means, at any particular time, the aggregate principal amount of all Swing Line Loans outstanding at such time. The Swing Line Obligations of any Lender at any time shall be its Pro Rata Share of the total Swing Line Obligations at such time.

“Syndication Agent” means Barclays Bank PLC (and its successors) in its capacity as syndication agent for the loan transactions evidenced by this Agreement.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” means, as to any Person, an amount equal to the sum, without duplication, of (a) the obligations of such person to pay rent or other amounts under any Synthetic Lease which are attributable to principal and (b) the amount of any purchase price payment under any Synthetic Lease assuming the lessee exercises the option to purchase the leased property at the end of the lease term.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Facility” means the Term A Loans of all Term A Lenders at such time.

“Term A Lender” means at any time, a Lender with an outstanding Term A Loan or Term Loan A Commitment at such time.

“Term A Loan” means an Advance made by any Term A Lender under the Term A Facility.

“Term A Yield Differential” is defined in Section 2.05(b)(iii) hereof.

“Term B Facility” means the Term B Loans of all Term B Lenders at such time.

“Term B Lender” means at any time, a Lender with an outstanding Term B Loan or Term Loan B Commitment at such time.

“Term B Loan” means an Advance made by any Term B Lender under the Term B Facility.

“Term B Yield Differential” is defined in Section 2.05(b)(iii) hereof.

“Term Facility” means the Term A Facility or the Term B Facility, as applicable.

“Term Lender” means a Term A Lender or a Term B Lender, as applicable.

“Term Loan” means a Term A Loan or a Term B Loan, as applicable.

“Term Loan A Commitment” means for each Term A Lender, the obligation of such Term A Lender to make Term A Loans not exceeding the amount set forth on Schedule 2.01 to this Agreement opposite its name thereon under the heading “Term Loan A Commitment” or in the Assignment and Assumption or Incremental Term Loan Amendment by which it became a Term A Lender, in each case, as such amount may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Assumption or Incremental Term Loan Amendment.

“Term Loan B Commitment” means for each Term B Lender, the obligation of such Term B Lender to make Term B Loans not exceeding the amount set forth on Schedule 2.01 to this Agreement opposite its name thereon under the heading “Term Loan B Commitment” or in the Assignment and Assumption or Incremental Term Loan Amendment by which it became a Term Lender, in each case, as such amount may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Assumption or Incremental Term Loan Amendment.

“Term Loan A Maturity Date” means the earlier to occur of (x) the date that is three years after the Escrow Date, as such date may be extended pursuant to Section 2.20 and (y) the Termination Date.

“Term Loan B Maturity Date” means the earlier to occur of (x) the date that is seven years after the Escrow Date, as such date may be extended pursuant to Section 2.20 and (y) the Termination Date.

“Termination Date” is defined in Section 2.04(c).

“Termination Event” means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of the Borrower or any member of the Controlled Group from a Benefit Plan during a plan year in which the Borrower or such Controlled Group member was a “substantial employer” as defined in Section 4001(a)(2) of ERISA with respect to such plan; (iii) the imposition of an obligation under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC or any foreign governmental authority of proceedings to terminate or appoint a trustee to administer a Benefit Plan or Foreign Pension Plan; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; (vi) the partial or complete withdrawal of the Borrower or any member of the Controlled Group from a Multiemployer Plan; (vii) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (viii) a determination that any Plan is or is reasonably expected to be in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or (ix) a determination that a Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA), or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 304 of ERISA).

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness as of such date minus cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries to the extent not designated as restricted on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries in accordance with GAAP (but including, in any event cash and Cash Equivalents restricted in favor of the Administrative Agent on behalf of the Credit Parties) up to an aggregate amount of $200,000,000 to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date.

“Transactions” means (a) the consummation of the Acquisition, (b) the issuance of the Senior USD Notes and the Senior Euro Notes, and the application of the aggregate net proceeds thereof, (c) the delivery of collateral to any escrow accounts in connection with the Senior USD Notes or the Senior Euro Notes and entry into commitment letters by the Company in connection therewith, (d) entry into and incurrence of borrowings under this Agreement and the application of the net proceeds thereof, (e) the termination of the Existing Credit Agreement, (f) the merger of the Initial Borrower with and into the Borrower, with the Borrower as the surviving entity, and (g) all other transactions related or incidental to, or in connection with, any of the foregoing (including, without limitation, the payment of fees and expenses in connection with each of the foregoing).

“Transferee” is defined in Section 13.05 hereof.

“Type” when used in reference to any Loan or Advance, refers to whether the rate of interest on such Loan, or on the Loans comprising such Advance, is determined by reference to the Eurodollar Rate or the Alternate Base Rate.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” is defined in Section 4.05(g)(ii).

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the perfection of security interests created by the Collateral Documents.

“Unmatured Default” means an event which, but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 7.02(o) subsequent to the Closing Date.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining instalment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with generally accepted accounting principles in existence as of the Escrow Date.

Section 1.02 References. Any references to Subsidiaries of the Borrower shall not in any way be construed as consent by the Administrative Agent or any Lender to the establishment, maintenance or acquisition of any Subsidiary, except as may otherwise be permitted hereunder.

Section 1.03 Classification of Loans and Advances. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Rate Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Advances also may be classified and referred to by Class (e.g., a “Revolving Advance”) or by Type (e.g., a “Eurodollar Rate Advance”) or by Class and Type (e.g., a “Eurodollar Revolving Advance”).

Section 1.04 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.05 Accounting Terms; GAAP.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b) Notwithstanding anything to the contrary contained in Section 1.05(a) or in the definition of “Capitalized Lease Obligations,” in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute capital leases in conformity with GAAP on the date hereof shall be considered capital leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

Section 1.06 Interest Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “Eurodollar Base Rate” or with respect to any comparable or successor rate thereto, or replacement rate therefor.

ARTICLE 2

AMOUNT AND TERMS OF CREDIT

Section 2.01 The Commitments.

(a) Upon the satisfaction of the conditions precedent set forth in Sections 5.02 and 5.03, as applicable, from and including the Closing Date and prior to the Revolving Loan Termination Date, each Revolving Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make revolving loans to the Borrower from time to time, in Dollars, in an amount not to exceed such Revolving Lender’s Pro Rata Share of Revolving Credit Availability at such time (each such loan, together with any loans made pursuant to a Revolving Loan Increase and Extended Revolving Loans, the “Revolving Loans”); provided, however, at no time shall the Revolving Credit Obligations exceed the Aggregate Revolving Loan Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans at any time prior to the Revolving Loan Termination Date.

(b) Upon the satisfaction of the conditions precedent set forth in Section 5.01, each Term A Lender severally agrees to make a single term loan (each individually, a “Term A Loan” and, collectively, the “Term A Loans”) to the Initial Borrower on the Escrow Date in an aggregate principal amount not to exceed such Term A Lender’s Term Loan A Commitment, which Term A Loans (x) shall be denominated in Dollars and (y) shall, at the option of the Initial Borrower and subject to clause (d) below and Section 4.03, be incurred and maintained as, and/or converted into, Floating Rate Loans or Eurodollar Rate Loans. The proceeds of the Term A Loans shall be deposited into the Escrow Account and be subject to the terms of the Escrow Agreement. Amounts repaid or prepaid in respect of the Term A Loans may not be reborrowed. Upon the funding of the Term A Loans on the Escrow Date, the Term Loan A Commitments shall terminate.

(c) Upon the satisfaction of the conditions precedent set forth in Section 5.01, each Term B Lender severally agrees to make a single term loan (each individually, a “Term B Loan” and, collectively, the “Term B Loans”) to the Initial Borrower on the Escrow Date in an aggregate principal amount not to exceed such Term B Lender’s Term Loan B Commitment, which Term B Loans (x) shall be denominated in Dollars and (y) shall, at the option of the Initial Borrower and subject to clause (d) below and Section 4.03, be incurred and maintained as, and/or converted into, Floating Rate Loans or Eurodollar Rate Loans. The proceeds of the Term B Loans shall be deposited into the Escrow Account and be subject to the terms of the Escrow Agreement. Amounts repaid or prepaid in respect of the Term B Loans may not be reborrowed. Upon the funding of the Term B Loans on the Escrow Date, the Term Loan B Commitments shall terminate.

(d) The Term Loans made on the Escrow Date shall initially be Eurodollar Rate Loans with a one (1) month Interest Period ending on January 31, 2019 and thereafter may be continued as Eurodollar Rate Loans with a one (1)-month Interest Period until the Closing Date, at which time, the Term Loans may continue as Eurodollar Rate Loans or converted into Floating Rate Loans in the manner provided in Section 2.09 and subject to the other conditions and limitations therein set forth and set forth in this Article 2 and set forth in the definition of Interest Period; provided that the Initial Borrower shall be required to deliver a Borrowing/Election Notice, signed by it, together with appropriate documentation in form and substance reasonably satisfactory to the Administrative Agent indemnifying the applicable Lenders for the amounts described in Section 4.04 on or before the third (3rd) Business Day prior to the Escrow Date.

(e) Subject to Section 4.03, Revolving Loans made after the Closing Date shall be, at the option of the Borrower, selected in accordance with Section 2.09, either Floating Rate Loans or Eurodollar Rate Loans.

(f) On the Maturity Date, the Borrower shall repay in full the outstanding principal balance of the Loans. Each Advance under this Section 2.01 shall consist of Loans made by each applicable Lender ratably in proportion to such Lender’s respective Pro Rata Share of such Advance.

(g) Borrowing/Election Notice; Making of Loans. The Initial Borrower, with respect to the Term Loans, and the Borrower, with respect to any Revolving Loans, shall deliver to the Administrative Agent a Borrowing/Election Notice, signed by it, in accordance with the terms of Section 2.07. Promptly after receipt of a Borrowing/Election Notice under Section 2.07 in respect of Loans, the Administrative Agent shall notify each Lender of the applicable Class by facsimile, or other similar form of transmission, of the requested Loan. Each applicable Lender shall make available its Loan in accordance with the terms of Section 2.06. The Administrative Agent will promptly make the funds so received from the Lenders available to the Initial Borrower or the Borrower, as applicable, at the Administrative Agent’s office in Chicago, Illinois on the Escrow Date or, in the case of Revolving Lenders, applicable Borrowing Date on or after the Closing Date and shall disburse such proceeds (x) with respect to the Term Loans funded on the Escrow Date, to the Escrow Account or (y) otherwise, in accordance with the Borrower’s disbursement instructions set forth in the applicable Borrowing/Election Notice. The failure of any Lender to deposit the amount described above with the Administrative Agent on the Escrow Date or the applicable Borrowing Date shall not relieve any other Lender of its obligations hereunder to make its Loan on the Escrow Date or such Borrowing Date.

Section 2.02 Swing Line Loans.

(a) Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Sections 5.02 and 5.03, as applicable, from and including the Closing Date and prior to the Revolving Loan Termination Date, the Swing Line Bank may, in its discretion, on the terms and conditions set forth in this Agreement, make swing line loans to the Borrower from time to time, in Dollars, in an amount not to exceed the Swing Line Commitment (each, individually, a “Swing Line Loan” and collectively, the “Swing Line Loans”); provided, however, at no time shall the Revolving Credit Obligations exceed the Aggregate Revolving Loan Commitment; and provided, further, that at no time shall the sum of (i) the outstanding amount of the Swing Line Bank’s Pro Rata Share of the Swing Line Loans, plus (ii) the outstanding amount of Revolving Loans made by the Swing Line Bank pursuant to Section 2.01, exceed the Swing Line Bank’s Revolving Loan Commitment at such time. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Swing Line Loans at any time prior to the Revolving Loan Termination Date.

(b) Borrowing/Election Notice for Swing Line Loans. The Borrower shall deliver to the Administrative Agent and the Swing Line Bank a Borrowing/Election Notice, signed by it, not later than 12:00 noon (Chicago time) on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day and which may be the same date as the date the Borrowing/Election Notice is given), and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $500,000 and increments of $100,000 in excess thereof. The Swing Line Loans shall at all times be Floating Rate Loans or shall bear interest at such other rate as shall be agreed to between the Borrower and the Swing Line Bank at the time of the making of such Swing Line Loans.

(c) Making of Swing Line Loans. Promptly after receipt of the Borrowing/Election Notice under Section 2.02(b) in respect of Swing Line Loans, the Swing Line Bank may, in its sole discretion make available its Swing Line Loan, in funds immediately available to the Administrative Agent at its address specified pursuant to Article 14. The Administrative Agent will promptly make the funds so received from the Swing Line Bank available to the Borrower on the Borrowing Date at the Administrative Agent’s aforesaid address.

(d) Repayment of Swing Line Loans. Each Swing Line Loan shall be paid in full by the Borrower on or before the fifth (5th) Business Day after the Borrowing Date for such Swing Line Loan. The Borrower may at any time pay, without penalty or premium, all outstanding Swing Line Loans or, in a minimum amount of $500,000 and increments of $100,000 in excess thereof, any portion of the outstanding Swing Line Loans, upon notice to the Administrative Agent and the Swing Line Bank. In addition, the Administrative Agent (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan, or (ii) shall, in the event the Borrower shall not have otherwise repaid such Loan, on the fifth (5th) Business Day after the Borrowing Date of any Swing Line Loan, require each Revolving Lender (including the Swing Line Bank) to make a Revolving Loan in the amount of such Revolving Lender’s Pro Rata Share of such Swing Line Loan, for the purpose of repaying such Swing Line Loan. The making of such Revolving Loans by the Revolving Lenders shall discharge the Borrower’s obligation under the first sentence of this Section 2.02(d) and such failure to pay shall not constitute a Default by the Borrower. Promptly following receipt of notice pursuant to this Section 2.02(d) from the Administrative Agent, each Revolving Lender shall make available its required Revolving Loan or Revolving Loans, in funds immediately available to the Administrative Agent at its address specified pursuant to Article 14. Revolving Loans made pursuant to this Section 2.02(d) shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Rate Loans in the manner provided in Section 2.09 and subject to the other conditions and limitations therein set forth and set forth in this Article 2. Unless a Revolving Lender shall have notified the Swing Line Bank, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 5.02 and 5.03, as applicable, had not then been satisfied, such Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.02(d) to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Administrative Agent, the Swing Line Bank or any other Person, (B) the occurrence or continuance of a Default or Unmatured Default, (C) any adverse change in the condition (financial or otherwise) of the Borrower or (D) any other circumstances, happening or event whatsoever. In the event that any Revolving Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.02(d), the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Revolving Lender hereunder until the Administrative Agent receives such payment from such Revolving Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Revolving Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.02(d), such Revolving Lender shall be deemed, at the option of the Administrative Agent, to have unconditionally and irrevocably purchased from the Swing Line Bank, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Revolving Lender together with interest thereon at the NYFRB Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Revolving Loan Termination Date, the Borrower shall repay in full the outstanding principal balance of the Swing Line Loans.

Section 2.03 Rate Options for all Advances; Maximum Interest Periods. The Swing Line Loans shall be Floating Rate Loans at all times or shall bear interest at such other rate as may be agreed to between the Borrower and the Swing Line Bank at the time of the making of any such Swing Line Loan. The Revolving Loans and Term Loans may be Floating Rate Loans or Eurodollar Rate Loans, or a combination thereof, selected by the Borrower in accordance with Section 2.09. The Borrower may select, in accordance with Section 2.09, rate options and Interest Periods applicable to the Revolving Loans and Term Loans; provided that there shall be no more than eight (8) Interest Periods in effect with respect to all of the Loans at any time.

Section 2.04 Prepayment of Loans.

(a) Optional Prepayments.

(i) Subject to clause (b) below, the Borrower may from time to time and at any time upon at least one (1) Business Day’s prior written notice repay or prepay, without penalty or premium all or any part of outstanding Floating Rate Loans comprising the same Advance in an aggregate minimum amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof. Advances of Eurodollar Rate Loans may be voluntarily repaid or prepaid on or prior to the last day of the applicable Interest Period, subject to the indemnification provisions contained in Section 4.04, provided that the Borrower may not so prepay Eurodollar Rate Loans unless it shall have provided at least three (3) Business Days’ prior written notice to the Administrative Agent of such prepayment and provided, further that optional prepayments of Advances of Eurodollar Rate Loans made pursuant to Section 2.04(a)(i) shall be for the entire amount of the outstanding Eurodollar Rate Loans that are Revolving Loans of such Advance. Prior to any repayment of any Advances of any Class under this Section, the Borrower shall select the Advances or Advances of the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by hand delivery or facsimile) of such selection. Each repayment of an Advance shall be applied ratably to the Loans included in the repaid Advance. Repayments of Advances shall be accompanied by accrued interest on the amounts repaid.

(ii) In the event any Term B Loans are subject to a Repricing Event prior to the six month anniversary of the Closing Date, a Term B Lender whose Term B Loans are prepaid or repaid in whole or in part, or which is required to assign any of its Term B Loans pursuant to Section 2.19, in connection with such Repricing Event or which holds a Term B Loan the All-in Yield of which is reduced as a result of a Repricing Event shall be paid an amount equal to 1.00% of the aggregate principal amount of such Lender’s Term B Loans so prepaid, repaid, assigned or repriced.

(b) Mandatory Prepayments.

(i) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Restricted Subsidiary in respect of any Prepayment Event (other than the Divestiture Process, which is addressed in subclause (iii) below) following the Closing Date, the Borrower shall, no later than one Business Day following the day such Net Proceeds are received (or, in the case of a Prepayment Event described in clauses (a) or (b) of the definition of the term “Prepayment Event,” within three Business Days after such Net Proceeds are received), prepay Term Loans in an amount equal to (x) in the case of an event described in clauses (a) or (b) of the definition of the term “Prepayment Event” an amount equal to the Asset Sale/Casualty Event Percentage multiplied by Net Proceeds received by the Borrower or such Restricted Subsidiary in connection with such event or (y) otherwise, 100.0% of such Net Proceeds; provided that, in the case of any event described in clauses (a) or (b) of the definition of the term “Prepayment Event,” if the Borrower shall, prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower to the effect that the Borrower intends to cause the Net Proceeds from such event (or a portion thereof specified in such certificate) to be applied within 365 days after receipt of such Net Proceeds to acquire real property, equipment or other tangible assets to be used in the business of the Borrower or the Restricted Subsidiaries, or to consummate any Permitted Acquisition (or any other acquisition of all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person) permitted hereunder, and certifying that no Unmatured Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds from such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds that have not been so applied by the end of such 365-day period (or within a period of 180 days thereafter if by the end of such initial 365-day period the Borrower or one or more Restricted Subsidiaries shall have entered into an agreement with a third party to acquire such real property, equipment or other tangible assets, or to consummate such Permitted Acquisition or other acquisition, with such Net Proceeds), at which time a prepayment shall be required in an amount equal to the Net Proceeds that have not been so applied (and no prepayment shall be required to the extent the aggregate amount of such Net Proceeds that are not reinvested in accordance with this Section does not exceed $10,000,000 in any fiscal year); provided, further that to the extent any such Net Proceeds shall be received in respect of assets owned by a Loan Party, such Net Proceeds may be reinvested only in assets owned by a Loan Party or, in the case of a Permitted Acquisition or other acquisition, by any Person that shall become a Subsidiary Guarantor upon the consummation thereof (other than, in each case, Equity Interests in Foreign Subsidiaries, except to the extent such Net Proceeds shall have resulted from the sale of Equity Interests in one or more Foreign Subsidiaries).

(ii) In the event that the Borrower has Excess Cash Flow for any fiscal year of the Borrower, commencing with the fiscal year ending September 30, 2019, the Borrower shall, not later than ninety (90) days following the end of such fiscal year, prepay Term Loans on a pro rata basis between the Classes of Term Loans in an amount equal to the excess of (x) an amount equal to the ECF Percentage multiplied by Excess Cash Flow for such fiscal year over (y) the amount of prepayments of Term Loans pursuant to Section 2.04(a)(i) during such fiscal year (other than any such prepayment made with the proceeds of Indebtedness).

(iii) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Restricted Subsidiary in respect of the Divestiture Process, the Borrower shall, no later than one Business Day following the day such Net Proceeds are received, prepay Term Loans in an amount equal to 100.0% of such Net Proceeds.

(iv) Prior to any optional or mandatory prepayment of Term Loan Advances under this Section, the Borrower shall, subject to the next sentence, specify the Term Loan Advance or Term Loan Advances to be prepaid in the notice of such prepayment. In the event of any mandatory prepayment of Term Loan Advances from a Prepayment Event under clauses (a) or (b) of the definition thereof made at a time when Term Loan Advances of more than one Class remain outstanding, the Borrower shall select Term Loan Advances to be prepaid so that the aggregate amount of such prepayment is allocated among the Term Loan Advances pro rata based on the aggregate principal amounts of outstanding Term Loans of each such Class; provided that to the extent provided in the relevant Incremental Term Loan Amendment or Extension Agreement, any Class of Incremental Term Loans or Extended Term Loans may be paid on a pro rata basis or less than pro rata basis with any other Class of Term Loans. Any prepayment of Loans from a Prepayment Event described in clause (c) of the definition of “Prepayment Event” shall be applied to the Class or Classes of Loans selected by the Borrower.

(v) Notwithstanding the foregoing, any Term Lender may elect, by notice to the Administrative Agent by telephone (confirmed by hand delivery or facsimile) at least one Business Day (or such shorter period as may be established by the Administrative Agent) prior to the required prepayment date, to decline all or any portion of any prepayment of its Term Loans pursuant to this Section 2.04 (other than an optional prepayment pursuant to paragraph (a) of this Section or a prepayment pursuant to clause (c) of the definition of “Prepayment Event,” which may not be declined), in which case the aggregate amount of the payment that would have been applied to prepay Loans but was so declined may be retained by the Borrower and shall constitute “Declined Proceeds.”

(vi) The Borrower shall notify the Administrative Agent by telephone (confirmed by hand delivery or facsimile) of any optional prepayment and, to the extent practicable, any mandatory prepayment hereunder (A) in the case of prepayment of a Eurodollar Rate Loan, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (B) in the case of prepayment of a Floating Rate Loan, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Advance or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of prepayment of Advances pursuant to paragraph (a) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each partial prepayment of any Advance shall be in an amount that would be permitted in the case of an advance of an Advance of the same Type as provided in Section 2.04(a), except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of an Advance shall be applied ratably to the Loans included in the prepaid Advance. Prepayments shall be accompanied by accrued interest as required by Section 2.11. In no event (except pursuant to Section 2.05 below) shall a repayment or a prepayment of a Revolving Loan result in a reduction of the Aggregate Revolving Loan Commitment.

(vii) Foreign Prepayment Event. Notwithstanding anything to the contrary contained in Section 2.04(b), mandatory prepayments (other than mandatory prepayments pursuant to Section 2.04(b)(iii)) arising from the receipt of Net Cash Proceeds from any Prepayment Event by or the Excess Cash Flow attributable to any Foreign Subsidiary (each, a “Foreign Mandatory Prepayment Event”) shall not be required (A) to the extent the making of any such Foreign Mandatory Prepayment Event (or the repatriation of funds to effect such payment) would give rise to a material adverse Tax consequence (as determined in good faith by the Borrower) or (B) so long as the applicable local law will not permit repatriation thereof to the United States (the Borrower hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly file any required forms, obtain any necessary consents and take all similar actions reasonably required by the applicable local law to permit such repatriation); provided that if such repatriation of any such affected Net Cash Proceeds or Excess Cash Flow is later permitted under applicable law, such repatriation will, subject to clause (A) above, be effected as promptly as practicable and such repatriated Net Cash Proceeds or Excess Cash Flow, as applicable, will be promptly after such repatriation applied to the repayment of the Term Loans pursuant to Section 2.04(b) to the extent provided herein.

(c) Term Loans Repayment. If (i) the Closing Date has not occurred on or prior to the first to occur of (x) the Borrower’s written notice to the Arrangers of, or its public announcement of, the abandonment of the Acquisition, (y) the termination of the Acquisition Agreement in accordance with its terms, and (z) 5:00 p.m. New York City time on January 15, 2019 (the “Outside Date”); provided, however, that the Outside Date shall be extended (A) to April 15, 2019 if all conditions to Closing (as defined in the Acquisition Agreement as in effect on January 15, 2018) set forth in Article IX of the Acquisition Agreement as in effect on January 15, 2018 shall have been satisfied (or, with respect to conditions to be satisfied at such Closing, are then capable of being satisfied) as of January 15, 2019, other than the conditions set forth in Sections 9.01(c), 9.01(d), 9.02(c) and 9.02(d) of the Acquisition Agreement as in effect on January 15, 2018 (the “Regulatory Conditions”) and (B) to July 15, 2019 if after an extension pursuant to clause (A), all conditions to Closing (as defined in the Acquisition Agreement as in effect on January 15, 2018) set forth in Article IX of the Acquisition Agreement as in effect on January 15, 2018 shall have been satisfied (or, with respect to conditions to be satisfied at such Closing, are then capable of being satisfied) as of April 15, 2019, other than the Regulatory Conditions (such earliest date, the “Termination Date”), or (ii) the Escrow End Date (as defined in the Escrow Agreement) otherwise occurs, then the Initial Borrower shall immediately repay the Term Loans and any accrued interest and fees thereon. For the avoidance of doubt, to the extent the Term Loans are funded net of any original issue discount or upfront fees that would have been payable in accordance with the Fee Letter on the Closing Date, the repayment of the Term Loans plus any accrued and unpaid interest and fees with respect to the Term Loans shall be accompanied by the amount of such original issue discount or upfront fees.

Section 2.05 Reduction of Revolving Loan Commitments; Expansion Option.

(a) Reduction of Revolving Loan Commitments.

(i) The Borrower may permanently reduce the Aggregate Revolving Loan Commitment in whole, or in part ratably among the Lenders, in an aggregate minimum amount of $25,000,000 and integral multiples of $5,000,000 in excess of that amount (unless the Aggregate Revolving Loan Commitment is reduced in whole), upon at least three (3) Business Days’ prior written notice to the Administrative Agent, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Revolving Loan Commitment may not be reduced below the aggregate principal amount of the outstanding Revolving Credit Obligations. All accrued Commitment Fees shall be payable on the effective date of any termination of the obligations of the Revolving Lenders to make Revolving Loans hereunder and all accrued Commitment Fees shall be payable upon any reduction of the Aggregate Revolving Loan Commitment on the amount so reduced.

(ii) If the Closing Date has not occurred on or prior to the Termination Date, all undrawn Commitments shall immediately terminate.

(b) Expansion Option.

(i) The Borrower may from time to time after the Closing Date elect to increase the Aggregate Revolving Loan Commitment (each, a “Revolving Loan Increase”) or increase the aggregate principal amount of any Class of Term Loans or enter into one or more tranches of term loans (each an “Incremental Term Loan”), in each case in minimum amounts of $50,000,000 and increments of $10,000,000 so long as, after giving effect thereto, the aggregate amount of such Revolving Loan Increases and such Incremental Term Loans (other than Incremental Term Loans in respect of Refinancing Term Loans) does not exceed (A) (i) an aggregate amount equal to the greater of (x) $600,000,000 and (y) 100.0% of Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date for which Financial Statements have been delivered plus (ii) the aggregate principal amount of any prepayments of Term Loans (in the case of Term Loans consisting of Incremental Term Loans (or any refinancing thereof) solely to the extent incurred in reliance on this clause (A)) made pursuant to Section 2.04(a) following the Closing Date to the extent not funded with the proceeds of Indebtedness for borrowed money plus (B) an additional amount, so long as, after giving effect to the incurrence of such additional amount (and assuming for such purposes that the entire amount of any such Revolving Loan Increase is fully funded), the pro forma First Lien Net Leverage Ratio does not exceed 2.75 to 1.00 (or, if such Indebtedness is incurred in connection with a Permitted Acquisition, the First Lien Net Leverage Ratio in effect immediately prior thereto); provided that, for purposes of this clause (B), net cash proceeds of Incremental Term Loans incurred at such time shall not be netted against the applicable amount of Consolidated First Lien Indebtedness for purposes of such calculation of the First Lien Net Leverage Ratio at such time; provided, further, that the aggregate principal amount of the sum of all (x) Revolving Loan Increases, taken as a whole, plus (y) Incremental Term Loans incurred in the form of “term A loans” (which shall mean a term loan facility with amortization (without giving effect to any increase made solely to make such Incremental Term Loans fungible with any Term Loans) greater than 1.0% per year prior to maturity or that mature prior to the Term Loan B Maturity Date), taken as a whole, shall not exceed $300,000,000. The Borrower may arrange for any such Revolving Loan Increase or Incremental Term Loan to be provided by one or more existing Lenders (each existing Lender so agreeing to an increase in its Revolving Loan Commitment, or to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”), to increase their existing Revolving Loan Commitments or to participate in such Incremental Term Loans (it being agreed that any Lender approached to provide any such Revolving Loan Increase or Incremental Term Loans may elect or decline, in its sole discretion, to provide such Revolving Loan Increase or Incremental Term Loans); provided that (i) each Augmenting Lender, shall be subject to the approval of the Borrower and the Administrative Agent and, in the case of a Revolving Loan Increase, the Issuing Banks (which consent shall not be unreasonably withheld or delayed), and (ii) with respect to any Revolving Loan Increase, (x) in the case of an Increasing Lender, the Borrower and such Increasing Lender execute an agreement substantially in the form of Exhibit E-1 hereto (each, an “Increasing Lender Supplement”), and (y) in the case of an Augmenting Lender, the Borrower and such Augmenting Lender execute an agreement substantially in the form of Exhibit E-2 hereto (each, an “Augmenting Lender Supplement”). No consent of any Lender (other than the Lenders participating in the Revolving Loan Increase or Incremental Term Loan) shall be required for any Revolving Loan Increase or Incremental Term Loans pursuant to this Section 2.05(b)(i), as applicable. Revolving Loan Increases and Incremental Term Loans created pursuant to this Section 2.05(b)(i), shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof. Incremental Term Loans may be made hereunder pursuant to an amendment or an amendment and restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Increasing Lender participating in such tranche, each Augmenting Lender participating in such tranche, if any, and the Administrative Agent. The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.05(b). Notwithstanding the foregoing, no increase in the Aggregate Revolving Loan Commitment (or in the Revolving Loan Commitment of any Lender) or Incremental Term Loans shall become effective under this paragraph unless:

(1) on the proposed date of the effectiveness of such increase or Incremental Term Loans, the conditions set forth in paragraphs (a) and (b) of Section 5.03 shall be satisfied or waived by the Required Lenders; provided that if the proceeds of such Incremental Term Loans are being used to finance a Limited Condition Acquisition, (i) the condition set forth in such paragraph (a) shall be satisfied or waived by the Required Lenders as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into and (ii) the condition set forth in such paragraph (b) shall be limited to the accuracy of the Specified Representations, and the Administrative Agent shall have received a certificate to that effect dated such date and executed by an Authorized Officer of the Borrower; and

(2) the Administrative Agent shall have received documents consistent with those delivered pursuant to Sections 5.02 and 5.03 as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such increase (including, without limitation, opinions of counsel for the Borrower and the Subsidiary Guarantors in form and substance reasonably satisfactory to the Administrative Agent).

(ii) On the effective date of any Revolving Loan Increase, (A) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Revolving Lender’s portion of the outstanding Revolving Loans of all the Revolving Lenders to equal such Revolving Lender’s Pro Rata Share of Revolving Credit Availability at such time and (B) the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Revolving Loan Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a Borrowing/Election Notice delivered by the Borrower in accordance with the requirements of Section 2.07). The deemed payments made pursuant to clause (B) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurodollar Rate Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 4.04 if the deemed payment occurs other than on the last day of the related Interest Periods.

(iii) The terms and conditions of any Revolving Loan Increase and the Incremental Term Loans shall be, except as otherwise set forth herein or in the applicable Revolving Loan Increase or Incremental Term Loan Amendment, identical to those of the Revolving Loan Commitment, Term A Loans and Term B Loans, as applicable; provided that (A) (x) if the All-in Yield for any Incremental Term Loans (other than Incremental Term Loans in respect of Refinancing Term Loans) that is a “term A facility” (which shall mean a term loan facility with amortization (without giving effect to any increase made solely to make such Incremental Term Loans fungible with any Term Loans) greater than 1.0% per year prior to maturity or that mature prior to the Term Loan B Maturity Date) exceeds the All-in Yield for the Term A Loans by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Term A Yield Differential”), then the Applicable Margin for the Term A Loans shall automatically be increased by the Term A Yield Differential (plus, if elected by the Borrower in its sole discretion, an additional amount in order to make the Term A Loans fungible with such Incremental Term Loans), effective upon the making of such Incremental Term Loans and (y) if the All-in Yield for any Incremental Term Loans (other than Incremental Term Loans in respect of Refinancing Term Loans) that is a “term B facility” (which shall mean a term loan facility with amortization (without giving effect to any increase made solely to make such Incremental Term Loans fungible with any Term Loans) less than or equal to 1.0% per year prior to maturity) exceeds the All-in Yield for the Term B Loans by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Term B Yield Differential”), then the Applicable Margin for the Term B Loans shall automatically be increased by the Term B Yield Differential (plus, if elected by the Borrower in its sole discretion, an additional amount in order to make the Term B Loans fungible with such Incremental Term Loans), effective upon the making of such Incremental Term Loans; provided that this clause (A) shall not be applicable to any Incremental Term Loan that (x) is incurred after the date that is twelve months following the Closing Date or (y) incurred in connection with a Change of Control or transformative acquisition not otherwise permitted under the this Agreement (this clause (A) being referred to herein as the “MFN Provision”), (B) no Incremental Term Maturity Date shall be earlier than the Term Loan B Maturity Date (unless such Incremental Term Loans are a “term A facility” as described above, in which event, the applicable Incremental Term Maturity Date shall not be earlier than the Term Loan A Maturity Date), (C) the Weighted Average Life to Maturity of any Incremental Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term B Loans (unless such Incremental Term Loans are a “term A facility” as described above, in which event, the applicable Weighted Average Life to Maturity shall be no shorter than the remaining Weighted Average Life to Maturity of the Term A Loans), (D) the Incremental Term Loans will rank pari passu in right of payment and with respect to security with the Term Loans and none of the obligors or guarantors with respect thereto shall be a Person that is not a Loan Party, (E) the Incremental Term Loans may participate on a pro rata basis (or on a basis that is less than pro rata) in any mandatory prepayments of the Term Loans, but may not provide for mandatory prepayment requirements that are more favorable than those applicable to Term Loans, and (F) to the extent the terms of the Incremental Term Loans are inconsistent with the terms of the Term Loans (except as set forth in clauses (A), (B) and (C) above), (i) such terms shall be reasonably satisfactory to the Administrative Agent and (ii) to the extent such terms are more favorable to the Incremental Lenders than the terms hereof to the Term Lenders, the Borrower may elect to conform to such terms for the benefit of all of the Term Lenders pursuant to an amendment hereto subject solely to the reasonable satisfaction of the Administrative Agent. For the avoidance of doubt, all terms of any Revolving Loan Increase (including the Applicable Margin thereon) shall be identical to the terms of the Revolving Facility.

Section 2.06 Method of Borrowing. Not later than 2:00 p.m. (Chicago time) on each Borrowing Date, each applicable Lender shall make available its Pro Rata Share of each such Advance, in immediately available funds, to the Administrative Agent at its address specified pursuant to Article 14. The Administrative Agent will promptly make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

Section 2.07 Method of Selecting Types and Interest Periods for Advances. The Borrower shall select the Type and Class of Advance and, in the case of each Advance of Eurodollar Rate Loans, the Interest Period applicable to each Advance from time to time. The Borrower shall give the Administrative Agent irrevocable notice in substantially the form of Exhibit B hereto (a “Borrowing/Election Notice”) not later than 11:00 a.m. (Chicago time) (a) on or before the Borrowing Date of each Advance of Floating Rate Loans and (b) three (3) Business Days before the Borrowing Date for each Advance of Eurodollar Rate Loans specifying: (i) the Borrowing Date (which shall be a Business Day) of such Advance; (ii) the aggregate amount of such Advance; (iii) the Type and Class of Advance selected; and (iv) in the case of each Advance of Eurodollar Rate Loans, the Interest Period applicable thereto; provided, however, that with respect to the borrowing on the Escrow Date, such notice shall be delivered in accordance with the terms of Section 2.01(d) and shall be accompanied by the documentation specified in such Section, if applicable. The Borrower shall select Interest Periods so that, to the best of the Borrower’s knowledge, it will not be necessary to prepay all or any portion of any Advance of Eurodollar Rate Loans prior to the last day of the applicable Interest Period in order to make mandatory prepayments as required pursuant to the terms hereof. Each Advance of Floating Rate Loans and all Obligations other than Loans shall bear interest from and including the date of the making of such Advance, in the case of Advances of Floating Rate Loans, and the date such Obligation is due and owing in the case of such other Obligations, to (but not including) the date of repayment thereof at the Alternate Base Rate, changing when and as such Alternate Base Rate changes. Changes in the rate of interest on that portion of the Loans maintained as Floating Rate Loans will take effect simultaneously with each change in the Alternate Base Rate. Each Advance of Eurodollar Rate Loans shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Advance, changing when and as the Applicable Margin changes. Changes in the rate of interest on that portion of the Loans maintained as Eurodollar Rate Loans will take effect simultaneously with each change in the Applicable Margin.

Section 2.08 Minimum Amount of Each Advance. Each Advance (other than an Advance to repay Swing Line Loans or a Reimbursement Obligation) shall be in the minimum amount of $10,000,000 (and in multiples of $1,000,000 if in excess thereof); provided, however, that any Advance of Floating Rate Loans may be in the amount of the unused Aggregate Revolving Loan Commitment.

Section 2.09 Method of Selecting Types and Interest Periods for Conversion and Continuation of Advances.

(a) Right to Convert. The Borrower may elect from time to time, subject to the provisions of Section 2.03, this Section 2.09 and Section 5.03 to convert all or any part of a Loan of any Type into any other Type or Types of Loans; provided that any conversion of any Advance of Eurodollar Rate Loans shall be made on, and only on, the last day of the Interest Period applicable thereto.

(b) Automatic Conversion and Continuation. Floating Rate Loans shall continue as Floating Rate Loans unless and until such Floating Rate Loans are repaid or converted into Eurodollar Rate Loans. Eurodollar Rate Loans shall continue as Eurodollar Rate Loans until the end of the then applicable Interest Period therefor, at which time such Eurodollar Rate Loans shall be automatically converted into Floating Rate Loans unless the Borrower shall have repaid such Loans or given the Administrative Agent a Borrowing/Election Notice in accordance with Section 2.09(d) requesting that, at the end of such Interest Period, such Eurodollar Rate Loans continue as a Eurodollar Rate Loan.

(c) No Conversion Post-Default. Notwithstanding anything to the contrary contained in Section 2.09(a) or Section 2.09(b), no Loan may be converted into or continued as a Eurodollar Rate Loan (except with the consent of the Required Lenders) when any Default has occurred and is continuing.

(d) Borrowing/Election Notice. The Borrower shall give the Administrative Agent an irrevocable Borrowing/Election Notice of each conversion of a Floating Rate Loan into a Eurodollar Rate Loan or continuation of a Eurodollar Rate Loan not later than 11:00 a.m. (Chicago time) three (3) Business Days prior to the date of the requested conversion or continuation, specifying: (i) the requested date (which shall be a Business Day) of such conversion or continuation; (ii) the amount and Type of the Loan to be converted or continued; and (iii) the amount of Eurodollar Rate Loan(s) into which such Loan is to be converted or continued, and the duration of the Interest Period applicable thereto.

Section 2.10 Default Rate. After the occurrence and during the continuance of a Default under (a) Section 8.01(a), if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due (after giving effect to any applicable grace period), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.0% per annum plus the rate otherwise applicable to such Loan as provided in Section 2.03 and (ii) in the case of any other overdue amount, 2.0% per annum plus the rate applicable to Advances of Floating Rate Loans and (b) Section 8.01(e) or 8.01(f), the interest rate described in clause (a) above shall be applicable to the Loans without any election or action on the part of the Administrative Agent or any other Lender.

Section 2.11 Method of Payment. All payments of principal, interest, fees, commissions and L/C Obligations hereunder shall be made, without setoff, deduction or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article 14, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 2:00 p.m. (Chicago time) on the date when due and shall be made ratably among the Lenders (unless such amount is not to be shared ratably in accordance with the terms hereof). Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds which the Administrative Agent received at its address specified pursuant to Article 14 or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Borrower authorizes the Administrative Agent to charge the account of the Borrower maintained with JPMorgan for each payment of principal, interest, fees, commissions and L/C Obligations as it becomes due hereunder. Each reference to the Administrative Agent in this Section 2.11 shall also be deemed to refer, and shall apply equally, to each Issuing Bank, in the case of payments required to be made by the Borrower to such Issuing Bank pursuant to Article 3.

Section 2.12 Evidence of Debt; Noteless Agreement.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts in which it will record

(i) the amount of each Loan made hereunder, the Type thereof and the Interest Period, if any, with respect thereto,

(ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder,

(iii) the original stated amount of each Letter of Credit and the amount of the L/C Obligations outstanding at any time and

(iv) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries made in the accounts maintained pursuant to clauses(a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded unless the Borrower objects to information contained therein within thirty (30) days of the Borrower’s receipt of such information; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with the terms of this Agreement.

(d) Any Lender may request that its Loans be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note for such Loans payable to the order of such Lender and in a form approved by the Administrative Agent in its reasonable discretion and consistent with the terms of this Agreement. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (prior to any assignment pursuant to Section 13.03) be represented by one or more promissory notes in such form, payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such note for cancellation and requests that such Loans once again be evidenced as described in clauses (a) and (b) above.

Section 2.13 Telephonic Notices The Borrower authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, signed by an Authorized Officer of the Borrower, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders with respect to such telephonic notice shall govern absent manifest error. In case of disagreement concerning such notices, if the Administrative Agent has recorded telephonic Borrowing/Election Notices, such recordings will be made available to the Borrower upon the Borrower’s request therefor.

Section 2.14 Promise to Pay; Interest and Commitment Fees; Interest Payment Dates; Interest and Fee Basis; Loan and Control Accounts.

(a) Promise to Pay. The Borrower unconditionally promises to pay when due the principal amount of each Loan and all other Obligations incurred by it, and to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the other Loan Documents.

(b) Interest Payment Dates. Interest accrued on each Floating Rate Loan shall be payable on each Payment Date, commencing with the first such date to occur after the Escrow Date and on any date on which such Floating Rate Loan is prepaid, whether by acceleration or otherwise and at maturity. Interest accrued on each Eurodollar Rate Loan shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Rate Loan is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Rate Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued on the principal balance of all other Obligations shall be payable in arrears

(i) on each Payment Date, commencing on the first such day following the incurrence of such Obligation,

(ii) upon repayment thereof in full or in part, and

(iii) if not theretofore paid in full, at the time such other Obligation becomes due and payable (whether by acceleration or otherwise).

(c) Commitment Fees and Administrative Agent’s and Arrangers’ Fees.

(i) The Borrower shall pay to the Administrative Agent, for the account of the Revolving Lenders in accordance with their Pro Rata Shares, from and after the Closing Date until the Revolving Loan Termination Date, a commitment fee (the “Commitment Fee”) accruing at the per annum rate of the then Applicable Commitment Fee Percentage, on the daily average unused Revolving Loan Commitments (with the aggregate amount of any outstanding Swing Line Loans being deemed to be unused Revolving Loan Commitments for this purpose for all Revolving Lenders other than the Swing Line Bank). All such Commitment Fees payable under this clause (c)(i) shall be payable quarterly in arrears on each Payment Date occurring after the Closing Date (with the first such payment being calculated for the period from the Closing Date and ending on the last Business Day of the first fiscal quarter of the Borrower ending after the Closing Date), and on the Revolving Loan Termination Date.

(ii) The Borrower shall pay to the Administrative Agent for the sole account of the Administrative Agent, the fees payable at the times and in the amounts separately agreed.

(d) Interest and Fee Basis; Applicable Margin, Applicable Commitment Fee Percentage and Applicable L/C Fee Percentage. Fees payable with respect to Letters of Credit and Commitment Fees shall be calculated for actual days elapsed (including the first day but excluding the last day) on the basis of a year of 360 days. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Interest shall be payable for the day an Obligation is incurred but not for the day of any payment on the amount paid if payment is received prior to 2:00 p.m. (Chicago time) at the place of payment. If any payment of principal of or interest on a Loan or any payment of any other Obligations shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.

Section 2.15 Notification of Advances, Interest Rates, Prepayments and Aggregate Revolving Loan Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each applicable Lender of the contents of each Aggregate Revolving Loan Commitment reduction notice, Increasing Lender Supplement, Augmenting Lender Supplement, Borrowing/Election Notice, repayment notice and issuance of Letter of Credit notice received by it hereunder. The Administrative Agent will notify each applicable Lender of the interest rate applicable to each Eurodollar Rate Loan promptly upon determination of such interest rate and will give each applicable Lender prompt notice of each change in the Alternate Base Rate.

Section 2.16 Lending Installations. Each Lender may book its Loans or Letters of Credit at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation. Subject to the provisions of Section 4.06, each Lender may, by written or facsimile notice to the Administrative Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments and/or payments of L/C Obligations are to be made.

Section 2.17 Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the NYFRB Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

Section 2.18 Maturity Date. This Agreement shall be effective until the Maturity Date. Notwithstanding the termination of this Agreement, until all of the Obligations (other than contingent indemnity obligations) shall have been fully and indefeasibly paid and satisfied in cash (to the full extent that such Obligations are payable in cash), all financing arrangements among the Borrower and the Lenders under or in connection with this Agreement and the other Loan Documents shall have been terminated and all of the Letters of Credit shall have expired, been canceled or terminated, all of the rights and remedies under this Agreement and the other Loan Documents shall survive.

Section 2.19 Replacement of Certain Lenders. In the event a Lender (an “Affected Lender”) shall have: (i) become a Defaulting Lender, (ii) requested compensation from the Borrower under Sections 4.01, 4.02 or 4.05 to recover Indemnified Taxes, Other Taxes or other additional costs incurred by such Lender which are not being incurred generally by the other Lenders, (iii) delivered a notice pursuant to Section 4.03 claiming that such Lender is unable to extend Eurodollar Rate Loans to the Borrower for reasons not generally applicable to the other Lenders or (iv) has invoked Section

10.02, then, in any such case, the Borrower or the Administrative Agent may make written demand on such Affected Lender (with a copy to the Administrative Agent in the case of a demand by the Borrower and a copy to the Borrower in the case of a demand by the Administrative Agent) for the Affected Lender to assign, and such Affected Lender shall use commercially reasonable efforts to assign five (5) Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of Section 13.03 which the Borrower or the Administrative Agent, as the case may be, shall have engaged for such purpose (“Replacement Lender”), all of such Affected Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Revolving Loan Commitment, Term Loan A Commitment and/or Term Loan B Commitment, all Loans owing to it, all of its participation interests in existing Letters of Credit, and its obligation to participate in additional Letters of Credit and Swing Line Loans hereunder) in accordance with Section 13.03. The Administrative Agent is authorized to execute any Assignment and Assumption as attorney-in-fact for any Affected Lender failing to execute and deliver the same within five (5) Business Days after the date of such demand. Further, with respect to such assignment the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment, amounts payable under Sections 2.04(a)(ii), 4.01, 4.02 and 4.05 with respect to such Affected Lender and compensation payable under Section 2.14(c) in the event of any replacement of any Affected Lender under clause (ii) or clause (iii) of this Section 2.19; provided that upon such Affected Lender’s replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.01, 4.02, 4.04, 4.05 and 10.07, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Article 11 with respect to losses, obligations, liabilities, damages, penalties, actions, judgments, costs, expenses or disbursements for matters which occurred prior to the date the Affected Lender is replaced. Upon the replacement of any Affected Lender pursuant to this Section 2.19, the provisions of Section 9.02 shall continue to apply with respect to Loans which are then outstanding with respect to which the Affected Lender has become a Defaulting Lender.

Section 2.20 Extension Offers.

(a) The Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, an “Extension Offer”) to all of the Term A Lenders, all of the Term B Lenders or all of the Revolving Lenders of one or more Classes on a pro rata basis (each Class subject to such an Extension Offer, an “Extension Request Class”) to make one or more Extension Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Extension Permitted Amendment and (ii) the date on which such Extension Permitted Amendment is requested to become effective (which shall not be less than five (5) Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent). Extension Permitted Amendments shall become effective only (i) with respect to the Term A Loans of the Term A Lenders of the Extension Request Class that accept the applicable Extension Offer or the Term B Loans of the Term B Lenders of the Extension Request Class that accept the applicable Extension Offer, as applicable (such Term Lenders, the “Extending Term Lenders”) and, in the case of any Extending Term Lender, only with respect to such Lender’s Term A Loans or Term B Loans, as applicable, of such Extension Request Class as to which such Term A Lender’s or Term B Lender’s, as applicable, acceptance has been made and (ii) with respect to the Revolving Loans of the Revolving Lenders of the Extension Request Class that accept the applicable Extension Offer (such Revolving Lenders, the “Extending Revolving Lenders”) and, in the case of any Extending Revolving Lender, only with respect to such Lender’s Revolving Loans of such Extension Request Class as to which such Revolving Lender’s acceptance has been made.

(b) An Extension Permitted Amendment shall be effected pursuant to an Extension Agreement executed and delivered by the Borrower, each applicable Extending Term Lender or Extending Revolving Lender, and the Administrative Agent; provided that no Extension Permitted Amendment shall become effective unless the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates, reaffirmation agreements and other documents as shall reasonably be requested by the Administrative Agent in connection therewith. The Administrative Agent shall promptly notify each Term Lender and Revolving Lender as to the effectiveness of each Extension Agreement.

Section 2.21 Repayment of Term Loans.

(a) The Borrower shall repay the Term B Loans on the first Business Day following the last day of each March, June, September and December, beginning with the first Business Day following the end of the first fiscal quarter of the Borrower ending after the Closing Date and ending with the last such day to occur prior to the Term Loan B Maturity Date, in an aggregate principal amount for each such date equal to 0.25% of the aggregate principal amount of the Term B Loans funded on the Escrow Date.

(b) The Borrower shall repay the Term A Loans on the first Business Day following the last day of each March, June, September and December, beginning with the first Business Day following the end of the first fiscal quarter of the Borrower ending after the Closing Date and ending with the last such day to occur prior to the Term Loan A Maturity Date, in an aggregate principal amount for each such date equal to 6.25% of the aggregate principal amount of the Term A Loans funded on the Escrow Date.

(c) The Borrower shall repay Incremental Term Loans in such amounts and on such date or dates as shall be specified therefor in the Incremental Term Loan Amendment (as such amounts may be adjusted pursuant to such Incremental Term Loan Amendment or pursuant to an Increasing Lender Supplement). The Borrower shall repay Extended Term Loans in such amounts and on such date or dates as shall be specified therefore in the Extension Agreement establishing such Extended Term Loans.

(d) Any prepayment of a Term Loan of any Class pursuant to Section 2.04 (other than Section 2.04(c)) shall be applied to reduce the subsequent scheduled repayments of the Term Loans of such Class to be made pursuant to this Section 2.21 in direct order against the remaining scheduled installments of principal due in respect of the Term Loans under this Section 2.21; provided that any prepayment of a Term Loan of any Class made pursuant to Section 2.04(a) shall be applied to reduce the subsequent scheduled repayments of Advances of such Class to be made pursuant to this Section 2.21 in the manner specified by the Borrower in the applicable notice of prepayment (or, if no such specification is made therein, in direct order as provided above).

Section 2.22 Refinancing Facilities.

(a) At any time after the Closing Date, the Borrower shall have the right to refinance, renew and/or replace

(i) all of the Term A Loans then outstanding,

(ii) all of the Term B Loans then outstanding and/or

(iii) all or any portion of any Revolving Loan Commitments then in effect or any outstanding Revolving Loans (including any Refinancing Revolving Credit Commitments and Refinancing Revolving Loans) (clauses (i), (ii) and (iii) above, together, “Refinanced Debt”) with (x) (A) in the case of clause (i) or clause (ii) above, one or more new term loan facilities established hereunder by adding one or more new term loan commitments (each such commitment, a “Refinancing Term Loan Commitment”, and the loans made thereunder, “Refinancing Term Loans”) and (B) in the case of clause (iii) above, one or more new revolving credit facilities established hereunder by adding one or more new revolving credit commitments (each such commitment, a “Refinancing Revolving Credit Commitment”, and the loans made thereunder, “Refinancing Revolving Loans”) or (y) other Indebtedness in the form of one or more series of notes or loans (such other notes or loans, “Other Permitted Refinancing Debt”, and clauses (x) and (y) above, together, “Credit Agreement Refinancing Indebtedness”), pursuant to a Refinancing Amendment, provided that:

(iv) any Credit Agreement Refinancing Indebtedness that ranks pari passu or junior in right of security will be subject to the Pari Passu Intercreditor Agreement or the Junior Lien Intercreditor Agreement, as applicable;

(v) no Refinancing Term Loans or Other Permitted Refinancing Debt will have a maturity date that is prior to the latest maturity date applicable to the Refinanced Debt being refinanced thereby, nor a shorter Weighted Average Life to Maturity than, the Refinanced Debt being refinanced thereby;

(vi) no Refinancing Revolving Loans will have a maturity date (nor will the revolving credit facility in respect thereof require commitment reductions) prior to the maturity date of the Refinanced Debt being refinanced thereby;

(vii) such Credit Agreement Refinancing Indebtedness will have such pricing (including interest, fees and premiums), optional prepayment and redemption terms as may be agreed by the Borrower and the lenders thereof;

(viii) any Credit Agreement Refinancing Indebtedness that is secured shall not be secured by assets other than Collateral;

(ix) any Credit Agreement Refinancing Indebtedness that is guaranteed shall not be guaranteed by any Person other than the Subsidiary Guarantors;

(x) such Credit Agreement Refinancing Indebtedness will have terms (other than those described in clauses (ii) through (vi) of this proviso) that are substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the lenders providing such Credit Agreement Refinancing Indebtedness than, those applicable to the Refinanced Debt being refinanced thereby (except for covenants or other provisions applicable only to periods after the latest Maturity Date at the time such Credit Agreement Refinancing Indebtedness is incurred);

(xi) the aggregate principal amount of any Credit Agreement Refinancing Indebtedness shall not exceed the aggregate principal amount of the Refinanced Debt being refinanced thereby, plus any interest, premiums, fees and expenses, or to the extent otherwise permitted under this Agreement; and

(xii) no Refinancing Term Loans shall share more favorably than ratably in any mandatory prepayments hereunder.

(b) Any Credit Agreement Refinancing Indebtedness may be provided by any Lender or any Augmenting Lender. Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.22 shall be in an aggregate principal amount that is (i) not less than $10,000,000 (or in integral multiples of $5,000,000 in excess thereof) in the case of Refinancing Term Loans and Refinancing Term Loan Commitments and (ii) not less than $5,000,000 (or in integral multiples of $1,000,000 in excess thereof), in each case, or such other amount of the total outstanding amount of the Refinanced Debt.

(c) The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Refinancing Term Loans, Refinancing Revolving Loans, Refinancing Term Loan Commitments or Refinancing Revolving Credit Commitments, as applicable). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each Issuing Bank, participations in letters of credit issued under any Refinanced Debt shall be reallocated to the Lenders under the Credit Agreement Refinancing Indebtedness refinancing such Refinanced Debt accordance with the terms of such Refinancing Amendment.

(d) This Section 2.22 shall supersede any provisions in Section 2.11, 9.03 or 12.02 to the contrary.

Section 2.23 MIRE Events. If there are any Mortgaged Properties, any (x) increase or extension (including a renewal) of the Revolving Loans or (y) extension (including a renewal) of Term Loans (excluding, in each case (i) any continuation or conversion of Advances, (ii) the making of any Revolving Loans or (iii) the issuance, renewal or extension of any Letter of Credit) shall be subject to (and conditioned upon): (1) the prior delivery of all flood-related documentation with respect to such Mortgaged Properties as required by subsection (v)(c) of the definition of Collateral and Guarantee Requirement and (2) the Administrative Agent shall have received written confirmation from the Arrangers, that flood insurance due diligence and flood insurance compliance has been completed by it (such written confirmation not to be unreasonably withheld, conditioned or delayed).

ARTICLE 3

THE LETTER OF CREDIT FACILITY

Section 3.01 Obligation to Issue Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants of the Borrower herein set forth, each Issuing Bank hereby agrees to issue for the account of the Borrower or any of its Restricted Subsidiaries (with respect to which the Borrower shall remain primarily liable) through such Issuing Bank’s branches as it and the Borrower may jointly agree, one or more standby Letters of Credit denominated in Dollars in accordance with this Article 3, from time to time during the period, commencing on the Closing Date and ending on the fifth (5th) Business Day prior to the Revolving Loan Termination Date. Notwithstanding the foregoing, each Existing Letter of Credit shall be deemed to be a Letter of Credit under this Agreement and for all purposes of the Loan Documents.

Section 3.02 [Reserved].

Section 3.03 Types and Amounts. No Issuing Bank shall have any obligation to and no Issuing Bank shall (except in the case of clause (i)(c) below, in which case the applicable Issuing Bank may, in its sole discretion):

(a) issue any Letter of Credit if on the date of issuance, before or after giving effect to the Letter of Credit requested hereunder, (i) the Revolving Credit Obligations at such time would exceed the Aggregate Revolving Loan Commitment at such time, (ii) the aggregate outstanding amount of the L/C Obligations would exceed the Letter of Credit Sublimit or (iii) the aggregate outstanding amount of the L/C Obligations under Letters of Credit issued by such Issuing Bank would exceed such Issuing Bank’s Letter of Credit Fronting Sublimit (as set forth on Schedule 2.01); or

(b) issue any Letter of Credit which has an expiration date later than the date which is the earlier of (i) one (1) year after the date of issuance thereof or (ii) five (5) Business Days immediately preceding the Revolving Loan Termination Date; provided that (A) any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b)(ii) above) and (B) a Letter of Credit may expire up to one year beyond the Revolving Loan Termination Date so long as the Borrower cash collateralizes 105.0% of the face amount of such Letter of Credit no later than thirty (30) days prior to the Revolving Loan Termination Date.

Section 3.04 Conditions. In addition to being subject to the satisfaction of the conditions contained in Sections 5.02 and 5.03, the obligation of any Issuing Bank to issue any Letter of Credit is subject to the satisfaction in full of the following conditions:

(a) the Borrower shall have delivered to such Issuing Bank (with copies delivered simultaneously to the Administrative Agent) at such times and in such manner as such Issuing Bank may reasonably prescribe, a request for issuance of such Letter of Credit in substantially the form of Exhibit C hereto, duly executed applications for such Letter of Credit, and such other documents, instructions and agreements as may be required pursuant to the terms thereof (all such applications, documents, instructions, and agreements being referred to herein as the “L/C Documents”), and the proposed Letter of Credit shall be reasonably satisfactory to such Issuing Bank as to form and content; and

(b) as of the date of issuance no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain such Issuing Bank from issuing such Letter of Credit and no law, rule or regulation applicable to such Issuing Bank and no request or directive (whether or not having the force of law) from a Governmental Authority with jurisdiction over such Issuing Bank shall prohibit or request that such Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of that Letter of Credit.

Section 3.05 Procedure for Issuance of Letters of Credit.

(a) Subject to the terms and conditions of this Article 3 and provided that the applicable conditions set forth in Sections 5.02 and 5.03 hereof have been satisfied, the applicable Issuing Bank shall, on the requested date, issue a Letter of Credit on behalf of the Borrower in accordance with such Issuing Bank’s usual and customary business practices and, in this connection, such Issuing Bank may assume that the applicable conditions set forth in Section 5.03 hereof have been satisfied unless it shall have received notice to the contrary from the Administrative Agent or a Lender or has knowledge that the applicable conditions have not been met.

(b) Immediately upon such issuance, the applicable Issuing Bank shall give the Administrative Agent written or telex notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Letter of Credit, provided, however, that the failure to provide such notice shall not result in any liability on the part of such Issuing Bank.

(c) The applicable Issuing Bank shall not extend (including as a result of any evergreen provision) or amend any Letter of Credit unless the requirements of this Section 3.05 are met as though a new Letter of Credit was being requested and issued.

Section 3.06 Letter of Credit Participation. Immediately upon the issuance of each Letter of Credit hereunder, each Revolving Lender with a Pro Rata Share shall be deemed to have automatically, irrevocably and unconditionally purchased and received from each Issuing Bank an undivided interest and participation in and to each Letter of Credit, the obligations of the Borrower in respect thereof, and the liability of the applicable Issuing Bank thereunder (collectively, an “L/C Interest”) in an amount equal to the amount available for drawing under such Letter of Credit multiplied by such Revolving Lender’s Pro Rata Share. If the Borrower fails at any time to repay a Reimbursement Obligation pursuant to Section 3.07, promptly following receipt of notice from the Administrative Agent or the applicable Issuing Bank, each Revolving Lender shall make payment to the Administrative Agent, for the account of the applicable Issuing Bank, in immediately available funds in an amount equal to such Revolving Lender’s Pro Rata Share of the amount of any unreimbursed payment of an L/C Draft or other draw under a Letter of Credit. The obligation of each Revolving Lender to reimburse the applicable Issuing Bank under this Section 3.06 shall be unconditional, continuing, irrevocable and absolute. In the event that any Revolving Lender fails to make payment to the Administrative Agent of any amount due under this Section 3.06, the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Revolving Lender hereunder until the Administrative Agent receives such payment from such Revolving Lender or such obligation is otherwise fully satisfied; provided, however, that nothing contained in this sentence shall relieve such Revolving Lender of its obligation to reimburse the applicable Issuing Bank for such amount in accordance with this Section 3.06.

Section 3.07 Reimbursement Obligation. The Borrower agrees unconditionally, irrevocably and absolutely to pay immediately to the Administrative Agent, for the account of the Revolving Lenders, the amount of each advance drawn under or pursuant to a Letter of Credit or an L/C Draft related thereto (such obligation of the Borrower to reimburse the Administrative Agent for an advance made under a Letter of Credit or L/C Draft being hereinafter referred to as a “Reimbursement Obligation” with respect to such Letter of Credit or L/C Draft), each such reimbursement to be made by the Borrower no later than the Business Day on which the applicable Issuing Bank makes payment of each such L/C Draft or, in the case of any other draw on a Letter of Credit, the date specified in the demand of the applicable Issuing Bank. If the Borrower at any time fails to repay a Reimbursement Obligation pursuant to this Section 3.07, such failure shall not constitute a Default if the Revolving Credit Obligations do not, and after making Revolving Loans in repayment of such Reimbursement Obligation would not, exceed the Aggregate Revolving Loan Commitments and the conditions set forth in Sections 5.03(a) and 5.03(b) have been satisfied, and the Borrower shall be deemed to have elected to borrow Revolving Loans from the Revolving Lenders, as of the date of the advance giving rise to the Reimbursement Obligation, equal in amount to the amount of the unpaid Reimbursement Obligation. Such Revolving Loans shall be made as of the date of the payment giving rise to such Reimbursement Obligation, automatically, without notice and without any requirement to satisfy the conditions precedent otherwise applicable to an Advance of Revolving Loans. Such Revolving Loans shall constitute an Advance of Floating Rate Loans, the proceeds of which Advance shall be used to repay such Reimbursement Obligation. If, for any reason, the Borrower fails to repay a Reimbursement Obligation on the day such Reimbursement Obligation arises and, for any reason, the Revolving Lenders are unable to make or have no obligation to make Revolving Loans, then such Reimbursement Obligation shall bear interest from and after such day, until paid in full, at the interest rate applicable to a Floating Rate Loan.

Section 3.08 Letter of Credit Fees. The Borrower agrees to pay:

(a) quarterly, in arrears commencing on the last day of the first fiscal quarter ended after the Closing Date, to the Administrative Agent for the ratable benefit of the Revolving Lenders, except as set forth in Section 9.02(a), a letter of credit fee at a rate per annum equal to the Applicable L/C Fee Percentage on the average daily outstanding face amount available for drawing under all standby Letters of Credit;

(b) quarterly, in arrears, to the applicable Issuing Bank, a letter of credit fronting fee which shall accrue at the rate of 0.125% per annum on the average daily outstanding face amount available for drawing under all Letters of Credit issued by such Issuing Bank; and

(c) to the applicable Issuing Bank, all customary fees and other issuance, amendment, cancellation, document examination, negotiation, transfer and presentment expenses and related charges in connection with the issuance, amendment, cancellation, presentation of L/C Drafts, negotiation, transfer and the like customarily charged by such Issuing Bank with respect to standby Letters of Credit, payable at the time of invoice of such amounts.

Section 3.09 Issuing Bank Reporting Requirements. Upon the request of any Revolving Lender, each Issuing Bank shall furnish to such Revolving Lender copies of any Letter of Credit and any application for or reimbursement agreement with respect to a Letter of Credit to which such Issuing Bank is party.

Section 3.10 Indemnification; Exoneration.

(a) In addition to amounts payable as elsewhere provided in this Article 3, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Administrative Agent, each Issuing Bank and each Revolving Lender from and against any and all liabilities and costs which the Administrative Agent, such Issuing Bank or such Revolving Lender may incur or be subject to as a consequence, direct or indirect, of

(i) the issuance of any Letter of Credit other than, in the case of such Issuing Bank, as a result of its gross negligence or willful misconduct, as a court of competent jurisdiction determines in a final and nonappealable judgment, or

(ii) the failure of such Issuing Bank to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called “Governmental Acts”).

(b) As among the Borrower, the Revolving Lenders, the Administrative Agent and each Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of such Letter of Credit by, the beneficiary of any Letter of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit applications and Letter of Credit reimbursement agreements executed by the Borrower at the time of request for any Letter of Credit, neither the Administrative Agent, any Issuing Bank nor any Revolving Lender shall be responsible (in the absence of gross negligence or willful misconduct in connection therewith, as a court of competent jurisdiction determines in a final and nonappealable judgment):

(i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

(ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;

(iii) for failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit;

(iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or other similar form of teletransmission or otherwise;

(v) for errors in interpretation of technical trade terms;

(vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof;

(vii) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and

(viii) for any consequences arising from causes beyond the control of the Administrative Agent, the Issuing Banks and the Revolving Lenders, including, without limitation, any Governmental Acts. None of the above shall affect, impair, or prevent the vesting of any Issuing Bank’s rights or powers under this Section 3.10.

(c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Issuing Bank under or in connection with the Letters of Credit or any related certificates shall not, in the absence of gross negligence or willful misconduct, as a court of competent jurisdiction determines in a final and nonappealable judgment, put such Issuing Bank, the Administrative Agent or any Revolving Lender under any resulting liability to the Borrower or relieve the Borrower of any of its obligations hereunder to any such Person.

(d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 3.10 shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

Section 3.11 Cash Collateral. Notwithstanding anything to the contrary herein or in any application for a Letter of Credit, after the occurrence and during the continuance of a Default, the Borrower shall, upon the Administrative Agent’s demand, deliver to the Administrative Agent for the benefit of the Revolving Lenders and the Issuing Banks, cash, or other collateral of a type satisfactory to the Required Lenders, having a value, as determined by such Revolving Lenders, equal to 105.0% of the aggregate outstanding L/C Obligations. In addition, but without duplication of amounts deposited pursuant to the foregoing sentence, if the Revolving Credit Availability is at any time less than the amount of contingent L/C Obligations outstanding at any time, the Borrower shall deposit cash collateral with the Administrative Agent in an amount equal to 105.0% of the amount by which such L/C Obligations exceed such Revolving Credit Availability. Any such collateral shall be held by the Administrative Agent in a separate account appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by the Administrative Agent for the benefit of the Revolving Lenders and the Issuing Banks as collateral security for the Borrower’s obligations in respect of this Agreement and each of the Letters of Credit and L/C Drafts. Such amounts shall be applied to reimburse the Issuing Banks for drawings or payments under or pursuant to Letters of Credit or L/C Drafts, or if no such reimbursement is required, to payment of such of the other Obligations as the Administrative Agent shall determine. If no Default shall be continuing, amounts remaining in any cash collateral account established pursuant to this Section 3.11 which are not to be applied to reimburse the Issuing Banks for amounts actually paid or to be paid by the Issuing Banks in respect of a Letter of Credit or L/C Draft, shall be returned promptly to the Borrower (after deduction of the Administrative Agent’s reasonable out-of-pocket expenses incurred in connection with such cash collateral account) as the Letters of Credit expire.

ARTICLE 4

YIELD PROTECTION; TAXES

Section 4.01 Yield Protection. If any Change in Law:

(a) subjects any Lender, any applicable Lending Installation, any Issuing Bank or the Administrative Agent to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes or (iii) Connection Income Taxes), or

(b) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, any applicable Lending Installation or any Issuing Bank (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Rate Loans), or

(c) imposes any other condition the result of which is to increase the cost to any Lender, any applicable Lending Installation or any Issuing Bank of making, funding or maintaining its Loans or L/C Interests or reduces any amount receivable by any Lender, any applicable Lending Installation or any Issuing Bank in connection with its Loans or L/C Interests, or requires any Lender, any applicable Lending Installation or any Issuing Bank to make any payment calculated by reference to the amount of Loans or L/C Interests held or interest received by it, by an amount deemed material by such Lender or such Issuing Bank, as the case may be, and the result of any of the foregoing is to increase the cost to such Lender, applicable Lending Installation, such Issuing Bank or the Administrative Agent of making or maintaining its Loans, L/C Interests or Revolving Loan Commitment or to reduce the return received by such Lender, applicable Lending Installation, such Issuing Bank or the Administrative Agent in connection with such Loans, L/C Interests or Revolving Loan Commitment, then, within fifteen (15) days of demand by such Person, the Borrower shall pay such Person such additional amount or amounts as will compensate such Person for such increased cost or reduction in amount received.

Notwithstanding the foregoing provisions of this Section 4.01, if any Lender fails to notify the Borrower of any event or circumstance which will entitle such Lender to compensation pursuant to this Section 4.01 within 180 days after such Lender obtains knowledge of such event or circumstance, then such Lender shall not be entitled to compensation from the Borrower for any amount arising prior to the date which is 180 days before the date on which such Lender notifies the Borrower of such event or circumstance.

Notwithstanding the above, a Lender will not be entitled to demand compensation under this Section 4.01 at any time if it is not the general practice and policy of such Lender to demand such compensation from similarly situated borrowers in similar circumstances under agreements containing provisions permitting such compensation to be claimed at such time.

Section 4.02 Changes in Capital Adequacy Regulations. If any Lender or any Issuing Bank determines that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

Notwithstanding the above, a Lender will not be entitled to demand compensation under this Section 4.02 at any time if it is not the general practice and policy of such Lender to demand such compensation from similarly situated borrowers in similar circumstances under agreements containing provisions permitting such compensation to be claimed at such time.

Section 4.03 Alternate Rate of Interest.

(a) If prior to the commencement of any Interest Period for a Eurodollar Rate Advance:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Base Rate or the Eurodollar Rate, as applicable (including because the LIBO Screen Rate is not available or published on a current basis), for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that the Eurodollar Base Rate or the Eurodollar Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Advance for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Borrowing/Election Notice that requests the conversion of any Advance to, or continuation of any Advance as, a Eurodollar Advance shall be ineffective and (B) if any Borrowing/Election Notice requests a Eurodollar Advance, such Borrowing shall be made as Floating Rate Advance; provided that if the circumstances giving rise to such notice affect only one Type of Advances, then the other Type of Advances shall be permitted.

(b) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Eurodollar Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 9.03, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders of each Class stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 4.03(b), only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Borrowing/Election Notice that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective and (y) if any Borrowing/Election Notice requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as a Floating Rate Borrowing.

Section 4.04 Funding Indemnification. If any payment of a Eurodollar Rate Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Rate Loan is not made on the date specified by the Borrower for any reason other than default by the Lenders, or a Eurodollar Rate Loan is assigned other than on the last day of an Interest Period therefor as a result of a request of the Borrower pursuant to Section 2.19, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom (excluding loss of margin), including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Rate Loan.

Section 4.05 Taxes.

(a) Defined Terms. For purposes of this Section 4.05, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Taxes been made.

(c) Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.05) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.02(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 4.05, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.05(g)(ii)(A), 4.05(g)(ii)(B) and 4.05(g)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E (as applicable); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(c)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent as may be necessary for the Administrative Agent to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Escrow Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) FATCA Compliance. The Administrative Agent shall deliver to the Borrower on or prior to the date of its execution of this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of IRS form W-9.

(i) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.05 (including by the payment of additional amounts pursuant to this Section 4.05), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

Section 4.06 Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Rate Loans to reduce any liability of the Borrower to such Lender under Sections 4.01, 4.02 and 4.05 or to avoid the unavailability of Eurodollar Rate Loans under Section 4.03, so long as such designation is not, in the reasonable judgment of such Lender, disadvantageous to such Lender. Each Lender or the Administrative Agent on its own behalf or on behalf of a Lender shall deliver a written statement of such Lender or the Administrative Agent (as applicable) to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Sections 4.01, 4.02, 4.04 or 4.05. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Rate Loan shall be calculated as though each Lender or the Administrative Agent (as applicable) funded its Eurodollar Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not, and without regard to loss of margin. Unless otherwise provided herein, the amount specified in the written statement of any Lender or the Administrative Agent (as applicable) shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 4.01, 4.02, 4.04 and 4.05 shall survive payment of the Obligations, termination of the Letters of Credit and termination of this Agreement.

ARTICLE 5

CONDITIONS PRECEDENT

Section 5.01 Escrow Date. This Agreement and the obligations of the Term Lenders to fund Term Loans hereunder for deposit into the Escrow Account shall become effective on the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.03):

(a) The Administrative Agent shall have received from each party hereto or thereto either a counterpart of this Agreement and the Escrow Agreement signed on behalf of such party or written evidence satisfactory to the Administrative Agent (which may include facsimile or electronic transmission of a signed signature page of such party) that such party has signed a counterpart of this Agreement, the Escrow Agreement and each other instrument reasonably requested by the Administrative Agent to evidence or perfect the Lien of the Administrative Agent on the proceeds of the Term Loans held in the Escrow Account.

(b) The Initial Borrower shall have furnished to the Administrative Agent each of the following, with sufficient copies for the Lenders, all in form and substance reasonably satisfactory to the Administrative Agent:

(i) a certificate signed by an Authorized Officer of the Initial Borrower, certifying as to the matters set forth in clauses (c) and (d) of this Section 5.01;

(ii) a duly executed Borrowing/Election Notice signed by an Authorized Officer of the Initial Borrower.

(iii) the written opinion of the Initial Borrower’s counsel, addressed to the Administrative Agent, each Issuing Bank and the Lenders and dated the Escrow Date, in substantially a form and containing assumptions and qualifications reasonably acceptable to the Administrative Agent and its counsel;

(iv) a certificate signed by an Authorized Officer of the Initial Borrower, certifying that (i) the proceeds of the Senior USD Notes in an aggregate original principal amount not to exceed $500,000,000 were funded into escrow and (ii) the proceeds of the Senior Euro Notes in an aggregate original principal amount not to exceed €650,000,000 were funded into escrow;

(v) copies of the Articles of Incorporation of the Initial Borrower, together with all amendments and a certificate of good standing, both certified by the appropriate governmental officer in its jurisdiction of incorporation;

(vi) copies, certified by the Secretary or Assistant Secretary of the Initial Borrower, of its By-Laws and of its Board of Directors’ (or similar body) resolutions authorizing the execution of this Agreement and the Escrow Agreement;

(vii) an incumbency certificate, executed by the Secretary or Assistant Secretary of the Initial Borrower, which shall identify by name and title and bear the original or facsimile signature of the officers of the Initial Borrower authorized to sign this Agreement and the Escrow Agreement and the officers of the Initial Borrower authorized to make borrowings hereunder, upon which certificate the Lenders shall be entitled to rely until informed of any change in writing by the Initial Borrower;

(viii) evidence that appropriate UCC financing statements have been (or, on the Escrow Date, will be) duly filed in such office or offices and such control agreements have been executed and delivered, in each case, as may be necessary or, in the opinion of Administrative Agent, desirable to perfect the Administrative Agent’s Liens in and to the Escrow Account and the proceeds of the Term Loans funded on the Escrow Date; and

(ix) to the extent the Initial Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Effective Date (in the event that any Lender that has requested, in a written notice to the Initial Borrower at least 10 days prior to the Effective Date), a Beneficial Ownership Certification in relation to the Initial Borrower (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ix) shall be deemed to be satisfied);

(c) All of the representations in this Agreement with respect to the Initial Borrower shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the Escrow Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date;

(d) No Default or Unmatured Default with respect to the Initial Borrower shall have occurred and be continuing or would result from the Advance of the Term Loans on the Escrow Date;

(e) The Administrative Agent (for the benefit of itself and the other parties entitled thereto) and the Arrangers shall have received all fees and other amounts due and payable on or prior to the Escrow Date (including fees for the account of the Lenders and fees, disbursements and charges of counsel to the Administrative Agent and the Arrangers), including to the extent invoiced at least two Business Days prior to such date, reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Initial Borrower and the Borrower hereunder.

(f) The Administrative Agent shall have received all documentation and other information reasonably requested by each Lender that is required for compliance with the PATRIOT Act or other “know your customer” and anti-money laundering rules and regulations (which requested information shall have been received at least three (3) Business Days prior to the Escrow Date to the extent requested by the Lenders at least ten (10) Business Days prior to the Escrow Date).

Section 5.02 Closing Date. The release of the proceeds of the Term Loans from the Escrow Account on the Closing Date, the obligation of each Revolving Lender to make Loans and the Swing Line Bank to make Swing Line Loans on the Closing Date and any agreement of the Issuing Banks to issue any Letters of Credit hereunder on the Closing Date is subject to the satisfaction (or waiver in accordance with Section 9.03) of the following conditions:

(a) The Administrative Agent shall have received from each party hereto or thereto either a counterpart of this Agreement and each other Loan Document signed on behalf of such party or written evidence satisfactory to the Administrative Agent (which may include facsimile or electronic transmission of a signed signature page of such party) that such party has signed a counterpart of this Agreement and each other Loan Document to which it is a party, including, without limitation, the Collateral Agreement and such other Loan Documents as the Administrative Agent or its counsel may have reasonably requested to the extent required to be satisfied on the Closing Date.

(b) The Borrower shall have furnished to the Administrative Agent each of the following, with sufficient copies for the Lenders, all in form and substance satisfactory to the Administrative Agent:

(i) a certificate, in form and substance satisfactory to the Administrative Agent signed by an Authorized Officer of the Borrower and dated the Closing Date, certifying as to the satisfaction of the conditions set forth in Sections 5.02(e),(j),(k) and (l);

(ii) the written opinions of counsel to the Loan Parties, addressed to the Administrative Agent, each Issuing Bank and the Lenders, in substantially forms and containing assumptions and qualifications acceptable to the Administrative Agent and its counsel;

(iii) a completed Perfection Certificate, dated the Closing Date and signed by an Authorized Officer of the Borrower;

(iv) evidence that appropriate UCC financing statements and IP Security Agreements have been (or, on the Closing Date, will be) duly filed in such office or offices as may be necessary or, in the opinion of Administrative Agent, desirable to perfect the Administrative Agent’s Liens in and to the Collateral to the extent required to be satisfied on the Closing Date;

(v) copies of the Certificate of Incorporation of each Loan Party, together with all amendments and a certificate of good standing, both certified by the appropriate governmental officer in its jurisdiction of incorporation;

(vi) copies, certified by the Secretary or Assistant Secretary of each of the Loan Parties, of its By-Laws (or other equivalent governing document) and of its Board of Directors’ (or similar body) resolutions authorizing the execution of the Loan Documents entered into by it;

(vii) an incumbency certificate, executed by the Secretary or Assistant Secretary of each of the Loan Parties, which shall identify by name and title and bear the original or facsimile signature of the officers of the Loan Parties authorized to sign the Loan Documents and the officers of the Borrower authorized to make borrowings hereunder, upon which certificate the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;

(viii) a certificate dated as of the Closing Date substantially in the form of Exhibit M signed by the chief financial officer (or other person with reasonably equivalent responsibilities) of the Borrower, attesting that the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the Transactions, are Solvent; and

(ix) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Closing Date (in the event that any Lender that has requested, in a written notice to the Initial Borrower at least 10 days prior to the Closing Date), a Beneficial Ownership Certification in relation to the Borrower (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(c) (i) The Collateral and Guarantee Requirement shall have been satisfied and (ii) the Administrative Agent shall have received satisfactory evidence that all steps have been taken to perfect security interests in the Collateral (including delivery of any certificated Equity Interests and other physical, pledged collateral) to the extent required pursuant to the Collateral and Guarantee Requirement definition.

(d) The Borrowers shall have furnished to the Administrative Agent:

(i) the Historical Information; and

(ii) unaudited pro forma balance sheet and customary unaudited pro forma statements of income of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed twelve month period referred to in clauses (i) and (ii) of the definition of Historical Information, which pro forma financial statements prepared after giving effect to the Transactions (including the incurrence of Term Loans) as if such Transactions had occurred as of such date (in the case of each balance sheet) or at the beginning of such period (in the case of each of the other financial statements) in each case compliant in all material respects with the requirements of Regulation S-K and Regulation S-X under the Securities Act for offerings of debt securities on a registration statement on Form S-1 for a non-reporting company and of the type and form customarily included in offering documents used in private placements under Rule 144A of the Securities Act;

(e) Since September 30, 2017, there shall not have been any event, change or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (as defined in the Acquisition Agreement as in effect on January 15, 2018) on the Business (as defined in the Acquisition Agreement as in effect on January 15, 2018).

(f) The Administrative Agent shall have received the results of a recent Lien and judgment search in each relevant jurisdiction with respect to the Loan Parties, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted under Section 7.03(b).

(g) The Initial Borrower shall have merged, or shall substantially concurrently with the occurrence of the Closing Date, merge with and into the Borrower, with the Borrower being the surviving entity of such merger.

(h) The Administrative Agent shall have received all documentation and other information reasonably requested by each Lender that is required for compliance with the PATRIOT Act or other “know your customer” and anti-money laundering rules and regulations (which requested information shall have been received at least three (3) Business Days prior to the Closing Date to the extent requested by the Lenders at least ten (10) Business Days prior to the Closing Date).

(i) The Administrative Agent (for the benefit of itself and the other parties entitled thereto) and the Arrangers shall have received all fees and other amounts due and payable on or prior to the Closing Date (including fees for the account of the Lenders and fees, disbursements and charges of counsel to the Administrative Agent and the Arrangers), including to the extent invoiced at least two Business Days prior to such date, reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(j) Prior to or substantially concurrently with the occurrence of the Closing Date, all obligations (other than Existing Letters of Credit) of the Borrower under the Existing Credit Agreement shall, upon the consummation of the Closing Date, have been, or will be substantially simultaneously, repaid, redeemed, defeased or otherwise discharged, and any liens securing such indebtedness released (other than Existing Letters of Credit)(the actions described in this Section 5.02(j), the “Borrower Refinancing”).

(k) (x) The Specified Acquisition Agreement Representations shall be true and correct in all respects and (y) the Specified Representations shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date.

(l) The Acquisition shall have been consummated or shall be consummated concurrently with occurrence of the Closing Date in all material respects in accordance with the Acquisition Agreement without any amendments, modifications, waivers or consents that are materially adverse to the Arrangers or the Lenders in their capacities as Lenders, in each case, without the consent of the Arrangers, such consent not to be unreasonably withheld or delayed; provided that, without limitation, (i) any changes to the definition of “Material Adverse Effect” shall be deemed materially adverse and (ii) any increase or decrease in the acquisition consideration shall not be deemed to be materially adverse to the Arrangers or the Lenders so long as (1) any increase is funded by cash on hand or proceeds of an offering of the Borrower’s equity (the form of which, to the extent not in the form of common equity, will be reasonably satisfactory to the Arrangers) and (2) any decrease is allocated to reduce the Term B Facility; provided that Funded Indebtedness (as defined in the Acquisition Agreement as in effect on January 15, 2018) of the Acquired Business included in Closing Net Indebtedness (as defined in the Acquisition Agreement) shall be applied to reduce the Term Facilities only to the extent such debt (A) consists of (x) Funded Indebtedness of the type described in clause (d) of the definition thereof in an aggregate principal amount that exceeds (when taken together with amounts included in the threshold of $20,000,000 set forth in the definition of Closing Net Indebtedness) $49,000,000 or (y) Funded Indebtedness that is not in the form of working capital indebtedness, local currency lines, equipment leases and similar items incurred in the ordinary course of business (“Permitted Surviving Debt”) or consists of Permitted Surviving Debt but exceeds $20,000,000 in aggregate principal amount for all such Permitted Surviving Debt and (B) is not repaid, redeemed, defeased or otherwise discharged, and any liens securing such Funded Indebtedness released, substantially simultaneously with the occurrence of the Closing Date.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date and such notice shall be conclusive and binding.

Section 5.03 Each Advance and Letters of Credit After the Closing Date. The Lenders shall not be required to make, convert or continue any Advance, or issue, amend, extend or renew any Letter of Credit, unless on the applicable Borrowing Date, or in the case of a Letter of Credit, the date on which the Letter of Credit is to be issued, amended, extended or renewed, both before and after taking into account the proposed borrowing, conversion or continuation or Letter of Credit:

(a) There exists no Default or Unmatured Default (subject, solely in the case of an Incremental Term Loan the proceeds of which will be used to finance a Limited Condition Acquisition, to the proviso of Section 2.05(b)(i)(1));

(b) All of the representations in this Agreement are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of such Borrowing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date; and

(c) The Revolving Credit Obligations do not, and after making such proposed Advance or issuing such Letter of Credit would not, exceed the Aggregate Revolving Loan Commitment.

Each Borrowing/Election Notice with respect to each such Advance and the letter of credit application with respect to each Letter of Credit shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 5.03(a) and 5.03(b) have been satisfied.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and the other financial accommodations to the Initial Borrower and the Borrower, and to issue the Letters of Credit described herein, (x) the Initial Borrower represents and warrants as follows (other than clause (a) through (c) of Section 6.21) to each Lender and the Administrative Agent as of the Escrow Date (after giving effect to the funding of the Term Loans) (it being understood that for purposes of the representations and warranties in this Article 6 to be made by the Initial Borrower on the Escrow Date, references to the “Borrower” shall be deemed to be references to the Initial Borrower and references to Energizer Holdings, Inc. and the “Subsidiary Guarantors” shall be disregarded) and (y) the Borrower represents and warrants as follows to each Lender and the Administrative Agent as of the Closing Date (after giving effect to the Transactions) and thereafter on each date as required by Section 5.03:

Section 6.01 Organization; Corporate Powers. Each of the Borrower and each of its Restricted Subsidiaries (a) is a corporation, limited liability company, partnership or other commercial entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing would reasonably be expected to have a Material Adverse Effect, and (c) has all requisite power and authority to own, operate and encumber its property and to conduct its business as presently conducted and as proposed to be conducted.

Section 6.02 Authority.

(a) Each of the Borrower and each of the Subsidiary Guarantors has the requisite power and authority

(i) to execute, deliver and perform each of the Loan Documents which are to be executed by it or which have been executed by it as required by this Agreement and the other Loan Documents and

(ii) to file the Loan Documents, if any, which must be filed by it or which have been filed by it as required by this Agreement, the other Loan Documents or otherwise with any Governmental Authority.

(b) The execution, delivery, performance and filing, as the case may be, of each of the Loan Documents which must be executed or filed by the Borrower or any of the Subsidiary Guarantors or which have been executed or filed as required by this Agreement, the other Loan Documents or otherwise and to which the Borrower or any of the Subsidiary Guarantors is a party, and the consummation of the transactions contemplated thereby, have been duly approved by the respective boards of directors and, if necessary, the shareholders of the Borrower and the Subsidiary Guarantors, and such approvals have not been rescinded. No other action or proceedings on the part of the Borrower or the Subsidiary Guarantors are necessary to consummate such transactions.

(c) Each of the Loan Documents to which the Borrower or any of the Subsidiary Guarantors is a party has been duly executed, delivered or filed, as the case may be, by such party and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles, including concepts of reasonableness, materiality, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies (whether enforcement is sought by proceedings in equity or at law)), is in full force and effect and no material term or condition thereof has been amended, modified or waived from the terms and conditions contained in the Loan Documents delivered to the Administrative Agent pursuant to Sections 5.01, 5.02 and 5.03 without the prior written consent of the Required Lenders (or all of the Lenders if required by Section 9.03), and the Borrower and its Restricted Subsidiaries have performed and complied with all the material terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by the Borrower or its Restricted Subsidiaries on or before the applicable date, and no unmatured default, default or breach of any covenant by any such party exists thereunder.

Section 6.03 No Conflict; Governmental Consents. The execution, delivery and performance of each of the Loan Documents to which the Borrower or any of the Subsidiary Guarantors is a party (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are (or will so be) in full force and effect and except for filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law, including any order of any Governmental Authority, (c) will not violate the charter, by-laws or other organizational documents of the Borrower or any of the Subsidiary Guarantors, (d) will not violate or result in a default under any indenture or agreement (including the Existing Senior Note Indenture, the Senior USD Note Indenture and the Senior Euro Note Indenture or other material instrument binding upon the Borrower or any Restricted Subsidiary or any of their assets), or give rise to a right thereunder to require any payment to be made by the Borrower or any Restricted Subsidiary, and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Restricted Subsidiary, except Liens created pursuant to the Loan Documents, except in the case of clauses (b) and (d) above, for a violation or creation, as applicable, which would not reasonably be expected to result in a Material Adverse Effect.

Section 6.04 Financial Statements. The Historical Information heretofore delivered to the Lenders was prepared in accordance with generally accepted accounting principles in effect on the date the statements were prepared and the statements present fairly in all material respects the consolidated financial condition and operations of the Borrower and its Restricted Subsidiaries at such date and the consolidated results of their operations for the period then ended.

Section 6.05 No Material Adverse Change. Since September 30, 2017, there has occurred no change in the business, properties or financial condition of the Borrower and its Restricted Subsidiaries taken as a whole or any other event which has had or would reasonably be expected to have a Material Adverse Effect.

Section 6.06 Taxes.

(a) Tax Examinations. All deficiencies which have been asserted against the Borrower or any of the Borrower’s Restricted Subsidiaries as a result of any federal, state, local or foreign Tax examination for each taxable year in respect of which an examination has been conducted have been fully paid or finally settled or are being contested in good faith and have been reserved for in the Borrower’s consolidated financial statements to the extent, if any, required by GAAP.

(b) Payment of Taxes. All income and other material Tax returns and reports of the Borrower and its Restricted Subsidiaries required to be filed have been timely filed, and all material Taxes shown in such returns or reports to be due and payable have been paid except those items which are being contested in good faith and have been reserved for in the Borrower’s consolidated financial statements to the extent, if any, required by GAAP. The Borrower has no knowledge of any proposed Tax assessment against the Borrower or any of its Restricted Subsidiaries that will have or would reasonably be expected to have a Material Adverse Effect.

Section 6.07 Litigation; Loss Contingencies and Violations. There are no actions, suits, proceedings, arbitrations or, to the knowledge of any member of the Borrower’s Senior Management Team, threatened in writing against the Borrower, Energizer Holdings, Inc. or any of its Restricted Subsidiaries (after giving effect to the Acquisition) or any property of any of them (including, without limitation, any Intellectual Property) that (a) challenges the validity or the enforceability of any material provision of the Loan Documents or (b) has had or would reasonably be expected to have a Material Adverse Effect (other than as set forth on Schedule 6.07). There is no material loss contingency within the meaning of GAAP which has not been reflected in the consolidated financial statements of the Borrower prepared and delivered pursuant to Section 7.01(a) for the fiscal period during which such material loss contingency was incurred. Neither the Borrower nor any of its Restricted Subsidiaries is (i) in violation of any applicable Requirements of Law which violation will have or would reasonably be expected to have a Material Adverse Effect, or (ii) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority which will have or would reasonably be expected to have a Material Adverse Effect.

Section 6.08 Subsidiaries. Schedule 6.08 to this Agreement contains, (x) as of the Escrow Date, a description of the corporate structure of the Initial Borrower and its Subsidiaries and (y) as of the Closing Date, a description of the corporate structure of the Borrower, its Subsidiaries and, in each case, any other Person in which the Borrower or any of its Subsidiaries holds an Equity Interest in excess of 10.0%, in each case, at such time and prior to giving effect to the Acquisition. Except as disclosed on Schedule 6.08 (as so supplemented), none of the issued and outstanding Capital Stock of the Borrower or any of its Restricted Subsidiaries is subject to any vesting, redemption, or repurchase agreement, and there are no warrants or options outstanding with respect to such Capital Stock. The outstanding Capital Stock of the Borrower and each of its Restricted Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and the stock of the Borrower’s Restricted Subsidiaries is not Margin Stock.

Section 6.09 ERISA.

(a) No Benefit Plan has failed to satisfy the “minimum funding standard” (as defined in Sections 302(a)(2) of ERISA and 412(a) of the Code) whether or not waived. Neither the Borrower nor any member of the Controlled Group has incurred any material liability to the PBGC which remains outstanding other than the payment of premiums. As of the last day of the most recent prior plan year, the market value of assets under each Benefit Plan, other than any Multiemployer Plan, was not less than the present value of benefit liabilities thereunder (determined in accordance with the actuarial valuation assumptions described therein) by an amount which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any member of the Controlled Group has (a) failed to make a required contribution or payment to a Multiemployer Plan of a material amount or (b) incurred a material complete or partial withdrawal under Section 4203 or Section 4205 of ERISA from a Multiemployer Plan. Neither the Borrower nor any member of the Controlled Group has failed to make an installment or any other payment of a material amount required under Section 412 of the Code on or before the due date for such installment or other payment.

(b) Each Plan, Foreign Employee Benefit Plan and Non-ERISA Commitment complies in all material respects in form, and has been administered in all material respects in accordance with its terms and, in accordance with all applicable laws and regulations, including but not limited to ERISA and the Code. There have been no and there is no prohibited transaction described in Sections 406 of ERISA or 4975 of the Code with respect to any Plan for which a statutory or administrative exemption does not exist which could reasonably be expected to subject the Borrower or any of its Restricted Subsidiaries to material liability. Neither the Borrower nor any member of the Controlled Group has taken or failed to take any action which would constitute or result in a Termination Event, which action or inaction could reasonably be expected to subject the Borrower or any of its Restricted Subsidiaries to material liability. Neither the Borrower nor any member of the Controlled Group is subject to any material liability under, or has any potential material liability under, Section 4063, 4064, 4069, 4204 or 4212(c) of ERISA. The present value of the aggregate liabilities to provide all of the accrued benefits under any Foreign Pension Plan do not exceed the current fair market value of the assets held in trust or other funding vehicle for such plan by an amount which could reasonably be expected to have a Material Adverse Effect. With respect to any Foreign Employee Benefit Plan other than a Foreign Pension Plan, reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction in which such plan is maintained.

(c) For purposes of this Section 6.09, “material” means any amount, noncompliance or other basis for liability which could reasonably be expected to subject the Borrower or any of its Restricted Subsidiaries to liability, individually or in the aggregate with each other basis for liability under this Section 6.09, in excess of $50,000,000.

Section 6.10 Accuracy of Information. The information, exhibits and reports furnished by or on behalf of the Borrower and any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents, the representations and warranties of the Borrower and its Restricted Subsidiaries contained in the Loan Documents, and all certificates and documents delivered to the Administrative Agent and the Lenders pursuant to the terms thereof, taken as a whole, do not contain as of the date furnished any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time (it being understood that such projected information may vary from actual results and that such variances may be material).

Section 6.11 Securities Activities. Neither the Borrower nor any of its Restricted Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock. The value of all Margin Stock held by the Borrower constitutes less than 25.0% of the value, as determined in accordance with the Regulation U, of all assets of the Borrower.

Section 6.12 [Reserved].

Section 6.13 Compliance with Laws; No Default.

(a) The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of the Borrower, their respective directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) the Borrower, any

Subsidiary or, to the knowledge of the Borrower, any of their respective directors, officers or employees, or (ii) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Advance, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

(b) No Unmatured Default has occurred and is continuing.

Section 6.14 Assets and Properties.

(a) The Borrower and each of its Restricted Subsidiaries has legal title to all of its material assets and properties (tangible and intangible, real or personal) owned by it or (ii) a valid leasehold interest in all of its material leased assets, except, in the case of (i) and (ii), for minor defects in title that do not interfere with its ability to conduct its business as currently conducted, and all such assets and property are free and clear of all Liens, except Liens permitted under Section 7.03(b).

(b) The Borrower and each Restricted Subsidiary owns, or is licensed to use, all Intellectual Property (as defined in the Collateral Agreement), material to its business and to the knowledge of the Borrower, the conduct of their respective businesses, including the use of such Intellectual Property by the Borrower and the Restricted Subsidiaries, does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c) Neither this Agreement nor any other Loan Document, nor any transaction contemplated under any such agreement, will affect any right, title or interest of the Borrower or such Restricted Subsidiary in and to any of such assets in a manner that has had or would reasonably be expected to have a Material Adverse Effect.

Section 6.15 Statutory Indebtedness Restrictions. Neither the Borrower nor any of its Restricted Subsidiaries is subject to regulation under the Investment Company Act of 1940, or any other federal or state statute or regulation which limits its ability to incur indebtedness or its ability to consummate the transactions contemplated hereby.

Section 6.16 Insurance. The insurance policies and programs in effect with respect to the respective properties, assets, liabilities and business of the Borrower and its Restricted Subsidiaries reflect coverage that is reasonably consistent with prudent industry practice.

Section 6.17 Labor Matters. No attempt to organize the employees of the Borrower or any of its Restricted Subsidiaries, and no labor disputes, strikes or walkouts affecting the operations of the Borrower or any of its Restricted Subsidiaries, is pending, or, to the Borrower’s knowledge, threatened, planned or contemplated, which has or would reasonably be expected to have a Material Adverse Effect.

Section 6.18 Environmental Matters.

(a) Except as disclosed on Schedule 6.18 to this Agreement, before and after giving effect to the Acquisition:

(i) the operations of the Borrower and Energizer Holdings, Inc. and its Restricted Subsidiaries comply in all material respects with Environmental, Health or Safety Requirements of Laws;

(ii) the Borrower and Energizer Holdings, Inc. and its Restricted Subsidiaries have all material permits, licenses or other authorizations required under Environmental, Health or Safety Requirements of Laws and are in material compliance with such permits, licenses and other authorizations;

(iii) neither the Borrower nor Energizer Holdings, Inc. nor any of its Subsidiaries nor any of their respective present property or operations, or, to the Borrower’s or any of its Restricted Subsidiaries’ knowledge, any of their respective past property or operations, are subject to or the subject of any investigation known to the Borrower or any of its Restricted Subsidiaries or any judicial or administrative proceeding, order, judgment, decree, settlement or other agreement respecting: (A) any material violation of Environmental, Health or Safety Requirements of Laws; (B) any material remedial action relating to any Contaminant or Environmental, Health or Safety Requirements of Laws; or (C) any material claims or liabilities arising from the Release or threatened Release of a Contaminant; and

(iv) there is not now, nor to the Borrower’s, Energizer Holdings, Inc.’s or any of its Restricted Subsidiaries’ knowledge has there ever been, on or in the property of the Borrower, Energizer Holdings, Inc. or any of its Restricted Subsidiaries any landfill, waste pile, underground storage tanks, aboveground storage tanks, surface impoundment or hazardous waste storage facility of any kind, any polychlorinated biphenyls (PCBs) used in hydraulic oils, electric transformers or other equipment, or any asbestos containing material that would result in material remediation costs or material penalties to the Borrower or any of its Restricted Subsidiaries.

(b) For purposes of this Section 6.18 “material” means any noncompliance or other basis for liability which could reasonably be likely to subject the Borrower, Energizer Holdings, Inc. or any of its Subsidiaries to liability, individually or in the aggregate with each other basis for liability under this Section 6.18, in excess of $50,000,000.

Section 6.19 Solvency. After giving effect to the Loans to be made on the Escrow Date, any contributions of capital by a direct or indirect parent, the Initial Borrower is Solvent. After giving effect to (a) the Loans to be made (and, if applicable, Letters of Credit to be issued) on the Closing Date, or each such other date as Loans requested hereunder are made (or Letters of Credit issued), (b) the other transactions contemplated by this Agreement and the other Loan Documents occurring on the Closing Date and (c) the payment and accrual of all transaction costs with respect to the foregoing, the Borrower is, and the Borrower and its Restricted Subsidiaries taken as a whole are, Solvent.

Section 6.20 [Reserved].

Section 6.21 Collateral Matters.

(a) The Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Credit Parties, a valid and enforceable security interest in the Collateral (as defined therein) and (i) when the Collateral (as defined therein) constituting certificated securities (as defined in the UCC) is delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person and (ii) when UCC financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing UCC financing statements, prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 7.03(b), in the case of each of clauses (i) and (ii).

(b) Each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Credit Parties, a legal, valid and enforceable security interest in all the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof except as enforceability may be limited by (a) bankruptcy, insolvency or other similar laws affecting creditors’ rights and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law), and when the Mortgages have been filed in the jurisdictions specified therein, the Mortgages will constitute a fully perfected security interest in all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, prior and superior in right to any other Person, but subject to Liens permitted under Section 7.03(b).

(c) Upon the recordation of the IP Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, against the registrations and applications for Intellectual Property listed or required to be listed in the schedules to the IP Security Agreements, and the filing of the UCC financing statements referred to in paragraph (a) of this Section 6.21, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Intellectual Property owned or controlled by the Borrower and each of its Restricted Subsidiaries in which a security interest may be perfected by filing with the United States Patent and Trademark Office or the United States Copyright Office, in each case prior and superior in right to any other Person, but subject to Liens permitted under Section 7.03(b) (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in such Intellectual Property acquired by the Loan Parties after the Closing Date).

(d) Upon the execution and delivery of the Escrow Agreement, the funding of the Term Loans and the deposit of the proceeds of the Term Loans in the Escrow Account, the security interest of the Administrative Agent for the benefit of the Credit Parties in the proceeds of the Term Loans held in the Escrow Account will constitute a fully perfected security interest in all right, title and interest of the Initial Borrower thereunder in such proceeds and account, prior and superior in right to any other Person.

Section 6.22 Use of Proceeds. On the Escrow Date, the proceeds of the Term Loans will be funded into the Escrow Account. On the Closing Date, the proceeds of (a) the Term Loans will be used, together with the proceeds of the Senior Notes, to finance the Acquisition and the Borrower Refinancing and to pay transaction fees and expenses in connection with the Acquisition and (b) the Revolving Loans will be used solely (x) to finance or refinance the working capital and capital expenditures needs of the Borrower and its Restricted Subsidiaries, (y) for general corporate purposes (including any actions not prohibited by Section 7.03) of the Borrower and its Restricted Subsidiaries and (z) to finance a portion of the Acquisition and to pay transaction fees and expenses in connection with the Acquisition and Transactions; provided the amount of Revolving Loans incurred on the Closing Date shall not exceed $50,000,000. The proceeds of the Incremental Term Loans will be used solely for the purpose or purposes set forth in the applicable Incremental Term Loan Amendment.

Section 6.23 Brokers. No Loan Party utilized the services of any broker or finder in connection with obtaining financing from the Lenders under this Agreement and no brokerage commission or finder’s fee is payable by the Borrower or any of its Restricted Subsidiaries in connection herewith.

Section 6.24 Patriot Act. The Borrower and each of its Subsidiaries are in compliance with the PATRIOT Act in all material respects.

Section 6.25 Status as Senior Obligations. The Obligations are “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any definitive documentation in respect of any Specified Indebtedness that is subordinated in right of payment to the Obligations.

Section 6.26 Beneficial Ownership. As of the Closing Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender (as applicable) in connection with this Agreement is true and correct in all respects.

ARTICLE 7

COVENANTS

Except as otherwise provided in Section 7.05, Borrower covenants and agrees that from and after the Closing Date so long as any Loans or Commitments are outstanding and thereafter until all of the Obligations (other than contingent indemnity obligations) shall have been fully and indefeasibly paid and satisfied in cash, all financing arrangements among the Borrower and the Lenders shall have been terminated and all of the Letters of Credit shall have expired, been canceled or terminated, unless the Required Lenders shall otherwise give prior written consent (provided that on and following the Closing Date, the covenants in this Article 7 shall be deemed to have been applicable to the Borrower and its Restricted Subsidiaries (but only at such time as such entities are Restricted Subsidiaries) as if in effect throughout the period from the Escrow Date through the Closing Date, and, because the Transferred Entities (as defined in the Acquisition Agreement) will be acquired on the Closing Date, the covenants in this Article 7 will not be applicable to such Subsidiaries prior to the Closing Date):

Section 7.01 Reporting. The Borrower shall:

(a) Financial Reporting. Furnish to the Administrative Agent (with sufficient copies for each of the Lenders, which the Administrative Agent shall promptly deliver to the Lenders); provided that the requirements of this Section 7.01(a) may be satisfied by notice to the Administrative Agent that such documents required to be delivered pursuant to this Section 7.01(a) (to the extent included on Form 10-K or Form 10-Q) have been filed with the Commission:

(i) Quarterly Reports. As soon as practicable, and in any event within forty-five (45) days after the end of each of the Borrower’s first three fiscal quarters, the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such period and the related consolidated statements of income and cash flows of the Borrower and its consolidated Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, certified by the chief financial officer or treasurer of the Borrower on behalf of the Borrower as fairly presenting in all material respects the consolidated financial position of the Borrower and its consolidated Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.

(ii) Annual Reports. As soon as practicable, and in any event within ninety (90) days after the end of each fiscal year, (A) the consolidated and consolidating balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries for such fiscal year, and in comparative form the corresponding figures for the previous fiscal year along with consolidating schedules in form and substance sufficient to calculate the financial covenant set forth in Section 7.04, and (B) an audit report on the consolidated financial statements (but not the consolidating financial statements or schedules) listed in clause (a) hereof of independent certified public accountants of recognized national standing, which audit report shall be unqualified and shall state that such financial statements fairly present in all material respects the consolidated financial position of the Borrower and its consolidated Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in conformity with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.

(iii) Officer’s Compliance Certificate. Together with each delivery of any financial statements (A) pursuant to clauses (i) and (ii) of this Section 7.01(a), an Officer’s Certificate from the chief financial officer or treasurer of the Borrower, substantially in the form of Exhibit F attached hereto and made a part hereof, stating that (x) the representations and warranties of the Borrower contained in Article 6 hereof shall have been true and correct in all material respects as of the date of such Officer’s Certificate and (y) as of the date of such Officer’s Certificate no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof and (B) pursuant to clauses (i) and (ii) of this Section 7.01(a), a compliance certificate, substantially in the form of Exhibit G attached hereto and made a part hereof, signed by the Borrower’s chief financial officer or treasurer (1) setting forth calculations for the period which demonstrates compliance, when applicable, with the provisions of Section 7.04, and which calculate the Total Net Leverage Ratio for purposes of determining the then Applicable Margin, Applicable Commitment Fee Percentage and Applicable L/C Fee Percentage and (2) if there are any Unrestricted Subsidiaries setting forth financial information in detail reasonably satisfactory to the Administrative Agent for the applicable period for such Unrestricted Subsidiaries.

(iv) Supplemental Perfection Certificate. Within ninety (90) days after the end of each fiscal year of the Borrower beginning September 30, 2019, a completed Supplemental Perfection Certificate, signed by an Authorized Officer of the Borrower, setting forth the information required pursuant to the Supplemental Perfection Certificate.

(b) Notice of Default and Adverse Developments. Promptly upon any of the chief executive officer, chief operating officer, chief financial officer, treasurer of the Borrower obtaining actual knowledge (i) of any condition or event which constitutes a Default or Unmatured Default, or becoming aware that any Lender or Administrative Agent has given any written notice with respect to a claimed Default or Unmatured Default under this Agreement, (ii) that any Person having the authority to give such a notice has given any written notice to the Borrower or any Restricted Subsidiary of the Borrower or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 8.01(d), or (iii) that any other development, financial or otherwise, which would reasonably be expected to have a Material Adverse Effect has occurred specifying (A) the nature and period of existence of any such claimed default, Default, Unmatured Default, condition or event, (B) the notice given or action taken by such Person in connection therewith, and (C) what action the Borrower has taken, is taking and proposes to take with respect thereto. The Borrower, will furnish to the Administrative Agent and each Lender prompt written notice of any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

(c) ERISA Notices. Deliver or cause to be delivered to the Administrative Agent and the Lenders, at the Borrower’s expense, the following information and notices as soon as reasonably possible, and in any event:

(i) within ten (10) Business Days after any member of the Controlled Group obtains knowledge that a Termination Event has occurred which could reasonably be expected to subject the Borrower to liability individually or in the aggregate in excess of $50,000,000, a written statement of the chief financial officer or treasurer of the Borrower describing such Termination Event and the action, if any, which the member of the Controlled Group has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

(ii) within ten (10) Business Days after the filing of any funding waiver request with the IRS, a copy of such funding waiver request and thereafter all communications received by the Borrower or a member of the Controlled Group with respect to such request within ten (10) Business Days after such communication is received; and

(iii) within ten (10) Business Days after the Borrower or any member of the Controlled Group knows or has reason to know that (A) a Multiemployer Plan has been terminated, (B) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (C) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan, a notice describing such matter.

For purposes of this Section 7.01(c), the Borrower and any member of the Controlled Group shall be deemed to know all facts known by the administrator of any Plan of which the Borrower or any member of the Controlled Group is the plan sponsor.

(d) Other Indebtedness. Deliver to the Administrative Agent (i) a copy of each regular report, notice or communication regarding potential or actual defaults (including any accompanying officer’s certificate) delivered by or on behalf of the Borrower to the holders of funded Material Indebtedness, including, without limitation holders of Indebtedness under the Existing Senior Note Indenture, the Senior USD Note Indenture and the Senior Euro Note Indenture, pursuant to the terms of the agreements governing such Indebtedness, such delivery to be made at the same time and by the same means as such notice or other communication is delivered to such holders, and (ii) a copy of each notice received by the Borrower from the holders of funded Material Indebtedness who are authorized and/or have standing to deliver such notice pursuant to the terms of such Indebtedness, such delivery to be made promptly after such notice is received by the Borrower.

(e) Other Reports. Deliver or cause to be delivered to the Administrative Agent and the Lenders copies of all financial statements, reports and notices, if any, sent by the Borrower to its securities holders or filed with the Commission by the Borrower, other than Reports on Form 8-K which contain only information furnished pursuant to Item 12 thereof.

(f) Environmental Notices. As soon as possible and in any event within ten (10) days after receipt by the Borrower, deliver or cause to be delivered to the Administrative Agent a copy of (i) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the Release by the Borrower, any of its Subsidiaries, or any other Person of any Contaminant into the environment, and (ii) any notice alleging any violation of any Environmental, Health or Safety Laws by the Borrower or any of its Subsidiaries if, in either case, such notice or claim relates to an event which could reasonably be expected to subject the Borrower and each of its Restricted Subsidiaries to liability individually or in the aggregate in excess of $50,000,000.

(g) [Reserved].

(h) Other Information. Promptly upon receiving a request therefor from the Administrative Agent, prepare and deliver to the Administrative Agent and the Lenders such other information with respect to the Borrower, any of its Subsidiaries, or their respective business and assets, as from time to time may be reasonably requested by the Administrative Agent including information requested by the Administrative Agent for the purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Section 7.02 Affirmative Covenants.

(a) [Reserved].

(b) Corporate Powers; Conduct of Business. The Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, licenses, permits, privileges and franchises material to the conduct of its business, except in the case of clause (ii) where failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution, disposition or other transaction permitted under Sections 7.03(c) or 7.03(e).

(c) Compliance with Laws, Etc. The Borrower shall, and shall cause its Restricted Subsidiaries to, (i) comply with all Requirements of Law and all restrictive covenants affecting such Person or the business, properties, assets or operations of such Person, and (ii) obtain as needed all permits necessary for its operations and maintain such permits in good standing unless, in either case, failure to comply or obtain such permits would not reasonably be expected to have a Material Adverse Effect.

(d) Payment of Obligations. The Borrower shall pay or discharge, and cause each of its Restricted Subsidiaries to pay or discharge all its material obligations, including Tax liabilities (whether or not shown on a Tax return), before the same shall become delinquent or in default, except where (i) (A) the validity or amount thereof is being contested in good faith by appropriate proceedings and (B) the Borrower or such Restricted Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP or (ii) the failure to make payment would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(e) Insurance. The Borrower will, and will cause each Restricted Subsidiary to, maintain with financially sound and reputable insurance companies, insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. Each such policy of liability or casualty insurance maintained by or on behalf of Loan Parties shall (i) in the case of each liability insurance policy (other than workers’ compensation, director and officer liability or other policies in which such endorsements are not customary), name the Administrative Agent, on behalf of the Credit Parties, as an additional insured thereunder, (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Credit Parties, as a loss payee thereunder and (iii) endeavor to provide to the extent commercially available for at least thirty (30) days’ (or such shorter number of days as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent of any cancellation of such policy. With respect to each Mortgaged Property that is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under Flood Insurance Laws, then, the applicable Loan Party (A) has obtained, and will maintain, with financially sound and reputable insurance companies, such flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (B) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including, without limitation, evidence of annual renewals of such insurance.

(f) Inspection of Property; Books and Records; Discussions. The Borrower shall permit and cause each of the Borrower’s Restricted Subsidiaries to permit, any authorized representative(s) designated by either the Administrative Agent or any Lender to visit and inspect any of the properties of the Borrower or any of its Restricted Subsidiaries, to examine their respective financial and accounting records and other material data relating to their respective businesses or the transactions contemplated hereby (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers and independent certified public accountants, all upon reasonable notice and at such reasonable times during normal business hours, (provided that (i) an officer of the Borrower or any of its Restricted Subsidiaries may, if it so desires, be present at and participate in any such discussion, and (ii) unless a Default exists, there shall be no more than two (2) such visits and inspections during any calendar year). The Borrower shall keep and maintain, and cause each of the Borrower’s Restricted Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with GAAP shall be made of all dealings and transactions in relation to their respective businesses and activities. If a Default has occurred and is continuing, the Borrower, upon the Administrative Agent’s request, shall turn over copies of any such records to the Administrative Agent or its representatives.

(g) ERISA Compliance. The Borrower shall, and shall cause each of the Borrower’s Restricted Subsidiaries to, establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA and shall operate all Plans and Non-ERISA Commitments to comply in all material respects with the applicable provisions of the Code, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans and Non-ERISA Commitments, except for any noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(h) Maintenance of Property. The Borrower shall cause all property (tangible and intangible (including Intellectual Property), real or personal) necessary for the conduct of its business or the business of any Restricted Subsidiary to be maintained, protected and enforced and kept in good condition, repair and working order and supplied with all necessary equipment, as applicable, and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, except, individually or in the aggregate, as would not reasonably be expected to have a Material Adverse Effect.

(i) Environmental Compliance. The Borrower and its Restricted Subsidiaries shall comply with all Environmental, Health or Safety Requirements of Law, except where noncompliance will not subject, and is not reasonably likely to subject, the Borrower or any of its Restricted Subsidiaries to liability, individually or in the aggregate, in excess of $50,000,000.

(j) Use of Proceeds. The Borrower will use the proceeds of the Loans and Letters of Credit only for the purposes set forth in Section 6.21.

(k) Additional Subsidiaries. If any additional Subsidiary (other than an Excluded Subsidiary) is formed or acquired, after the Closing Date (or any Excluded Subsidiary ceases to constitute an Excluded Subsidiary after such date), the Borrower will promptly notify the Administrative Agent thereof and will, as promptly as practicable, and in any event within thirty (30) days ability to extend or, with respect to Mortgaged Property held by such Subsidiary and specifically the items required by subsection (v) of the definition of Collateral and Guarantee Requirement relating thereto, ninety (90) days (or such longer period as the Administrative Agent may agree in writing) after such Subsidiary is formed or acquired (or any Excluded Subsidiary ceases to constitute an Excluded Subsidiary) cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interests in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.

(l) Further Assurances. The Borrower shall, and shall cause each other Loan Party to, execute any and all further documents, IP Security Agreements, UCC financing statements, agreements and instruments, and take all such further actions (including the filing and recording of UCC financing statements, IP Security Agreements, fixture filings, mortgages, deeds of trust and other documents) that are required under the Collateral Documents or this Agreement to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times (subject to the last paragraph of the Collateral and Guarantee Requirement definition). The Borrower shall provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

(m) Maintenance of Ratings. The Borrower shall use commercially reasonable efforts to maintain continuously in effect a public corporate rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Borrower, and a public rating of the Term Loans by each of S&P and Moody’s, it being understood that there is no obligation to maintain any particular rating at any time.

(n) Pledge of Capital Stock. The Loan Parties shall pledge or cause to be pledged all of the issued and outstanding Capital Stock of each Subsidiary held by a Loan Party to the extent required to meet the Collateral and Guarantee Requirement (other than any Excluded Assets (as defined in the applicable Collateral Documents)) in accordance with, and to the extent required by, the requirements of the Collateral Documents to the Administrative Agent for the benefit of the Credit Parties to secure the Obligations.

(o) Designation of Restricted Subsidiaries. The Borrower may at any time designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary; provided that (i)immediately before and after such designation, no Default shall have occurred and be continuing (or, in the case of a designation that is necessary or advisable (as determined by the Borrower in good faith) for the consummation of a Limited Condition Acquisition, no Default exists as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into), (ii) immediately after giving effect to such designation, the Borrower shall be in compliance on a pro forma basis with the financial covenant set forth in Section 7.04, and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating compliance with such financial covenant and (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Specified Indebtedness. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute (A) an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s or its Restricted Subsidiaries’ (as applicable) Investments therein and (B) the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

(p) Information Regarding Collateral.

(i) The Borrower will furnish to the Administrative Agent promptly (and in any event within thirty (30) days thereof) written notice of any change in (A) the legal name of any Loan Party, as set forth in its organizational documents, (B) the jurisdiction of organization or the form of organization of any Loan Party (including as a result of any merger or consolidation), (C) the location of the chief executive office of any Loan Party or (D) the organizational identification number, if any, and the Federal Taxpayer Identification Number of such Loan Party, in each case, only with respect to any Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a UCC financing statement, of such Loan Party. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral affected thereby. The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(ii) If (A) any material assets are acquired by any Loan Party after the Closing Date (other than assets constituting Collateral under the Collateral Documents that become subject to the Lien of the Collateral Documents upon the acquisition thereof) or (B) any Mortgaged Property is acquired by any Loan Party after the Closing Date, the Borrower will promptly notify the Administrative Agent thereof and will, as promptly as practicable, and in any event within thirty (30) days (or such longer period as the Administrative Agent may agree in writing) or, in the case of clause (B), within ninety (90) days (or such longer period as the Administrative Agent may agree in writing) after such Mortgaged Property is acquired, cause such assets to be subjected to a Lien securing the Secured Obligations and take such actions as shall be necessary or reasonably requested by the Administrative Agent to satisfy the Collateral and Guarantee Requirement, including, without limitation, to grant and perfect such Lien, all at the expense of the Borrower and, in the case of clause (A), all to the extent required by the Collateral Documents. It is understood and agreed that, notwithstanding anything to the contrary set forth in this Agreement or in any Collateral Document, the Loan Parties shall not be required to obtain (1) foreign local law pledges (2) landlord lien waivers, estoppels or collateral access agreements, or (3) enter into Control Agreements with respects to Excluded Accounts.

(q) Certain Post-Closing Obligations. The Borrower will, and will cause the other Loan Parties to, deliver (i) each of the items set forth in subsections (v) and (vi) of the definition of Collateral and Guarantee Requirement within ninety (90) days of the Closing Date with respect to each Mortgaged Property and each Deposit Account and security account (other than Excluded Accounts), as applicable (subject to the penultimate paragraph of the Collateral and Guarantee Requirement definition) and (ii) each of the items not required to be delivered on the Closing Date due to the operation of the last paragraph of the Collateral and Guarantee Requirement definition shall be delivered at the time required pursuant to such paragraph.

Section 7.03 Negative Covenants.

(a) Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents;

(ii) Indebtedness existing on the Escrow Date and set forth on Schedule 7.03(a) and Refinancing Indebtedness in respect thereof;

(iii) Indebtedness of the Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that (A) such Indebtedness shall not have been transferred to any Person other than the Borrower or any Restricted Subsidiary, (B) any such Indebtedness owing by any Loan Party to a Restricted Subsidiary that is not a Loan Party shall be unsecured and subordinated in right of payment to the Obligations on terms customary for intercompany subordinated Indebtedness, as reasonably determined by the Administrative Agent and (C) any such Indebtedness shall be incurred in compliance with Section 7.03(d);

(iv) Guarantees incurred in compliance with Section 7.03(d);

(v) Indebtedness of the Borrower or any Restricted Subsidiary (A) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalized Lease Obligations, provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets or (B) assumed in connection with the acquisition of any fixed or capital assets, and Refinancing Indebtedness in respect of any of the foregoing; provided that the aggregate principal amount of Indebtedness permitted by this clause (v), together with Sale-Leaseback Transactions permitted under Section 7.03(e)(vii), shall not exceed $175,000,000 at any time outstanding;

(vi) Indebtedness in respect of netting services, overdraft protections, deposit and checking accounts, in each case, in the ordinary course of business;

(vii) Indebtedness in respect of letters of credit, bank guarantees and similar instruments issued for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business supporting obligations under workers’ compensation, unemployment insurance and other social security laws;

(viii) Indebtedness of the Borrower or any Restricted Subsidiary in the form of bona fide purchase price adjustments or earn-outs incurred in connection with any Permitted Acquisition or other Investment permitted by Section 7.03(d);

(ix) the Existing Credit Agreement (prior to the Closing Date), the Existing Senior Notes, the Senior USD Notes, the Senior Euro Notes and any Refinancing Indebtedness in respect thereof;

(x) Indebtedness owed to the Borrower with respect to any return of excess escrow funds;

(xi) Indebtedness in connection with one or more standby letters of credit or performance or surety bonds or completion guarantees issued by the Borrower or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

(xii) (A) Permitted Debt; provided that:

(i) in the case of Indebtedness that is secured on a pari passu basis with the Liens under the Loan Documents, after giving effect to the incurrence of such Indebtedness and any related transaction on a pro forma basis, the First Lien Net Leverage Ratio shall not exceed (x) 2.75 to 1.00 or (y) if such Indebtedness is incurred in connection with a Permitted Acquisition, the greater of (A) 2.75 to 1.00 and (B) the First Lien Net Leverage Ratio in effect immediately prior thereto (in each case calculated as of the last day of the fiscal quarter of the Borrower then most recently ended for which Financial Statements have been delivered pursuant to Section 7.01(a) (or, prior to the first delivery pursuant to Section 7.01(a), Section 5.02(d)(i))); provided that any such Indebtedness in the form of term loans shall be subject to the MFN Provision;

(ii) in the case of Indebtedness that is secured on a junior basis to the Liens under the Loan Documents, after giving effect to the incurrence of such Indebtedness and any related transaction on a pro forma basis the Senior Secured Net Leverage Ratio shall not exceed (x) 2.75 to 1.00 or (y) if such Indebtedness is incurred in connection with a Permitted Acquisition, (A) the greater of (x) 2.75 to 1.00 and (B) the Senior Secured Net Leverage Ratio in effect immediately prior thereto (in each case calculated as of the last day of the fiscal quarter of the Borrower then most recently ended for which Financial Statements have been delivered pursuant to Section 7.01(a) (or, prior to the first delivery pursuant to Section 7.01(a), Section 5.02(d)(i))); and

(iii) in the case of Indebtedness that is unsecured, after giving effect to the incurrence of such Indebtedness and any related transaction on a pro forma basis the Total Net Leverage Ratio shall not exceed (x) 5.50 to 1.00 or (y) if such Indebtedness is incurred in connection with a Permitted Acquisition, (A) the greater of (x) 5.50 to 1.00 and (B) the Total Net Leverage Ratio in effect immediately prior thereto (in each case calculated as of the last day of the fiscal quarter of the Borrower then most recently ended for which financial statements have been delivered pursuant to Section 7.01(a) (or, prior to the first delivery pursuant to Section 7.01(a), Section 5.02(d)(i)));

provided, further that, for purposes of this clause (xii), cash proceeds of Permitted Debt incurred at such time shall not be netted against the applicable amount of Consolidated First Lien Indebtedness, Consolidated Senior Secured Indebtedness or Consolidated Total Indebtedness, as applicable, for purposes of such calculation of the First Lien Net Leverage Ratio, Senior Secured Net Leverage Ratio or Total Net Leverage Ratio, as applicable, at such time; provided, further, that the aggregate principal amount of Indebtedness of the Restricted Subsidiaries that are not Loan Parties permitted by this clause (xii) shall not exceed at any time outstanding the greater of (i) $50,000,000 or (y) 5.0% of Consolidated Net Tangible Assets (measured at the time of incurrence) and

(B) Refinancing Indebtedness in respect of Indebtedness incurred pursuant to clause (A) above;

(xiii) [reserved];

(xiv) Indebtedness incurred under leases of real property in respect of tenant improvements;

(xv) Indebtedness of the Borrower or any Restricted Subsidiary assumed in connection with any Permitted Acquisition so long as such Indebtedness is not incurred in contemplation of such Permitted Acquisition and any Refinancing Indebtedness in respect thereof;

(xvi) other Indebtedness in an aggregate principal amount not to exceed the greater of (i) $175,000,000 at any time outstanding or (y) 16.0% of Consolidated Net Tangible Assets (measured at the time of incurrence);

(xvii) Indebtedness consisting of (A) the financing of insurance premiums and (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xviii) obligations under any agreement governing the provision of treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services;

(xix) Indebtedness in the form of Swap Agreements permitted under Section 7.03(m);

(xx) Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Capital Stock of a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock; provided, however, that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Borrower or such Restricted Subsidiary in connection with such disposition;

(xxi) Indebtedness of Foreign Subsidiaries (i) incurred to provide consideration for, or to provide all or any portion of the funds or credit support utilized to consummate, a Permitted Acquisition or (ii) incurred in an aggregate principal amount outstanding at any one time not to exceed the greater of (x) $100,000,000 or (y) 9.0% of Consolidated Net Tangible Assets (measured at the time of incurrence);

(xxii) the Separation Obligations; and

(xxiii) any Assumed Liabilities (as defined in the Acquisition Agreement).

The Borrower will not, and will not permit any Restricted Subsidiary to, issue any Disqualified Stock, other than, in the case of the Restricted Subsidiaries, to the Borrower or any other Restricted Subsidiary; provided that any issuance of Equity Interests of any Restricted Subsidiary that is not a Loan Party to any Loan Party shall be subject to Section 7.03(d).

For purposes of determining compliance with any restriction on the incurrence of Indebtedness in Dollars where Indebtedness is denominated in a different currency, the amount of such Indebtedness will be the Dollar Equivalent determined on the date of such determination. The principal amount of any Refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the Dollar Equivalent of the Indebtedness refinanced determined on the date such Indebtedness refinanced was initially incurred.

Notwithstanding any other provision of this covenant, (i) increases in Indebtedness solely due to fluctuations in the exchange rate of currencies will not be deemed to exceed the maximum amount that the Borrower or any Restricted Subsidiary may incur under this Section 7.03(a); and (ii) any Indebtedness that is permitted at the time of incurrence as a result of the measurement of Consolidated Net Tangible Assets at such time, will not be deemed to exceed the maximum amount that the Borrower or any Restricted Subsidiary may incur under the applicable subsection of this Section 7.03(a) solely as a result of a later decrease in the amount of Consolidated Net Tangible Assets.

(b) Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired, except:

(i) Liens created under (A) the Loan Documents and (B) prior to the Closing Date, the Existing Credit Agreement and the other documents, instruments and agreements executed in connection therewith;

(ii) Permitted Encumbrances;

(iii) any Lien on any asset of the Borrower or any Restricted Subsidiary existing on the Escrow Date and set forth on Schedule 7.03(b); provided that (A) such Lien shall not apply to any other asset of the Borrower or any Restricted Subsidiary and (B) such Lien shall secure only those obligations that it secures on the Escrow Date and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof;

(iv) any Lien existing on any asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any asset of any Person that becomes (including pursuant to a Permitted Acquisition) a Restricted Subsidiary (or of any Person not

previously a Restricted Subsidiary that is merged or consolidated with or into a Restricted Subsidiary in a transaction permitted hereunder) after the Closing Date prior to the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated); provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary (or such merger or consolidation), (B) such Lien shall not apply to any other assets of the Borrower or any Restricted Subsidiary (other than, in the case of any such merger or consolidation, the assets of any special purpose merger Restricted Subsidiary that is a party thereto) and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary (or is so merged or consolidated), and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof;

(v) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary; provided that (A) such Liens secure only Indebtedness permitted by Section 7.03(a)(v) and obligations relating thereto not constituting Indebtedness and (B) such Liens shall not apply to any other asset of the Borrower or any Restricted Subsidiary (other than after-acquired property that is (a) affixed or incorporated into the property covered by such Lien, (b) subject to a Lien securing such Indebtedness, the terms of which Indebtedness requires or includes a pledge of after-acquired property and (c) the proceeds and products thereof); provided, further, that in the event purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person;

(vi) in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 7.03(e), customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(vii) in the case of (A) any Restricted Subsidiary that is not a wholly owned Restricted Subsidiary or (B) the Equity Interests in any Person that is not a Restricted Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Restricted Subsidiary or such other Person set forth in the organizational documents of such Restricted Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(viii) Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or a Restricted Subsidiary in connection with any letter of intent or purchase agreement for a Permitted Acquisition or other transaction permitted hereunder;

(ix) Liens arising from UCC financing statement filings in connection with any supply chain finance programs or other receivables sale transactions permitted under Section 7.03(e)(ix);

(x) any Lien on assets of any Foreign Subsidiary; provided that such Lien shall secure only Indebtedness of such Foreign Subsidiary permitted by Section 7.03(a) and obligations relating thereto not constituting Indebtedness;

(xi) Liens on assets acquired (either directly or through the acquisition of an entity) pursuant to the Acquisition and permitted under the Acquisition Agreement; provided that (A) such Lien is not created in contemplation of or in connection with the Acquisition, (B) such Lien shall not apply to any other assets of the Borrower or any Restricted Subsidiary and (C) such Lien shall secure only those obligations that it secures on the date of the Acquisition, and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof;

(xii) other Liens securing Indebtedness or other obligations in an aggregate principal amount not to exceed the greater of (i) $125,000,000 and (ii) 11.0% Consolidated Net Tangible Assets at any time outstanding;

(xiii) Liens securing Indebtedness permitted by Section 7.03(a)(xii)(A)(1) or (2); and

(xiv) (A) prior to the Closing Date, Liens on escrow accounts (including the Escrow Account) created for the benefit of or to secure, directly or indirectly, the Senior USD Notes, the Senior Euro Notes, or this Agreement, and (B) Liens on escrow accounts created for the benefit of or to secure, directly or indirectly, any Permitted Debt solely to the extent such Permitted Debt is funded in escrow prior to the closing of a Permitted Acquisition or other Investment permitted hereunder.

(c) Fundamental Changes; Business Activities.

(i) The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Unmatured Default shall have occurred and be continuing (or, in the case of a Limited Condition Acquisition, no Default or Unmatured Default exists as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into), (A) any Restricted Subsidiary (other than the Borrower) may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (B) any Person (other than the Borrower) may merge into or consolidate with any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary and, if any party to such merger or consolidation is a Loan Party, a Loan Party, (C) any Restricted Subsidiary may merge into or consolidate with any Person (other than the Borrower) in a transaction permitted under Section 7.03(e) in which, after giving effect to such transaction, the surviving entity is not a Restricted Subsidiary, (D) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (E) the Borrower may merge into or consolidate with any Person; provided that (i) the Borrower shall be the surviving Person (the “Surviving Person”) or (ii) if the Borrower is not the Surviving Person, (a) the Surviving Person shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, (b) the Lenders shall have received all documentation and other information with respect to the Surviving Person required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations including the PATRIOT Act; and (c) the Borrower shall have delivered to the Administrative Agent a customary opinion of counsel with respect to the Surviving Person and a certificate on behalf of the Borrower signed by one of its Authorized Officers stating that all conditions provided in this Section 7.03(c)(i)(E) relating to such transaction have been satisfied; provided that any such merger or consolidation involving a Person that is not a wholly owned Restricted Subsidiary immediately prior to such merger or consolidation shall not be permitted unless it is also permitted by Section 7.03(d), and (F) on the Closing Date, the Initial Borrower may merge with and into the Borrower with the Borrower being the Surviving Person.

(ii) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than a Permitted Business.

(d) Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any Restricted Subsidiary to, purchase, hold, acquire (including pursuant to any merger or consolidation), make or otherwise permit to exist any Investment in any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all the assets of any other Person or of a business unit, division, product line or line of business of any other Person, except:

(i) Investments in cash and Cash Equivalents;

(ii) Investments existing on the Escrow Date and set forth on Schedule 7.03(d);

(iii) (A) Permitted Acquisitions and (B) other Investments by the Borrower and any of its Restricted Subsidiaries in their respective subsidiaries or joint ventures; provided that, the aggregate amount of such Permitted Acquisitions and Investments by the Loan Parties in, and loans and advances by the Loan Parties to, and Guarantees by the Loan Parties of Indebtedness and other obligations of, Restricted Subsidiaries that are not Loan Parties and joint ventures (excluding all such Investments, loans, advances and Guarantees existing on the Escrow Date and permitted by clause (ii) above) pursuant to this clause (iii) and clauses (iv) and (v) below shall not exceed $150,000,000 at any time outstanding; provided, further, that in the case of any such Investment under the immediately preceding proviso, (A) no Default shall have occurred and be continuing or shall result therefrom and (B) no more than (i) $50,000,000 of such Investments shall consist of Intellectual Property, (ii) $75,000,000 of such Investments shall be made in joint ventures and (iii) $75,000,000 of such Investments shall be made in Unrestricted Subsidiaries; provided further, that the limitation described in this proviso shall not apply to any acquisition to the extent (A) any such consideration is financed with the proceeds of substantially concurrent sales of Equity Interests of (other than Disqualified Stock) or capital contributions to the Borrower or (B) the Person so acquired (or the Person owning the assets so acquired) becomes a Loan Party even though such Person owns Capital Stock in Persons that are not otherwise required to become Loan Parties, if, in the case of this clause (B), at least 60.0% of the Consolidated EBITDA of the Person(s) acquired in such acquisition (or the Persons owning the assets so acquired) (for this purpose and for the component definitions used in the definition of “Consolidated EBITDA”, determined on a consolidated basis for such Person(s) and the Restricted Subsidiaries) is generated by Person(s) that will become Loan Parties (i.e., disregarding any Consolidated EBITDA generated by Restricted Subsidiaries of such Persons that are not (or will not become) Loan Parties).

(iv) loans or advances made by the Borrower to any Restricted Subsidiary or made by any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that (A) the Indebtedness resulting therefrom is permitted by Section 7.03(a)(iii) and (B) the amount of such loans and advances made by the Loan Parties to Restricted Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (iii) above;

(v) Guarantees by the Borrower or any Restricted Subsidiary of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary (including any such Guarantees arising as a result of any such Person being a joint and several coapplicant with respect to any letter of credit or letter of guaranty); provided that the aggregate amount of Indebtedness and other obligations of Restricted Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (iii) above;

(vi) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(vii) Investments in the form of equity commitments issued to or for the benefit of an Unrestricted Subsidiary in connection with the closing in escrow of an offering of Indebtedness by such Unrestricted Subsidiary the proceeds of which will be used to consummate the transactions set forth in the Odin Acquisition Agreement solely to the extent such Indebtedness will be Permitted Debt of the Borrower or another Loan Party when the proceeds thereof are released from escrow and the aggregate principal amount of such Indebtedness does not exceed $1,100,000,000; provided that the amount of any such Investment shall not exceed (x) the amount of interest that would accrue on such Indebtedness through the maximum escrow period therefor plus (y) an amount sufficient to fund the upfront fees and original issue discount and any applicable premium with respect to such Indebtedness;

(viii) deposits, prepayments and other credits to suppliers, lessors and landlords made in the ordinary course of business;

(ix) advances by the Borrower or any Restricted Subsidiary to employees in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes;

(x) Investments made as a result of receipt of noncash consideration from a sale, transfer or other disposition of assets permitted under Section 7.03(e)(viii);

(xi) Investments in the form of Swap Agreements permitted under Section 7.03(m);

(xii) Investments constituting deposits described in clauses (iii) and (iv) of the definition of “Permitted Encumbrances” and endorsements of instruments for collection or deposit in the ordinary course of business;

(xiii) consummation of the Transactions and the Permitted Reorganization Transactions;

(xiv) Investments by a Restricted Subsidiary of the Borrower that is not a Loan Party in any Loan Party or in any other such Restricted Subsidiary that is also not a Loan Party;

(xv) other Investments in an amount not to exceed the Available Amount; provided that, at the time each such Investment is made no Default shall have occurred and be continuing or would result therefrom (or, in the case of an Investment that is necessary or advisable (as determined by the Borrower in good faith) for the consummation of a Limited Condition Acquisition, no Default exists as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into);

(xvi) (x) other Investments in any Person in an aggregate amount not to exceed the greater of (i) $125,000,000 and (ii) 11.0% Consolidated Net Tangible Assets at any time outstanding and (y) Investments in any person engaged in a Permitted Business in an aggregate amount not to exceed the greater of (x) $125,000,000 and (y) 11.0% of Consolidated Net Tangible Assets (measured at the time of Investment); and

(xvii) unlimited Investments so long as (1) no Unmatured Default or Default shall have occurred and be continuing or would result therefrom and (2) after giving effect to such Investment on a pro forma basis the Senior Secured Net Leverage Ratio shall not exceed 2.75 to 1.00 (calculated as of the last day of the fiscal quarter of the Borrower then most recently ended for which financial statements have been delivered pursuant to Section 7.01(a) (or, prior to the first delivery pursuant to Section 7.01(a), Section 5.02(d)(i))).

For the purposes of this Section, any unreimbursed payment by the Borrower or any Restricted Subsidiary for goods or services delivered to any Subsidiary, other than, in the case of a Restricted Subsidiary, itself, shall be deemed to be an Investment in such Subsidiary.

(e) Asset Sales and Equity Issuances. The Borrower will not, and will not permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any Restricted Subsidiary to issue any additional Equity Interests in such Restricted Subsidiary (other than to the Borrower or any other Restricted Subsidiary in compliance with Section 7.03(d), and other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law), except:

(i) (A) sales of inventory, (B) sales, transfers and other dispositions of used, surplus, obsolete or outmoded machinery or equipment and (C) dispositions of cash and Cash Equivalents, in each case (other than in the case of clause (c)) in the ordinary course of business;

(ii) sales, transfers, leases and other dispositions to the Borrower or any Restricted Subsidiary; provided that any such sales, transfers, leases or other dispositions involving a Restricted Subsidiary that is not a Loan Party shall be made in compliance with Section 7.03(d) and Section 7.03(i);

(iii) the sale or discount of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not in connection with any financing transaction (other than transactions permitted under Section 7.03(e)(ix));

(iv) dispositions of assets subject to any casualty or condemnation proceeding (including in lieu thereof);

(v) leases or subleases of real property granted by the Borrower or any of its Restricted Subsidiary to third Persons not interfering in any material respect with the business of the Borrower or any Restricted Subsidiary;

(vi) the sale, transfer or other disposition of Intellectual Property (A) in the ordinary course of business including pursuant to non-exclusive licenses of any Intellectual Property, or (B) which, in the reasonable judgment of the Borrower or any of its Restricted Subsidiary, are determined to be uneconomical, negligible, unused or obsolete in the conduct of business;

(vii) dispositions of assets in respect of Sale-Leaseback Transactions in an aggregate amount, together with the aggregate amount of Indebtedness incurred pursuant to Section 7.03(a)(v) not to exceed $175,000,000;

(viii) sales, transfers and other dispositions of assets that are not permitted by any other clause of this Section; provided that (A) such sales, transfers and other dispositions shall be made for fair value, (B) at least 75.0% of the consideration for such sales, transfers and other dispositions shall consist of cash or Cash Equivalents; provided that for purposes of the foregoing, the amount of (x) any liabilities (as shown on the Borrower’s most recent balance sheet or in the notes thereto) of the Borrower or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Secured Obligations) that are assumed by the transferee of any such assets and from which the Borrower and all Restricted Subsidiaries have been validly released by all creditors in writing, (y) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within ninety (90) days following the closing of such disposition, and (z) any Designated Noncash Consideration received by the Borrower or any of its Restricted Subsidiaries in such asset sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (B) that is at that time outstanding, not to exceed $35,000,000, shall be deemed to be cash for purposes of this paragraph and for no other purpose, (C) the proceeds of such sale, transfer or other distribution shall be applied to the extent required under Section 2.04(b)(ii) and (D) the aggregate proceeds of all such sales, transfers and other distributions in reliance on this clause (viii) during any fiscal year of the Borrower shall not exceed 10.0% of Consolidated Assets as of the last day or the immediately preceding year;

(ix) dispositions of accounts receivable and related assets in connection with any supply chain finance programs or other receivables sale transactions, provided that the aggregate outstanding balance of accounts receivable so sold by the Borrower and any Restricted Subsidiaries during any fiscal quarter of the Borrower shall not exceed $75,000,000; and

(x) any disposition of assets pursuant to the Divestiture Process or the Permitted Reorganization Transactions.

(f) [Reserved].

(g) [Reserved].

(h) Restricted Payments; Certain Payments of Indebtedness.

(i) The Borrower will not, and will not permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that (A) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests (other than Disqualified Stock) of the Borrower, (B) any Restricted Subsidiary may declare and pay dividends or make other distributions with respect to its Equity Interests, or make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests (or, if not ratably, on a basis more favorable to the Borrower and the Restricted Subsidiaries), (C) the Borrower may make Restricted Payments, not exceeding $30,000,000 during any fiscal year of the Borrower, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and the Restricted Subsidiaries (with any unused amount available in the following fiscal year only), (D) the Borrower may repurchase Equity Interests (1) upon the exercise of stock options, deferred stock units and restricted shares to the extent such Equity Interests represent a portion of the exercise price of such stock options, deferred stock units or restricted shares and (2) in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee to pay for the taxes payable by such director or employee upon such grant or award, (E) the Borrower may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Borrower in connection with the exercise of warrants, options or other securities convertible into or exchangeable for shares of common stock in the Borrower, (F) so long as no Default has occurred and is continuing, the Borrower may declare and make Restricted Payments in an aggregate amount, together with payments made pursuant to Section 7.03(h)(ii)(F), not to exceed $100,000,000 in any fiscal year in respect of dividends on the Borrower’s common or preferred stock, (G) so long as no Default has occurred and is continuing as of the date such dividend is declared (or, in the case of a Restricted Payment that is necessary or advisable (as determined by the Borrower in good faith) for the consummation of a Limited Condition Acquisition, no Default exists as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into), the Borrower may make additional Restricted Payments in an amount not to exceed the Available Amount and (H) the Borrower may make additional Restricted Payments; provided that at the time of and immediately after giving effect to any such Restricted Payment referred to in this clause (H), (1) no Default shall have occurred and be continuing or would result therefrom (or, in the case of a Restricted Payment that is necessary or advisable (as determined by the Borrower in good faith) for the consummation of a Limited Condition Acquisition, no Default exists as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into) and (2) after giving effect to such Restricted Payment and any related transaction on a pro forma basis the Senior Secured Net Leverage Ratio shall not exceed 2.75 to 1.00 (calculated as of the last day of the fiscal quarter of the Borrower then most recently ended for which financial statements have been delivered pursuant to Section 7.01(a) (or, prior to the first delivery pursuant to Section 7.01(a), Section 5.02(d)(i))).

(ii) The Borrower will not, and will not permit any Restricted Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness permitted by Section 7.03(a)(xii), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any other Specified Indebtedness, except:

(A) payments of regularly scheduled interest and principal as and when due in respect of any Specified Indebtedness, other than payments in respect of any Subordinated Indebtedness prohibited by the subordination provisions thereof;

(B) refinancings of Specified Indebtedness with the proceeds of other Indebtedness permitted under Section 7.03(a);

(C) payments of or in respect of Specified Indebtedness solely by issuance of the common stock of the Borrower;

(D) payments of or in respect of Specified Indebtedness incurred by any Restricted Subsidiary that is not a Loan Party;

(E) other payments of or in respect of Specified Indebtedness; provided that at the time of and immediately after giving effect thereto, (1) no Default or Unmatured Default shall have occurred and be continuing or would result therefrom and (2) the amount of such payment shall not exceed the Available Amount as of the date thereof;

(F) so long as no Default has occurred and is continuing, other payments of or in respect of Specified Indebtedness in an aggregate amount, together with the Restricted Payments made pursuant to Section 7.03(h)(i)(F), not to exceed $100,000,000 in any fiscal year;

(G) other payments of or in respect of Specified Indebtedness; provided that at the time of and immediately after giving effect to any such payment (1) no Unmatured Default or Default shall have occurred and be continuing or would result therefrom and (2) after giving effect to such payment on a pro forma basis the Senior Secured Net Leverage Ratio shall not exceed 2.75 to 1.00 (calculated as of the last day of the fiscal quarter of the Borrower then most recently ended for which financial statements have been delivered pursuant to Section 7.01(a) (or, prior to the first delivery pursuant to Section 7.01(a), Section 5.02(d)(i))).

(iii) The Borrower will not, and will not permit any of the Restricted Subsidiaries to amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any documentation governing Specified Indebtedness.

(i) Transactions with Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions in the ordinary course of business at prices and on terms and conditions, taken as a whole, not less favorable to the Borrower or such Restricted Subsidiary than those that would prevail in an arm’s-length transaction with unrelated third parties, (ii) transactions between or among the Borrower and the Restricted Subsidiaries not involving any other Affiliate, (iii) any Restricted Payment permitted by Section 7.03(h), (iv) any guarantees of Indebtedness or other obligations of Affiliates if such Indebtedness or other obligations would be permitted to be incurred by the Borrower or a Restricted Subsidiary under this Agreement and are incurred by such Affiliate to a third party on arm’s length terms, (v) any Investments permitted by Section 7.03(d), (vi) the payment of reasonable fees and compensation to, and the providing of reasonable indemnities on behalf of, directors and officers of the Borrower or any Restricted Subsidiary, as determined by the Board of Directors of the Borrower in good faith, (vii) the Transactions contemplated by the Acquisition Agreement and the Permitted Reorganization Transactions, (vi) the transactions described on Schedule 7.03(i), (viii) any reasonable or customary employment, consulting, service, severance, termination agreement, employee benefit plan, compensation arrangement, indemnification arrangement, or any similar arrangement entered into by the Borrower or a Restricted Subsidiary with a current or former director, officer or employee of the Borrower or a Restricted Subsidiary and payments related thereto; or any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Borrower, restricted stock plans, restricted stock unit plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of directors, officers and employees of the Borrower or a Restricted Subsidiary approved by the Board of Directors of the Borrower, (ix) (A) reimbursement of employee travel and lodging costs and other business expenses incurred in the ordinary course of business and (B) loans and advances to employees made in the ordinary course of business in compliance with applicable laws and consistent with the past practices of the Borrower or that Restricted Subsidiary, as the case may be; (x) pledges of equity interests of Unrestricted Subsidiaries to secure Indebtedness of such Unrestricted Subsidiaries, (xi) the merger by Initial Borrower on the Closing Date with and into the Company; (xii) Indebtedness permitted by Section 7.03(a)(iv); (xiii) Investments or Indebtedness in the form of equity commitments issued to or for the benefit of an Unrestricted Subsidiary in connection with the closing in escrow of any offering of Indebtedness by such Unrestricted Subsidiary the proceeds of which will be used to consummate the transactions set forth in the Odin Acquisition Agreement solely to the extent such Indebtedness will be Permitted Debt of the Borrower or another Loan Party when the proceeds thereof are released from escrow and the aggregate principal amount of such Indebtedness does not exceed $1,100,000,000; provided that the aggregate amount of any such Investments or Indebtedness shall not exceed (x) the amount of interest that would accrue on such Indebtedness through the maximum escrow period therefor plus (y) an amount sufficient to fund the upfront fees and original issue discount and any applicable premium with respect to such Indebtedness and (xiv) the merger of the Unrestricted Subsidiary referred to in clause (xiii) with and into the Company on the closing date of the Odin Acquisition.

(j) Restrictive Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that restricts or imposes any condition upon (i) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its assets to secure the Obligations or (ii) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Borrower or to Guarantee the Obligations; provided that (x) the foregoing shall not apply to (A) restrictions and conditions imposed by Requirements of Law or by any Loan Document, (B) restrictions and conditions existing on the Escrow Date identified on Schedule 7.03(j) (but shall apply to any amendment or modification), (C) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (D) in the case of any Restricted Subsidiary that is not a wholly owned Restricted Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreement, provided that such restrictions and conditions apply only to such Restricted Subsidiary and to any Equity Interests in such Restricted Subsidiary, (E) restrictions and conditions set forth in the Existing Credit Agreement (prior to the Closing Date), the Existing Senior Note Indenture, the Senior USD Note Indenture and the Senior Euro Note Indenture, documents in connection with Permitted Debt and permitted Refinancings of each of the foregoing, provided that such restrictions and conditions are no more onerous than those set forth in (x) with respect to the Existing Senior Notes, the Existing Senior Notes Indenture as in effect on June 1, 2015 and (y) with respect to the Senior USD Notes and the Senior Euro Notes, the Senior USD Note Indenture and the Senior Euro Note Indenture as in effect on the Escrow Date, (F) restrictions and conditions imposed by agreements relating to Indebtedness of Restricted Subsidiaries that are not Loan Parties permitted under Section 7.03(a), (G) restrictions and conditions with respect to cash to secure letters of credit and other segregated deposits that are permitted pursuant to Section 7.03(b)(viii), (H) restrictions and conditions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business; (I) restrictions and conditions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; (J) restrictions and conditions arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Borrower or any Restricted Subsidiary thereof in any manner material to the Borrower or any Restricted Subsidiary thereof; (K) restrictions and conditions contained in Hedging Obligations; and (L) customary restrictions and conditions with respect to any supply chain finance programs or other receivables sale transactions permitted under Section 7.03(e)(ix), (y) clause (i) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 7.03(a) if such restrictions or conditions apply only to the assets securing such Indebtedness and (B) customary provisions in leases and other agreements restricting the assignment thereof and (z) clause (ii) of the foregoing shall not apply to restrictions and conditions imposed by agreements relating to Indebtedness of any Restricted Subsidiary in existence at the time such Restricted Subsidiary became a Restricted Subsidiary and otherwise permitted under Section 7.03(a) (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), provided that such restrictions and conditions apply only to such Restricted Subsidiary. Nothing in this paragraph shall be deemed to modify the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” or the obligations of the Loan Parties under Sections 7.02(k), 7.02(l) or 7.02(p) or under the Collateral Documents.

(k) Amendment of Organizational Documents. The Borrower will not, or will permit any Restricted Subsidiary to, amend, modify or waive any of its rights under its articles or certificate of incorporation, by-laws or other organizational documents, in either case, to the extent such amendment, modification or waiver would be adverse in any material respect to the rights or interests of the Lenders hereunder or under any other Loan Document.

(l) Changes in Fiscal Periods. The Borrower will not change its fiscal year or its method of determining fiscal quarters.

(m) Swap Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Swap Agreement, other than Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or a Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities and not for speculative purposes.

(n) Margin Regulations; Use of Proceeds. Neither the Borrower nor any of its Subsidiaries, shall use all or any portion of the proceeds of any credit extended under this Agreement (i) to purchase or carry Margin Stock in violation of any of the regulations of the Board, including Regulations T, U and X. The Borrower will not request any Loan, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 7.04 Financial Covenant. Without the written consent of the Required Pro Rata Lenders, the Borrower shall not permit the Total Net Leverage Ratio as of the end of any fiscal quarter to exceed (A) for any fiscal quarter ending on or prior to June 30, 2020, 6.25:1.00, (B) for any fiscal quarter ending after the fiscal quarter ending after June 30, 2020 and on or prior to December 31, 2021, 5.75:1.00, (C) for any fiscal quarter ending thereafter, 5.25: 1.00. The Total Net Leverage Ratio shall be calculated as of the last day of each fiscal quarter based upon (i) for Indebtedness, as of the last day of each such fiscal quarter and (ii) for Consolidated EBITDA, the actual amount for the four-quarter period ending on such day.

Section 7.05 Permitted Activities of the Initial Borrower. From and after the Escrow Date and to the earlier of (i) the Closing Date and (ii) the date that all of the Obligations (other than contingent indemnity obligations) shall have been fully and indefeasibly paid and satisfied in cash and all financing arrangements among the Initial Borrower and the Lenders shall have been terminated shall have expired, been canceled or terminated, unless the Required Lenders shall otherwise give prior written consents, the Initial Borrower shall not (x) incur Indebtedness (other than the Senior USD Notes and under this Agreement), (y) pledge any of its assets or incur or permit to exist any Lien or encumbrances on any of its assets (other than pursuant to the escrow arrangements with respect to the proceeds of the Senior USD Notes and the Term Loans) or (z) engage in any other activity, in each case, other than the merger of the Initial Borrower with the Borrower and other activities in the ordinary course of its entry into and performance of its payment obligations under this Agreement, the Senior USD Note Indenture or as contemplated by and activities incidental to its obligations under escrow arrangements with respect to the proceeds of the Senior USD Notes and the Term Loans.

ARTICLE 8

DEFAULTS

Section 8.01 Defaults. Commencing on the Closing Date, each of the following occurrences shall constitute a Default under this Agreement:

(a) Failure to Make Payments When Due. The Borrower shall (i) fail to pay when due any of the Obligations consisting of principal with respect to any Loan or Reimbursement Obligations with respect to Letters of Credit whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or (ii) shall fail to pay within five (5) Business Days of the date when due any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (i)) payable under this Agreement or the other Loan Documents.

(b) Breach of Certain Covenants.

(i) The Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 7.01(b)(i), 7.02(b) (with respect to the existence of the Borrower) or 7.02(j) or in Section 7.03 or 7.04; provided that an Unmatured Default or a Default that results from a failure of the Borrower to comply with Section 7.04 shall not constitute a Default for purposes of the Term B Facility or any facility other than the Revolving Facility and the Term A Facility unless and until the date upon which the Required Pro Rata Lenders have actually terminated all Revolving Loan Commitments and declared all Term A Loans and any Revolving Loans to be immediately due and payable in accordance with this Agreement; or

(ii) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in Sections 8.01(a) or 8.01(b)(i)), and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (A) the date on which written notice from the Administrative Agent or any Lender is received by the Borrower of such breach and (B) the date on which a member of the Senior Management Team of the Borrower or any Subsidiary Guarantor had knowledge of the existence of such breach.

(c) Breach of Representation or Warranty. Any representation, warranty or certification made or deemed made by the Borrower to the Administrative Agent or any Lender herein or by the Borrower or any of its Restricted Subsidiaries in or in connection with this Agreement or any of the other Loan Documents or any amendment or modification thereof or waiver thereunder, or in any statement, report, certificate, financial statement or other document at any time given by any such Person pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made (or deemed made).

(d) Default as to Other Indebtedness.

(i) The Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal, interest, termination payment or other payment obligation and regardless of amount) in respect of any Material Indebtedness (other than the Obligations), when and as the same shall become due and payable (after giving effect to any applicable grace period).

(ii) Any event or condition shall occur that results in any Material Indebtedness becoming due or being terminated or required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity, or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Swap Agreement, the applicable counterparty, to cause any Material Indebtedness to become due, or to terminate or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to (A) any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness or (B) any Indebtedness that becomes due as a result of a voluntary refinancing thereof permitted under Section 7.03(a).

(e) Involuntary Bankruptcy; Appointment of Receiver, Etc. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered.

(f) Voluntary Bankruptcy; Appointment of Receiver, Etc. The Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation (other than any liquidation permitted by Section 7.03(c)(i)(D), reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (a), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors, or the Board of Directors (or similar governing body) of the Borrower or any Material Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to above in this clause (f);

(g) Judgments and Attachments. One or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment and has not denied coverage) shall be rendered against the Borrower or any Restricted Subsidiary, or any combination thereof, and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment.

(h) Loan Documents and Collateral Matters.

(i) Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under the Loan Documents) or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document.

(ii) Any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material Collateral, with the priority required by the applicable Collateral Document, except (A) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents to a Person that is not a Loan Party, (B) the release thereof as provided in the applicable Collateral Document or Section 10.14 or (C) as a result of the failure of the Administrative Agent to (x) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Agreement or (y) continue in accordance with applicable law the effectiveness of any UCC financing statement.

(i) Inability to Pay Debts. The Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(j) Termination Event. Any Termination Event, which either alone or together with any other Termination Events, occurs which the Required Lenders believe is reasonably likely to subject either the Borrower or any of its Restricted Subsidiaries to liability individually or in the aggregate in excess of $50,000,000.

(k) Change of Control. A Change of Control shall occur.

A Default shall be deemed “continuing” until cured or until waived in writing in accordance with Section 9.03.

Section 8.02 Remedies Prior to Closing Date. In the event that any Escrow Agreement Default (under and as defined in the Escrow Agreement) occurs and is continuing on or prior to the Closing Date, so long as such event, condition or failure is continuing, (A) the Administrative Agent shall, at the written instruction of the Required Term Lenders, declare the Term Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Term Loans then outstanding so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Initial Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Initial Borrower, and (B) the Administrative Agent may (and if directed by the Required Term

Lenders, shall) foreclose or otherwise enforce any Lien granted to the Administrative Agent, for the benefit of the Secured Parties, to secure payment and performance of the Obligations in accordance with the terms of the Escrow Agreement and exercise any and all rights and remedies afforded by applicable Law, by any of the Loan Documents, by equity, or otherwise.

ARTICLE 9

ACCELERATION, DEFAULTING LENDERS; WAIVERS, AMENDMENTS AND REMEDIES

Section 9.01 Termination of Commitments; Acceleration. If any Default described in Sections 8.01(e) or 8.01(f) occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation of the Issuing Banks to issue Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs, the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation of the Issuing Banks to issue Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower expressly waives. Without in any way limiting the foregoing, after the occurrence and during the continuance of a Default, the Administrative Agent shall be entitled to exercise its right to require cash collateral in support of 105.0% of the then aggregate outstanding L/C Obligations in accordance with Section 3.11.

Section 9.02 Defaulting Lender. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the Revolving Loan Commitment of such Defaulting Lender pursuant to Section 2.14(c)(i);

(b) the Commitments, Loans and other Revolving Credit Obligations of such Defaulting Lender shall not be included in determining whether the Required Lenders or Required Pro Rata Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.03); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any Swing Line Obligations or L/C Obligations exist at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swing Line Obligations and L/C Obligations of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares of the Revolving Facility but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Obligations plus such Defaulting Lender’s Swing Line Obligations and L/C Obligations does not exceed the total of all non-Defaulting Lenders’ Revolving Loan Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swing Line Obligations and (y) second, cash collateralize for the benefit of each Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 3.11 for so long as such L/C Obligations are outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Obligations pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.08 with respect to such Defaulting Lender’s L/C Obligations during the period such Defaulting Lender’s L/C Obligations are cash collateralized;

(iv) if the L/C Obligations of the non-Defaulting Lenders are reallocated pursuant to clause (i) above, then the fees payable to the Revolving Lenders pursuant to Section 3.08 shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Shares of the Revolving Facility; and

(v) if all or any portion of such Defaulting Lender’s L/C Obligations are neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all Commitment Fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Loan Commitment that was utilized by such L/C Obligations) and letter of credit fees payable under Section 3.08 with respect to such Defaulting Lender’s L/C Obligations shall be payable to such Issuing Bank until and to the extent that such L/C Obligations are reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swing Line Bank shall not be required to fund any Swing Line Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Obligations will be 100.0% covered by the Revolving Loan Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 9.02(c), and participating interests in any such newly made Swing Line Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 9.02(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a parent of any Lender shall occur following the Escrow Date and for so long as such event shall continue or (ii) the Swing Line Bank or any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swing Line Bank shall not be required to fund any Swing Line Loan and such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swing Line Bank or such Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swing Line Bank or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swing Line Bank and the Issuing Banks each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Obligations and L/C Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Loan Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders (other than Swing Line Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share of the Revolving Facility.

Section 9.03 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.03, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of a Loan shall not be construed as a waiver of any Unmatured Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Unmatured Default at the time.

(b) Except as provided in Sections 2.05(b), 2.20, 4.03(b) and 9.03(c), none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, the Administrative Agent and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that

(i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any technical error, ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; and

(ii) no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender, (B) reduce or forgive the principal amount of any Loan or reduce the rate of interest thereon or reduce or forgive any interest or fees (including any prepayment fees) payable hereunder without the written consent of each Lender directly affected thereby, (C) postpone the scheduled maturity date of any Loan, or the date of any scheduled payment of the principal amount of any Loan under Sections 2.04(c), 2.14 or 2.21, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (D) change Sections 12.02 or 12.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (E) change any of the provisions of this Section 9.03(b) or the percentage set forth in the definition of the terms “Required Lenders”, “Required Term Lenders” or “Required Pro Rata Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Revolving Lender or Lender of such Class, as the case may be); provided that, with the consent of the Required Lenders, the provisions of this Section 9.03(b) and the definition of the term “Required Lenders” may be amended to include references to any new class of loans created under this Agreement (or to lenders extending such loans) on substantially the same basis as the corresponding references relating to the existing Classes of Loans or Lenders, (F) release substantially all of the value of the Guarantees provided by the Guarantors (including, in each case, by limiting liability in respect thereof) created under the Collateral Agreement without the written consent of each Lender (except as expressly provided in Section 10.14 or the Collateral Agreement) (including any such release by the Administrative Agent in connection with any sale or other disposition of any Subsidiary upon the exercise of remedies under the Collateral Documents), it being understood that an amendment or other modification of the type of obligations guaranteed under the Collateral Agreement shall not be deemed to be a release or limitation of any Guarantee), (G) release all or substantially all the Collateral from the Liens of the Collateral Documents, without the written consent of each Lender (except as expressly provided in Section 10.14 or the applicable Collateral Document (including any such release by the Administrative Agent in connection with any sale or other disposition of the Collateral upon the exercise of remedies under the Collateral Documents), it being understood that an amendment or other modification of the type of obligations secured by the Collateral Documents shall not be deemed to be a release of the Collateral from the Liens of the Collateral Documents) and (H) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders representing a Majority in Interest of each affected Class; provided, further that (1) no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent without the prior written consent of the Administrative Agent; (2) no amendment, waiver or consent shall, unless in writing and signed by each Issuing Bank in addition to the Lenders required above, affect the rights or duties of Issuing Bank under this Agreement or any L/C Document relating to any Letter of Credit issued or to be issued by it; (3) no amendment, waiver or consent shall, unless in writing and signed by a Swing Line Bank in addition to the Lenders required above, affect the rights or duties of such Swing Line Bank under this Agreement; (4) no amendment, waiver or consent shall be made to modify Section 7.04 or any definition related thereto (as any such definition is used for purposes of Section 7.04) without the written consent of the Required Pro Rata Lenders; provided, however, that the waivers described in this clause (4) shall not require the consent of any Lenders other than the Required Pro Rata Lenders; (5) no amendment, waiver or consent shall be made to accelerate the Revolving Facility or the Term A Facility upon a breach of Section 7.04 or waive any Default resulting from a failure to perform or observe the requirements of Section 7.04 without the written consent of the Required Pro Rata Lenders; provided, however, that the waivers described in this clause (5) shall not require the consent of any Lenders other than the Required Pro Rata Lenders and (6) any amendment, waiver or other modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of, in the case of any amendment, waiver or other modification referred to in clause (c) of the first proviso of this paragraph, any Lender that receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification.

(c) Notwithstanding anything herein to the contrary, the Administrative Agent may, without the consent of any Credit Party, consent to a departure by any Loan Party from any covenant of such Loan Party set forth in this Agreement, the Collateral Agreement or in any other Collateral Document to the extent such departure is consistent with the authority of the Administrative Agent set forth in the definition of the term “Collateral and Guarantee Requirement.” Additionally, the Administrative Agent may, without the consent of any Lender: enter into any Junior Lien Intercreditor Agreement or Pari Passu Intercreditor Agreement (or any amendment or supplement thereto) to the extent the Loan Parties have incurred Indebtedness secured by Liens that are required to be subject to the Junior Lien Intercreditor Agreement or Pari Passu Intercreditor Agreement.

(d) The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section 9.03 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

(e) If, in connection with any proposed amendment, waiver or consent requiring the consent of each Lender or each affected Lender, the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver, or amendment, as applicable, pursuant to Section 2.19; provided that the applicable Replacement Lender shall have consented to the proposed amendment, waiver or consent.

Section 9.04 Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan or the issuance of a Letter of Credit notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan or issuance of such Letter of Credit shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 9.03, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until all of the Obligations (other than contingent indemnity obligations) shall have been fully and indefeasibly paid and satisfied in cash, all financing arrangements among the Borrower and the Lenders shall have been terminated and all of the Letters of Credit shall have expired, been canceled or terminated.

ARTICLE 10

GENERAL PROVISIONS

Section 10.01 Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of this Agreement and the making of the Loans herein contemplated.

Section 10.02 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

Section 10.03 Performance of Obligations. The Borrower agrees that after the occurrence and during the continuance of a Default, the Administrative Agent may, but shall have no obligation to, make any payment or perform any act required of the Borrower under any Loan Document to the extent the Administrative Agent determines that such action shall be necessary or advisable in order to protect or preserve the rights of the Lenders and Issuing Banks hereunder. The Administrative Agent shall use its reasonable efforts to give the Borrower notice of any action taken under this Section 10.03 prior to the taking of such action or promptly thereafter provided the failure to give such notice shall not affect the Borrower’s obligations in respect thereof. The Borrower agrees to pay the Administrative Agent, upon demand, the principal amount of all funds advanced by the Administrative Agent under this Section 10.03, together with interest thereon at the rate from time to time applicable to Floating Rate Loans from the date of such advance until the outstanding principal balance thereof is paid in full. If the Borrower fails to make payment in respect of any such advance under this Section 10.03 within one (1) Business Day after the date the Borrower receives written demand therefor from the Administrative Agent, the Administrative Agent shall promptly notify each Lender and each Lender agrees that it shall thereupon make available to the Administrative Agent, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of such advance. If such funds are not made available to the Administrative Agent by such Lender within one (1) Business Day after the Administrative Agent’s demand therefor, the Administrative Agent will be entitled to recover any such amount from such Lender together with interest thereon at the NYFRB Rate for each day during the period commencing on the date of such demand and ending on the date such amount is received. The failure of any Lender to make available to the Administrative Agent its Pro Rata Share of any such unreimbursed advance under this Section 10.03 shall neither relieve any other Lender of its obligation hereunder to make available to the Administrative Agent such other Lender’s Pro Rata Share of such advance on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Administrative Agent. All outstanding principal of, and interest on, advances made under this Section 10.03 shall constitute Obligations subject to the terms of this Agreement until paid in full by the Borrower.

Section 10.04 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

Section 10.05 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof other than the terms of any prior agreements or understandings which are expressly stated to survive the execution and delivery of this Agreement.

Section 10.06 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other Lender (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

Section 10.07 Expenses; Indemnification.

(a) Expenses. The Borrower shall reimburse the Administrative Agent and the Arrangers for any reasonable and documented costs, internal charges and out-of-pocket expenses (including the reasonable and documented fees, charges and disbursements of (i) one primary counsel for the Administrative Agent, the Arrangers and their Affiliates and (ii) any local counsel to the Lenders retained by the Arrangers or the Administrative Agent, limited to one local counsel in each relevant jurisdiction, paid or incurred by the Administrative Agent or the Arrangers in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet or through a service such as IntraLinks) review, amendment modification and, after the occurrence and during the continuance of a Default or an Unmatured Default, administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent and the Arrangers and the Lenders for any documented costs and out-of-pocket expenses (including the reasonable and documented fees, charges and disbursements of one primary counsel for the Administrative Agent, the Arrangers and their Affiliates and one primary counsel for the Lenders) paid or incurred by the Administrative Agent or the Arrangers or any Lender in connection with the collection of the Obligations and enforcement of the Loan Documents.

(b) Indemnity. The Borrower further agrees to defend, protect, indemnify, and hold harmless the Administrative Agent, each Arranger, the Syndication Agent, each Co-Documentation, each Issuing Bank, Agent and each and all of the Lenders and each of their respective Affiliates, and each of such Administrative Agent’s, Syndication Agent’s, Co-Documentation Agent’s, Issuing Bank’s, Arranger’s, Lender’s, or Affiliate’s respective officers, directors, trustees, investment advisors, employees, attorneys, partners, members, advisors, agents and other representatives and controlling persons (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article 5) (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), whether or not arising in connection with any third party claim, imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of:

(i) this Agreement, the other Loan Documents, or any act, event or transaction related or attendant thereto, the making of the Loans, and the issuance of and participation in Letters of Credit hereunder, the management of such Loans or Letters of Credit, the use or intended use of the proceeds of the Loans or Letters of Credit hereunder, or any of the other transactions contemplated by the Loan Documents; or

(ii) any liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs of investigation, feasibility or remedial action studies), fines, penalties and monetary sanctions and interest, whether direct or indirect, known or unknown, absolute or contingent, past, present or future, relating to any Environmental, Health or Safety Requirement of Laws and arising from or in connection with the past, present or future operations of the Borrower, its Subsidiaries or any of their respective predecessors in interest or the past, present or future environmental, health or safety condition of any respective property of the Borrower, its Subsidiaries or any of their respective predecessors in interest, the presence of asbestos-containing materials at any respective property of the Borrower, its Subsidiaries or any of their respective predecessors in interest or the Release or threatened Release of any Contaminant (collectively, the “Indemnified Matters”);

provided, however, the Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters to the extent that such liability, obligation, loss, damage, penalty, action, judgment, suit, claim, cost or expenses (x) has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence or willful misconduct of such Indemnitee with respect to the Loan Documents or (ii) a material breach of the obligations of such Indemnitee with respect to the Loan Documents or (y) has resulted from a dispute solely among Indemnitees that does not involve an act or omission by the Borrower or any of its Affiliates and is not brought against such Indemnitee in its capacity as an agent or arranger or similar role with respect to this Agreement or the other Loan Documents. If the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. This Section 10.07(b) shall not apply with respect to Taxes, other than Taxes that represent losses, claims or damages arising from any non-Tax claim.

Each Indemnitee, with respect to any action against it in respect of which indemnity may be sought under this Section, shall give written notice of the commencement of such action to the Borrower within a reasonable time after such Indemnitee is made a party to such action. Upon receipt of any such notice by the Borrower, unless such Indemnitee shall be advised by its counsel that there are or may be legal defenses available to such Indemnitee that are different from, in addition to, or in conflict with, the defenses available to the Borrower or any of its Subsidiaries, the Borrower may participate with the Indemnitee in the defense of such Indemnified Matter, including the employment of counsel consented to by such Indemnitee (which consent shall not be unreasonably withheld); provided, however, nothing provided herein shall entitle (a) the Borrower or any of its Subsidiaries to assume the defense of such Indemnified Matter or (b) any Indemnitee to effect any settlement in respect of any indemnified matter without the Borrower’s consent, such consent not to be unreasonably withheld or delayed, but if settled with the Borrower’s consent, or if there is a final judgment in any such action, proceeding or investigation, the Borrower shall indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Borrower shall not, without the prior written consent of an Indemnitee, which consent will not be unreasonably withheld, conditioned or delayed, effect any settlement of any pending or threatened claim, litigation, investigation or proceedings relating to the foregoing (the “Proceedings”) in respect of which indemnity could have been sought hereunder by such Indemnitee unless (a) such settlement includes an unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee from all liability or claims that are the subject matter of such Proceedings and (b) such settlement does not include any statement as to, or any admission of, fault or wrongdoing, by or on behalf of such Indemnitee.

(c) Waiver of Certain Claims; Settlement of Claims. The Borrower further agrees to assert no claim against any of the Indemnitees on any theory of liability seeking consequential, special, indirect, exemplary or punitive damages. No settlement of any claim asserted against or likely to be asserted against an Indemnitee shall be entered into by the Borrower or any if its Subsidiaries with respect to any claim, litigation, arbitration or other proceeding relating to or arising out of the transactions evidenced by this Agreement or the other Loan Documents (whether or not the Administrative Agent or any Lender or any other Indemnitee is a party thereto) unless such settlement releases such Indemnitee from any and all liability with respect thereto.

(d) Survival of Agreements. The obligations and agreements of the Borrower under this Section 10.07 shall survive the termination of this Agreement.

Section 10.08 Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

Section 10.09 Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP. If the Borrower notifies the Administrative Agent that the Borrower wishes to amend any provision hereof to eliminate the effect of any change in GAAP (or in the application thereof) occurring after the Escrow Date on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the compliance of the Borrower and its Subsidiaries with such provision shall be determined on the basis of GAAP as in effect (and as applied) immediately before the relevant change became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Borrower and the Required Lenders. Until such notice is withdrawn or the relevant provision is so amended, the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement setting forth a reconciliation between calculations made with respect to the relevant provision before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Borrower or any Restricted Subsidiary at “fair value,” as defined therein, and (ii) any change in GAAP occurring after the Escrow Date as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on August 17, 2010, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect on the Escrow Date.

Section 10.10 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

Section 10.11 Nonliability of Lenders. The relationship between the Borrower, on one hand, and the Lenders and the Administrative Agent, on the other hand, shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

Section 10.12 GOVERNING LAW. This Agreement and the other Loan Documents shall be construed in accordance with and governed by the law of the State of New York without regard to principles of conflicts of laws that would otherwise direct the application of the laws of any other jurisdiction; provided, however, that (i) the interpretation of the definition of Material Adverse Effect (as defined in the Acquisition Agreement as in effect on January 15, 2018) and whether or not a Material Adverse Effect (as defined in the Acquisition Agreement as in effect on January 15, 2018) has occurred, (ii) the determination of the accuracy of any Specified Acquisition Agreement Representations and whether as a result of any inaccuracy thereof the Borrower (or the Borrower’s affiliates) has the right to terminate its (or their) obligations under the Acquisition Agreement or to decline to consummate the Acquisition (in each case in accordance with the terms of the Acquisition Agreement as in effect on January 15, 2018) as a result of a breach of such representation or warranty and (iii) the determination of whether the transactions contemplated by the Acquisition Agreement have been consummated in accordance with the terms of the Acquisition Agreement, in each case, shall be governed by, and construed and interpreted solely in accordance with, the laws of the State of Delaware.

Section 10.13 CONSENT TO JURISDICTION; JURY TRIAL.

(a) EXCLUSIVE JURISDICTION. EXCEPT AS PROVIDED IN SUBSECTION (b), EACH OF THE PARTIES HERETO AGREES THAT ALL DISPUTES AMONG THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED EXCLUSIVELY IN THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE OR FEDERAL COURT LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, AND EACH PARTY HERETO AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF, AND TO VENUE IN, SUCH COURT.

(b) OTHER JURISDICTIONS. THE BORROWER AGREES THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY OTHER HOLDER OF OBLIGATIONS SHALL HAVE THE RIGHT TO PROCEED AGAINST THE BORROWER OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE SUCH PERSON TO (1) OBTAIN PERSONAL JURISDICTION OVER THE BORROWER OR (2) IN ORDER TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PERSON. THE BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY SUCH PERSON TO REALIZE ON ANY SECURITY FOR THE OBLIGATIONS OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH PERSON BUT SHALL ONLY BE PERMITTED TO BRING ANY SUCH PERMISSIVE COUNTERCLAIM IN A PROCEEDING BROUGHT PURSUANT TO CLAUSE (a). THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH SUCH PERSON HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SUBSECTION (b).

(c) VENUE. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH IN ANY JURISDICTION SET FORTH ABOVE.

(d) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION

HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e) ADVICE OF COUNSEL. EACH OF THE PARTIES REPRESENTS TO EACH OTHER PARTY HERETO THAT IT HAS DISCUSSED THIS AGREEMENT AND, SPECIFICALLY, THE PROVISIONS OF SECTION 10.07 AND THIS SECTION 10.13, WITH ITS COUNSEL.

Section 10.14 Release of Liens and Guarantees. A Subsidiary Guarantor shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Collateral Documents in Collateral owned by such Subsidiary Guarantor shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Restricted Subsidiary (including any voluntary liquidation or dissolution of such Subsidiary Guarantor in accordance with Section 7.03(c)); provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. Upon any sale or other transfer by any Loan Party (other than to the Borrower or any other Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Collateral Document in any Collateral pursuant to Section 9.03, the security interests in such Collateral created by the Collateral Documents shall be automatically released. In connection with any termination or release pursuant to this Section 10.14, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. In connection with any supply chain finance programs or other receivables sale transactions permitted by Section 7.03(e)(ix), the Administrative Agent shall execute and deliver to Borrower or any Restricted Subsidiary, at Borrower’s expense, a Release substantially in the form of Exhibit L attached hereto, or any other documents that Borrower or such Restricted Subsidiary shall reasonably request, evidencing the release of the Administrative Agent’s lien on the applicable receivables and related assets. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

Section 10.15 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

Section 10.16 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

ARTICLE 11

THE ADMINISTRATIVE AGENT

Section 11.01 Appointment and Authorization.

(a) Each Lender and each Issuing Bank hereby irrevocably appoints the Administrative Agent and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b) As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that

(i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders and the Issuing Banks with respect to such action or

(ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i) the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby; and

(ii) nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;

(d) The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agent.

(e) In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, payments made by an Issuing Bank pursuant to a Letter of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Credit Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Credit Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

(f) The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Credit Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

Section 11.02 Administrative Agent and Affiliates. With respect to its Commitment, Loans, Letter of Credit Commitments and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Banks”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The

Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.

Section 11.03 Administrative Agent’s Reliance, Indemnification, Etc.

(a) Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence, bad faith or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b) The Administrative Agent shall be deemed not to have knowledge of any Unmatured Default unless and until written notice thereof (stating that it is a “notice of unmatured default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Documents or the occurrence of any Unmatured Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral or (vi) the satisfaction of any condition set forth in Article 5 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by the Borrower, any Subsidiary, any Lender or any Issuing Bank as a result of, any determination of the All-in Yield.

(c) Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Section 11.04 Posting of Communications.

(a) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Escrow Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY CO-DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY,

“APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

(d) Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 11.05 Successor Agent.

(a) Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such. In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor administrative agent. If no successor administrative agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor.

(b) Notwithstanding paragraph (a) of this Section 11.06, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Credit Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Credit Parties, and continue to be entitled to the rights set forth in such Collateral Document and Loan Document and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided, further that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 10.07, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its subagents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

Section 11.06 Credit Decision.

(a) Each Lender represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement on the Escrow Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on each of the Escrow Date and the Closing Date.

Section 11.07 Administrative Agent, Arrangers, Syndication Agent, Co-Documentation Agents. None of the Persons identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as a “Syndication Agent”, “Co-Documentation Agent” or “Arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than if such Person is a Lender, those applicable to all Lenders as such, but all such persons shall have the benefit of the indemnities provided for hereunder. Without limiting the foregoing, none of the Persons identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as a “Syndication Agent”, “Co-Documentation Agent” or “Arranger” shall have or be deemed to have any fiduciary duty to or fiduciary relationship with any Lender. In addition to the agreement set forth in Section 11.07, each of the Lenders acknowledges that it has not relied, and will not rely, on any of the Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 11.08 Collateral Matters.

(a) Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Credit Party’s right to file a proof of claim in an insolvency proceeding, no Credit Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Credit Parties in accordance with the terms thereof.

(b) In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Cash Management Services the obligations under which constitute Secured Cash Management Obligations and no Hedging Agreement the obligations under which constitute Secured Hedging Obligations, will create (or be deemed to create) in favor of any Credit Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Credit Party that is a party to any such arrangement in respect of Cash Management Services or a Hedging Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Credit Party thereunder, subject to the limitations set forth in this paragraph.

(c) The Credit Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.03(b)(ii). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Credit Party for any failure to monitor or maintain any portion of the Collateral.

Section 11.09 Credit Bidding. The Credit Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase

(either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Credit Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Credit Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Credit Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Credit Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Credit Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Credit Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Credit Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Credit Party shall execute such documents and provide such information regarding the Credit Party (and/or any designee of the Credit Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

ARTICLE 12

SETOFF; RATABLE PAYMENTS

Section 12.01 Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs and is continuing, any indebtedness from any Lender to the Borrower (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

Section 12.02 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its respective Loans (other than payments received pursuant to Sections 4.01, 4.02 or 4.04 or as otherwise provided herein) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of the applicable Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligation or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to the obligations owing to them. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

Section 12.03 Application of Payments. Subject to the provisions of Section 9.02, the Administrative Agent shall, unless otherwise specified at the direction of the Required Lenders which direction shall be consistent with the last sentence of this Section 12.03, apply all payments and prepayments in respect of any Obligations received after the occurrence and during the continuance of a Default or Unmatured Default in the following order:

(a) first, to pay interest on and then principal of any portion of the Loans which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower;

(b) second, to pay interest on and then principal of any advance made under Section 10.03 for which the Administrative Agent has not then been paid by the Borrower or reimbursed by the Lenders;

(c) third, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Administrative Agent;

(d) fourth, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Lenders and the issuer(s) of Letters of Credit;

(e) fifth, to pay interest due in respect of Swing Line Loans;

(f) sixth, to pay interest due in respect of Loans (other than Swing Line Loans) and L/C Obligations and any fees, premiums and scheduled periodic payments on any Banking Services Obligations and Hedging Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause sixth held by them;

(g) seventh, to the ratable payment or prepayment of principal outstanding on Swing Line Loans;

(h) eighth, to the ratable payment or prepayment of principal outstanding on Loans (other than Swing Line Loans), Reimbursement Obligations, and all other Banking Services Obligations and Hedging Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause eighth held by them;

(i) ninth, to provide required cash collateral, if required pursuant to Section 3.11; and

(j) tenth, to the ratable payment of all other Obligations, ratably based upon the respective aggregate amounts of all such Obligations owing to the Secured Parties on such date.

Unless otherwise designated (which designation shall only be applicable prior to the occurrence of a Default) by the Borrower, all principal payments in respect of Loans (other than Swing Line Loans) shall be applied to the outstanding Loans first, to repay outstanding Floating Rate Loans, and then to repay outstanding Eurodollar Rate Loans with those Eurodollar Rate Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods. The order of priority set forth in this Section 12.03 and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Secured Parties as among themselves.

Section 12.04 Relations Among Lenders.

(a) Except with respect to the exercise of setoff rights of any Lender in accordance with Section 12.01, the proceeds of which are applied in accordance with this Agreement, and except as set forth in the following sentence, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or any other obligor hereunder or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, at the direction of the Administrative Agent.

(b) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders, at the direction of the Required Lenders, to enforce on the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

Section 12.05 Lender ERISA Representations and Covenants.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, all other Lenders, the Administrative Agent and each Arranger and their respective Affiliates, and for the benefit of the Borrower and its Subsidiaries, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Covered Benefit Plans (as defined below) in connection with the Loans, the Letters of Credit or the Commitments;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Arranger and their respective Affiliates, and the Borrower and its Subsidiaries, that:

(i) none of the Administrative Agent or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto);

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E);

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations);

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and

(v) no fee or other compensation is being paid directly to the Administrative Agent or any Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c) The Administrative Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

For purposes of this Section 12.05, “Covered Benefit Plan” means any (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), (ii) “plan” as defined in Section 4975 of the Code or (iii) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

ARTICLE 13

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

Section 13.01 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (a) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (b) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Article 13. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 13.02) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. The Administrative Agent may treat the Person which made any Loan or which holds any note as the owner thereof for all purposes hereof unless and until such Person complies with Section 13.03; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any note to direct payments relating to such Loan or note to another Person. Any assignee of the rights to any Loan or any note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

Section 13.02 Participations.

(a) Permitted Participants; Effect. Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Banks or the Swing Line Bank, sell participations to one or more banks or other entities (other than Disqualified Lenders) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 9.03 that adversely affects such Participant. Subject to paragraph (b) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.01, 4.02, 4.03, 4.04 and 4.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.03. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.01 as though it were a Lender, provided such Participant agrees to be subject to Section 12.02 as though it were a Lender.

(b) Limitation of Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 4.01, 4.02 or 4.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent (i) such entitlement to receive a greater payment results from a Change in Law that occurs after the

Participant acquired the applicable participation, or (ii) the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.05 unless such Participant agrees to comply with Section 4.05 as though it were a Lender (it being understood that the documentation required under Section 4.05(g) shall be delivered to the participating Lender). Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in the obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

Section 13.03 Assignments.

(a) Consents.

(i) Subject to the conditions set forth in paragraph (b) below, any Lender may assign to one or more assignees (other than any Disqualified Lender, any Defaulting Lender or its Lender Parent or Subsidiaries, any natural person and, except as provided in Section 13.03(g) below, the Borrower or any of its Subsidiaries) (the “Purchasers”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower; provided that no consent of Borrower shall be required (x) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, (y) for an assignment by any Initial Lender in connection with the primary syndication of the Term Facilities or the Revolving Facility to Lenders selected by the Initial Lenders in consultation with the Borrower and (z) if a Default under Sections 8.01(a), 8.01(e), or 8.01(f) has occurred and is continuing, for any other assignment; provided, further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) with respect to Revolving Loans and Revolving Loan Commitments, the Swing Line Bank and the Issuing Banks.

The Administrative Agent, in its capacity as such, shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders (or providing the list to the Lenders). Without limiting the generality of the foregoing, the Administrative Agent, in its capacity as such, shall not (1) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (2) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender. The Administrative Agent shall post or otherwise make available to Lenders a list of all Disqualified Lenders.

(b) Conditions. Assignments shall be subject to the following additional conditions:

(i) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) in the case of Term Loans, $1,000,000 and (y) in the case of Revolving Loan Commitment, $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided, that in any case, each assignment will be in an amount of an integral multiple of $1,000,000;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under each Facility under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of its Commitments or Loans;

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (except, in the case of contemporaneous assignments by any Lender to one or more Approved Funds, only a single processing and recording fee shall be payable for such assignments); and

(iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates, the Subsidiary Guarantors and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(c) Effect; Closing Date. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.01, 4.02, 4.03, 4.04, 4.05 and 10.07). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.03 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.02.

(d) The Register. The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Loan Commitment of, and principal amount of the Loans and L/C Drafts owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Recording. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section 13.03 and any written consent to such assignment required by this Section 13.03, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Sections 2.02(d), 2.17, 3.06, 3.07 or 11.04, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(f) Pledge to a Federal Reserve Bank. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Dutch Auctions. Notwithstanding anything to the contrary contained in this Section 13.03 or any other provision of this Agreement, so long as no Unmatured Default or Default has occurred and is continuing or would result therefrom, each Term Lender shall have the right at any time to sell, assign or transfer all or a portion of the Term Loans owing to it to the Borrower on a non-pro rata basis, subject to the following limitations:

(i) Such sale, assignment or transfer shall be pursuant to one or more modified Dutch auctions conducted by the Borrower (each, an “Auction”) to repurchase all or any portion of the Term Loans; provided that (x) notice of and the option to participate in the Auction shall be provided to all Term Lenders and (y) the Auction shall be conducted pursuant to such procedures as the Auction Manager may establish, which are consistent with this Section 13.03(g) and the Auction Procedures and are otherwise reasonably acceptable to the Borrower, the Auction Manager and the Administrative Agent;

(ii) With respect to all repurchases made by the Borrower or any of its Subsidiaries pursuant to this Section 13.03(g), (x) the Borrower shall deliver to the Auction Manager an officer’s certificate stating that, as of the launch date of the related Auction and the effective date of any such repurchase, it is not in possession of any information regarding the Borrower or its Subsidiaries, or their assets, the Loan Parties’ ability to perform the Obligations or any other matter regarding the Borrower or its Subsidiaries that may be material to a decision by any Term Lender to participate in any Auction or repurchase any such Term Loans that has not previously been disclosed to the Auction Manager, the Administrative Agent and the nonpublic Lenders, (y) the Borrower shall not use the proceeds of any borrowings under the Revolving Facility to repurchase such Term Loans and (z) the assigning Lender and the Borrower shall execute and deliver to the Auction Manager an Assignment and Assumption with respect to such repurchase; and

(iii) Immediately following a repurchase by the Borrower or its Subsidiaries pursuant to this Section 13.03(g), the Term Loans so repurchased shall, without further action by any Person, be deemed automatically canceled and no longer outstanding (and may not be resold by the Borrower or such Subsidiary) for all purposes of this Agreement and all other Loan Documents and the Administrative Agent shall reflect such repurchase in the Register.

Section 13.04 Confidentiality. The Administrative Agent, each Lender, each Issuing Bank and each Arranger agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or under any other Loan Document, (f) subject to an agreement containing provisions substantially the same as those of this Section 13.04, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower, its Subsidiaries and their obligations, (g) on a confidential basis to (1) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, (ii) becomes available to the Administrative Agent, any Lender or any Arranger on a non-confidential basis from a source other than the Borrower or (iii) is independently developed, discovered or arrived at by the Administrative Agent, any Lender, any Issuing Bank or any Arranger. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business or the Collateral, other than any such information that is available to the Administrative Agent, any Issuing Bank, any Arranger or any Lender on a nonconfidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 13.05 Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the Borrower and its Subsidiaries; provided that prior to any such disclosure, such prospective Transferee shall agree to preserve in accordance with Section 13.04 the confidentiality of any confidential information described therein.

ARTICLE 14

NOTICES

Section 14.01 Giving Notice.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at 533 Maryville University Drive, St. Louis, Missouri 63141 USA, Attention of Emily K. Boss, (Facsimile No. (314-985-2258); Email: Kelly.Boss@energizer.com);

(ii) if to the Administrative Agent, to it at 10 South Dearborn, L2 Floor, Chicago, Illinois 60603, USA, Attention of Malcolm Brown, (Facsimile No. (844-490-5663); Email: malcolm.brown@chase.com); and

(iii) if to any other Lender or Issuing Bank, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

Section 14.02 Change of Address. The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE 15

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by telex or telephone, that it has taken such action.

ARTICLE 16

USA PATRIOT ACT

Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information including all applicable “know your customer” and anti-money laundering rules and regulations that will allow such Lender or the Administrative Agent to identify such Loan Party in accordance with the PATRIOT Act.

[Remainder of This Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ENERGIZER GAMMA ACQUISITION, INC. as Initial Borrower

By:	/s/ Timothy W. Gorman
	Name:	Timothy W. Gorman
	Title:	Executive Vice President, Chief Financial Officer and Principal Accounting Officer

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Swing Line Bank, an Issuing Bank and a Lender

By:	/s/ Kevin Marrs
Name: Kevin Marrs
Title: Vice President

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC, as an Issuing Bank and a Lender

By:	/s/ Regina Tarone
Name: Regina Tarone
Title: Managing Director

By:	/s/ Regina Tarone
Name: Regina Tarone
Title: Managing Director

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as an Issuing Bank and a Lender

By:	/s/ Aron Frey
Name: Aron Frey
Title: Vice President

By:
Name:
Title:

[Signature Page to Credit Agreement]

MUFG BANK, LTD., as an Issuing Bank and a Lender

By:	/s/ Eric Hill
Name: Eric Hill
Title: Authorized Signatory

[Signature Page to Credit Agreement]

CITIBANK, N.A., as an Issuing Bank and a Lender

By:	/s/ Justin Tichauer
Name: Justin Tichauer
Title: Vice President

By:	/s/ Justin Tichauer
Name: Justin Tichauer
Title: Vice President

[Signature Page to Credit Agreement]

STANDARD CHARTERED BANK, as a Lender

By:	/s/ Daniel Mattern
Name: Daniel Mattern
Title: Associate Director Standard Chartered Bank

[Signature Page to Credit Agreement]

TD BANK, N.A., as an Issuing Bank and a Lender

By:	/s/ Todd Antico
Name: Todd Antico
Title: Senior Vice President

[Signature Page to Credit Agreement]

EXHIBIT A

[RESERVED]

Exhibit A

EXHIBIT B

[FORM OF] BORROWING/ELECTION NOTICE

To:

JPMorgan Chase Bank, N.A., as the “Administrative Agent” under that certain Credit Agreement dated as of December 17, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Energizer Gamma Acquisition, Inc. (the “Initial Borrower”) (to be merged with and into Energizer Holdings, Inc. (the “Borrower”), with the Borrower being the surviving entity), the financial institutions from time to time parties thereto as lenders (the “Lenders”), the issuing banks from time to time parties thereto and the Administrative Agent.

The Borrower hereby gives to the Administrative Agent a Borrowing/Election Notice pursuant to [Section 2.01] [Section 2.02] [Section 2.07] [Section 2.09] of the Credit Agreement, and the Borrower hereby requests to borrow on                              , 20     (the “Borrowing Date”):

(a) from the Lenders with Term Loan A Commitments an aggregate principal amount of $                     in Term Loans as an:

☐	Advance of Floating Rate Loans

☐	Advance of Eurodollar Rate Loans

(b) from the Lenders with Term Loan B Commitments an aggregate principal amount of $                     in Term Loans as an:

☐	Advance of Floating Rate Loans

☐	Advance of Eurodollar Rate Loans

(c) from the Lenders with Revolving Loan Commitments on a pro rata basis an aggregate principal amount of $                     in Revolving Loans as an:

☐	Advance of Floating Rate Loans

☐	Advance of Eurodollar Rate Loans

Applicable Interest Period of month(s).

(d) from the Swing Line Bank a Swing Line Loan in the principal amount of $                     as an:

☐	Advance of Floating Rate Loans

☐	Other Agreed Rate of .

Exhibit B-1

The undersigned hereby certifies, in its corporate capacity, to the Administrative Agent and the Lenders that (i) all of the representations in the Credit Agreement are and shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” are true and correct in all respects) on and as of the date hereof and on the Borrowing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date; (ii) there exists no Default or Unmatured Default on the date hereof or on the Borrowing Date and no Default or Unmatured Default will result from the making of the proposed Loans [(subject, solely in the case of an Incremental Term Loan the proceeds of which will be used to finance a Limited Condition Acquisition, to the proviso of Section 2.05(b)(i)(1) of the Credit Agreement)]; and (iii) the conditions set forth in Section[s 5.01 and] 5.02 of the Credit Agreement have been satisfied.

Unless otherwise defined herein, terms defined in the Credit Agreement shall have the same meanings in this Borrowing/Election Notice.

Dated:                              , 20

ENERGIZER HOLDINGS, INC., as the Borrower

By:
Name:
Title:

Exhibit B-2

EXHIBIT C

[FORM OF] REQUEST FOR LETTER OF CREDIT

TO:

[JPMorgan Chase Bank, N.A.][name of other Lender acting as an Issuing Bank], as Issuing Bank under that certain Credit Agreement dated as of December 17, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Energizer Gamma Acquisition, Inc. (the “Initial Borrower”) (to be merged with and into Energizer Holdings, Inc. (the “Borrower”), with the Borrower being the surviving entity), the financial institutions from time to time parties thereto as lenders (the “Lenders”), the issuing banks from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”).

Pursuant to Section 3.04 of the Credit Agreement, the Borrower hereby gives to the Issuing Bank a request for issuance of a Letter of Credit on behalf of Borrower for the benefit of                     1, in the amount of $                    , with an effective date of                              , 20     (the “Effective Date”) and an expiry date of                          , 20    . [Insert instructions and /or conditions].

The undersigned hereby certifies, in its corporate capacity, that (i) the representations and warranties of the undersigned contained in Article 6 of the Credit Agreement are and shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” are and shall be true and correct in all respects) on and as of the date hereof and on and as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date; (ii) no Default or Unmatured Default has occurred and is continuing on the date hereof or on the Effective Date or will result from the issuance of the proposed Letter of Credit; and (iii) the conditions set forth in Sections 3.04 and 5.02 of the Credit Agreement have been satisfied.

Unless otherwise defined herein, terms defined in the Credit Agreement shall have the same meanings in this Request for Letter of Credit.

[1]	Insert name of beneficiary.

Exhibit C-1

Dated:                              , 20

ENERGIZER HOLDINGS, INC., as the Borrower

By:
Name:
Title:

Exhibit C-2

EXHIBIT D

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower:	[Energizer Holdings, Inc.][Energizer Gamma Acquisition, Inc.]

Exhibit D-1

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the Administrative Agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of December 17, 2018 among Energizer Gamma Acquisition, Inc. (the “Initial Borrower”) (to be merged with and into Energizer Holdings, Inc. (the “Borrower”), with the Borrower being the surviving entity), the financial institutions from time to time parties thereto as lenders (the “Lenders”), the issuing banks from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”).

6. Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment / Loans for All Lenders	Amount of Commitment / Loans Assigned[3]	Percentage Assigned of Commitment/Loans[4]
	$	$	_______	%
	$	$	_______	%
	$	$	_______	%

[2]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Loan Commitment,” “Term Loan Commitment,” etc.).

[3]	Must comply with the minimum assignment amounts set forth in Section 13.03(b)(i) of the Credit Agreement, to the extent such minimum assignment amounts are applicable.
[4]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders under the Credit Agreement.

Exhibit D-2

Effective Date:                              , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE ADMINISTRATIVE AGENT.]

The Assignee, if not already a Lender, agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[5]

[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

[JPMORGAN CHASE BANK, N.A., as Administrative Agent][6]

[5]	The Assignee must deliver to the [Initial Borrower][Borrower] all applicable Tax forms required to be delivered by it under Section 4.05 of the Credit Agreement.
[6]	To be added only if the consent of the Administrative Agent is required by the terms of Section 13.03 of the Credit Agreement.

Exhibit D-3

By:
Name:
Title:

Consented to:

[JPMORGAN CHASE BANK, N.A., as Swing Line Bank][7]

By:
Name:
Title:

[[NAME OF ISSUING BANK], as Issuing Bank][8]

By:
Name:
Title:

[Consented to:]9

[ENERGIZER GAMMA ACQUISITION, INC., as Initial Borrower

By:
Name:
Title:

[7]	To be added only if the consent of the Swing Line Bank is required by the terms of Section 13.03 of the Credit Agreement.
[8]	To be added only if the consent of the Issuing Bank is required by the terms of Section 13.03 of the Credit Agreement.
[9]	To be added only if the consent of the [Initial Borrower][Borrower] is required by the terms of Section 13.03 of the Credit Agreement.

Exhibit D-4

ENERGIZER HOLDINGS, INC., as Borrower

By:
Name:
Title:]

Exhibit D-5

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the [Initial Borrower][Borrower], any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the [Initial Borrower][Borrower], any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender,10 (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vi) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

[10]	By confirming that it meets all the requirements to be an assignee under Section 13.03 of the Credit Agreement, the assignee is also confirming that it is not a Disqualified Lender.

Exhibit D-6

2. Payments.

From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions.

This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York, but giving effect to Federal laws applicable to national banks.

Exhibit D-7

EXHIBIT E-1

[FORM OF] INCREASING LENDER SUPPLEMENT

INCREASING LENDER SUPPLEMENT, dated                     , 20     (this “Supplement”), by and among each of the signatories hereto, to that certain Credit Agreement, dated as of December 17, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Energizer Gamma Acquisition, Inc. (the “Initial Borrower”) (to be merged with and into Energizer Holdings, Inc. (the “Borrower”), with the Borrower being the surviving entity), the financial institutions from time to time parties thereto as lenders (the “Lenders”), the issuing banks from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, pursuant to Section 2.05(b) of the Credit Agreement, the Borrower has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the Aggregate Revolving Loan Commitment and/or one or more tranches of Incremental Term Loans under the Credit Agreement by requesting one or more Lenders to increase the amount of its Revolving Loan Commitment and/or to participate in such a tranche;

WHEREAS, the Borrower has given notice to the Administrative Agent of its intention to [increase the Aggregate Revolving Loan Commitment] [and] [enter into a tranche of Incremental Term Loans] pursuant to such Section 2.05(b); and

WHEREAS, pursuant to Section 2.05(b) of the Credit Agreement, the undersigned Increasing Lender now desires to [increase the amount of its Revolving Loan Commitment] [and] [participate in a tranche of Incremental Term Loans] under the Credit Agreement by executing and delivering to the Borrower and the Administrative Agent this Supplement;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1. The undersigned Increasing Lender agrees, subject to the terms and conditions of the Credit Agreement, that on the date of this Supplement it shall [have its Revolving Loan Commitment increased by $[                    ], thereby making the aggregate amount of its total Revolving Loan Commitments equal to $[                    ]] [and] [participate in a tranche of Incremental Term Loans with a commitment amount equal to $[                    ] with respect thereto].

2. The Borrower hereby represents and warrants that no Default or Unmatured Default has occurred and is continuing on and as of the date hereof [(subject, solely in the case of an Incremental Term Loan the proceeds of which will be used to finance a Limited Condition Acquisition, to the proviso of Section 2.05(b)(i)(1) of the Credit Agreement)].

Exhibit E-1-1

3. Terms defined in the Credit Agreement shall have their defined meanings when used herein.

4. This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

5. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

[remainder of this page intentionally left blank]

Exhibit E-1-2

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF INCREASING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

ENERGIZER HOLDINGS, INC.

By:
Name:
Title:

Acknowledged as of the date first written above:

JPMORGAN CHASE BANK, N.A. as Administrative Agent

By:
Name:
Title:

Exhibit E-1-3

EXHIBIT E-2

[FORM OF] AUGMENTING LENDER SUPPLEMENT

AUGMENTING LENDER SUPPLEMENT, dated                     , 20     (this “Supplement”), to that certain Credit Agreement, dated as of December 17, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Energizer Gamma Acquisition, Inc. (the “Initial Borrower”) (to be merged with and into Energizer Holdings, Inc. (the “Borrower”), with the Borrower being the surviving entity), the financial institutions from time to time parties thereto as lenders (the “Lenders”), the issuing banks from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, the Credit Agreement provides in Section 2.05(b) thereof that any bank, financial institution or other entity may [extend Revolving Loan Commitments] [and] [participate in tranches of Incremental Term Loans] under the Credit Agreement subject to the approval of the Borrower and the Administrative Agent, by executing and delivering to the Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

WHEREAS, the undersigned Augmenting Lender was not an original party to the Credit Agreement but now desires to become a party thereto;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1. The undersigned Augmenting Lender agrees to be bound by the provisions of the Credit Agreement and agrees that it shall, on the date of this Supplement, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a [Revolving Loan Commitment of $[                    ]] [and] [                    ] [a commitment with respect to Incremental Term Loans of $[                    ]].

2. The undersigned Augmenting Lender (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

Exhibit E-2-1

3. The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:

[                    ]

4. The Borrower hereby represents and warrants that no Default or Unmatured Default has occurred and is continuing on and as of the date hereof [(subject, solely in the case of an Incremental Term Loan the proceeds of which will be used to finance a Limited Condition Acquisition, to the proviso of Section 2.05(b)(i)(1) of the Credit Agreement)].

5. Terms defined in the Credit Agreement shall have their defined meanings when used herein.

6. This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

7. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

[remainder of this page intentionally left blank]

Exhibit E-2-2

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF AUGMENTING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

ENERGIZER HOLDINGS, INC.

By:
Name:
Title:

Acknowledged as of the date first written above:

JPMORGAN CHASE BANK, N.A. as Administrative Agent

By:
Name:
Title:

Exhibit E-2-3

EXHIBIT F

[FORM OF] OFFICER’S CERTIFICATE

[DATE]

I, the undersigned, hereby certify to the “Administrative Agent” and the “Lenders” (each as defined below) that I am the                                  of [Energizer Gamma Acquisition, Inc., a corporation duly organized and existing under the laws of the State of Missouri][Energizer Holdings, Inc., a corporation duly organized and existing under the laws of the State of Missouri]. Capitalized terms used herein and not otherwise defined herein are as defined in that certain Credit Agreement, dated as of December 17, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Energizer Gamma Acquisition, Inc. (the “Initial Borrower”) (to be merged with and into Energizer Holdings, Inc. (the “Borrower”), with the Borrower being the surviving entity), the financial institutions from time to time parties thereto as lenders (the “Lenders”), the issuing banks from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”).

I further certify to the Administrative Agent and the Lenders, as such officer and not individually, that, pursuant to [Section 5.02] [Section 7.01(a)(iii)] of the Credit Agreement, as of the date hereof:

1. No Default or Unmatured Default exists [other than the following (describe the nature of the Default or Unmatured Default and the status thereof)].

2. The representations and warranties of the [Initial Borrower][Borrower] contained in Article 6 of the Credit Agreement are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” are true and correct in all respects) on and as of the date of this Certificate to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically refer to an earlier date, in which case, such representations and warranties shall have been true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” are true and correct in all respects) on and as of such earlier date.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exhibit F-1

IN WITNESS WHEREOF, I hereby subscribe my name on behalf of the Borrower as of the date first written above.

[ENERGIZER GAMMA ACQUISITION, INC., as the Initial Borrower

By:
Name:
Title:]

[ENERGIZER HOLDINGS, INC., as the Borrower

By:
Name:
Title:]

Exhibit F-2

EXHIBIT G

[FORM OF] COMPLIANCE CERTIFICATE

[The form of this Compliance Certificate has been prepared for convenience only, and is not to affect, or to be taken into consideration in interpreting, the terms of the Credit Agreement referred to below. The obligations of the Borrower under the Credit Agreement are as set forth in the Credit Agreement, and nothing in this Compliance Certificate, or the form hereof shall modify such obligations or constitute a waiver of compliance therewith in accordance with the terms of the Credit Agreement In the event of any conflict between the terms of this Compliance Certificate and the terms of the Credit Agreement, the terms of the Credit Agreement shall govern and control, and the terms of this Compliance Certificate are to be modified accordingly.]

[DATE]

To:	The Lenders party to the Credit Agreement described below

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of December 17, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Energizer Gamma Acquisition, Inc. (the “Initial Borrower”) (to be merged with and into Energizer Holdings, Inc. (the “Borrower”), with the Borrower being the surviving entity), the financial institutions from time to time parties thereto as lenders (the “Lenders”), the issuing banks from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”). Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES IN HIS CAPACITY AS AN OFFICER OF BORROWER AND NOT IN HIS INDIVIDUAL CAPACITY, ON BEHALF OF BORROWER, THAT TO HIS KNOWLEDGE AFTER DUE INQUIRY:

1. I am the duly elected [                ]1 of Borrower.

2. [Attached as Schedule I hereto are the consolidated financial statements required by Section 7.01(a)(i) of the Credit Agreement as of the end of the fiscal quarter ended [    ] and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter]2 [or] [The consolidated financial statements required by Section 7.01(a)(i) of the Credit Agreement as of the end of the fiscal quarter ended [    ] and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter have been filed with the Commission

[1]	To be completed by any of the chief financial officer or treasurer.
[2]	Include only in the case of a Compliance Certificate accompanying quarterly financial statements.

Exhibit G-3

on Form 10-Q and are available on the website of the SEC at http://www.sec.gov]. Such financial statements present fairly, in all material respects, the consolidated financial position of the Borrower and its consolidated Subsidiaries as of the end of and for such fiscal quarter and such portion of the fiscal year and the results of their operations and cash flows for such periods in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.3

[or]

[Attached as Schedule I hereto are the consolidated and consolidating financial statements required by Section 7.01(a)(ii) of the Credit Agreement as of the end of and for the fiscal year ended [    ], setting forth in each case in comparative form the figures for the prior fiscal year, all audited by and accompanied by an audit report on the consolidated financial statements (but not the consolidating financial statements or schedules) of independent certified public accountants of recognized national standing, which audit report is unqualified and states that such financial statements fairly present in all material respects the consolidated financial position of the Borrower and its consolidated Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in conformity with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards as required by Section 7.01(a) of the Credit Agreement.]4 [or] [The consolidated and consolidating financial statements required by Section 7.01(a)(ii) of the Credit Agreement as the end of and for the fiscal year ended [    ], setting forth in each case in comparative form the figures for the prior fiscal year, all audited by and accompanied by an audit report on the consolidated financial statements (but not the consolidating financial statements or schedules) of independent certified public accountants of recognized national standing, which audit report is unqualified and states that such financial statements fairly present in all material respects the consolidated financial position of the Borrower and its consolidated Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in conformity with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards as required by Section 7.01(a) of the Credit Agreement have been filed with the Commission on Form 10-K and are available on the website of the SEC at http://www.sec.gov.]5

3. I have reviewed the terms of the Credit Agreement, and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

[3]	Include only in the case of a Compliance Certificate accompanying quarterly financial statements.
[4]	Include only in the case of a Compliance Certificate accompanying annual financial statements.
[5]	Include only in the case of a Compliance Certificate accompanying annual financial statements.

Exhibit G-4

4. The examinations described in paragraph 3 did not disclose, and I have no knowledge of [, in each case except as set forth below,] the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate.

5. Schedule II hereto sets calculations for the accounting period covered by the attached financial statements which demonstrate compliance with the provisions of Section 7.04 of the Credit Agreement and which calculate the Total Net Leverage Ratio for purposes of determining the then Applicable Margin, Applicable Commitment Fee Percentage and Applicable L/C Fee Percentage, all of which data and computations are true, complete and correct.

6. [With respect to any Unrestricted Subsidiary of Borrower, Schedule III hereto sets forth financial information for any such Unrestricted Subsidiary for the period specified in Section 2 hereof.]6

7. [Enclosed with this Compliance Certificate is a completed Supplemental Perfection Certificate required by Section 7.01(a)(iv) of the Credit Agreement.]7

8. All notices required under Sections 7.01(b) – (h) of the Credit Agreement have been provided.

9. As of the date hereof, the representations and warranties of the Borrower contained in Article 6 of the Credit Agreement are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” are true and correct in all respects) on and as of the date of this Certificate to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically refer to an earlier date, in which case, such representations and warranties shall have been true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” are true and correct in all respects) on and as of such earlier date.

Described below are the exceptions, if any, to paragraph 4 by listing the nature of each Default or Unmatured Default, the period during which it has existed and the action which the Borrower has taken, is taking, or propose to take with respect to each such Default or Unmatured Default:

[6]	Include only for any period during which there exists an Unrestricted Subsidiary.
[7]

Include only in the case of a Compliance Certificate accompanying annual financial statements commencing with the fiscal year of the Borrower ended September 30, 2018 (if the Closing Date has occurred).

Exhibit G-5

The foregoing certifications, together with the computations set forth in Schedule II hereto, are made solely in the capacity of the undersigned as an officer of Borrower, and not individually, and delivered as of the date first written above.

ENERGIZER HOLDINGS, INC., as Borrower

By:
Name:
Title:

Exhibit G-6

SCHEDULE I

For the Fiscal Quarter/Year ended of

Financial Statements

See attached.

Exhibit G-7

SCHEDULE II

As of [ ] and for the period of four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date:

1. Consolidated Net Income: (i)-(ii) =	$

(i) the net income or loss of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP:	$

(ii) To the extent included in net income referred to in (i), the sum of (a) through (e) below:[8]	$

(a)   the income of any Person (other than the Borrower) that is not a Restricted Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to the Borrower or, subject to clauses (b) and (c) below, any of the Restricted Subsidiaries during such period:

$

(b)   the income of, and any amounts referred to in clause (a) above paid to, any Restricted Subsidiary (other than a Loan Party) to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Restricted Subsidiary is restricted by operation of the terms of its organizational documents or any agreement, instrument, judgment, decree, statute, rule or regulation applicable to such Restricted Subsidiary:

$

(c)   the income or loss of, and any amounts referred to in clause (a) above paid to, any Restricted Subsidiary that is not wholly owned by the Borrower to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such Restricted Subsidiary:

$

(d) the cumulative effect of a change in accounting principles:	$

[8]	Items to be set forth without duplication.

Exhibit G-8

(e)   the effects from applying purchase accounting, including applying purchase accounting to inventory, property and equipment, software and other intangible assets and deferred revenue required or permitted by GAAP and related authoritative pronouncements, as a result of any other past or future acquisitions or the amortization or write-off of any amounts thereof:

$

2. Consolidated Interest Expense:	$

(i) all interest expense on a consolidated basis for the Borrower and its Restricted Subsidiaries determined in accordance with GAAP, but including, in any event, the interest component under Capitalized Leases, Synthetic Lease Obligations and any premiums, fees, discounts, expenses and losses on the sale of accounts receivable (and any amortization thereof) payable by the Borrower or any Restricted Subsidiary:

$

3. Consolidated EBITDA:[9] (i)+(ii)-(iii)-(iv) =	$

(i) Consolidated Net Income for such period (see line 1 above):	$

(ii)[10]  (a) Consolidated Interest Expense (see line 2 above) and, to the extent not included therein, bank and letter of credit fees and the cost of surety bonds in connection with financing activities (including imputed interest expense in respect of Capitalized Lease Obligations and Synthetic Lease Obligations) for such period:

$

(b) consolidated income tax expense for such period:	$

(c) depreciation expense for such period:	$

(d) amortization expense (including amortization of deferred financing fees) for such period:	$

[9]

Consolidated EBITDA shall be calculated without duplication, to the extent deducted (and not added back) and so as to exclude the effect of any gain or loss that represents after-tax gains or losses attributable to any sale, transfer or other disposition of assets by the Borrower or any Restricted Subsidiary, other than dispositions in the ordinary course of business. All items under (ii), (iii) and (iv) shall be determined on a consolidated basis in accordance with GAAP.

[10]	Items to be set forth without duplication and to the extent deducted (and not added back) in determining Consolidated Net Income, discounts, returns or allowances) for such period:

Exhibit G-9

(e)   any non-cash charges for such period, including without limitation non-cash stock compensation expense (except any non-cash charges that require accrual of a reserve for anticipated future cash payments for any period):

$

(f) any losses during such period attributable to early extinguishment of Indebtedness or obligations under any Swap Agreement:	$

(g)   any fees, losses and expenses paid or premiums and penalties incurred during such period in connection with (i) the Transactions, the Existing Credit Agreement or the Senior Notes, in the case of this clause (i) paid or incurred on or prior to the Closing Date or prior to the end of the first full fiscal quarter ending after the Closing Date [11] and (ii) the issuance or incurrence of Indebtedness or Equity Interests, Permitted Acquisitions (whether or not consummated), other Investments consisting of acquisitions or assets or equity constituting a business unit, line of business, division or entity (whether or not consummated) and permitted asset sales (whether or not consummated), other than asset sales effected in the ordinary course of business:

$

(h) any net after-tax extraordinary, unusual or nonrecurring losses, costs, charges or expenses during such period:[12]	$

[11]

Provided that such fees, losses and expenses or premiums and penalties are, in each case, paid or incurred on or prior to the Closing Date or prior to the end of the first full fiscal quarter ending after the Closing Date.

[12]

Provided that the aggregate cash portion of such losses, costs, charges and expenses added back pursuant to this clause (h) shall not exceed $25,000,000 during any period of four consecutive fiscal quarters.

Exhibit G-10

(i) any restructuring, business optimization costs, charges or reserves (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives), fees of restructuring or business optimization consultants, integration and non-recurring severance, relocation costs, one-time compensation charges, consolidation, transition, integration or other similar charges and expenses, contract termination costs, excess pension charges, system establishment charges, start-up or closure or transition costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to curtailments or modifications to pension and post-retirement employee benefit plans and litigation settlements or losses outside the ordinary course of business:

$

(j) any net cost savings, operating expense reductions and synergies projected by the Borrower to result from actions taken during such period that (a) are reasonably expected to be realized within twenty-four (24) months of the applicable action as set forth in reasonable detail on a certificate of an Authorized Officer delivered to the Administrative Agent, (b) are calculated on a basis consistent with GAAP and are, in each case, reasonably identifiable, factually supportable, and expected to have a continuing impact on the operations of the Borrower and its Restricted Subsidiaries, net of the amount of actual benefits realized prior to or during such period from such actions; provided that the aggregate amount added back pursuant to this clause (j) may not exceed 25.0% for any four fiscal quarter period of Consolidated EBITDA for such period prior to giving effect to any increase pursuant to this clause (j):

$

(iii) all cash payments made during such period on account of non-cash charges that were or would have been added to Consolidated Net Income in such period or in a previous period:[13]	$

(iv) (a) any net after-tax extraordinary, unusual or nonrecurring gains and all non-cash items of income (other than normal accruals in the ordinary course of business) for such period:[14]	$

(b) any gains for such period attributable to early extinguishment of Indebtedness or obligations under any Swap Agreement in accordance with GAAP for such period:	$

[13]	Item to be set forth without duplication and to the extent not deducted in determining such Consolidated Net Income.
[14]	Items to be set forth without duplication and to the extent included in determining Consolidated Net Income. Determined on a consolidated basis in accordance with GAAP.

Exhibit G-11

4. Consolidated Total Indebtedness:[15] (i)+(ii)+(iii) =	$

(i) the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding as of such date, described in clauses (a), (b), (d), (g), (h) and (i) of the definition of Indebtedness:

$

(ii)  aggregate amount of Capitalized Lease Obligations and Synthetic Lease Obligations of the Borrower and the Restricted Subsidiaries outstanding as of such date,[16] determined on a consolidated basis:

$

(iii)  aggregate unreimbursed obligations of the Borrower and the Restricted Subsidiaries as an account party in respect of letters of credit or letters of guaranty,[17] other than obligations in respect of any letter of credit or letter of guaranty to the extent such letter of credit or letter of guaranty does not support Indebtedness:

$

5. Total Net Leverage Ratio: ((i)-(ii))/(iii) =	:1.00

(i) Consolidated Total Indebtedness as of such date (see line 7 above):	$

(ii)  cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries to the extent not designated as restricted on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries in accordance with GAAP (but including, in any event cash and Cash Equivalents restricted in favor of the Administrative Agent on behalf of the Credit Parties) up to an aggregate amount of $200,000,000:

$

(iii) Consolidated EBITDA for such period (see line 3 above):	$

[15]	Items to be set forth without duplication. Determined on a consolidated basis in accordance with GAAP.
[16]	Other than Capitalized Lease Obligations and Synthetic Lease Obligations of any Foreign Subsidiary that is not Guaranteed by, or otherwise recourse to, the Borrower or any Domestic Subsidiary.
[17]	Other than any such obligations of any Foreign Subsidiary that is not Guaranteed by, or otherwise recourse to, the Borrower or any Domestic Subsidiary.

Exhibit G-12

6. Applicable Margin: (refer to Pricing Schedule based on Total Leverage Ratio included in line 8 above):	Level: [I][II][III] [IV][V]

7. Applicable L/C Fee Percentage: (refer to Pricing Schedule based on Total Leverage Ratio included in line 8 above):	Level: [I][II][III] [IV][V]

8. Applicable Commitment Fee Percentage: (refer to Pricing Schedule based on Total Leverage Ratio included in line 8 above):	Level: [I][II][III] [IV][V]

Exhibit G-13

SCHEDULE III

[FINANCIAL STATEMENTS REQUIRED BY SECTION 6 OF THE COMPLIANCE CERTIFICATE]

Exhibit G-14

EXHIBIT H

[FORM OF] PERFECTION CERTIFICATE

[SEE ATTACHED]

Exhibit H-1

PERFECTION CERTIFICATE

[·], 2018

Reference is hereby made to (i) that certain Guarantee and Collateral Agreement dated as of [·], 2018 (the “Guarantee and Collateral Agreement”), among Energizer Gamma Acquisition, Inc. (the “Initial Borrower”) (to be merged with and into Energizer Holdings, Inc. (the “Borrower”), with the Borrower being the surviving entity), the Guarantors party thereto (collectively, the “Guarantors”) and JPMorgan Chase Bank, N.A. as collateral agent (“Collateral Agent”). Capitalized terms used but not defined herein have the meanings assigned in the Guarantee and Collateral Agreement.

As used herein, the term “Companies” means Borrower and each Guarantor.

The undersigned hereby certify to the Collateral Agent as follows:

1. Names. (a) The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number of each Company that is a registered organization, if required under the UCC, and the jurisdiction of formation of each Company.

(b) Set forth in Schedule 1(b) hereto is any other corporate or organizational names each Company has had in the past five years, together with the date of the relevant change.

(c) Set forth in Schedule 1(c) is a list of all other names (including trade names or similar appellations) used by each Company, or any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time in the past five years. Also set forth in Schedule 1(c) is the information required by Section 1 of this certificate for any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time in the past five years. Except as set forth in Schedule 1(c), no Company has changed its jurisdiction of organization at any time during the past four months.

2. Current Locations. (a) The chief executive office of each Company is located at the address set forth in Schedule 2(a) hereto.

(b) Set forth in Schedule 2(b) are all locations where each Company maintains any books or records relating to any Collateral.

(c) Set forth in Schedule 2(c) hereto are all the other places of business of each Company.

[Perfection Certificate]

(d) Set forth in Schedule 2(d) hereto are all other locations where each Company maintains any of the Collateral valued in excess of $1,000,000 consisting of inventory or equipment not identified above.

(e) Set forth in Schedule 2(e) hereto are the names and addresses of all persons or entities other than each Company, such as lessees, consignees, warehousemen or purchasers of chattel paper, which have possession or are intended to have possession of any of the Collateral valued in excess of $1,000,000 consisting of instruments, chattel paper, inventory or equipment.

3. Prior Locations. (a) Set forth in Schedule 3(a) is the information required by Schedule 2(a), Schedule 2(b) or Schedule 2(c) with respect to each location or place of business previously maintained by each Company at any time during the past four months.

(b) Set forth in Schedule 3(b) is the information required by Schedule 2(d) or Schedule 2(e) with respect to each other location at which, or other person or entity with which, any of the Collateral valued in excess of $1,000,000 consisting of inventory or equipment has been previously held at any time during the past twelve months.

4. Extraordinary Transactions. Within the last five years, except for those purchases, acquisitions in excess of $2,000,000 and other transactions described on Schedule 4 attached hereto, all of the Collateral has been acquired by each Company in the ordinary course of business.

5. Real Property. Attached hereto as Schedule 5 is a list of all real property owned by each Company as of the date hereof with a fair market value in excess of $20,000,000 (noting Mortgaged Property as of the Closing Date and filing offices for Mortgages as of the Closing Date).

6. Stock Ownership and Other Equity Interests. Attached hereto as Schedule 6(a) is a true and correct list of each of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest of each Company and its Subsidiaries and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests. Also set forth on Schedule 6(b) is each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made.

7. Instruments and Tangible Chattel Paper. Attached hereto as Schedule 7 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness in a principal amount in excess of $2,000,000 (individually) held by each Company as of the closing date, including all intercompany notes between or among any two or more Companies.

[Perfection Certificate]

8. Intellectual Property. Attached hereto as Schedule 8(a) is a schedule setting forth all of each Company’s Patents, Patent Licenses, Trademarks and Trademark Licenses (each as defined in the Guarantee and Collateral Agreement) registered with the United States Patent and Trademark Office, and all other Patents, Patent Licenses, Trademarks and Trademark Licenses, which are material to the applicable Company’s business, including the name of the registered owner and the registration number of each such Patent, Patent License, Trademark and Trademark License owned by each Company. Attached hereto as Schedule 8(b) is a schedule setting forth all of each Company’s United States Copyrights and Copyright Licenses (each as defined in the Guarantee and Collateral Agreement), and all other Copyrights and Copyright Licenses which are material to the applicable Company’s business, including the name of the registered owner and the registration number of each such Copyright or Copyright License owned by each Company.

9. Commercial Tort Claims. Attached hereto as Schedule 9 is a true and correct list of all Commercial Tort Claims (as defined in the Guarantee and Collateral Agreement) in excess of $20,000,000 held by each Company, including a brief description thereof.

10. Deposit Accounts, Securities Accounts and Commodity Accounts. Attached hereto as Schedule 10 is a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Accounts (each as defined in the Guarantee and Collateral Agreement) maintained by each Company, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account.

11. Letter-of-Credit Rights. Attached hereto as Schedule 11 is a true and correct list of all Letters of Credit issued in favor of each Company, as beneficiary thereunder.

[The Remainder of this Page has been intentionally left blank]

[Perfection Certificate]

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of the date first written above.

ENERGIZER HOLDINGS, INC.

By:
Name:
Title:

[Perfection Certificate]

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number	State of Formation

Schedule 1(b)

Prior Organizational Names

Company/Subsidiary	Prior Name	Date of Change

Schedule 1(c)

Changes in Corporate Identity; Other Names

Company/Subsidiary	Corporate Name of Entity	Action	Date of Action	State of Formation	List of All Other Names Used During Past Five Years

Schedule 2(a)

Chief Executive Offices

Company/Subsidiary	Address	County	State

Schedule 2(b)

Location of Books

Company/Subsidiary	Address	County	State

Schedule 2(c)

Other Places of Business

Company/Subsidiary	Address	County	State

Schedule 2(d)

Additional Locations of Equipment and Inventory

Company/Subsidiary	Address	County	State

Schedule 2(e)

Locations of Collateral in Possession of Persons Other Than Company or Any Subsidiary

Company/Subsidiary	Name of Entity in Possession of Collateral/Capacity of such Entity	Address/Location of Collateral	County	State

Schedule 3(a)

Prior Locations Maintained by Company/Subsidiaries

Company/Subsidiary	Address	County	State

Schedule 3(b)

Prior Locations/Other Entities

Company/Subsidiary	Prior Locations of Collateral: Address Including County	Other Entity in Possession of Collateral/Capacity	Address of Such Other Entity Including County

Schedule 4

Transactions Other Than in the Ordinary Course of Business

Company/Subsidiary	Description of Transaction Including Parties Thereto	Date of Transaction

Schedule 5

Owned Real Property

Entity of Record	Location Address

Schedule 6(a)

Equity Interests of Companies and Subsidiaries

Legal Name	Jurisdiction of Incorporation	Foreign Qualifications	Total Number of Shares Outstanding/Owner/ % Owned

Schedule 6(b)

Other Equity Interests

Current Legal Entities Owned	Record Owner	No. Shares/Interest	Percent Pledged

Schedule 7

Instruments and Tangible Chattel Paper

1.	Promissory Notes:

2.	Chattel Paper:

Schedule 8(a)

Intellectual Property Filings

Patents and Trademarks

U.S. TRADEMARK REGISTRATIONS

	Trademark	Registration Number	Registration Date
1.

U.S. TRADEMARK APPLICATIONS

	OWNER	TITLE	APPLICATION NUMBER
1.

TRADEMARK LICENSES

Name of Agreement	Parties Licensor/Licensee	Date of Agreement	Subject Matter

PATENTS AND DESIGN PATENTS

	Patent No.	Issued	Expiration	Country	Title
1.

PATENT APPLICATIONS

Case No.	Serial No.	Country	Date	Filing Title

PATENT LICENSES

Name of Agreement	Parties Licensor/Licensee	Date of Agreement	Subject Matter

Schedule 8(b)

Copyrights

COPYRIGHT REGISTRATIONS

	Registration No.	Registration Date	Title	Expiration Date
1.

COPYRIGHT APPLICATIONS

Case No.	Serial No.	Country	Date	Filing Title

COPYRIGHT LICENSES

Name of Agreement	Parties Licensor/Licensee	Date of Agreement	Subject Matter

Schedule 9

Commercial Tort Claims

Schedule 10

Deposit Accounts, Securities Accounts and Commodity Accounts

Owner	Type of Account	Bank or Intermediary	Account Numbers

Schedule 11

Letter of Credit Rights

EXHIBIT I

[FORM OF] SUPPLEMENTAL PERFECTION CERTIFICATE

Reference is made to (a) the Credit Agreement, dated as of December 17, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Energizer Gamma Acquisition, Inc. (the “Initial Borrower”) (to be merged with and into Energizer Holdings, Inc. (the “Borrower”), with the Borrower being the surviving entity), the financial institutions from time to time parties thereto as lenders (the “Lenders”), the issuing banks from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) collateral agent (in such capacity, the “Collateral Agent”), Initial Lender, Issuing Bank and Swing Line and (b) the Guarantee and Collateral Agreement, dated as of [·], 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Collateral Agreement”), by and among the Company, the Collateral Agent and each of the subsidiaries of the Company party thereto. Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement or the Guarantee and Collateral Agreement (as defined in the Prior Perfection Certificate) as the context requires.

This Certificate is dated as of [     ], 20[     ] and is delivered pursuant to Section 7.01(a)(iv) of the Credit Agreement (this Certificate and each other Certificate heretofore delivered pursuant to Section 7.01(a)(iv) of the Credit Agreement being referred to as a “Supplemental Perfection Certificate”), and supplements the information set forth in the Perfection Certificate delivered on the Closing Date (as supplemented from time to time by the Supplemental Perfection Certificates delivered after Closing Date and prior to the date hereof, the “Prior Perfection Certificate”).

The undersigned authorized officers of each Grantor (as defined below) hereby certifies to the Collateral Agent as follows:

SECTION 1. Names.

(a) Except as listed in Schedule 1(a) attached hereto1 and made a part hereof, Schedule 1(a) to the Prior Perfection Certificate sets forth the exact legal name of each Borrower and Guarantor (collectively, the “Grantors”), as such name appears in its respective certificate of incorporation or any other organizational document and the type of organization of each Grantor is as listed in Schedule 1(a) to the Prior Perfection Certificate. Except as listed in Schedule 1(a) attached hereto and made a part hereof, each Grantor is a registered organization and set forth in Schedule 1(a) is the organizational identification number of each Grantor that it is a registered organization, if required under the UCC, and the jurisdiction of formation of each Grantor.

[1]

Schedule 1(a) hereto sets forth all additions, deletions and other revisions to the information set forth on Schedule 1(a) to the Prior Perfection Certificate that are required in order for the statement in this Section to be accurate.

Exhibit I-1

(b) Except as listed in Schedule 1(b) attached hereto2 and made a part hereof, Schedule 1(b) to the Prior Perfection Certificate sets forth any other corporate or organizational names each Grantor has had in the past five years, together with the date of the relevant change.

(c) Except as listed in Schedule 1(c) attached hereto3 and made a part hereof, Schedule 1(c) to the Prior Perfection Certificate lists all other names (including trade names or similar appellations) used by each Grantor, or any other business or organization to which each Grantor became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time in the past five years. Except as listed in Schedule 1(c) attached hereto, Schedule 1(c) to the Prior Perfection Certificate sets forth information required by Section 1 of this certificate for any other business or organization to which each Grantor became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time in the past five years. Except as set forth in Schedule 1(c), no Grantor has changed its jurisdiction of organization at any time during the past four months.

SECTION 2. Current Locations: Third Party Locations.

(a) Except as listed in Schedule 2(a) attached hereto4 and made a part hereof, Schedule 2(a) to the Prior Perfection Certificate sets forth the chief executive office, or principal place of business or domicile, of each Grantor is located at the address set forth opposite its name in Schedule 2(a) to the Prior Perfection Certificate.

(b) Except as listed in Schedule 2(b) attached hereto5 and made a part hereof, Schedule 2(b) to the Prior Perfection Certificate sets forth all the locations where each Grantor maintains any books or records relating to any Collateral.

(c) Except as listed in Schedule 2(c) attached hereto6 and made a part hereof, Schedule 2(c) to the Prior Perfection Certificate sets forth all the other places of business of each Grantor.

[2]

Schedule 2(c) hereto sets forth all additions, deletions and other revisions to the information set forth on Schedule 2(c) to the Prior Perfection Certificate that are required in order for the statement in this Section to be accurate.

[3]

Schedule 2(b) hereto sets forth all additions, deletions and other revisions to the information set forth on Schedule 2(b) to the Prior Perfection Certificate that are required in order for the statement in this Section to be accurate.

[4]

Schedule 2(a) hereto sets forth all additions, deletions and other revisions to the information set forth on Schedule 2 (a) to the Prior Perfection Certificate that are required in order for the statement in this Section to be accurate.

[5]

Schedule 1(c) hereto sets forth all additions, deletions and other revisions to the information set forth on Schedule 1(c) to the Prior Perfection Certificate that are required in order for the statement in this Section to be accurate.

[6]

Schedule 1(b) hereto sets forth all additions, deletions and other revisions to the information set forth on Schedule 1(b) to the Prior Perfection Certificate that are required in order for the statement in this Section to be accurate.

Exhibit I-2

(d) Except as set forth on Schedule 2(d) hereto7 and made part hereof Schedule 2(d) to the Prior Perfection Certificate sets forth all other locations where each Grantor maintains any Collateral valued in excess of $2,000,000 consisting of inventory or equipment not identified above.

(e) Except as set forth on Schedule 2(e) hereto8 and made part hereof Schedule 2(e) to the Prior Perfection Certificate sets forth the names and addresses of all persons or entities other than each Grantor, such as lessees, consignees, warehousemen or purchasers of chattel paper, which have possession or are intended to have possession of any of the Collateral valued in excess of $2,000,000 consisting of instruments, chattel paper, inventory or equipment.

SECTION 3. [Reserved].

SECTION 4. Extraordinary Transactions. Except for those purchases, acquisitions in excess of $2,000,000 and other transactions described in Schedule 4 attached hereto9 and in Schedule 4 to the Prior Perfection Certificate, all of the Collateral has been acquired by each Grantor in the ordinary course of business.

SECTION 5. Real Property. Except as set forth on Schedule 5 hereto,10 Schedule 5 to the Prior Perfection Certificate sets forth a true and complete list of all real property owned by each Grantor as of the date hereof with a fair market value in excess of $20,000,000.

[7]

Schedule 2(d) hereto sets forth all additions, deletions and other revisions to the information set forth on Schedule 2 (d) to the Prior Perfection Certificate that are required in order for the statement in this Section to be accurate.

[8]

Schedule 2(e) hereto sets forth all additions, deletions and other revisions to the information set forth on Schedule 2(e) to the Prior Perfection Certificate that are required in order for the statement in this Section to be accurate.

[9]

Schedule 4 hereto sets forth all additions, deletions and other revisions to the information set forth on Schedule 4 to the Prior Perfection Certificate that are required in order for the statement in this Section to be accurate.

[10]

Schedule 5 hereto sets forth all additions, deletions and other revisions to the information set forth on Schedule 5 to the Prior Perfection Certificate that are required in order for the statement in this Section to be accurate.

Exhibit I-3

SECTION 6. Stock Ownership and Other Equity Interests. Except as set forth on Schedule 6(a) hereto11 and made a part hereof, Schedule 6(a) to the Prior Perfection Certificate sets forth a true and correct list of each of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest of each Grantor and its Subsidiaries and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests. Except as set forth on Schedule 6(b) hereto12 and made a part hereof, Schedule 6(b) to the Prior Perfection Certificate sets forth a true and complete list of each equity investment of each Grantor that represents 50% or less of the equity of the entity in which such investment was made.

SECTION 7. Instruments and Tangible Chattel Paper. Except as set forth on Schedule 7 hereto13 and made a part hereof, Schedule 7 to the Prior Perfection Certificate sets forth a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness in a principal amount in excess of $2,000,000 (individually) held by each Grantor as of the Closing Date, including all intercompany notes between or among any two or more Grantors. All intercompany indebtedness in excess of $20,000,000 owing by the Company and each Subsidiary of the Company to any Grantor as of the Closing Date is evidenced by an intercompany note.

SECTION 8. Intellectual Property.

(a) Except as set forth on Schedule 8(a) hereto14 and made a part hereof, Schedule 8(a) to the Prior Perfection Certificate sets forth all of each Grantor’s Patents, Patent Licenses, Trademarks and Trademark Licenses (each as defined in the Guarantee and Collateral Agreement) registered with the United States Patent and Trademark Office, and all other Patents, Patent Licenses, Trademarks and Trademark Licenses, which are material to the applicable Grantor’s business, including the name of the registered owner and the registration number of each such Patent, Patent License, Trademark and Trademark License owned by each Grantor.

(b) Except as set forth on Schedule 8(b) hereto15 and made a part hereof, Schedule 8(b) to the Prior Perfection Certificate sets forth each Grantor’s United States Copyrights and Copyright Licenses (each as defined in the Guarantee and Collateral Agreement), and all other Copyrights and Copyright Licenses which are material to the applicable Grantor’s business, including the name of the registered owner and the registration number of each such Copyright or Copyright License owned by each Grantor.

[11]

Schedule 6(a) hereto sets forth all additions, deletions and other revisions to the information set forth on Schedule 6(a) to the Prior Perfection Certificate that are required in order for the statement in this Section to be accurate.

[12]

Schedule 6(b) hereto sets forth all additions, deletions and other revisions to the information set forth on Schedule 6(b) to the Prior Perfection Certificate that are required in order for the statement in this Section to be accurate.

[13]

Schedule 7 hereto sets forth all additions, deletions and other revisions to the information set forth on Schedule 7 to the Prior Perfection Certificate that are required in order for the statement in this Section to be accurate.

[14]

Schedule 8(a) hereto sets forth all additions, deletions and other revisions to the information set forth on Schedule 8(a) to the Prior Perfection Certificate that are required in order for the statement in this Section to be accurate.

[15]

Schedule 8(b) hereto sets forth all additions, deletions and other revisions to the information set forth on Schedule 8(b) to the Prior Perfection Certificate that are required in order for the statement in this Section to be accurate.

Exhibit I-4

SECTION 9. Commercial Tort Claims. Except as set forth on Schedule 9 hereto16 and made a part hereof, Schedule 9 to the Prior Perfection Certificate sets forth a true and correct list of all Commercial Tort Claims (as defined in the Guarantee and Collateral Agreement) in excess of $20,000,000 held by each Grantor, including a brief description thereof.

SECTION 10. Deposit Accounts, Securities Accounts and Commodity Accounts. Except as set forth on Schedule 10 hereto,17 Schedule 10 to the Prior Perfection Certificate sets forth a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Accounts (each as defined in the Guarantee and Collateral Agreement) maintained by each Grantor, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account.

SECTION 11. Letter of Credit Rights. Except as set forth on Schedule 11 hereto18 and made a part hereof, Schedule 11 to the Prior Perfection Certificate sets forth a true and correct list of all Letters of Credit issued in favor of each Grantor, as beneficiary thereunder.

The Grantors acknowledge and agree that the Collateral Agent and each other Secured Party (as defined in the Collateral Agreement) are relying on the information represented in this Supplemental Perfection Certificate as an inducement to enter into the Credit Agreement and provide loans and other financial accommodations to or for the benefit of the Company, subject to the terms and conditions of the Credit Agreement.

[Signature page follows]

[16]

Schedule 9 hereto sets forth all additions, deletions and other revisions to the information set forth on Schedule 9 to the Prior Perfection Certificate that are required in order for the statement in this Section to be accurate.

[17]

Schedule 10 hereto sets forth all additions, deletions and other revisions to the information set forth on Schedule 10 to the Prior Perfection Certificate that are required in order for the statement in this Section to be accurate.

[18]

Schedule 11 hereto sets forth all additions, deletions and other revisions to the information set forth on Schedule 11 to the Prior Perfection Certificate that are required in order for the statement in this Section to be accurate.

Exhibit I-5

IN WITNESS WHEREOF, the undersigned have duly executed this certificate as of the date first above written.

ENERGIZER HOLDINGS, INC.

By:
Name:
Title:

[OTHER GRANTORS]

By:
Name:
Title:

Exhibit I-6

EXHIBIT J

[FORM OF] GUARANTEE AND COLLATERAL AGREEMENT

[See attached]

Exhibit J

GUARANTEE AND COLLATERAL AGREEMENT

dated as of

January [2], 2019

Among

ENERGIZER HOLDINGS, INC.,

THE GUARANTORS PARTY HERETO

And

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

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SCHEDULES:

Schedule 1	Equity Interests in Subsidiaries and Affiliates Owned by Original Grantors

Schedule 2	Other Investment Property Owned by Original Grantors

Schedule 3	Organizational Information

Schedule 4	Material Commercial Tort Claims

Schedule 5	Other Secured Obligations

EXHIBITS:

Exhibit A	Guarantee and Collateral Agreement Supplement

Exhibit B	Copyright Security Agreement

Exhibit C	Patent Security Agreement

Exhibit D	Trademark Security Agreement

ii

GUARANTEE AND COLLATERAL AGREEMENT

AGREEMENT dated as of January [2], 2019 among ENERGIZER GAMMA ACQUISITION, INC. (the “Initial Borrower”), ENERGIZER HOLDINGS, INC. (at any time after the consummation of the Acquisition, the Borrower”), the GUARANTORS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

WHEREAS, the Initial Borrower entered into the Credit Agreement described in Section 1 hereof, pursuant to which the Initial Borrower, and, upon consummation of the Acquisition (as defined in the Credit Agreement), the Borrower, intends to borrow Loans and obtain Letters of Credit for the purposes set forth therein;

WHEREAS, the Borrower is willing to secure (i) its obligations under the Credit Agreement and (ii) its and its Subsidiaries’ obligations under Hedging Obligations and Banking Services Obligations by granting Liens on its assets to the Administrative Agent as provided in the Security Documents;

WHEREAS, the Borrower is willing to (i) guarantee the Hedging Obligations and Banking Services Obligations and (ii) to cause each of the Subsidiary Guarantors to guarantee the foregoing obligations of the Borrower and its Subsidiaries and to secure their respective guarantees thereof by granting Liens on their assets to the Administrative Agent as provided in the Security Documents;

WHEREAS, the Lenders and the Issuing Banks are not willing to make Loans or issue or participate in Letters of Credit under the Credit Agreement, and the counterparties to the interest rate hedging arrangements referred to above are not willing to enter into or maintain them, unless (i) the foregoing obligations of the Borrower are secured and guaranteed as described above and (ii) each guarantee thereof is secured by Liens on assets of the relevant Guarantor as provided in the Security Documents; and

WHEREAS, upon any foreclosure or other enforcement of the Security Documents, the net proceeds of the relevant Collateral are to be received by or paid over to the Administrative Agent and applied as provided herein;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1 Definitions.

(a) Terms Defined in Credit Agreement. Terms defined in the Credit Agreement and not otherwise defined in subsection (b) or (c) of this Section have, as used herein, the respective meanings provided for therein.

(b) Terms Defined in UCC. As used herein, each of the following terms has the meaning specified in the UCC:

Term	UCC
Account	9-102
Authenticate	9-102
Certificated Security	8-102
Chattel Paper	9-102
Commercial Tort Claim	9-102
Commodity Account	9-102
Commodity Customer	9-102
Deposit Account	9-102
Document	9-102
Entitlement Holder	8-102
Entitlement Order	8-102
Equipment	9-102
Financial Asset	8-102 & 103
General Intangibles	9-102
Instrument	9-102
Inventory	9-102
Investment Property	9-102
Letter-of-Credit Right	9-102
Record	9-102
Securities Account	8-501
Securities Intermediary	8-102
Security	8-102 & 103
Security Entitlement	8-102
Supporting Obligations	9-102
Uncertificated Security	8-102

(c) Additional Definitions. The following additional terms, as used herein, have the following meanings:

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Distributions” means dividends, interest and other distributions and payments (including proceeds of liquidation, sale or other disposition) made or received in cash upon or with respect to any Collateral.

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“Collateral” means all property, whether now owned or hereafter acquired, on which a Lien is granted or purports to be granted to the Administrative Agent pursuant to the Security Documents. When used with respect to a specific Grantor, the term “Collateral” means all its property on which such a Lien is granted or purports to be granted.

“Collateral Accounts” means the Controlled Deposit Accounts and the Controlled Securities Accounts.

“Contingent Secured Obligation” means, at any time, any Secured Obligation (or portion thereof) that is contingent in nature at such time, including any Secured Obligation that is:

(i) an obligation to reimburse an Issuing Bank for drawings not yet made under a Letter of Credit issued by it;

(ii) an obligation under a Hedging Agreement to make payments that cannot be quantified at such time;

(iii) any other obligation (including any guarantee) that is contingent in nature at such time; or

(iv) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Control” has the meaning specified in UCC Section 8-106, 9-104, 9-105, 9-106 or 9-107, as may be applicable to the relevant Collateral.

“Controlled Deposit Account” means a Deposit Account (i) that is subject to a Deposit Account Control Agreement or (ii) as to which the Administrative Agent is the Depositary Bank’s “customer” (as defined in UCC Section 4-104).

“Controlled Securities Account” means a Securities Account that (i) is maintained in the name of a Grantor at an office of a Securities Intermediary located in the United States and (ii) together with all Financial Assets credited thereto and all related Security Entitlements, is subject to a Securities Account Control Agreement among such Grantor, the Administrative Agent and such Securities Intermediary.

“Copyright License” means any agreement now or hereafter in existence granting to any Grantor, or pursuant to which any Grantor grants to any other Person, any right to use, copy, reproduce, distribute, prepare derivative works, display or publish any records or other materials on which a Copyright is in existence or may come into existence, including any agreement identified in Schedule 1 to any Copyright Security Agreement.

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“Copyrights” means all the following: (i) all copyrights under the laws of the United States or any other country (whether or not the underlying works of authorship have been published), all registrations and recordings thereof, all copyrightable works of authorship (whether or not published), and all applications for copyrights under the laws of the United States or any other country, including registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including those described in Schedule 1 to any Copyright Security Agreement, (ii) all renewals of any of the foregoing, (iii) all claims for, and rights to sue for, past, present or future infringements of any of the foregoing, and (iv) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past, present or future infringements thereof.

“Copyright Security Agreement” means a Copyright Security Agreement, substantially in the form of Exhibit B (with any changes that the Administrative Agent shall have approved), executed and delivered by a Grantor in favor of the Administrative Agent for the benefit of the Secured Parties.

“Credit Agreement” means the Credit Agreement dated as of December [17], 2018 by and among Energizer Gamma Acquisition, Inc. (expected upon the consummation of the Acquisition to be merged with and into the Borrower, with the Borrower being the surviving entity), the financial institutions from time to time parties thereto as lenders, the issuing banks from time to time parties thereto and JPMorgan Chase Bank, N.A. as the administrative agent, as the same may be amended, modified, supplemented, restated, amended and restated, or replaced from time to time.

“Deposit Account Control Agreement” means, with respect to any Deposit Account of any Grantor, a Deposit Account Control Agreement among such Grantor, the Administrative Agent and the relevant Depositary Bank in form and substance reasonably satisfactory to the Administrative Agent.

“Depositary Bank” means a bank at which a Controlled Deposit Account is maintained.

“Equity Interest” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Excluded Assets” has the meaning set forth in Section 3(a).

“Excluded Accounts” means (a) payroll and other employee wage and benefit accounts, (b) sales tax accounts, (c) escrow accounts, (d) accounts having an average weekly balance of not more than $2,000,000 per month (provided that the aggregate amounts on deposit and the value of the securities in all accounts excluded pursuant to this clause (d) shall not exceed $10,000,000 at any one time), and (e) fiduciary or trust accounts, and, in the case of clauses (a) through (e), the funds or other property held in or maintained in any such account.

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“Guarantee and Collateral Agreement Supplement” means a Guarantee and Collateral Agreement Supplement, substantially in the form of Exhibit A, signed and delivered to the Administrative Agent for the purpose of adding a Subsidiary as a party hereto pursuant to Section 21 and/or adding additional property to the Collateral.

“Grantors” means the Borrower and the Guarantors.

“Guarantors” means the Borrower (other than with respect to its own Obligations), each Subsidiary listed on the signature pages hereof under the caption “Guarantors” and each Subsidiary that shall, at any time after the date hereof, become a “Guarantor” pursuant to Section 21.

“Intellectual Property” means all intellectual and similar property of every kind and nature, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, confidential or proprietary technical and business information, know-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, and all rights to sue for any infringement, misappropriation or any violation of, and all income, royalties, damages and payments due or payable with respect to, any of the foregoing.

“Intellectual Property Filing” means (i) with respect to any Patent, Patent License, Trademark or Trademark License, the filing of the applicable Patent Security Agreement or Trademark Security Agreement with the United States Patent and Trademark Office, together with an appropriately completed recordation form, and (ii) with respect to any Copyright or exclusive Copyright License, the filing of the applicable Copyright Security Agreement with the United States Copyright Office, together with an appropriately completed recordation form, in each case sufficient to record the Transaction Lien granted to the Administrative Agent in such Recordable Intellectual Property.

“IP Security Agreement” means a Copyright Security Agreement, a Patent Security Agreement or a Trademark Security Agreement.

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement relating to Intellectual Property to which any Grantor is a party.

“Material Commercial Tort Claim” means a Commercial Tort Claim involving a claim for more than $20,000,000.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations. Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent.

5

“Non-Contingent Secured Obligation” means at any time any Secured Obligation (or portion thereof) that is not a Contingent Secured Obligation at such time.

“Non-ECP Guarantor” means each Guarantor other than a Qualified ECP Guarantor.

“Original Grantor” means any Grantor that grants a Lien on any of its assets hereunder on the Closing Date.

“own” refers to the possession of sufficient rights in property to grant a security interest therein as contemplated by UCC Section 9-203, and “acquire” refers to the acquisition of any such rights.

“Patent License” means any agreement now or hereafter in existence granting to any Grantor, or pursuant to which any Grantor grants to any other Person, any right with respect to any Patent or any invention now or hereafter in existence, whether patentable or not, whether a patent or application for patent is in existence on such invention or not, and whether a patent or application for patent on such invention may come into existence or not, including any agreement identified in Schedule 1 to any Patent Security Agreement.

“Patents” means (i) all letters patent and design letters patent of the United States or any other country and all applications for letters patent or design letters patent of the United States or any other country, including applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including those described in Schedule 1 to any Patent Security Agreement, (ii) all reissues, divisions, continuations, continuations in part, revisions and extensions of any of the foregoing, (iii) all claims for, and rights to sue for, past, present or future infringements of any of the foregoing and (iv) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past, present or future infringements thereof.

“Patent Security Agreement” means a Patent Security Agreement, substantially in the form of Exhibit C (with any changes that the Administrative Agent shall have approved), executed and delivered by a Grantor in favor of the Administrative Agent for the benefit of the Secured Parties.

“Permitted Investments” means any Investments permitted pursuant to Section 7.03(d) of the Credit Agreement.

“Permitted Liens” means (i) the Transaction Liens and (ii) any other Liens on the Collateral permitted to be created or assumed or to exist pursuant to Section 7.03(b) of the Credit Agreement.

“Personal Property Collateral” means all property included in the Collateral except Real Property Collateral.

6

“Pledged”, when used in conjunction with any type of asset, means at any time an asset of such type that is included (or that creates rights that are included) in the Collateral at such time. For example, “Pledged Equity Interest” means an Equity Interest that is included in the Collateral at such time.

“Post-Petition Interest” means any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any one or more of the Grantors (or would accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such proceeding.

“Proceeds” means all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing, sublicensing or other disposition of, or other realization upon, any Collateral, including all claims of the relevant Grantor against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any Collateral, and any condemnation or requisition payments with respect to any Collateral.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each applicable Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Property Collateral” means all real property included in the Collateral.

“Recordable Intellectual Property” means (i) any Patent applied-for in or issued by the United States Patent and Trademark Office, and any Patent License with respect to a Patent so applied-for or issued, (ii) any Trademark applied-for in or registered with the United States Patent and Trademark Office, and any Trademark License with respect to a Trademark so applied-for or registered, (iii) any Copyright registered with the United States Copyright Office and any exclusive Copyright License with respect to a Copyright so registered, and (iv) all rights in or under any of the foregoing.

“Release Conditions” means the following conditions for releasing all the Secured Guarantees and terminating all the Transaction Liens:

(i) all Commitments under the Credit Agreement shall have expired or been terminated;

(ii) all Non-Contingent Secured Obligations shall have been paid in full; and

7

(iii) no Contingent Secured Obligation (other than contingent indemnification and expense reimbursement obligations as to which no claim shall have been asserted) shall remain outstanding;

provided that the condition in clause (iii) shall not apply to outstanding Letters of Credit if (x) no Default has occurred and is continuing and (y) the Borrower has granted to the Administrative Agent, for the benefit of the Revolving Lenders, a security interest in Permitted Investments acceptable to each Issuing Bank having an outstanding Letter of Credit (or causes a bank acceptable to each such Issuing Bank to issue a letter of credit naming the Administrative Agent as beneficiary) in an amount exceeding 105% of the L/C Obligations (plus any accrued and unpaid interest thereon) as of the date of such termination, on terms and conditions and pursuant to documentation reasonably satisfactory to each such Issuing Bank.

“Secured Agreement”, when used with respect to any Secured Obligation, refers collectively to each instrument, agreement or other document that sets forth obligations of the Borrower, obligations of a guarantor and/or rights of the holder with respect to such Secured Obligation.

“Secured Guarantee” means, with respect to each Guarantor, its guarantee of the Secured Obligations under Section 2 hereof or Section 1 of a Guarantee and Collateral Agreement Supplement.

“Secured Obligations” means (i) all principal of all Loans and Reimbursement Obligations outstanding from time to time under the Credit Agreement, all interest (including Post-Petition Interest) on such Loans and Reimbursement Obligations and all other amounts now or hereafter payable by the Borrower pursuant to the Loan Documents, (ii) all Banking Services Obligations and Hedging Obligations and (iii) all obligations of the Borrower listed on Schedule 5 and all interest (including Post-Petition Interest) thereon. Anything to the contrary contained in the foregoing notwithstanding, the Secured Obligations shall exclude any Excluded Swap Obligation.

“Secured Parties” means the holders from time to time of the Secured Obligations.

“Securities Account Control Agreement” means, when used with respect to a Securities Account, a Securities Account Control Agreement among the relevant Securities Intermediary, the relevant Grantor and the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent.

“Security Documents” means this Agreement, the Guarantee and Collateral Agreement Supplements, the Deposit Account Control Agreements, the Securities Account Control Agreements, the Mortgages, the IP Security Agreements and all other supplemental or additional security agreements, control agreements, mortgages or similar instruments delivered pursuant to the Loan Documents.

8

“Trademark License” means any agreement now or hereafter in existence granting to any Grantor, or pursuant to which any Grantor grants to any other Person, any right to use any Trademark, including any agreement identified in Schedule 1 to any Trademark Security Agreement.

“Trademarks” means: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, brand names, trade dress, prints and labels on which any of the foregoing have appeared or appear, package and other designs, and all other source or business identifiers, and all general intangibles of like nature, and the rights in any of the foregoing which arise under applicable law, whether registered or not, (ii) the goodwill of the business symbolized thereby or associated with each of them, (iii) all registrations and applications in connection therewith, including registrations and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including those described in Schedule 1 to any Trademark Security Agreement, (iv) all renewals of any of the foregoing, (v) all claims for, and rights to sue for, past, present or future infringements of any of the foregoing and (vi) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past, present or future infringements thereof.

“Trademark Security Agreement” means a Trademark Security Agreement, substantially in the form of Exhibit D (with any changes that the Administrative Agent shall have approved), executed and delivered by a Grantor in favor of the Administrative Agent for the benefit of the Secured Parties.

“Transaction Liens” means the first priority Liens granted by the Grantors under the Security Documents.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any Transaction Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

SECTION 2 Guarantees by Guarantors.

(a) Secured Guarantees. Each Guarantor unconditionally guarantees the full and punctual payment of each Secured Obligation when due (whether at stated maturity, upon acceleration or otherwise). If the Borrower or any Subsidiary thereof fails to pay any Secured Obligation punctually when due, each other Guarantor agrees that it will forthwith on demand pay the amount not so paid at the place and in the manner specified in the relevant Secured Agreement.

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(b) Secured Guarantees Unconditional. The obligations of each Guarantor under its Secured Guarantee shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Borrower, any other Guarantor or any other Person under any Secured Agreement, by operation of law or otherwise;

(ii) any modification or amendment of or supplement to any Secured Agreement;

(iii) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of the Borrower, any other Guarantor or any other Person under any Secured Agreement;

(iv) any change in the corporate existence, structure or ownership of the Borrower, any other Guarantor or any other Person or any of their respective subsidiaries, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower, any other Guarantor or any other Person or any of their assets or any resulting release or discharge of any obligation of the Borrower, any other Guarantor or any other Person under any Secured Agreement;

(v) the existence of any claim, set-off or other right that such Guarantor may have at any time against the Borrower, any other Guarantor, any Secured Party or any other Person, whether in connection with the Loan Documents or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(vi) any invalidity or unenforceability relating to or against the Borrower, any other Guarantor or any other Person for any reason of any Secured Agreement, or any provision of applicable law or regulation purporting to prohibit the payment of any Secured Obligation by the Borrower, any other Guarantor or any other Person;

(vii) any other act or omission to act or delay of any kind by the Borrower, any other Guarantor, any other party to any Secured Agreement, any Secured Party or any other Person, or any other circumstance whatsoever that might, but for the provisions of this clause (vii), constitute a legal or equitable discharge of or defense to any obligation of any Guarantor hereunder, other than satisfaction of the Release Conditions; or

(viii) any law, regulation, decree or order of any jurisdiction, or any other event, affecting any term of any obligation or any Secured Party’s rights with respect thereto.

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(c) Release of Secured Guarantees.

(i) Subject to Section 10.14 of the Credit Agreement, all the Secured Guarantees will be released when all the Release Conditions are satisfied. If at any time any payment of a Secured Obligation is rescinded or must be otherwise restored or returned upon the insolvency or receivership of the Borrower or otherwise, the Secured Guarantees shall be reinstated with respect thereto as though such payment had been due but not made at such time.

(ii) If any Subsidiary Guarantor shall cease to be a Restricted Subsidiary (including upon the consummation of any voluntary liquidation or dissolution of such Subsidiary Guarantor in accordance with Section 7.03(c) of the Credit Agreement), such Subsidiary Guarantor shall automatically be released from the Secured Guarantee applicable to such Subsidiary Guarantor and from any and all obligations thereunder; provided that, if so required by the terms of the Credit Agreement, the Required Lenders shall have consented to such transaction resulting in a Subsidiary Guarantor ceasing to be a Restricted Subsidiary and the terms of such consent shall not have provided otherwise.

(iii) In connection with any termination or release pursuant to this Section 2(c) and Section 10.14 of the Credit Agreement, the Administrative Agent will, at the Borrower’s expense, execute and deliver to Borrower all documents that Borrower reasonably requests to evidence such termination. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

(d) Waiver by Guarantors. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Borrower, any other Guarantor or any other Person.

(e) Subrogation. A Guarantor that makes a payment with respect to a Secured Obligation hereunder shall be subrogated to the rights of the payee against the Borrower with respect to such payment; provided that no Guarantor shall enforce any payment by way of subrogation against the Borrower, or by reason of contribution against any other guarantor of such Secured Obligation, until all the Release Conditions have been satisfied.

(f) Stay of Acceleration. If acceleration of the time for payment of any Secured Obligation by the Borrower is stayed by reason of the insolvency or receivership of the Borrower or otherwise, all Secured Obligations otherwise subject to acceleration under the terms of any Secured Agreement shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent.

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(g) Right of Set-Off. If any Secured Obligation is not paid promptly when due (after the passage of any applicable grace period set forth in any of the Loan Documents), each of the Secured Parties and their respective Affiliates is authorized, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Secured Party or Affiliate to or for the credit or the account of any Guarantor against the obligations of such Guarantor under its Secured Guarantee, irrespective of whether or not such Secured Party shall have made any demand thereunder and although such obligations may be unmatured. The rights of each Secured Party under this subsection are in addition to all other rights and remedies (including other rights of set-off) that such Secured Party may have.

(h) Continuing Guarantee. Each Secured Guarantee is a continuing guarantee, shall be binding on the relevant Guarantor and its successors and assigns, and shall be enforceable by the Administrative Agent or the Secured Parties. If all or part of any Secured Party’s interest in any Secured Obligation is assigned or otherwise transferred, the transferor’s rights under each Secured Guarantee, to the extent applicable to the obligation so transferred, shall automatically be transferred with such obligation.

(i) Limitation on Obligations of Subsidiary Guarantor. The obligations of each Subsidiary Guarantor under its Secured Guarantee shall be limited to an aggregate amount equal to the largest amount that would not render such Secured Guarantee subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of applicable law.

SECTION 3 Grant of Transaction Liens.

(a) The Borrower, in order to secure the Secured Obligations (including the Secured Guarantee thereof), and each Guarantor listed on the signature pages hereof, in order to secure its Secured Guarantee, grants to the Administrative Agent for the benefit of the Secured Parties a continuing security interest in all the following property of the Borrower or such Guarantor, as the case may be, whether now owned or existing or hereafter acquired or arising and regardless of where located:

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all cash and Deposit Accounts;

(iv) all Documents;

(v) all Equipment;

(vi) all General Intangibles (including any Equity Interests in other Persons that do not constitute Investment Property);

(vii) all Intellectual Property;

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(viii) all Instruments;

(ix) all Inventory;

(x) all Investment Property;

(xi) the Commercial Tort Claims described in Schedule 4;

(xii) all Letter-of-Credit Rights;

(xiii) all books and records (including customer lists, credit files, computer programs, printouts and other computer materials and records) of such Grantor pertaining to any of its Collateral;

(xiv) such Grantor’s ownership interest in (1) its Collateral Accounts, (2) all Financial Assets credited to its Collateral Accounts from time to time and all Security Entitlements in respect thereof, (3) all cash held in its Collateral Accounts from time to time and (4) all other money in the possession of the Administrative Agent; and

(xv) all Proceeds of the Collateral described in the foregoing clauses (i) through (xiii);

provided that the following property is excluded from the foregoing security interests: (i) any fee-owned real property with a fair market value of less than $20,000,000 and all leasehold interests in real property; (ii) motor vehicles, aircrafts and other assets subject to certificates of title (except to the extent perfection can be accomplished through the filing of UCC-1 financing statements); (iii) Letter-of-Credit Rights with a value of less than $2,000,000 (except to the extent perfection can be accomplished through the filing of UCC-1 financing statements) and Commercial Tort Claims with a value of less than $20,000,000; (iv) pledges and security interests prohibited by applicable law, rule or regulation (including the requirement to obtain consent of any governmental authority); (v) Equity Interests in any person other than wholly-owned Subsidiaries to the extent not permitted by the terms of such person’s organizational or joint venture documents; (vi) any lease, permit, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, permit, license or agreement or purchase money arrangement or create a right of termination in favor of, or require the consent of, any other party thereto (other than the Borrower or any of its Subsidiaries) after giving effect to the applicable anti-assignment provisions of the UCC, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition; (vii) those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby; (viii) more than 65% of the Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of any CFC or CFC Holdco; (ix) any of the Capital Stock of a Subsidiary of a CFC or CFC Holdco, (x) any governmental licenses or state or local franchises, charters and

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authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the UCC; (xi) “intent-to-use” trademark or service mark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark or service mark applications under applicable law (and thereafter shall no longer be an Excluded Asset and shall be included in the foregoing security interests); (xii) Excluded Accounts; and (xiii) any acquired property (including property acquired through acquisition or merger of another entity, but excluding certain assets to be mutually agreed) if at the time of such acquisition the granting of a security interest therein or the pledge thereof is prohibited by any contract or other agreement (in each case, not created in contemplation thereof) to the extent and for so long as such contract or other agreement prohibits such security interest or pledge (after giving effect to the applicable anti-assignment provisions of the UCC, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition, the foregoing described in clauses (i) through (xiii) are, collectively, the “Excluded Assets”).

(b) With respect to each right to payment or performance included in the Collateral from time to time, the Transaction Lien granted therein includes a continuing security interest in (i) any Supporting Obligation that supports such payment or performance and (ii) any Lien that (x) secures such right to payment or performance or (y) secures any such Supporting Obligation.

(c) The Transaction Liens are granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or transfer or in any way affect or modify, any obligation or liability of any Grantor with respect to any of the Collateral or any transaction in connection therewith.

SECTION 4 General Representations and Warranties. Each Grantor represents and warrants that:

(a) Such Grantor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b) With respect to each Original Grantor, Schedule 1 lists, as of the Closing Date, a description of the corporate structure of each Original Grantor and its Subsidiaries and any other Person in which each Original Grantor holds an Equity Interest in excess of 10.0% and accurately sets forth, as of the Closing Date, the authorized, issued and outstanding shares of each class of Capital Stock of each Original Grantor and each of its Subsidiaries and the owners of such shares (on a fully-diluted basis).

(c) With respect to each Original Grantor, Schedule 2 lists, as of the Closing Date, (i) all Securities owned by such Original Grantor (except Securities evidencing Equity Interests in Subsidiaries and Affiliates) and (ii) all Securities Accounts (other than any one or more Securities Accounts comprising Financial Assets of less than $2,000,000) to which Financial Assets are credited in respect of which such Original Grantor owns Security Entitlements.

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(d) With respect to each Original Grantor, Schedule 3 lists, as of the Closing Date, (i) the correct legal name, the jurisdiction of organization and the jurisdictions in which such Original Grantor is qualified to transact business as a foreign corporation and (ii) the federal tax identification number of such Original Grantor.

(e) Such Grantor owns no Commodity Account in respect of which such Grantor is the Commodity Customer.

(f) All Pledged Equity Interests owned by such Grantor are owned by it free and clear of any Lien other than (i) the Transaction Liens, (ii) any inchoate tax liens and (iii) any Liens permitted under Section 7.03(b) of the Credit Agreement. All shares of Capital Stock included in such Pledged Equity Interests (including shares of Capital Stock in respect of which such Grantor owns a Security Entitlement) have been duly authorized and validly issued and are fully paid and non-assessable. None of such Pledged Equity Interests is subject to any option to purchase or similar right of any Person. Such Grantor is not and will not become a party to or otherwise bound by any agreement (except the Loan Documents and except as permitted under the Credit Agreement) which restricts in any manner the rights of any present or future holder of any Pledged Equity Interest with respect thereto.

(g) Such Grantor has (i) legal title to all Collateral (tangible and intangible, real or personal) owned by it or (ii) a valid leasehold interest in all of its material leased assets, except, in the case of (i) and (ii), for minor defects in title that do not interfere with its ability to conduct its business as currently conducted, and all such assets and property are free and clear of all Liens, except for Permitted Liens. As of the date hereof, Schedule 1 to each IP Security Agreement sets forth a true and accurate list, as applicable, of (i) all United States issuances, registrations of and applications for Patents, Trademarks, and Copyrights owned by any Grantor that are issued, registered or applied-for in the United States Patent and Trademark Office or United States Copyright Office and (ii) all exclusive Copyright Licenses, in each case other than Excluded Assets. Such Grantor owns, or is licensed to use, all Intellectual Property material to the operation of its business, and the conduct thereof, including the use of such Intellectual Property by such Grantor, to the best of such Grantor’s knowledge, does not infringe upon the rights of any other Person.

(h) Such Grantor has not performed any acts that are reasonably likely to prevent the Administrative Agent from enforcing any of the provisions of the Security Documents or that would limit the Administrative Agent in any such enforcement. No financing statement, security agreement, mortgage or similar or equivalent document or instrument covering all or part of the Collateral owned by such Grantor is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect or record a Lien on such Collateral, except financing statements, mortgages or other similar or equivalent documents with respect to Permitted Liens. After the Closing Date, no Collateral owned by such Grantor will be in the possession or under the Control of any other Person having a claim thereto or security interest therein, other than a Permitted Lien.

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(i) The Transaction Liens on all Personal Property Collateral owned by such Grantor (i) have been validly created, (ii) will attach to each item of such Collateral on the Closing Date (or, if such Grantor first obtains rights thereto on a later date, on such later date) and (iii) when so attached, will secure all the Secured Obligations or such Grantor’s Secured Guarantee, as the case may be.

(j) When the relevant Mortgages have been duly executed and delivered, the Transaction Liens on all Real Property Collateral owned by such Grantor as of the Closing Date will have been validly created and will secure all the Secured Obligations or such Grantor’s Secured Guarantee, as the case may be. When such Mortgages have been duly recorded, such Transaction Liens will rank prior to all other Liens (except Permitted Liens) on such Real Property Collateral.

(k) [Reserved].

(l) When UCC financing statements describing the Personal Property Collateral as “all personal property” have been filed in the appropriate filing offices, the Transaction Liens will constitute perfected security interests in the Personal Property Collateral owned by such Grantor to the extent that a security interest therein may be perfected by filing pursuant to the UCC, prior to all Liens and rights of others therein (except Permitted Liens). When, in addition to the filing of such UCC financing statements, the applicable Intellectual Property Filings have been made with respect to such Grantor’s Recordable Intellectual Property (including any future filings required pursuant to Sections 5(a) and 6(a)), the Transaction Liens will constitute perfected security interests in all right, title and interest of such Grantor in its Recordable Intellectual Property to the extent that security interests therein may be perfected by such filings, prior to all Liens and rights of others therein (except Permitted Liens). Except for (i) the filing of such UCC financing statements, (ii) such Intellectual Property Filings and (iii) the due recordation of the Mortgages, no registration, recordation or filing with any governmental body, agency or official is required in connection with the execution or delivery of the Security Documents or is necessary for the validity or enforceability thereof or for the perfection or due recordation of the Transaction Liens or for the enforcement of the Transaction Liens.

(m) Such Grantor has taken, and will continue to take, all actions necessary under the UCC to perfect its interest in any Accounts or Chattel Paper purchased or otherwise acquired by it, as against its assignors and creditors of its assignors.

(n) Such Grantor’s Collateral is insured as required by the Credit Agreement.

(o) All of such Grantor’s Inventory has or will have been produced in compliance in all material respects with the applicable requirements of the Fair Labor Standards Act, as amended.

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SECTION 5 Further Assurances; General Covenants. Each Grantor covenants as follows:

(a) Such Grantor will, from time to time, at the Borrower’s expense, execute, deliver, file and record any statement, assignment, instrument, document, agreement or other paper and take any other action (including any Intellectual Property Filing with respect to Recordable Intellectual Property) that from time to time may be reasonably necessary or desirable, or that the Administrative Agent may reasonably request, in order to:

(i) create, preserve, perfect, confirm or validate the Transaction Liens on such Grantor’s Collateral;

(ii) in the case of Pledged Deposit Accounts, Pledged Investment Property and Pledged Letter-of-Credit Rights, cause the Administrative Agent to have Control thereof;

(iii) enable the Administrative Agent and the other Secured Parties to obtain the full benefits of the Security Documents; or

(iv) enable the Administrative Agent to exercise and enforce any of its rights, powers and remedies with respect to any of such Grantor’s Collateral, subject to the exceptions and exclusions in the Loan Documents.

Such Grantor authorizes the Administrative Agent to execute and file such financing statements or continuation statements in such jurisdictions with such descriptions of collateral (including “all assets” or “all personal property” or other words to that effect) and other information set forth therein as the Administrative Agent may deem necessary or desirable for the purposes set forth in the preceding sentence. Each Grantor also ratifies its authorization for the Administrative Agent to file in any such jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof. The Administrative Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interests granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Administrative Agent as secured party. The Borrower will pay the costs of, or incidental to, any Intellectual Property Filings and any recording or filing of any financing or continuation statements or other documents recorded or filed pursuant hereto.

(b) Such Grantor will not (i) change its name or organizational form or structure, (ii) change its location (determined as provided in UCC Section 9-307) or (iii) become bound, as provided in UCC Section 9-203(d) or otherwise, by a security agreement entered into by another Person, unless it shall have given the Administrative Agent at least thirty (30) days prior notice thereof and shall have delivered to the Administrative Agent all other documents reasonably requested by the Administrative Agent.

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(c) Reserved.

(d) If any portion of its Collateral in excess of $2,000,000 is in the possession or control of a warehouseman, bailee or agent at any time, such Grantor will, upon Administrative Agent’s reasonable request, (i) notify such warehouseman, bailee or agent of the relevant Transaction Liens, (ii) instruct such warehouseman, bailee or agent to hold all such Collateral for the Administrative Agent’s account subject to the Administrative Agent’s instructions (which shall permit such Collateral to be removed by such Grantor in the ordinary course of business until the Administrative Agent notifies such warehouseman, bailee or agent that a Default has occurred and is continuing), (iii) use commercially reasonable efforts to cause such warehouseman, bailee or agent to Authenticate a Record acknowledging that it holds possession of such Collateral for the Administrative Agent’s benefit and (iv) make such Authenticated Record available to the Administrative Agent.

(e) Such Grantor will not sell, lease, exchange, assign or otherwise dispose of, or grant any option with respect to, any of its Collateral; provided that such Grantor may do any of the foregoing unless (i) doing so would violate a covenant in the Credit Agreement or (ii) a Default shall have occurred and be continuing and either (A) the Administrative Agent shall have notified such Grantor that its right to do so is terminated, suspended or otherwise limited or (B) the maturity of any or all of the Secured Obligations shall have been accelerated. Concurrently with any sale, lease or other disposition (except a sale or disposition to another Grantor or a lease) permitted by the foregoing proviso, the Transaction Liens on the assets sold or disposed of (but not in any Proceeds arising from such sale or disposition) will be released and cease immediately without any action by the Administrative Agent or any other Secured Party. The Administrative Agent will, at the Borrower’s expense, execute and deliver to the relevant Grantor such documents as such Grantor shall reasonably request to evidence the fact that any asset so sold or disposed of is no longer subject to a Transaction Lien.

(f) Such Grantor will, promptly upon request, provide to the Administrative Agent all information and evidence concerning such Grantor’s Collateral that the Administrative Agent may reasonably request from time to time to enable it to enforce the provisions of the Security Documents.

(g) Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 7.01(a)(ii) of the Credit Agreement, the Borrower shall deliver to the Administrative Agent a certificate executed by its chief legal officer and an Authorized Officer of the Borrower certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings or continuations thereof, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (a) of this Section 5 to the extent necessary to protect and perfect the security interests granted hereunder for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

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SECTION 6 Recordable Intellectual Property. Each Grantor covenants as follows:

(a) On the Closing Date (in the case of an Original Grantor) or the date on which it signs and delivers its first Guarantee and Collateral Agreement Supplement (in the case of any other Grantor), such Grantor will sign and deliver to the Administrative Agent IP Security Agreements with respect to all Recordable Intellectual Property then owned by it or, for Licenses, to which it is a party. Within 30 days after each fiscal quarter thereafter, it will sign and deliver to the Administrative Agent an appropriate IP Security Agreement covering any Recordable Intellectual Property owned by it or, for Licenses, to which it is a party on the end of such fiscal quarter that is not covered by any previous IP Security Agreement so signed and delivered by it. In each case, it will promptly make all Intellectual Property Filings necessary to record the Transaction Liens on such Recordable Intellectual Property.

(b) Such Grantor will notify the Administrative Agent promptly if it knows that any application or registration relating to any Recordable Intellectual Property owned or licensed by it that is material to its business may become abandoned or dedicated to the public, or of any adverse, final and non-appealed determination (including any final and non-appealed adverse determination in any proceeding in the United States Copyright Office, the United States Patent and Trademark Office or any court) regarding such Grantor’s ownership of such Recordable Intellectual Property, its right to register or patent the same, or its right to keep and maintain the same. If any of such Grantor’s rights to any Recordable Intellectual Property are infringed, misappropriated or diluted in any material respect by a third party, such Grantor will notify the Administrative Agent within 30 days after it learns thereof and will, unless such Grantor shall reasonably determine that such action would be of negligible value, economic or otherwise, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Recordable Intellectual Property.

(c) Upon the occurrence and during the continuance of a Default, if requested by Administrative Agent, each Grantor shall use commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each Copyright License, Patent License or Trademark License that constitutes Recordable Intellectual Property under which such Grantor is a licensee to effect the assignment of all such Grantor’s right, title and interest thereunder to the Administrative Agent, for the ratable benefit of the Secured Parties, or its designee.

SECTION 7 Investment Property. Each Grantor represents, warrants and covenants as follows:

(a) Certificated Securities. On the Closing Date (in the case of an Original Grantor) or the date on which it signs and delivers its first Guarantee and Collateral Agreement Supplement (in the case of any other Grantor), such Grantor will deliver to the Administrative Agent as Collateral hereunder all certificates representing Pledged Certificated Securities then owned by such Grantor. Thereafter, whenever such Grantor acquires any other certificate representing a Pledged Certificated Security, such Grantor will promptly deliver such certificate to the Administrative Agent as Collateral hereunder. For the avoidance of doubt, the provisions of this subsection are subject to the limitation set forth in Section 7(j).

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(b) [Reserved].

(c) Security Entitlements. On the Closing Date (in the case of an Original Grantor) or the date on which it signs and delivers its first Guarantee and Collateral Agreement Supplement (in the case of any other Grantor), such Grantor will, with respect to each Security Entitlement then owned by it, enter into (and cause the relevant Securities Intermediary to enter into) a Securities Account Control Agreement in respect of such Security Entitlement and the Securities Account to which the underlying Financial Asset is credited and will deliver such Securities Account Control Agreement to the Administrative Agent (which shall enter into the same); provided, however, that obligations set forth in this Section shall not apply to Excluded Accounts, Financial Assets credited thereto or to related Security Entitlements. Thereafter, whenever such Grantor acquires any other Security Entitlement, such Grantor will, as promptly as practicable, cause the underlying Financial Asset to be credited to a Controlled Securities Account.

(d) Perfection as to Certificated Securities. When such Grantor delivers the certificate representing any Pledged Certificated Security owned by it to the Administrative Agent and complies with Section 7(h) in connection with such delivery, (i) the Transaction Lien on such Pledged Certificated Security will be perfected, subject to no prior Liens or rights of others (other than Permitted Liens), (ii) the Administrative Agent will have Control of such Pledged Certificated Security and (iii) assuming Administrative Agent does not have notice of any adverse claim to such Pledged Certificated Security, the Administrative Agent will be a protected purchaser (within the meaning of UCC Section 8-303) thereof.

(e) [Reserved].

(f) Perfection as to Security Entitlements. So long as the Financial Asset underlying any Security Entitlement owned by such Grantor is credited to a Controlled Securities Account, (i) the Transaction Lien on such Security Entitlement will be perfected, subject to no prior Liens or rights of others (except Liens and rights of the relevant Securities Intermediary that are Permitted Liens), (ii) the Administrative Agent will have Control of such Security Entitlement and (iii) assuming Administrative Agent acquires such Security Entitlement without notice of any adverse claim thereto, no action based on an adverse claim to such Security Entitlement or such Financial Asset, whether framed in conversion, replevin, constructive trust, equitable lien or other theory, may be asserted against the Administrative Agent or any other Secured Party.

(g) Agreement as to Applicable Jurisdiction. In respect of all Security Entitlements owned by such Grantor, and all Securities Accounts to which the related Financial Assets are credited, the Securities Intermediary’s jurisdiction (determined as provided in UCC Section 8-110(e)) will at all times be located in the United States.

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(h) Delivery of Pledged Certificates. All certificates representing Pledged Certificated Securities, when delivered to the Administrative Agent, will be in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately guaranteed, all in form and substance reasonably satisfactory to the Administrative Agent.

(i) Communications. Each Grantor will promptly give to the Administrative Agent copies of any notices and other communications received by it with respect to (i) Pledged Securities registered in the name of such Grantor or its nominee and (ii) Pledged Security Entitlements as to which such Grantor is the Entitlement Holder.

(j) Certificated Securities Constituting Excluded Assets. For the avoidance of doubt, no Grantor will be obligated to comply with the provisions of this Section at any time with respect to any Certificated Security if and to the extent (but only to the extent) that such Certificated Security constitutes an Excluded Asset as defined in Section 3(a) and/or the comparable provisions of one or more Guarantee and Collateral Agreement Supplements.

(k) Compliance with Applicable Foreign Laws. If and so long as the Collateral includes (i) any Equity Interest in, or other Investment Property issued by, a legal entity organized under the laws of a jurisdiction outside the United States or (ii) any Security Entitlement in respect of a Financial Asset issued by such a foreign legal entity, the relevant Grantor will upon request of the Administrative Agent take all such action as may be required under the laws of such foreign jurisdiction to ensure that the Transaction Lien on such Collateral ranks prior to all Liens and rights of others therein other than Liens permitted pursuant to Section 7.03(b)(vii) of the Credit Agreement.

(l) Certification of Limited Liability Company and Partnership Interests. Any limited liability company and any partnership controlled by any Grantor shall either (a) not include in its operative documents any provision that any Equity Interests in such limited liability company or such partnership be a “security” as defined under Article 8 of the Uniform Commercial Code, or (b) certificate any Capital Stock in any such limited liability company or such partnership. To the extent an interest in any limited liability company or partnership controlled by any Grantor and pledged hereunder is certificated or becomes certificated, each such certificate shall be delivered to the Administrative Agent pursuant to Section 7(a) (subject to Section 7(j)) and such Grantor shall fulfill all other requirements under Section 7 applicable in respect thereof.

SECTION 8 Deposit Accounts. Each Grantor represents, warrants and covenants as follows:

(a) All cash owned by such Grantor will be deposited, upon or promptly after the receipt thereof, in one or more Controlled Deposit Accounts or in an Excluded Account.

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(b) In respect of each Controlled Deposit Account, the Depositary Bank’s jurisdiction (determined as provided in UCC Section 9-304) will at all times be a jurisdiction in which Article 9 of the Uniform Commercial Code is in effect.

(c) So long as the Administrative Agent has Control of a Controlled Deposit Account, the Transaction Lien on such Controlled Deposit Account will be perfected, subject to no prior Liens or rights of others (except any Permitted Liens and the Depositary Bank’s right to deduct its normal operating charges and any uncollected funds previously credited thereto).

(d) [Reserved.]

SECTION 9 [Reserved]

SECTION 10 Commercial Tort Claims. Each Grantor represents, warrants and covenants as follows:

(a) In the case of an Original Grantor, Schedule 4 accurately describes, with the specificity required to satisfy Official Comment 5 to UCC Section 9-108, each Material Commercial Tort Claim with respect to which such Original Grantor is the claimant as of the Closing Date. In the case of any other Grantor, Schedule 4 to its first Guarantee and Collateral Agreement Supplement will accurately describe, with the specificity required to satisfy said Official Comment 5, each Material Commercial Tort Claim with respect to which such Grantor is the claimant as of the date on which it signs and delivers such Guarantee and Collateral Agreement Supplement.

(b) If any Grantor acquires a Material Commercial Tort Claim after the Closing Date (in the case of an Original Grantor) or the date on which it signs and delivers its first Guarantee and Collateral Agreement Supplement (in the case of any other Grantor), such Grantor will promptly sign and deliver to the Administrative Agent a Guarantee and Collateral Agreement Supplement granting a security interest in such Commercial Tort Claim (which shall be described therein with the specificity required to satisfy said Official Comment 5) to the Administrative Agent for the benefit of the Secured Parties.

SECTION 11 Transfer Of Record Ownership. At any time when a Default shall have occurred and be continuing, the Administrative Agent may (and to the extent that action by it is required, the relevant Grantor, if directed to do so by the Administrative Agent, will as promptly as practicable) cause each of the Pledged Securities (or any portion thereof specified in such direction) to be transferred of record into the name of the Administrative Agent or its nominee. Each Grantor will take any and all actions reasonably requested by the Administrative Agent to facilitate compliance with this Section 11. The Administrative Agent will promptly give to the relevant Grantor copies of any notices and other communications received by the Administrative Agent with respect to Pledged Securities registered in the name of the Administrative Agent or its nominee.

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SECTION 12 Right to Vote Securities; Right to Insurance Proceeds. (a) Unless a Default shall have occurred and be continuing, each Grantor will have the right, from time to time, to vote and to give consents, ratifications and waivers with respect to any Pledged Security owned by it and the Financial Asset underlying any Pledged Security Entitlement owned by it, and the Administrative Agent will, upon receiving a written request from such Grantor, as promptly as practicable, deliver to such Grantor or as specified in such request such proxies, powers of attorney, consents, ratifications and waivers in respect of any such Pledged Security that is registered in the name of, or held by, the Administrative Agent or its nominee or any such Pledged Security Entitlement as to which the Administrative Agent or its nominee is the Entitlement Holder, in each case as shall be specified in such request and be in form and substance reasonably satisfactory to the Administrative Agent.

(a) If a Default shall have occurred and be continuing, after written notice from the Administrative Agent to such Grantor, the Administrative Agent will have the exclusive right to the extent permitted by law to vote, to give consents, ratifications and waivers and to take any other action with respect to the Pledged Investment Property, the other Pledged Equity Interests and the Financial Assets underlying the Pledged Security Entitlements, with the same force and effect as if the Administrative Agent were the absolute and sole owner thereof, and each Grantor will take all such action as the Administrative Agent may reasonably request from time to time to give effect to such right.

(b) Upon the receipt by Administrative Agent of a request from a Grantor that the Administrative Agent (i) turn over the proceeds of any policy of insurance of such Grantor on which the Administrative Agent is named as a loss payee for the benefit of the Secured Parties, or (ii) provide written instructions to the related insurer directing the insurer to pay the proceeds thereof directly to such Grantor or its designee, Administrative Agent shall promptly turn over such proceeds or provide such written instructions in accordance with the request of such Grantor, unless and to the extent (x) such proceeds are required to be applied to the repayment of the Obligations under the Credit Agreement at such time or (y) a Default shall have occurred and be continuing.

SECTION 13 Cash Distributions. Notwithstanding anything set forth herein to the contrary, unless a Default has occurred and is continuing, each Grantor will have the right to receive and retain all Cash Distributions with respect to assets held in a Collateral Account In the absence of a Default, assets held in any Collateral Account may, until withdrawn, be invested and reinvested in such Permitted Investments as the relevant Grantor shall request from time to time; provided that if a Default shall have occurred and be continuing, the Administrative Agent may select such Permitted Investments. Cash Distributions with respect to any Pledged Equity Interest or Pledged Indebtedness that is not held in a Collateral Account (whether held in the name of a Grantor or in the name of the Administrative Agent or its nominee) shall be deposited, promptly upon receipt thereof, in a Controlled Deposit Account of the relevant Grantor.

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SECTION 14 Remedies upon Default. (a) If a Default shall have occurred and be continuing, the Administrative Agent may exercise (or cause its sub-agents to exercise) any or all of the remedies available to it (or to such sub-agents) under the Security Documents.

(a) Without limiting the generality of the foregoing, if a Default shall have occurred and be continuing, the Administrative Agent may exercise on behalf of the Secured Parties all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) with respect to any Personal Property Collateral and, in addition, the Administrative Agent may, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, sell or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Administrative Agent may deem commercially reasonable, irrespective of the impact of any such sales on the market price of the Collateral. To the maximum extent permitted by applicable law, any Secured Party may be the purchaser of any or all of the Collateral at any such sale and (with the consent of the Administrative Agent, which may be withheld in its commercially reasonable discretion) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply all of any part of the Secured Obligations as a credit on account of the purchase price of any Collateral payable at such sale. Upon any such sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Administrative Agent shall not be obliged to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the maximum extent permitted by law, each Grantor hereby waives any claim against any Secured Party arising because the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Administrative Agent accepts the first offer received and does not offer such Collateral to more than one offeree. The Administrative Agent may disclaim any warranty, as to title or as to any other matter, in connection with such sale or other disposition, and its doing so shall not be considered adversely to affect the commercial reasonableness of such sale or other disposition.

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(b) If the Administrative Agent sells any of the Collateral upon credit, the Grantors will be credited only with payment actually made by the purchaser, received by the Administrative Agent and applied in accordance with Section 15 hereof. In the event the purchaser fails to pay for the Collateral, the Administrative Agent may resell the same, subject to the same rights and duties set forth herein.

(c) Notice of any such sale or other disposition shall be given to the relevant Grantor(s) as (and if) required by applicable law and/or Section 17.

(d) For the purpose of enabling the Administrative Agent to exercise rights and remedies under this Agreement at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Administrative Agent an irrevocable (until all of the Release Conditions have been satisfied), worldwide license (exercisable without payment of royalty or other compensation to the Grantors and subject to any prior rights granted by such Grantor to third parties) to use, improve, sell, copy, distribute, perform, make derivative works, publish, and exploit, with rights to license or sublicense, any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs (solely to the extent permitted by the relevant licenses therefor) used for the compilation or printout thereof. The use of such license by the Administrative Agent may be exercised only upon the occurrence and during the continuation of a Default; provided, however, that any license, sublicense or other transaction entered into by the Administrative Agent in accordance herewith shall be binding upon each Grantor notwithstanding any subsequent cure of a Default.

(e) The foregoing provisions of this Section shall not apply to Real Property Collateral other than Fixtures as to which such provisions shall apply to the extent such Fixtures are governed by Article 9 of the UCC.

SECTION 15 Application of Proceeds.

(a) If at any time any portion of any monies collected or received by the Administrative Agent would, but for the provisions of this Section 15(a), be payable pursuant to Section 12.03 of the Credit Agreement in respect of a Contingent Secured Obligation, the Administrative Agent shall not apply any monies to pay such Contingent Secured Obligation but instead shall request the holder thereof, at least 10 days before each proposed distribution hereunder, to notify the Administrative Agent as to the maximum amount of such Contingent Secured Obligation if then ascertainable (e.g., in the case of a letter of credit, the maximum amount available for subsequent drawings thereunder). If the holder of such Contingent Secured Obligation does not notify the Administrative Agent of the maximum ascertainable amount thereof at least two Business Days before such distribution, such holder will not be entitled to share in such distribution. If such holder does so notify the Administrative Agent as to the maximum ascertainable amount thereof, the Administrative Agent will allocate to such holder a portion of the monies to be distributed in such distribution, calculated as if such Contingent Secured Obligation were outstanding in such maximum ascertainable amount. However, the Administrative Agent will not apply such portion of such monies to pay such Contingent Secured

25

Obligation, but instead will hold such monies or invest such monies in Permitted Investments. All such monies and Permitted Investments and all proceeds thereof will constitute Collateral hereunder, but will be subject to distribution in accordance with this Section 15(a) rather than Section 12.03 of the Credit Agreement. The Administrative Agent will hold all such monies and Permitted Investments and the net proceeds thereof in trust until all or part of such Contingent Secured Obligation becomes a Non-Contingent Secured Obligation, whereupon the Administrative Agent at the request of the relevant Secured Party will apply the amount so held in trust to pay such Non-Contingent Secured Obligation; provided that, if the other Secured Obligations theretofore paid pursuant to the same clause of Section 12.03 of the Credit Agreement were not paid in full, the Administrative Agent will apply the amount so held in trust to pay the same percentage of such Non-Contingent Secured Obligation as the percentage of such other Secured Obligations theretofore paid pursuant to the same clause of Section 12.03 of the Credit Agreement. If (i) the holder of such Contingent Secured Obligation shall advise the Administrative Agent that no portion thereof remains in the category of a Contingent Secured Obligation and (ii) the Administrative Agent still holds any amount held in trust pursuant to this Section 15(a) in respect of such Contingent Secured Obligation (after paying all amounts payable pursuant to the preceding sentence with respect to any portions thereof that became Non-Contingent Secured Obligations), such remaining amount will be applied by the Administrative Agent in the order of priorities set forth in Section 12.03 of the Credit Agreement.

(b) In making the payments and allocations required by this Section 15 and Section 12.03 of the Credit Agreement, the Administrative Agent may rely upon information supplied to it pursuant to Section 19(c). All distributions made by the Administrative Agent pursuant to this Section 15 and Section 12.03 of the Credit Agreement shall be final (except in the event of manifest error) and the Administrative Agent shall have no duty to inquire as to the application by any Secured Party of any amount distributed to it.

SECTION 16 Fees and Expenses; Indemnification. (a) The Borrower will forthwith upon demand pay to the Administrative Agent:

(i) the amount of any taxes that the Administrative Agent may have been required to pay by reason of the Transaction Liens or to free any Collateral from any other Lien thereon;

(ii) the amount of any and all reasonable and documented out-of-pocket fees, charges and disbursements of (A) one primary counsel for the Administrative Agent and its Affiliates and (B) any local counsel to the Secured Parties retained by the Administrative Agent, limited to one local counsel in each relevant jurisdiction, that the Administrative Agent may incur in connection with (x) the administration or enforcement of the Security Documents, including such expenses as are incurred to preserve the value of the Collateral or the validity, perfection, rank or value of any Transaction Lien, (y) the collection, sale or other disposition of any Collateral or (z) the exercise by the Administrative Agent of any of its rights or powers under the Security Documents;

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(iii) the amount of any fees that the Borrower shall have agreed in writing to pay to the Administrative Agent and that shall have become due and payable in accordance with such written agreement; and

(iv) the amount required to defend, protect, indemnify and hold harmless the Administrative Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding, whether or not the Administrative Agent shall be designated a party thereto), whether or not arising in connection with any third party claim, imposed on, incurred by, or asserted against the Administrative Agent in any manner relating to or arising out of the Security Documents, except to the extent that such loss, liability or expense is caused by or results from the Administrative Agent’s willful misconduct or gross negligence with respect to the Security Documents, as determined by the final non-appealed judgment of a court of competent jurisdiction (after giving effect to Sections 18 and 21).

(b) If any transfer tax, documentary stamp tax or other tax is payable in connection with any transfer or other transaction provided for in the Security Documents, the Borrower will pay such tax and provide any required tax stamps to the Administrative Agent or as otherwise required by law.

(c) The Borrower shall indemnify each Indemnitee (as defined in the Credit Agreement) as provided in Section 10.07(b) of the Credit Agreement. Without limiting the generality of the foregoing, each Grantor waives all rights for contribution and all other rights of recovery with respect to liabilities, losses, damages, costs and expenses arising under or related to Environmental, Health or Safety Requirements of Law that it might have by statute or otherwise against any Indemnitee.

SECTION 17 Authority to Administer Collateral.

(a) Each Grantor irrevocably appoints the Administrative Agent its true and lawful attorney, with full power of substitution, in the name of such Grantor, any Secured Party or otherwise, for the sole use and benefit of the Secured Parties, but at the Borrower’s expense, to the extent permitted by law to exercise, at any time and from time to time while a Default shall have occurred and be continuing, all or any of the following powers with respect to all or any of such Grantor’s Collateral:

(i) to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof,

(ii) to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,

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(iii) to sell, lease, license, sublicense or otherwise dispose of the same or the proceeds or avails thereof, as fully and effectually as if the Administrative Agent were the absolute owner thereof, and

(iv) to extend the time of payment of any or all thereof and to make any allowance or other adjustment with reference thereto;

provided that, except in the case of Personal Property Collateral that is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Administrative Agent will give the relevant Grantor at least 15 days’ prior written notice of the time and place of any public sale thereof or the time after which any private sale or other intended disposition thereof will be made. Any such notice shall (v) contain the information specified in UCC Section 9-613, (vi) be Authenticated and (vii) be sent to the parties required to be notified pursuant to UCC Section 9-611(c); provided that, if the Administrative Agent fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of law under the UCC.

(b) The foregoing provisions of this Section shall not apply to Real Property Collateral other than Fixtures as to which such provisions shall apply to the extent such Fixtures are governed by Article 9 of the UCC.

SECTION 18 Limitation on Duty in Respect of Collateral. Beyond the exercise of reasonable care in the custody and preservation thereof, the Administrative Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any sub-agent or bailee or any income therefrom or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Administrative Agent will be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or control if such Collateral is accorded treatment substantially equal to that which it accords its own property, and will not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of any act or omission of any sub-agent or bailee selected by the Administrative Agent in good faith, except to the extent that such liability arises from the Administrative Agent’s gross negligence or willful misconduct.

SECTION 19 General Provisions Concerning the Administrative Agent.

(a) The provisions of Article 11 of the Credit Agreement shall inure to the benefit of the Administrative Agent, and shall be binding upon all Grantors and all Secured Parties, in connection with this Agreement and the other Security Documents. Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Security Documents that the Administrative Agent is required in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.03 of the Credit Agreement), and (iii) except as

28

expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to any Grantor that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be responsible for the existence, genuineness or value of any Collateral or for the validity, perfection, priority or enforceability of any Transaction Lien, whether impaired by operation of law or by reason of any action or omission to act on its part under the Security Documents. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Secured Party.

(b) Sub-Agents and Related Parties. The Administrative Agent may perform any of its duties and exercise any of its rights and powers through one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any of its duties and exercise any of its rights and powers through its Related Parties. The exculpatory provisions of Section 18 and this Section 19 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent.

(c) Information as to Secured Obligations and Actions by Secured Parties. For all purposes of the Security Documents, including determining the amounts of the Secured Obligations and whether a Secured Obligation is a Contingent Secured Obligation or not, or whether any action has been taken under any Secured Agreement, the Administrative Agent will be entitled to rely on information from (i) its own records for information as to the Credit Parties, their Secured Obligations and actions taken by them, (ii) any Secured Party for information as to its Secured Obligations and actions taken by it, to the extent that the Administrative Agent has not obtained such information from its own records, and (iii) the Borrower, to the extent that the Administrative Agent has not obtained information from the foregoing sources.

(d) Refusal to Act. The Administrative Agent may refuse to act on any notice, consent, direction or instruction from any Secured Parties or any agent, trustee or similar representative thereof that, in the Administrative Agent’s opinion, (i) is contrary to law or the provisions of any Security Document, (ii) may expose the Administrative Agent to liability (unless the Administrative Agent shall have been indemnified, to its reasonable satisfaction, for such liability by the Secured Parties that gave such notice, consent, direction or instruction) or (iii) is unduly prejudicial to Secured Parties not joining in such notice, consent, direction or instruction.

SECTION 20 Termination of Transaction Liens; Release of Collateral. (a) The Transaction Liens granted by each Guarantor shall terminate when its Secured Guarantee is released pursuant to Section 2(c).

(b) The Transaction Liens granted by the Borrower shall terminate when all the Release Conditions are satisfied.

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(c) At any time before the Transaction Liens granted by the Borrower terminate, the Administrative Agent may, at the written request of the Borrower, (i) release any Collateral (but not all or substantially all the Collateral) with the prior written consent of the Required Lenders, (ii) release all or substantially all the Collateral with the prior written consent of all Lenders (except as expressly provided in Section 10.14 of the Credit Agreement (including any such release by the Administrative Agent in connection with any sale or other disposition of the Collateral upon the exercise of remedies under the Collateral Documents)).

(d) Upon any termination of a Transaction Lien or release of Collateral, the Administrative Agent will, at the expense of the relevant Grantor, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence the termination of such Transaction Lien or the release of such Collateral, as the case may be and shall perform such other actions reasonably requested by such Grantor to effect such release, including delivery of certificates, securities and instruments. Any execution and delivery of documents pursuant to this Section 20 shall be without recourse to or warranty by the Administrative Agent.

SECTION 21 Additional Guarantors and Grantors. Any Subsidiary may become a party hereto by signing and delivering to the Administrative Agent a Guarantee and Collateral Agreement Supplement, whereupon such Subsidiary shall become a “Guarantor” and a “Grantor” as defined herein.

SECTION 22 [Reserved].

SECTION 23 Notices. Each notice, request or other communication given to any party hereunder shall be given in accordance with Section 14.01 of the Credit Agreement, and in the case of any such notice, request or other communication to a Grantor other than the Borrower, shall be given to it in care of the Borrower.

SECTION 24 No Implied Waivers; Remedies Not Exclusive. No failure by the Administrative Agent or any Secured Party to exercise, and no delay in exercising and no course of dealing with respect to, any right or remedy under any Security Document shall operate as a waiver thereof; nor shall any single or partial exercise by the Administrative Agent or any Secured Party of any right or remedy under any Loan Document preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies specified in the Loan Documents are cumulative and are not exclusive of any other rights or remedies provided by law.

SECTION 25 Successors and Assigns. This Agreement is for the benefit of the Administrative Agent and the Secured Parties. If all or any part of any Secured Party’s interest in any Secured Obligation is assigned or otherwise transferred, the transferor’s rights hereunder, to the extent applicable to the obligation so transferred, shall be automatically transferred with such obligation. This Agreement shall be binding on the Grantors and their respective successors and assigns.

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SECTION 26 Amendments and Waivers. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent, with the consent of such Lenders as are required to consent thereto under Section 9.03 of the Credit Agreement. No such waiver, amendment or modification shall (i) be binding upon any Grantor, except with its written consent, or (ii) affect the rights of a Secured Party (other than a Lender) hereunder more adversely than it affects the comparable rights of the Lenders hereunder, without the consent of such Secured Party.

SECTION 27 Choice of Law. THE ADMINISTRATIVE AGENT ACCEPTS THIS AGREEMENT, ON BEHALF OF ITSELF AND THE SECURED PARTIES, AT NEW YORK, NEW YORK BY ACKNOWLEDGING AND AGREEING TO IT THERE. ANY DISPUTE BETWEEN THE BORROWER AND THE ADMINISTRATIVE AGENT, ANY SECURED PARTY OR ANY OTHER HOLDER OF OBLIGATIONS ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

SECTION 28 Waiver of Jury Trial; Exclusive Jurisdiction. (a) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(b) EACH OF THE PARTIES HERETO AGREES THAT ALL DISPUTES AMONG THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED EXCLUSIVELY IN THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE OR FEDERAL COURT LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, AND EACH PARTY HERETO AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF, AND TO VENUE IN, SUCH COURT.

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SECTION 29 Severability. Any provision in any Security Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Security Documents are declared to be severable.

SECTION 30 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Non-ECP Guarantor to honor all of its obligations under this Agreement in respect of Swap Obligations that would otherwise be Excluded Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 30 for the maximum amount of such liability that can be incurred with respect to such Swap Obligations, and otherwise subject to the limitations on the obligations of Guarantors contained in this Agreement, without rendering its obligations under this Section 30, or otherwise under this Agreement voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). This Section 30 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Non-ECP Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Remainder of This Page Intentionally Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Initial Borrower:

ENERGIZER GAMMA ACQUISITION, INC.

By:
Name:
Title:

Borrower:

ENERGIZER HOLDINGS, INC.

By:
Name:
Title:

Guarantors:

[NAMES OF SUBSIDIARY GUARANTORS]

By:
Name:
Title:

Administrative Agent:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Signature Page to Guarantee and Collateral Agreement

SCHEDULE 1

EQUITY INTERESTS IN SUBSIDIARIES AND AFFILIATES

OWNED BY ORIGINAL GRANTORS

(as of the Closing Date)

Issuer	Jurisdiction of Organization	Owner of Equity Interest	Certificate Number	Percentage Owned	Number of Shares or Units

S-1-1

SCHEDULE 2

INVESTMENT PROPERTY

(other than Equity Interests in Subsidiaries and Affiliates)

OWNED BY ORIGINAL GRANTORS

(as of the Closing Date)

PART 1 — Securities

Issuer	Jurisdiction of Organization	Owner of Securities	Amount Owned	Type of Security

PART 2 — Securities Accounts

The Original Grantors own Security Entitlements with respect to Financial Assets credited to the following Securities Accounts:1

Owner	Securities Intermediary	Account Number

[1]

If any such Securities Account holds material long-term investments and is not a trading account, more detailed information as to such investments could appropriately be required to be disclosed in this Schedule.

S-2-1

SCHEDULE 3

ORGANIZATIONAL INFORMATION

(as of the Closing Date)

Legal Name	Type of Organization	Jurisdiction of Organization	Jurisdiction(s) Where Qualified to Transact Business as a Foreign Corporation	Federal Tax Identification Number

S-3-1

SCHEDULE 4

MATERIAL COMMERCIAL TORT CLAIMS

[Describe each existing Material Commercial Tort Claim with the specificity required to satisfy Official Comment 5 to UCC Section 9-108.]

S-4-1

SCHEDULE 5

OTHER SECURED OBLIGATIONS2

[2]

If amounts other than principal and interest (such as fees or indemnities) are payable in connection with any obligation listed in this Schedule and are to be secured, this Schedule or the definition of “Secured Obligations” in Section 1 should so state.

S-5-1

EXHIBIT A

to Guarantee and Collateral Agreement

GUARANTEE AND COLLATERAL AGREEMENT SUPPLEMENT

GUARANTEE AND COLLATERAL AGREEMENT SUPPLEMENT dated as of _______, ____, between [NAME OF GRANTOR] (the “Grantor”) and JPMorgan Chase Bank, N.A., as Administrative Agent.

WHEREAS, Energizer Gamma Acquisition, Inc., Energizer Holdings, Inc., the Guarantors party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, are parties to a Guarantee and Collateral Agreement dated as of January [2], 2019 (as heretofore amended and/or supplemented, the “Security Agreement”) under which Energizer Holdings, Inc. secures certain of its obligations (the “Secured Obligations”) and the Guarantors guarantee the Secured Obligations and secure their respective guarantees thereof;

WHEREAS, [name of Grantor] desires to become [is] a party to the Security Agreement as a Guarantor and Grantor thereunder;1 and

WHEREAS, terms defined in the Security Agreement (or whose definitions are incorporated by reference in Section 1 of the Security Agreement) and not otherwise defined herein have, as used herein, the respective meanings provided for therein;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Secured Guarantee.2 The Grantor unconditionally guarantees the full and punctual payment of each Secured Obligation when due (whether at stated maturity, upon acceleration or otherwise). The Grantor acknowledges that, by signing this Guarantee and Collateral Agreement Supplement and delivering it to the Administrative Agent, the Grantor becomes a “Guarantor” and “Grantor” for all purposes of the Security Agreement and that its obligations under the foregoing Secured Guarantee are subject to all the provisions of the Security Agreement (including those set forth in Section 2 thereof) applicable to the obligations of a Guarantor thereunder.

2. [Reserved].

3. Delivery of Collateral. Concurrently with delivering this Guarantee and Collateral Agreement Supplement to the Administrative Agent, the Grantor is complying with the provisions of Section 7 of the Security Agreement with respect to Investment Property, in each case if and to the extent included in the New Collateral at such time.

[1]	If the Grantor is the Borrower, delete this recital and Section 1 hereof.
[2]	Delete this Section if the Grantor is the Borrower or a Guarantor that is already a party to the Security Agreement.

4. Party to Security Agreement. Upon delivering this Guarantee and Collateral Agreement Supplement to the Administrative Agent, the Grantor will become a party to the Security Agreement and will thereafter have all the rights and obligations of a Guarantor and a Grantor thereunder and be bound by all the provisions thereof as fully as if the Grantor were one of the original parties thereto.3

5. Representations and Warranties. (a) The execution and delivery of this Guarantee and Collateral Agreement Supplement by the Grantor and the performance by it of its obligations under the Security Agreement as supplemented hereby are within its corporate or other powers, have been duly authorized by all necessary corporate or other action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of its organizational documents, or of any agreement, judgment, injunction, order, decree or other instrument binding upon it or result in the creation or imposition of any Lien (except a Transaction Lien) on any of its assets.

(b) The Security Agreement as supplemented hereby constitutes a valid and binding agreement of the Grantor, enforceable in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting creditors’ rights generally and (ii) general principles of equity.

(c) Each of the representations and warranties set forth in Sections 4 through 11 of the Security Agreement is true as applied to the Grantor and the New Collateral. For purposes of the foregoing sentence, references in said Sections to a “Grantor” shall be deemed to refer to the Grantor, references to Schedules to the Security Agreement shall be deemed to refer to the corresponding Schedules to this Guarantee and Collateral Agreement Supplement, references to “Collateral” shall be deemed to refer to the New Collateral, and references to the “Closing Date” shall be deemed to refer to the date on which the Grantor signs and delivers this Guarantee and Collateral Agreement Supplement.

6. Governing Law. This Guarantee and Collateral Agreement Supplement shall be construed in accordance with and governed by the laws of the State of New York.

[3]	Delete Section 4 if the Grantor is already a party to the Security Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Guarantee and Collateral Agreement Supplement to be duly executed by their respective authorized officers as of the day and year first above written.

[NAME OF GRANTOR]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Schedule 1

to Guarantee and Collateral Agreement

Supplement

EQUITY INTERESTS IN SUBSIDIARIES AND AFFILIATES

OWNED BY GRANTOR

Issuer	Jurisdiction of Organization	Owner of Equity Interest	Certificate Number	Percentage Owned	Number of Shares or Units

Schedule 2

to Guarantee and Collateral Agreement

Supplement

INVESTMENT PROPERTY

(other than Equity Interests in Subsidiaries and Affiliates)

OWNED BY GRANTOR

PART 1 — Securities

Issuer	Jurisdiction of Organization	Amount Owned	Type of Security

PART 2 — Securities Accounts

The Grantor owns Security Entitlements with respect to Financial Assets credited to the following Securities Accounts:1

Securities Intermediary	Account Number

[1]

If any such Securities Account holds material long-term investments and is not a trading account, more detailed information as to such investments could appropriately be required to be disclosed in this Schedule.

Schedule 3

to Guarantee and Collateral Agreement

Supplement

ORGANIZATIONAL INFORMATION

Legal Name	Type of Organization	Jurisdiction of Organization	Jurisdiction(s) Where Qualified to Transact Business as a Foreign Corporation	Federal Tax Identification Number

EXHIBIT B

to Guarantee and Collateral Agreement

COPYRIGHT SECURITY AGREEMENT

(Copyrights, Copyright Registrations, Copyright

Applications and Copyright Licenses)

WHEREAS, [name of Grantor], a _____________ corporation1 (herein referred to as the “Grantor”) owns, or in the case of licenses is a party to, the Copyright Collateral (as defined below);

WHEREAS, Energizer Gamma Acquisition, Inc., Energizer Holdings, Inc. (the “Borrower”), the financial institutions from time to time parties thereto as lenders (the “Lenders”), the issuing banks from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) are parties to a Credit Agreement dated as of December [17], 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, pursuant to (i) a Guarantee and Collateral Agreement dated as of January [2], 2019 (as amended and/or supplemented from time to time, the “Security Agreement”) among the Borrower, the Guarantors party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Secured Parties referred to therein (in such capacity, together with its successors in such capacity, the “Grantee”), and (ii) certain other Security Documents (including this Copyright Security Agreement), the Grantor has [secured certain of its obligations (the “Secured Obligations”)]2 [guaranteed certain obligations of the Borrower and secured such guarantee (the “Grantor’s Secured Guarantee”)]3 by granting to the Grantee for the benefit of such Secured Parties a continuing security interest in personal property of the Grantor, including all right, title and interest of the Grantor in, to and under the Copyright Collateral (as defined below);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor hereby grants to the Grantee for the benefit of the Secured Parties, to secure the [Secured Obligations] [Grantor’s Secured Guarantee], a continuing security interest in all of the Grantor’s right, title and interest in, to and under the following (all of the following items or types of property being herein collectively referred to as the “Copyright Collateral”), whether now owned or existing or hereafter acquired or arising:

(i) each Copyright (as defined in the Security Agreement) owned by the Grantor, including, without limitation, each Copyright registration or application therefor referred to in Schedule 1 hereto;

[1]	Modify as needed if the Grantor is not a corporation.
[2]	Delete these bracketed words if the Grantor is a Guarantor.
[3]	Delete these bracketed words if the Grantor is the Borrower.

(ii) each exclusive Copyright License (as defined in the Security Agreement) to which the Grantor is a party, including, without limitation, each exclusive Copyright License identified in Schedule 1 hereto; and

(iii) all proceeds of, revenues from, and accounts and general intangibles arising out of, the foregoing, including, without limitation, all proceeds of and revenues from any claim by the Grantor against third parties for past, present or future infringement of any Copyright (including, without limitation, any Copyright owned by the Grantor and identified in Schedule 1), and all rights and benefits of the Grantor under any exclusive Copyright License (including, without limitation, any exclusive Copyright License identified in Schedule 1).

The Grantor irrevocably (until all of the Release Conditions are satisfied) constitutes and appoints the Grantee and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name of the Grantor or in the Grantee’s name, from time to time, in the Grantee’s discretion, so long as any Default shall have occurred and be continuing, to take with respect to the Copyright Collateral any and all appropriate action which the Grantor might take with respect to the Copyright Collateral and to execute any and all documents and instruments which may be necessary or desirable to carry out the terms of this Copyright Security Agreement and to accomplish the purposes hereof.

Except to the extent expressly permitted in the Security Agreement or the Credit Agreement, the Grantor agrees not to sell, license, exchange, assign or otherwise transfer or dispose of, or grant any rights with respect to, or mortgage or otherwise encumber, any of the Copyright Collateral.

The foregoing security interest is granted in conjunction with the security interests granted by the Grantor to the Grantee pursuant to the Security Agreement. The Grantor acknowledges and affirms that the rights and remedies of the Grantee with respect to the security interest in the Copyright Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

IN WITNESS WHEREOF, the Grantor has caused this Copyright Security Agreement to be duly executed by its officer thereunto duly authorized as of the ___ day of __________, ____.

[NAME OF GRANTOR]

By:
Name:
Title:

Acknowledged:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Schedule 1

to Copyright

Security Agreement

[NAME OF GRANTOR]

COPYRIGHT REGISTRATIONS

Registration No.	Registration Date	Title	Expiration Date

COPYRIGHT APPLICATIONS

Case No.	Serial No.	Country	Date	Filing Title

EXCLUSIVE COPYRIGHT LICENSES

Name of Agreement	Parties Licensor/Licensee	Date of Agreement	Subject Matter

EXHIBIT C

to Guarantee and Collateral Agreement

PATENT SECURITY AGREEMENT

(Patents, Patent Applications and Patent Licenses)

WHEREAS, [name of Grantor], a _____________ corporation1 (herein referred to as the “Grantor”) owns, or in the case of licenses is a party to, the Patent Collateral (as defined below);

WHEREAS, Energizer Gamma Acquisition, Inc., Energizer Holdings, Inc. (the “Borrower”), the financial institutions from time to time parties thereto as lenders (the “Lenders”), the issuing banks from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) are parties to a Credit Agreement dated as of December [17], 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, pursuant to (i) a Guarantee and Collateral Agreement dated as of January [2], 2019 (as amended and/or supplemented from time to time, the “Security Agreement”) among the Borrower, the Guarantors party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Secured Parties referred to therein (in such capacity, together with its successors in such capacity, the “Grantee”), and (ii) certain other Security Documents (including this Patent Security Agreement), the Grantor has [secured certain of its obligations (the “Secured Obligations”)]2 [guaranteed certain obligations of the Borrower and secured such guarantee (the “Grantor’s Secured Guarantee”)]3 by granting to the Grantee for the benefit of such Secured Parties a continuing security interest in personal property of the Grantor, including all right, title and interest of the Grantor in, to and under the Patent Collateral (as defined below);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor hereby grants to the Grantee for the benefit of the Secured Parties, to secure the [Secured Obligations] [Grantor’s Secured Guarantee], a continuing security interest in all of the Grantor’s right, title and interest in, to and under the following (all of the following items or types of property being herein collectively referred to as the “Patent Collateral”), whether now owned or existing or hereafter acquired or arising:

(i) each Patent (as defined in the Security Agreement) owned by the Grantor, including, without limitation, each Patent referred to in Schedule 1 hereto;

[1]	Modify as needed if the Grantor is not a corporation.
[2]	Delete these bracketed words if the Grantor is a Guarantor.
[3]	Delete these bracketed words if the Grantor is the Borrower.

(ii) each Patent License (as defined in the Security Agreement) to which the Grantor is a party, including, without limitation, each Patent License identified in Schedule 1 hereto; and

(iii) all proceeds of and revenues from the foregoing, including, without limitation, all proceeds of and revenues from any claim by the Grantor against third parties for past, present or future infringement of any Patent owned by the Grantor (including, without limitation, any Patent identified in Schedule 1 hereto) and all rights and benefits of the Grantor under any Patent License (including, without limitation, any Patent License identified in Schedule 1 hereto).

The Grantor irrevocably (until all of the Release Conditions are satisfied) constitutes and appoints the Grantee and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name of the Grantor or in the Grantee’s name, from time to time, in the Grantee’s discretion, so long as any Default shall have occurred and be continuing, to take with respect to the Patent Collateral any and all appropriate action which the Grantor might take with respect to the Patent Collateral and to execute any and all documents and instruments which may be necessary or desirable to carry out the terms of this Patent Security Agreement and to accomplish the purposes hereof.

Except to the extent expressly permitted in the Security Agreement or the Credit Agreement, the Grantor agrees not to sell, license, exchange, assign or otherwise transfer or dispose of, or grant any rights with respect to, or mortgage or otherwise encumber, any of the Patent Collateral.

The foregoing security interest is granted in conjunction with the security interests granted by the Grantor to the Grantee pursuant to the Security Agreement. The Grantor acknowledges and affirms that the rights and remedies of the Grantee with respect to the security interest in the Patent Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

IN WITNESS WHEREOF, the Grantor has caused this Patent Security Agreement to be duly executed by its officer thereunto duly authorized as of the ____ day of ____________, ____.

[NAME OF GRANTOR]

By:
Name:
Title:

Acknowledged:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Schedule 1

to Patent

Security Agreement

[NAME OF GRANTOR]

U.S. PATENTS

Patent No.	Issued	Expiration	Title

U.S. PATENT APPLICATIONS

App. No.	Publication No.	Filing Date	Filing Title

PATENT LICENSES

Name of Agreement	Parties Licensor/Licensee	Date of Agreement	Subject Matter

EXHIBIT D

to Guarantee and Collateral Agreement

TRADEMARK SECURITY AGREEMENT

(Trademarks, Trademark Registrations, Trademark

Applications and Trademark Licenses)

WHEREAS, [name of Grantor], a _____________ corporation1 (herein referred to as the “Grantor”) owns, or in the case of licenses is a party to, the Trademark Collateral (as defined below);

WHEREAS, Energizer Gamma Acquisition, Inc., Energizer Holdings, Inc. (the “Borrower”), the financial institutions from time to time parties thereto as lenders (the “Lenders”), the issuing banks from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) are parties to a Credit Agreement dated as of December [17], 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, pursuant to (i) a Guarantee and Collateral Agreement dated as of January [2], 2019 (as amended and/or supplemented from time to time, the “Security Agreement”) among the Borrower, the Guarantors party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Secured Parties referred to therein (in such capacity, together with its successors in such capacity, the “Grantee”), and (ii) certain other Security Documents (including this Trademark Security Agreement), the Grantor has [secured certain of its obligations (the “Secured Obligations”)]2 [guaranteed certain obligations of the Borrower and secured such guarantee (the “Grantor’s Secured Guarantee”)]3 by granting to the Grantee for the benefit of such Secured Parties a continuing security interest in personal property of the Grantor, including all right, title and interest of the Grantor in, to and under the Trademark Collateral (as defined below);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor hereby grants to the Grantee for the benefit of the Secured Parties, to secure the [Secured Obligations] [Grantor’s Secured Guarantee], a continuing security interest in all of the Grantor’s right, title and interest in, to and under the following (all of the following items or types of property being herein collectively referred to as the “Trademark Collateral”), whether now owned or existing or hereafter acquired or arising:

(i) each Trademark (as defined in the Security Agreement) owned by the Grantor, including, without limitation, each Trademark registration and application referred to in Schedule 1 hereto, and all of the goodwill of the business connected with the use of, or symbolized by, each Trademark;

[1]	Modify as needed if the Grantor is not a corporation.
[2]	Delete these bracketed words if the Grantor is a Guarantor.
[3]	Delete these bracketed words if the Grantor is the Borrower.

(ii) each Trademark License (as defined in the Security Agreement) to which the Grantor is a party, including, without limitation, each Trademark License identified in Schedule 1 hereto, and all of the goodwill of the business connected with the use of, or symbolized by, each Trademark licensed pursuant thereto; and

(iii) all proceeds of and revenues from the foregoing, including, without limitation, all proceeds of and revenues from any claim by the Grantor against third parties for past, present or future unfair competition with, or violation of intellectual property rights in connection with or injury to, or infringement or dilution of, any Trademark owned by the Grantor (including, without limitation, any Trademark identified in Schedule 1 hereto), and all rights and benefits of the Grantor under any Trademark License (including, without limitation, any Trademark License identified in Schedule 1 hereto), or for injury to the goodwill associated with any of the foregoing;

provided that no security interest shall be granted in any Excluded Assets (as defined in the Security Agreement).

The Grantor irrevocably (until all of the Release Conditions are satisfied) constitutes and appoints the Grantee and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name of the Grantor or in the Grantee’s name, from time to time, in the Grantee’s discretion, so long as any Default shall have occurred and be continuing, to take with respect to the Trademark Collateral any and all appropriate action which the Grantor might take with respect to the Trademark Collateral and to execute any and all documents and instruments which may be necessary or desirable to carry out the terms of this Trademark Security Agreement and to accomplish the purposes hereof.

Except to the extent expressly permitted in the Security Agreement or the Credit Agreement, the Grantor agrees not to sell, license, exchange, assign or otherwise transfer or dispose of, or grant any rights with respect to, or mortgage or otherwise encumber, any of the Trademark Collateral.

The foregoing security interest is granted in conjunction with the security interests granted by the Grantor to the Grantee pursuant to the Security Agreement. The Grantor acknowledges and affirms that the rights and remedies of the Grantee with respect to the security interest in the Trademark Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

IN WITNESS WHEREOF, the Grantor has caused this Trademark Security Agreement to be duly executed by its officer thereunto duly authorized as of the ____ day of __________, ____.

[NAME OF GRANTOR]

By:
Name:
Title:

Acknowledged:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Schedule 1

to Trademark

Security Agreement

[NAME OF GRANTOR]

U.S. TRADEMARK REGISTRATIONS

TRADEMARK	REG. NO.	REG. DATE

U.S. TRADEMARK APPLICATIONS

TRADEMARK	SERIAL NO.	FILING. DATE

TRADEMARK LICENSES

Name of Agreement	Parties Licensor/Licensee	Date of Agreement	Subject Matter

EXHIBIT K-1

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 17, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Energizer Gamma Acquisition, Inc. (the “Initial Borrower”) (to be merged with and into Energizer Holdings, Inc. (the “Borrower”), with the Borrower being the surviving entity), the financial institutions from time to time parties thereto as lenders (the “Lenders”), the issuing banks from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”).

Pursuant to the provisions of Section 4.05 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a duly completed and executed certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform each of the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished each of the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                              , 20[     ]

Exhibit K-1

EXHIBIT K-2

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 17, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Energizer Gamma Acquisition, Inc. (the “Initial Borrower”) (to be merged with and into Energizer Holdings, Inc. (the “Borrower”), with the Borrower being the surviving entity), the financial institutions from time to time parties thereto as lenders (the “Lenders”), the issuing banks from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”).

Pursuant to the provisions of Section 4.05 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a duly completed and executed certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 20[         ]

Exhibit K-2

EXHIBIT K-3

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 17, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Energizer Gamma Acquisition, Inc. (the “Initial Borrower”) (to be merged with and into Energizer Holdings, Inc. (the “Borrower”), with the Borrower being the surviving entity), the financial institutions from time to time parties thereto as lenders (the “Lenders”), the issuing banks from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”).

Pursuant to the provisions of Section 4.05 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a duly completed and executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) a duly completed and executed IRS Form W-8BEN or W-8BEN-E, as applicable or (ii) a duly completed and executed IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption, together with any other information required to be provided by IRS Form W-8IMY. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Exhibit K-3-1

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 20[        ]

Exhibit K-3-2

EXHIBIT K-4

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 17, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Energizer Gamma Acquisition, Inc. (the “Initial Borrower”) (to be merged with and into Energizer Holdings, Inc. (the “Borrower”), with the Borrower being the surviving entity), the financial institutions from time to time parties thereto as lenders (the “Lenders”), the issuing banks from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”).

Pursuant to the provisions of Section 4.05 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a duly completed and executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) a duly completed and executed IRS Form W-8BEN or W-8BEN-E, as applicable or (ii) a duly completed and executed IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption, together with any other information required to be provided by IRS Form W-8IMY. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Exhibit K-4-1

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 20[         ]

Exhibit K-4-2

EXHIBIT L

[FORM OF] LIMITED RELEASE OF LIENS

[            , 20        ]

[NAME OF ENTITY SELLING RECEIVABLES]

c/o Energizer Holdings, Inc.

533 Maryville University Drive

St. Louis, Missouri 63141

Limited Release of Liens (the “Release”)

Ladies and Gentlemen:

Reference is made to (i) the Credit Agreement dated December 17, 2018, among Energizer Gamma Acquisition, Inc. (the “Initial Borrower”) (to be merged with and into Energizer Holdings, Inc. (the “Borrower”), with the Borrower being the surviving entity), the financial institutions from time to time parties thereto as lenders (the “Lenders”), the issuing banks from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) (as amended through the date hereof and as the same may be amended, modified or restated, the “Credit Agreement”) and (ii) the Guarantee and Collateral Agreement dated [·], 2018, by and among the Borrower, the Guarantors (as defined therein) party thereto, and the Administrative Agent (as amended through the date hereof and as the same may be amended, modified or restated, the “Collateral Agreement”). Unless the context clearly expresses otherwise, capitalized terms used in this Release which are not defined in this Release shall have the meanings as given to such terms in the Credit Agreement.

[NAME OF ENTITY SELLING RECEIVABLES] (“Seller”) intends to sell or otherwise transfer certain accounts receivables and related assets (the “Receivables”) to [NAME OF ENTITY BUYING RECEIVABLES] (“Buyer”) at a discount pursuant to a [Receivables Purchase Agreement, dated             , 20        ] between the Seller and the Buyer (the “Purchase Agreement”). The Seller has granted a security interest in the Receivables to the Administrative Agent pursuant to the Collateral Agreement. The Administrative Agent is permitted to execute this Release pursuant to Section 10.14 of the Credit Agreement.

The Administrative Agent hereby releases its security interest in the Receivables effective simultaneously with the sale, transfer or other conveyance of such Receivables by the Buyer to the Seller under the Purchase Agreement. Upon request by Borrower or Seller, and at the expense of Borrower and Seller, the Administrative Agent will file UCC-3 statements with the applicable filing offices which evidence the release of its security interest in the Receivables.

Exhibit L-1

This Release may be amended only by a written agreement, fully executed and delivered by the Borrower and the Administrative Agent. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. Each of the undersigned acknowledges and agrees that the Buyer is and shall be a third party beneficiary of the agreements arising under this Release.

Very truly yours,

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Title:

Exhibit L-2

Acknowledged and Agreed to As of the Date of this Letter Above

ENERGIZER HOLDINGS, INC.

By:
Title:

Exhibit L-3

EXHIBIT M

[FORM OF] SOLVENCY CERTIFICATE

Form of Solvency Certificate

[Date]

This Solvency Certificate (this “Certificate”) is delivered by ENERGIZER HOLDINGS, INC., a Missouri corporation (the “Borrower”), in connection with that certain Credit Agreement dated as of December 17, 2018 (the “Credit Agreement”), among the Energizer Gamma Acquisition, Inc., the Borrower, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Each capitalized term used but not defined herein shall have the meaning assigned to it in the Credit Agreement.

Pursuant to Section 5.01(b)(ix) of the Credit Agreement, the Borrower hereby certifies that, after giving effect to the Transactions, on the date hereof:

(a) The fair value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the total amount of the liabilities, including contingent liabilities, of the Borrower and its Subsidiaries on a consolidated basis. In computing the amount of any contingent liabilities on the date hereof, such liabilities shall have been computed at the amount that, in light of all of the facts and circumstances existing on the date hereof, represents the amount that can be reasonably expected to become an actual or matured liability.

(b) The present fair saleable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries, on a consolidated basis, on their debts as they become absolute and matured.

(c) The Borrower and its Subsidiaries, on a consolidated basis, do not intend to incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature in the ordinary course of business.

(d) The Borrower and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction for which their property would constitute an unreasonably small capital.

(e) The Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. In computing the amount of any contingent liabilities on the date hereof, such liabilities shall have been computed at the amount that, in light of all of the facts and circumstances existing on the date hereof, represents the amount that can be reasonably expected to become an actual or matured liability.

Exhibit M-1

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be duly executed as of the date first above written.

ENERGIZER HOLDINGS, INC.

By:
Name:
Title: Chief Financial Officer

Exhibit M-2

DISCLOSURE SCHEDULES

TO

CREDIT AGREEMENT

dated as of December 17, 2018

among

ENERGIZER GAMMA ACQUISITION, INC.,

as Initial Borrower

(expected to be merged with and into Energizer Holdings, Inc.

upon the consummation of the Acquisition

with Energizer Holdings, Inc. being the surviving entity)

THE INSTITUTIONS FROM TIME TO TIME

PARTIES HERETO AS LENDERS

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

BARCLAYS BANK PLC,

as Syndication Agent

and

BANK OF AMERICA, N.A.

MUFG BANK, LTD.,

CITIBANK, N.A.,

STANDARD CHARTERED BANK

and

TD SECURITIES (USA) LLC,

as Co-Documentation Agents

JPMORGAN CHASE BANK, N.A.,

BARCLAYS BANK PLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

CITIBANK, N.A.

and

MUFG BANK, LTD.,

as Joint Lead Arrangers and Joint Bookrunners

SCHEDULE 2.01

Commitments

Term A Facility

Lender	Term Loan A Commitment
JPMorgan Chase Bank, N.A.	$52,500,000.00
Bank of America, N.A.	$52,500,000.00
Barclays Bank PLC	$30,000,000.00
Citibank, N.A.	$20,000,000.00
MUFG Bank, Ltd.	$20,000,000.00
TD Bank, N.A.	$15,000,000.00
Northern Trust Corporation	$10,000,000.00

Total	$200,000,000.00

Term B Facility

Lender	Term Loan B Commitment
JPMorgan Chase Bank, N.A.	$1,000,000,000.00

Total	$1,000,000,000.00

Revolving Facility

Lender	Revolving Loan Commitment
JPMorgan Chase Bank, N.A.	$62,500,000.00
Barclays Bank PLC	$62,500,000.00
Bank of America, N.A.	$55,000,000.00
Citibank, N.A.	$55,000,000.00
MUFG Bank, Ltd.	$55,000,000.00
TD Bank, N.A.	$40,000,000.00
Standard Chartered Bank	$40,000,000.00
Northern Trust Corporation	$30,000,000.00

Total	$400,000,000.00

Letter of Credit Fronting Sublimits

Lender	Letter of Credit Fronting Sublimit
JPMorgan Chase Bank, N.A.	$6,610,000.00
Barclays Bank PLC	$6,610,000.00
Bank of America, N.A.	$5,875,000.00
Citibank, N.A.	$5,875,000.00
MUFG Bank, Ltd.	$5,875,000.00
TD Bank, N.A.	$4,155,000.00

Total	$35,000,000.00

2

SCHEDULE 3.01

Existing Letters of Credit

JPM Reference Number	L/C Available Amount	Issuance Date	Expiry / Maturity Date
CPCS-394748	$1,474,000.00	10/31/12	11/01/19
CPCS-863721	$2,336,899.48	12/22/14	12/22/19
CPCS-757738	$375,000.00	8/04/15	6/30/19
CPCS-821410	$2,512,572.00	8/17/2015	6/30/19
CPCS-634811	$10,000.00	12/05/01	9/30/19

SCHEDULE 6.07

Litigation; Loss Contingencies

None.

SCHEDULE 6.08

Subsidiaries

(x)	As of the Escrow Date:

Legal Name	Jurisdiction of Incorporation	Foreign Qualifications	Total Number of Shares Outstanding/Owner/ % Owned
Energizer Gamma Acquisition, Inc.	Missouri	N/A	Energizer Holdings, Inc.

(y)	As of the Closing Date:

Legal Name	Jurisdiction of Incorporation	Foreign Qualifications	Total Number of Shares Outstanding/Owner/ % Owned
Energizer Holdings, Inc.	Missouri		N/A; Public

Energizer Gamma Acquisition, Inc.	Missouri		Authorized: 100 Shares; Issued: 100 Shares; 100% owned by Energizer Holdings, Inc.

Energizer Services LLC	Delaware		N/A; 100% owned by Energizer Brands, LLC

Energizer Global Services LLC	Delaware		N/A; 100% owned by Energizer, LLC

Energizer Investment Company	Delaware	MO	Authorized: 2,000 Issued: 1,100; 100% owned by Energizer Holdings, Inc.

Energizer Brands, LLC	Delaware	MO, UT	N/A; 100% owned by Energizer Investment Company

Energizer, LLC	Delaware	All states; Peru Branch	N/A; 100% owned by Energizer Brands, LLC

Energizer Manufacturing, Inc.	Delaware	CA, FL, GA, HI, KY,MO, NC, OH, PN, SC, TN, TX, VT	Authorized: 100; Issued: 100; 100% owned by Energizer Brands, LLC

Energizer International, Inc.	Delaware		Authorized: 1,000; Issued: 1,000; 100% owned by Energizer Brands, LLC

Energizer Real Estate Holdings, LLC	Delaware		100% owned by Energizer Brands, LLC

Legal Name	Jurisdiction of Incorporation	Foreign Qualifications	Total Number of Shares Outstanding/Owner/ % Owned
Energizer Argentina S.A.	Argentina		Authorized and Issued: 3,448,429,483; Energizer International Group B.V. — 3,417,055,192 (99.09%); Energizer Brands, LLC — 31,374,291 (.91%)

Energizer Australia Pty. Ltd.	Australia		Authorized: 200,000,000; Issued: 14,872,492; 100% owned by Energizer International Group B.V.

Energizer Group Belgium N.V.	Belgium		Authorized and Issued: 38,412 shares; Energizer International, Inc. – 38,405 shares (99%); Energizer Brands, LLC – 7 shares (1%)

ASR Exportacao, Importacao, Comercio e Industria De Produtos de Barbear Ltda.	Brazil	Branch in Argentina	Authorized and Issued: 94,464 quotas; Energizer International, Inc. – 94, 463 quotas; Energizer Brands, LLC – 1 quota

Energizer Canada Inc.	Canada		Common Stock Authorized: unlimited; Issued: 1,000,000 Energizer International Group B.V. (100%) Preferred: Authorized: 1,000,000; None issued

Energizer Cayman Islands Limited	Cayman Islands		Authorized: 50,000 Issued: 1,001 shares to Energizer International Group B.V (100%)

Energizer de Chile SpA	Chile		Authorized and Issued: 31,979,200 shares, 100% by Energizer International Group B.V.

Energizer (China) Co., Ltd.	China	Branch in Shanghai	N/A; 100% Energizer International Group B.V.

SONCO Products (Shenzhen) Limited	China		N/A; 100% Sonca Products Limited

Tximist Batteries (Shenzhen), Ltd.	China	Branch in Shanghai	N/A; 100% Energizer International Group B.V.

Energizer de Colombia, S.A.	Colombia		Authorized: 500,000,000 Issued: 4,067,802 3,727,802 shares - Energizer International Group B.V. 340,000 shares – Energizer Brands, LLC

ECOBAT s.r.o.	Czech Republic		Capitalization: CZK 300,000 Energizer Czech Spol. sr.o.: CZK 50,000 (16.66%)

Legal Name	Jurisdiction of Incorporation	Foreign Qualifications	Total Number of Shares Outstanding/Owner/ % Owned
Energizer Czech spol.sr.o.	Czech Republic		Authorized: CZK 5,000,000; Issued: CZK 5,000,000; Energizer International, Inc. – 70%; Eveready International C.V. – 30%

EBC Batteries, Inc	Delaware		Authorized: 1,000; Issued: 1,000 Energizer International, Inc. (100%)

Energizer Asia Pacific, Inc.	Delaware	Hong Kong	Authorized: 1,000; Issued: 1,000 Energizer International, Inc. (100%)

Energizer Russia Holding LLC	Delaware		N/A; Energizer Holdings, Inc. (100%)

Energizer Middle East and Africa Limited	Delaware	UAE	Authorized: 1,000; Issued: 850 Energizer International, Inc. (100%)

Energizer (South Africa) Ltd.	Delaware	South Africa	Authorized: 1,000 Issued: 1,000 Energizer International, Inc. (100%)

Energizer International Partners, LLC	Delaware		N/A; Energizer International, Inc. 100%

Energizer Group Dominican Republic S.A	Dominican Republic		Ordinary Authorized: 1000 Issued: 1000 Energizer International, Inc.: 895; Energizer Brands, LLC: 105

Energizer-Ecuador C.A.	Ecuador		Authorized: 996,186,100 Issued: 996,186,100 Energizer International Group B.V.: 996,183,600 (99%); Energizer Brands, LLC: 2,500 (1%)

Energizer Egypt S.A.E.	Egypt		Authorized: 655,060 Issued: 655,060 458,689 shares—Energizer International Group B.V. (70.02%)

Schick Egypt LLC	Egypt		Authorized and Issued: 500 Quotas 400 Quotas (80%)—Energizer International, Inc. 100 Quotas (20%)— Energizer Brands, LLC

COREPILE S.A.	France		Authorized: 2,500 Issued: 2,500 Energizer France SAS—500 (20%)

Legal Name	Jurisdiction of Incorporation	Foreign Qualifications	Total Number of Shares Outstanding/Owner/ % Owned

Energizer France SAS	France		Capital is 2,462,650 EUR; 100% by Energizer International Group B.V.

Energizer Deutschland GmbH	Germany		Authorized: Euro 25,000 Issued: Euro 25,000 Energizer International Group B.V. 2 shares: Euro 500 and Euro 24,500 (100%)

Energizer Hellas A.E.	Greece		Authorized: 100,100 Issued: 100,100 Energizer International, Inc. (99.9%) 100,087 Energizer Brands, LLC: 13 shares (.1%)

Eveready Hong Kong Company	Hong Kong		50/50 Partnership between Sonca Products Limited & Energizer Hong Kong Limited

Sonca Products Limited	Hong Kong		Authorized: 120,000; Issued: 117,000 Energizer Cayman Islands, Ltd. (100%)

Energizer Hungary Trading Ltd.	Hungary		Authorized: 37,457,000 HUF; Issued: 37,457,000 HUF Energizer International, Inc. (100%)

RE’LEM Public Benefit Company	Hungary		Non-profit battery recycling entity Energizer Hungary Trading Ltd. (33.3%)

Energizer India Private Limited	India		Authorized: 35,000,000 Issued: 33,781,800 Energizer International, Inc. (100%)

PT Energizer Indonesia	Indonesia		Authorized: 23,000 shares Issued: 23,000 shares Energizer International Group B.V. (80%) P.T. Bintang Niaga Sukses (20%) (held in trust) (Energizer International Group B.V. 100% beneficial owner)

Energizer Ireland Limited	Ireland		Common Stock Authorized: 640,000 Issued: 480,000 Berec Overseas Investments Ltd. (99.9%) 479,600 Energizer UK Limited (0.1%) 400 Preferred Stock Authorized: 20,000 Issued: 20,000 Berec Overseas Investments Ltd. (99%) 19,818

Legal Name	Jurisdiction of Incorporation	Foreign Qualifications	Total Number of Shares Outstanding/Owner/ % Owned
Energizer Italy S.R.L.	Italy		Capital is 150,000 EUR – 99% owned by Energizer International Group B.V. 1% owned by Energizer Brands, LLC

Eveready East Africa Limited	Kenya		Authorized: 210,000,000 Issued: 210,000,000 Energizer International, Inc. 21,052,859 (10.023%)

Energizer Korea Ltd.	Korea		Authorized: 1,000,000 Issued: 538,000 Energizer International Group B.V. (100%)

Energizer Malaysia Sdn. Bhd.	Malaysia		Authorized: 10,000,000 Issued: 7,920,000 Energizer International Group B.V. (80.235%) 6,354,636 Local Shareholders: (19.765%) 1,565,364

Energizer Mexico S. de R.L. de C.V.	Mexico		Capital $227,533,760 pesos; Energizer International Group B.V.—99%; Energizer Manufacturing, Inc. – 1%

Energizer Services Mexico S. de R.L. de C.V.	Mexico

Capital: $10,000.00 pesos;

Energizer International Group B.V. 1 Partnership Interest at value of $9,900 pesos (99.9%); Energizer International Partners, LLC 1 Partnership interest at value of $10 pesos (.1%)

Energizer NZ Limited	New Zealand		Authorized: 2,000,000 Issued: 2,000,000 Energizer International Group B.V. (100%)

Energizer Group Panama, Inc.	Panama		Capitalization: US $20,000 200 nominative shares issued to Energizer International, Inc. (100%)

Energizer Philippines, Inc.	Philippines		Authorized: 550,000 Issued: 550,000 Energizer International Group B.V. (100%)

Legal Name	Jurisdiction of Incorporation	Foreign Qualifications	Total Number of Shares Outstanding/Owner/ % Owned
Energizer Central Europe Sp. zo.o	Poland		Authorized: 345,253 Issued: 345,253 Energizer International Group B.V. (100%)

Gregton Investments sp. z.o.o.	Poland		100% by Energizer International Group B.V.

ECOPILHAS LDA.	Portugal		Capitalization: 60,000 Euros Energizer SA — 10,000 Euros (16.66%)

Energizer LLC	Russia		Capital: $US 2,350,000 Energizer Russia Holdings, LLC (5%) Energizer Holdings, Inc. (95%)

Energizer Singapore Pte. Ltd.	Singapore		Authorized: 1,000,000 Issued: 700,000 Energizer Cayman Islands, Ltd. (100%)

Energizer Slovakia, Spol. Sr.o.	Slovak Republic		Authorized and Issued: 116,440,948 Euros (1 share) Energizer International, Inc. (100%)

Energizer Group España S.A.	Spain		Authorized: 262,071 Issued: 262,071 100% Energizer, S.A.

Datila Servicios Integrales S.L.U.	Spain		100% by Energizer International Group B.V.

Energizer Lanka Limited	Sri Lanka		Authorized and Issued: 145,637,938 Energizer International, Inc. (99.26%) 144,516,652 Local Partners (.74%) 1,121,286

Energizer Group Sweden AB	Sweden		Ordinary Authorized: 100 shares; Issued: 100 shares; Energizer UK Limited (100%)

Energizer SA	Switzerland		Authorized: 14,000; Issued: 14,000 Energizer International Group B.V. (100%)

Energizer (Thailand) Limited	Thailand		Authorized: 2,000,000; Issued: 2,000,000 Energizer Cayman Islands, Ltd. (100%)

Legal Name	Jurisdiction of Incorporation	Foreign Qualifications	Total Number of Shares Outstanding/Owner/ % Owned
Berec Overseas Investments Limited	United Kingdom		Authorized: 100; Issued: 100—Energizer UK Limited (100%)

Energizer Trading Limited	United Kingdom		Authorized and Issued: 50,002 shares; 100% Energizer UK Limited

Energizer Group Limited	United Kingdom		Authorized: 20,000,000 Issued: 16,280,000 Energizer UK Limited (100%)

Energizer Trust Limited	United Kingdom		Authorized: 100; Issued: 2 Energizer UK Limited (100%)

Ever Ready Limited	United Kingdom		Authorized: 100 GBP (2 shares) Issued: 2 -Energizer UK Limited (100%)

Energizer UK Ltd	United Kingdom		Authorized and Issued: 1,600 ordinary shares of £.01 nominal value; Energizer International Group B.V. (100%)

Eveready de Venezuela, C.A.	Venezuela		Authorized: 16,434,448 Issued: 16,434,448 Energizer International Group B.V. 100%

Importadora Energizer, C.A.	Venezuela		Authorized and Issued: 50,000 100% Eveready de Venezuela C.A.

Importadora Eveready, C.A.	Venezuela		Authorized and Issued: 50,000 100% Eveready de Venezuela C.A.

Eveready International C.V.	Netherlands Partnership		GP-Energizer International Partners, LLC (.0001%) LP-Energizer International, Inc. (99.9999%)

Energizer International Group B.V.	Netherlands		11,300 shares;100% owned by Eveready International C.V.

Energizer Gamma Acquisition B.V.	Netherlands		100% owned by Energizer International Group B.V.

Energizer Brands Netherlands B.V.	Netherlands		1,000 shares; 100% owned by Energizer International Group B.V.

Energizer Brands UK Ltd.	United Kingdom		100 shares at £.01 nominal value; 100% owned by Energizer UK Limited

Legal Name	Jurisdiction of Incorporation	Foreign Qualifications	Total Number of Shares Outstanding/Owner/ % Owned
Energizer Brands II, LLC	Delaware		100% owned by Eveready International C.V.

Energizer Brands II Holding LLC	Delaware		100% owned by Energizer, LLC

American Covers LLC	Utah		100% owned by Energizer Brands II Holding LLC

California Scents LLC	California	PA	100% owned by American Covers LLC

Associated Products LLC	Delaware	PA	100% owned by California Scents LLC

SCHEDULE 6.18

Environmental Matters

None.

SCHEDULE 7.03(a)

Indebtedness

1.	A line of credit made by HSBC Bank, National Association in favor of Energizer Egypt S.A.E. in an aggregate principal amount of $271,642.00.

2.	Existing Letters of Credit are listed on Schedule 3.01.

SCHEDULE 7.03(b)

Liens

1.

UCC Financing Statement No. 1402273466422 filed with the Missouri Secretary of State on February 26, 2014 by Engel Machinery Inc. against the Borrower covering a Purchase Money Security Interest in an Engel Injection Molding Machine Anlage & Knickarm.

2.	UCC Financing Statement No. 1408254289970 filed with the Missouri Secretary of State on August 5, 2014 by Engel Machinery Inc. against the Borrower covering an Engel Injection Molding Machine.

3.	UCC Financing Statement No. 20080097493C filed with the Missouri Secretary of State on September 8, 2008 by NMHG Financial Services, Inc. against the Borrower covering certain leased equipment.

4.

UCC Financing Statement No. 2018 6141077 filed with the Delaware Secretary of State on September 6, 2018 by Deere Credit, Inc. against Energizer Manufacturing, Inc. covering a leased John Deere Skid Steer Loader.

5.

UCC Financing Statement No. 2014 0324707 filed with the Delaware Secretary of State on January 24, 2014 by Motion Industries, Inc. against Energizer Battery Manufacturing, Inc. covering vending machines.

SCHEDULE 7.03(d)

Investments

Eveready East Africa Limited (Kenya) (10.025%)

Energizer Egypt S.A.E. (70.02%)

Energizer Lanka Ltd. (99.26%)

Energizer Malaysia Sdn. Bhd. (80.235%)

COREPILE SA (France) (20%) ** – recycling entity

ECOBAT s r.o (Czech Republic) (16.66%) ** – recycling entity

ECOPILHAS LDA. (Portugal) (16.66%) ** – recycling entity

RE’LEM Public Benefit Co. (Hungary) (33.3%) **— non-profit recycling

Commitment Letter dated July 6, 2018 executed by the Borrower in favor of Energizer Gamma Acquisition B.V.

Commitment Letter dated July 6, 2018 executed by the Borrower in favor of the Initial Borrower

SCHEDULE 7.03(i)

Transactions with Shareholders and Affiliates

None.

SCHEDULE 7.03(j)

Restrictive Agreements

None.